Exhibit 99.75

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WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Ray C. Schrock, P.C.

Jacqueline Marcus

Garrett A. Fail

Sunny Singh

Proposed Attorneys for Debtors

and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
———————————————————————————————--x
In re	:
	:	Chapter 11
SEARS HOLDINGS CORPORATION, et al.,	:
	:	Case No. 18-[______] (RDD)
:
Debtors.[1]	:	(Joint Administration Requested)
———————————————————————————————--x

DEBTORS’ MOTION FOR AUTHORITY TO (A) OBTAIN

POSTPETITION FINANCING, (B) USE CASH COLLATERAL, (C) GRANT

CERTAIN PROTECTIONS TO PREPETITION SECURED PARTIES, AND

(D) SCHEDULE SECOND INTERIM HEARING AND FINAL HEARING

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The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Sears Holdings Corporation (0798); Kmart Holding Corporation (3116); Kmart Operations LLC (6546); Sears Operations LLC (4331); Sears, Roebuck and Co. (0680); ServiceLive Inc. (6774); A&E Factory Service, LLC (6695); A&E Home Delivery, LLC (0205); A&E Lawn & Garden, LLC (5028); A&E Signature Service, LLC (0204); FBA Holdings Inc. (6537); Innovel Solutions, Inc. (7180); Kmart Corporation (9500); MaxServ, Inc. (7626); Private Brands, Ltd. (4022); Sears Development Co. (6028); Sears Holdings Management Corporation (2148); Sears Home & Business Franchises, Inc. (6742); Sears Home Improvement Products, Inc. (8591); Sears Insurance Services, L.L.C. (7182); Sears Procurement Services, Inc. (2859); Sears Protection Company (1250); Sears Protection Company (PR) Inc. (4861); Sears Roebuck Acceptance Corp. (0535); Sears, Roebuck de Puerto Rico, Inc. (3626); SYW Relay LLC (1870); Wally Labs LLC (None); Big Beaver of Florida Development, LLC (None); California Builder Appliances, Inc. (6327); Florida Builder Appliances, Inc. (9133); KBL Holding Inc. (1295); KLC, Inc. (0839); Kmart of Michigan, Inc. (1696); Kmart of Washington LLC (8898); Kmart Stores of Illinois LLC (8897); Kmart Stores of Texas LLC (8915); MyGofer LLC (5531); Sears Brands Business Unit Corporation (4658); Sears Holdings Publishing Company, LLC. (5554); Sears Protection Company (Florida), L.L.C. (4239); SHC Desert Springs, LLC (None); SOE, Inc. (9616); StarWest, LLC (5379); STI Merchandising, Inc. (0188); Troy Coolidge No. 13, LLC (None); BlueLight.com, Inc. (7034); Sears Brands, L.L.C. (4664); Sears Buying Services, Inc. (6533); Kmart.com LLC (9022); and Sears Brands Management Corporation (5365). The location of the Debtors’ corporate headquarters is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

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TO THE HONORABLE ROBERT D. DRAIN,

UNITED STATES BANKRUPTCY JUDGE:

Sears Holdings Corporation (“Sears Holdings”) and its debtor affiliates, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors” and, together with their non-debtor affiliates, the “Company” or “Sears”), respectfully represent in support of this motion (the “Motion”):

Preliminary Statement

1. The relief sought in this Motion is critical for the Debtors to pay their ordinary course operating expenses, to finance the chapter 11 cases and, ultimately, to provide Sears an opportunity to survive and reorganize. In support of the Motion, the Debtors have filed the following declarations, all of which are incorporated herein by reference:

i.	the Declaration of Robert A. Riecker Pursuant to Rule 1007-2 of Local Rules for Southern District of New York, sworn to on the date hereof (the “Riecker Declaration”)[2];

ii.

the Declaration of Mohsin Meghji in Support of the Debtors’ Motion for Authority to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, (C) Grant Certain Protections to Prepetition Secured Parties and (D) Schedule Second Interim Hearing and Final Hearing (the “Meghji Declaration”), filed contemporaneously herewith; and

iii.

the Declaration of Brandon Aebersold in Support of the Debtors’ Motion for Authority to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, (C) Grant Certain Protections to Prepetition Secured Parties and (D) Schedule Second Interim Hearing and Final Hearing (the “Aebersold Declaration”), filed contemporaneously herewith.

[2]	Capitalized terms used but not defined in the Motion have the meanings ascribed to them in the Interim Senior DIP Order (defined below) or in the Riecker Declaration.

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2. As further described in the Riecker Declaration, the Debtors’ immediate objectives in these chapter 11 cases are to: (i) commence going-out-of-business sales at approximately 142 four-wall EBITDA-negative stores; (ii) evaluate certain stores whose financial performance may be improved through rent reductions or operational modifications and make decisions consistent with those determinations; (iii) conduct sales of non-core assets, including real estate, pursuant to section 363 of the Bankruptcy Code; (iv) pay down the prepetition indebtedness from the proceeds of the going out of business sales and sales of non-core assets; and (v) sell as a going concern, pursuant to section 363 of the Bankruptcy Code, or reorganize around, a reduced footprint of stores (the “Going Concern Exit”). The proposed financing is designed to allow Sears to achieve these objectives.

3. Certain of the Debtors’ lenders under the Prepetition ABL Facilities (the “Prepetition First Lien Lenders”) have agreed to support the Debtors’ chapter 11 cases as Sears tries to reorganize and maximize value for all stakeholders. Specifically, the Prepetition First Lien Lenders have agreed to provide up to $1.83 billion senior secured superpriority priming debtor in possession asset-based credit facility (the “DIP ABL Facility”), with $300 million of new incremental capacity consisting of (i) a revolving asset-based credit facility with aggregate commitments of approximately $189 million (the “DIP ABL Revolver”) and (ii) an asset-based term loan in an aggregate principal amount of approximately $111 million (the “DIP ABL Term Loan”), both of which will be made available upon the entry of the Interim Senior DIP Order. The DIP ABL Facility will be secured by the same collateral as the Prepetition ABL Facility (the “ABL Collateral”), senior liens on unencumbered collateral and junior liens on previously encumbered collateral (excluding the ABL Collateral).

4. The Required Lenders under the Prepetition ABL Facility support the subordination of the Prepetition First Lien Lenders prepetition liens on the ABL Collateral to the liens that will secure the DIP ABL Facility and to the Debtors’ use of cash collateral in exchange for the adequate protection package described below. Upon the entry of the Final Order, all

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extensions of credit and term loans (other than the FILO Term Loan and bank products constituting the Stand-Alone L/C Facility) outstanding under the Prepetition ABL Facility held by lenders who have agreed to participate in the new incremental DIP loans will be rolled up and become obligations under the DIP ABL Facility. Access to the DIP ABL Facility will provide the Debtors with capital that is essential to (i) operate in chapter 11, (ii) avoid irreparable harm to the Debtors’ estates, and (iii) provide the Debtors with the possibility of the Going Concern Exit. The Debtors are seeking authority to enter into the DIP ABL Facility as part of their emergency first-day relief.

5. As described in the Aebersold Declaration, the Debtors negotiated the DIP ABL Facility at arms’ length and participated in intense and extensive negotiations. The proposed DIP ABL Facility enables the Debtors to leverage their significant inventory and previously unencumbered assets to obtain the most advantageous terms under the circumstances. The Prepetition First Lien Lenders were in the unique position to provide such financing given their senior liens on the Debtors’ most liquid assets. The Debtors believe that they would not be able to obtain more favorable interim postpetition financing than the DIP ABL Facility from any other lender. As described in the Meghji Declaration, absent the DIP ABL Facility, the Debtors would lack the working capital needed to fund these chapter cases. Immediate access to the DIP ABL Facility is essential to the survival of Sears as a going concern and to maximize value.

6. In addition to the DIP ABL Facility, the Debtors intend to solicit, and have made substantial progress on a term sheet for a $300 million junior debtor in possession term loan (the “Junior DIP Financing,” and together with the DIP ABL Facility, the “DIP Financing”). ESL Investment, Inc. and certain related entities (“ESL”) have indicated an interest in providing a substantial portion of the Junior DIP Financing. The Junior DIP Financing is proposed to be secured by a junior lien on encumbered collateral (including the ABL Collateral), a pari passu senior lien on certain previously unencumbered assets (in particular, proceeds from three leases and one litigation trust), and a junior lien on other previously unencumbered assets.

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7. The $300 million in incremental liquidity to be provided by the Junior DIP Financing would allow the Debtors to operate a larger number of stores while they try to secure a buyer for a substantial part of their business as a going concern. The additional liquidity afforded by the Junior DIP Financing would also provide the Debtors with additional time to evaluate their “bubble” stores, which may be valuable to the Debtors’ ongoing operations or sale prospects. Without the Junior DIP Financing, the opportunity to effect a Going Concern Exit will be seriously jeopardized. Unlike the DIP ABL Facility, the Junior DIP Financing will not be required for the Debtors to operate during the first two weeks of these cases, but will become necessary thereafter. Accordingly, the Debtors seek to schedule a second interim hearing at which they will ask the Court to approve the Junior DIP Financing on an interim basis. During the period prior to the second interim hearing, the Debtors intend to both continue to negotiate and try to finalize the terms of the Junior DIP Financing and test the market to determine whether any other lender is prepared to provide the requisite junior financing on more favorable terms or whether more favorable financing can be obtained.3

[3]

The Debtors have attached the current version of the term sheet summarizing the terms and conditions of the Junior DIP Financing (the “Junior DIP Term Sheet”) as Exhibit C. The Debtors expect to continue negotiations on the term sheet and will file an updated version prior to the hearing to consider the Junior DIP Financing. To the extent the Debtors secure more favorable terms or alternative financing, the Debtors will file documentation with respect to such alternative financing prior to the hearing.

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8. The Debtors and their advisors have carefully analyzed the Debtors’ liquidity needs during these chapter 11 cases and have determined that the proposed DIP Financing, in combination with the proceeds of the going out of business sales and sales of non-core assets, will adequately address the Debtors’ liquidity needs and allow the Debtors a sufficient runway to execute the most value-maximizing chapter 11 cases. For these reasons, and as more fully explained below, the Debtors request that the Court grant the relief requested.

Background

9. On the date hereof (the “Commencement Date”), each of the Debtors commenced with this Court a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Debtors are authorized to continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or statutory committee of creditors has been appointed in these chapter 11 cases.

10. Contemporaneously herewith, the Debtors have filed a motion requesting joint administration of the chapter 11 cases pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

11. Additional information regarding the Debtors’ business, capital structure, and the circumstances leading to the commencement of these chapter 11 cases is set forth in the Riecker Declaration.

Jurisdiction

12. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference M-431, dated January 31, 2012 (Preska, C.J.). This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

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Relief Requested

13. By this Motion the Debtors request, pursuant to sections 105, 361, 362, 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014, and Local Rule 4001-2: (i) entry of an interim order with respect to the DIP ABL Facility, substantially in the form attached hereto as Exhibit A (the “Interim Senior DIP Order”)4 pursuant to the DIP ABL Term Sheet, attached hereto as Exhibit B, (ii) following the second interim hearing, entry of an interim order with respect to the Junior DIP Financing (or an alternative financing) to be filed with the Court in advance of the second interim hearing, and (iii) following the Final Hearing, entry of final orders approving the DIP Financing (the “DIP Orders”).

Concise Statements Regarding DIP Financing

Pursuant to Bankruptcy Rule 4001(b) and Local Rule 4001-25

14. The following chart contains a summary of the material terms of the proposed DIP ABL Facility,6 together with references to the applicable sections of the relevant source documents, as required by Bankruptcy Rule 4001(b)(1)(B) and 4001(c)(1)(B) and Local Rule 4001-2.

[4]

At the time of filing of this Motion, the Debtors and other parties in interest are continuing to review and finalize the proposed Interim Senior DIP Order. Any modifications to the proposed order will be presented at the hearing.

[5]

The following summaries of the DIP Facilities are qualified in their entirety by reference to the applicable provisions of the relevant DIP Documents and/or the DIP Orders, as applicable. To the extent there are any inconsistencies between these summaries and the provisions of the DIP Documents or the DIP Orders, the provisions of the DIP Orders or the DIP Documents, as applicable, shall control. Any capitalized terms used but not otherwise defined in these summaries shall have the respective meanings ascribed to such terms in the DIP Documents and/or the DIP Orders, as applicable. The Debtors reserve the right to supplement the statements made pursuant to Bankruptcy Rule 4001 and Local Rule 4001–2 herein.

Furthermore, certain DIP Documents have not yet been finalized as of the time of filing of this Motion. Accordingly, the summaries reflect the current state of the relevant provisions and are subject to change.

[6]	Attached as Exhibit B hereto is a copy of the DIP ABL Term Sheet.

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SUMMARY OF MATERIAL TERMS OF THE DIP ABL FACILITY

Borrowers Bankruptcy Rule 4001(c)(1)(B)	Sears Roebuck Acceptance Corp. and Kmart Corporation	Preamble to Interim Senior DIP Order

Guarantors Bankruptcy Rule 4001(c)(1)(B)	Sears Holding Corporation and each of the other Debtors	Preamble to Interim Senior DIP Order

DIP ABL Lenders Bankruptcy Rule 4001(c)(1)(B)	On the initial closing date, Bank of America, N. A., Wells Fargo Bank, National Association and Citibank, N.A.	Sub-Paragraph (i) of Preamble to Interim Senior DIP Order

Administrative Agent Bankruptcy Rule 4001(c)(1)(B)	Bank of America, N.A.	Sub-Paragraph (i) of] of Preamble to Interim Senior DIP Order

Borrowing Limits Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)	up to $300 million, consisting of approximately $189 million in DIP ABL Revolving Commitments and $111 million of DIP ABL Term Loan, subject to a borrowing base formula	Sub-Paragraph (i)(a) of Preamble to Interim Senior DIP Order

Interest Rate Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)

•  DIP ABL Revolver: Base Rate + 3.50% or, after entry of the Final Order, Libor + 4.50%; undrawn commitment fee .075%

•  DIP ABL L/C Subfacility: L/C Fee 0.45%; fronting fee 0.125%

•  DIP ABL Term Loan: Libor + 8.00%

DIP ABL Term Sheet Section “Interest Rates”

Collateral Bankruptcy Rule 4001(c)(1)(B)(i)

•  Prepetition ABL Collateral, including, but not limited to, inventory, credit card receivables, cash, Cash Collateral, proceeds of pharmacy assets;

•  all other assets of the Loan Parties, whether now owned or hereafter acquired, and all proceeds thereof, including, without limitation, any claims and causes of action of the Loan Parties of any kind or nature (including, upon entry of a final order, proceeds of any actions for preferences, fraudulent conveyances, and other avoidance power claims under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code) and all deposit accounts, securities accounts, cash and cash equivalents of the Loan Parties

Paragraph G of Interim Senior DIP Order (Debtors’ Stipulations)

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Superpriority Claim Bankruptcy Rule 4001(c)(1)(B)(i), 4001(c)(1)(B)(ii)	Subject to the Carve-Out, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP ABL Secured Obligations shall constitute allowed administrative expense claims against each of the Debtors’ estates, jointly and severally, with priority over any and all administrative expenses, including any superpriority claims associated with any other postpetition financing facility, all Adequate Protection Claims and, to the fullest extent permitted under the Bankruptcy Code, all other claims against the Debtors, now existing or hereafter arising.	¶ 11 of Interim Senior DIP Order

Use of DIP Proceeds Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(6)-(a)(7)	For the ongoing capital and general corporate purposes of the Debtors.	¶ 23 of Interim Senior DIP Order

Expenses and Fees Bankruptcy Rule 4001(c)(1)(B)	Fees are as set forth in a Fee Letter provided to the Court and the Office of the United States Trustee.

Maturity Date Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)	12 Months, subject to certain earlier termination events.	DIP ABL Term Sheet

Financial Covenants Bankruptcy Rule 4001(c)(1)(B)	Compliance with the Approved Budget, subject to permitted variances as set forth in the DIP ABL Loan Documents.	DIP ABL Term Sheet

Events of Default Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)

1.  Failure to pay (i) principal, (ii) interest or fees or (iii) any other amount, within 3 days after the same becomes due and payable.

2.  Breach of representations and warranties.

3.  Failure to comply with covenants.

4.  Cross-default to payment defaults on other post-petition or unstayed indebtedness in excess of $25 million of the Loan Parties, or any other default or event of default with respect to any such indebtedness if the effect is to accelerate or permit acceleration, and cross-default and cross-acceleration to any such indebtedness.

5.  Judgments exceeding $25 million.

6.  ERISA and invalidity or asserted invalidity of Loan Documents.

7.  Bankruptcy Events of Default:

(i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by a Loan Party or an affiliate thereof of a motion or other pleading seeking entry of such an order;

DIP ABL Term Sheet

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(ii) A trustee, responsible officer or an examiner having powers related to operation of the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, a Debtor applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Agents in their sole and absolute discretion;

(iii) The entry of an order staying, reversing or vacating the Interim Order, the Final Order, the Cash Management Order or the Employee Order or modifying or amending the Interim Order, Final Order, Cash Management Order or the Employee Order, motion or other pleading seeking entry of such an order;

(iv) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties;

(v) The entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any assets of the Loan Parties in excess of $25 million;

(vi) The entry of an order in the Chapter 11 Cases charging any of the DIP Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the DIP Credit Parties or Prepetition Credit Parties or the commencement of other actions by any Loan Party or affiliate thereof that challenges the rights and remedies of any of the DIP Credit Parties under the DIP Facility or Prepetition Credit Parties under the Prepetition ABL Credit Agreement in any of the Chapter 11 Cases or in a manner inconsistent with the DIP Loan Documents;

(vii) Without the prior written consent of the Agent and other than in respect of the DIP Facility and the Carve-Out, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (v) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the DIP Credit Parties under the DIP Facility, (w) permitting the Debtors to obtain financing under Section 364 of the Bankruptcy Code, (x) permitting the Debtors to grant security interests or liens under Section 364 of the Bankruptcy Code, (y) permitting the Debtors to use cash

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collateral under Section 364 of the Bankruptcy Code, or (z) authorizing the Debtors to take other actions adverse to any DIP Credit Party or any Prepetition Credit Party or their rights and remedies under the DIP Loan Documents, the Prepetition ABL Credit Agreement or their interest in Prepetition ABL Collateral or the DIP Collateral under Section 364 of the Bankruptcy Code;

(viii) The entry of any order terminating any Debtor’s exclusive right to file a plan of reorganization or the expiration of any Debtor’s exclusive right to file a plan of reorganization;

(ix) There shall arise any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the DIP Superpriority Claims, except with respect to the Carve-Out and as set forth in the DIP Financing Orders; or

(x) The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any Loan Party of similar relief in favor of any one or more of a Loan Party’s prepetition creditors, contrary to the terms and conditions of any DIP Financing Order or DIP Loan Documents.

8. The making of any payments in respect of prepetition obligations that are otherwise not permitted pursuant to the DIP ABL Loan Documents or Bankruptcy Court.

9.  Other than with respect to the Carve-Out and the liens provided for in the DIP Facility, and the DIP Financing Orders, the Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any claim or lien which is pari passu with or senior to any liens under the Prepetition ABL Credit Agreement, the adequate protection liens and adequate protection obligations granted under the DIP Financing Orders.

10.  Noncompliance by any Loan Party or any of its affiliates with the terms of the Interim Order, the Final Order, the Cash Management Order or the Employee Order in any material respect or in a manner adverse to the DIP Credit Parties.

11.  The Loan Parties or any of their subsidiaries (or any direct or indirect parent of any Loan Party), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist, acquiesce to, or otherwise participate as an adverse party in any suit or other proceeding against any Agent, any Issuing Lender or any of the Lenders regarding the DIP Facility or the Prepetition Credit Parties regarding the Prepetition Facilities.

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12.  A plan of reorganization shall be filed by the Debtors, or be confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization (as defined below), or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (i) does not provide for termination of the unused commitments under the DIP Facility and payment in full in cash of the Loan Parties’ obligations under the DIP Facility, (ii) does not provide for release and exculpatory provisions relating to the Agents, the Joint Lead Arrangers and the Lenders that are satisfactory to the Agent in its sole and absolute discretion and (iii) is not otherwise reasonably satisfactory to the Agent in its sole and absolute discretion, or any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

13.  The Bankruptcy Court shall enter an order authorizing the sale of all or substantially all of the assets of the Debtors or its subsidiaries unless (i) such order contemplates repayment in full in cash of the DIP Facility and the Prepetition Facilities upon consummation of the sale or (ii) consummated as part of an Acceptable Plan of Reorganization.

14.  The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the DIP Facility, the DIP Loan Documents, any Prepetition Facility or the Prepetition ABL Credit Agreement or related documents, or the taking of any action by any Loan Party to challenge, support or encourage a challenge of any such payments.

15. The Final Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the DIP Collateral.

16.  The Final Order does not include a waiver, in form and substance satisfactory to the Agent in its sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Loan Party after the Petition Date and (C) the doctrine of marshalling.

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17. An order of the Bankruptcy Court shall be entered providing for a change of venue with respect to any of Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days.

18.  The filing or support of any pleading by any Loan Party (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default.

Milestones Bankruptcy Rule 4001(c)(1)(B)(vi)

DIP Loan

1.  Not later than the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking approval of the DIP Facility, the DIP ABL Term Sheet, the DIP Loans, and all fees, expenses, indemnification, and other obligations contemplated thereunder.

2.  Not later than 3 days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order.

3.  Not later than November 6, 2018, finalize DIP Credit Agreement and authorize posting to Prepetition ABL Lenders.

4.  Not later than November 20, 2018, the Bankruptcy Court shall have entered the Final Order.

5.  Not later than November 27, 2018, the Final Closing Date shall have occurred.

Lease Assumption / Rejection

6.  Not later than 30 days following the Petition Date, the Debtors shall have filed a motion requesting, and not later than 45 days following the Commencement Date, shall have obtained, an order of the Bankruptcy Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall extend 210 days after the Commencement Date.

Inventory Appraisals

7.  Not later than the 10th day of every month commencing with the first full month immediately following the Petition Date, an updated inventory appraisal shall be delivered to the Agent.

Annex E to DIP ABL Term Sheet

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Budget

8.  On or before November 21, 2018, the Joint Lead Arrangers have (i) reaffirmed their approval, based on then current information, of the Approved Initial Budget or (ii) the Loan Parties have adopted a revised budget acceptable to the Joint Lead Arrangers in their sole and absolute discretion.

Plan and Disclosure Statement

9.  Not later than February 18, 2019, the Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement with respect thereto.

10.  Not later than March 25, 2019, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan of Reorganization.

11.  Not later than April 29, 2019, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

12.  Not later than May 14, 2019, such Acceptable Plan of Reorganization shall become effective.

Carve-Out Bankruptcy Rule 4001(b)(1)(B)(iii)

(i) Clerk and U.S. Trustee Fees. All fees required to be paid to the Clerk of this
Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section
1930(a) of title 28 of the United States Code and 31 U.S.C. § 3717 (collectively, “Clerk and UST Fees”).

(ii) Chapter 7 Trustee Fees. All reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (the “Chapter 7 Trustee Fee
Cap”).

(iii) Allowed Professional Fees Incurred Prior to a Carve-Out Trigger Notice. To the
extent allowed at any time, whether by interim order, final order, procedural order, or otherwise, all accrued and unpaid fees and expenses (the “Allowed Professional Fees”)
incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee
pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals”
and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the date of delivery by the DIP ABL Administrative

20 of Interim Senior DIP Order

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Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by this Court prior to or after delivery of a Carve-Out Trigger Notice. For purposes of the Carve-Out, Allowed Professional Fees shall exclude (i) any restructuring, sale, success or similar fee of any Professional Person and (ii) fees and expenses of any third party professionals employed by any individual member of the Creditors’ Committee (collectively, the “Pre-Termination Amount”).

(iv) Allowed Professional Fees Incurred After a Carve-Out Trigger Notice. Allowed Professional Fees of Professional Persons incurred on and after the first business day following delivery by the DIP ABL Administrative Agent of the Carve-Out Trigger Notice shall be subject to an aggregate cap of $20 million (the “Post Trigger Notice Carve-Out Fee Cap”)

Challenge Period Bankruptcy Rule 4001(c)(1)(B), 4001(c)(1)(B)(viii)	60 days from the appointment of the Creditors’ Committee.	¶40 of Interim Senior DIP Order

Entities with Interest in Cash Collateral Bankruptcy Rule 4001(b)	The Debtors listed as account holders in the Cash Management Motion.

Waivers/Modification of Automatic Stay Bankruptcy Rule 4001(c)(1)(B)(iv)	The automatic stay imposed under section 362(a) of the Bankruptcy Code to be modified as necessary to effectuate all of the terms and provisions of the Interim Senior DIP Order, including, without limitation, to (a) permit the Debtors to grant the DIP ABL Liens, the DIP ABL Superpriority Claims, the Adequate Protection Liens and the Adequate Protection Claims; (b) permit the DIP ABL Agents and the Prepetition ABL Agents, the Prepetition LC Facility Agent, as applicable, to take any actions permitted under the DIP Orders, including but not limited to the actions set forth in the Interim Senior DIP Order; and (c) authorize the Debtors to pay, and the DIP ABL Credit Parties and the Prepetition ABL Credit Parties to retain and apply, payments made in accordance with the Interim Senior DIP Order.	¶34 of Interim Senior DIP Order

Indemnification Bankruptcy Rule 4001(c)(1)(B)(ix)	The Debtors shall indemnify the DIP ABL Credit Parties and each of their Affiliates and representatives.	¶19 of Interim Senior DIP Order

Cross- Collateralization Local Rule 4001-2(a)(i)(A)	The Interim Senior DIP Order does not contain such provision with respect to the DIP ABL Facility.

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Provisions Deeming Prepetition Debt to be Postposition Debt Local Rule 4001- 2(a)(i)(E)	Upon the entry of the Final Order, all extensions of credit and term loans (other than the FILO Term Loan and bank products constituting the Stand Alone L/C Facility) outstanding under the Prepetition ABL Facility held by lenders who have agreed to participate in the new incremental DIP loans will be rolled up and become obligations under the DIP ABL Facility.	DIP ABL Term Sheet; ¶5 of Interim Senior DIP Order

Non-Consensual Priming Liens Local Rule 4001-2(a)(i)(G)	None.

Section 506(c) Waiver Bankruptcy Rule 4001(c)(1)(B)(x); Local Rule 4001- 2(a)(i)(C)	If the Final Order does not include a 506(c) waiver with respect to DIP ABL Collateral or Prepetition ABL Collateral, it shall be an Event of Default under the DIP ABL Facility.	DIP ABL Term Sheet

Section 552(b)(1) Waiver Local Rule 4001-2(a)(i)(H)	Upon entry of the Final Order, 552(b) waivers with respect to the Prepetition Secured Parties are proposed to be granted.	DIP ABL Term Sheet

15. The following chart contains a summary of the material terms of the proposed Junior DIP Financing, together with references to the applicable sections of the relevant source documents, as required by Bankruptcy Rule 4001(b)(1)(B) and 4001(c)(1)(B) and Local Rule 4001-2:

SUMMARY OF MATERIAL TERMS OF THE JUNIOR DIP FINANCING[7]

Borrowers Bankruptcy Rule 4001(c)(1)(B)	Sears Roebuck Acceptance Corp. and Kmart Corporation	Junior DIP Term Sheet Section “Borrowers”

Guarantors Bankruptcy Rule 4001(c)(1)(B)	Sears Holding Corporation and each affiliate of Sears Holding Corporation that is a guarantor under the DIP ABL Facility	Junior DIP Term Sheet Section “Guarantors”

Junior DIP Financing Lenders Bankruptcy Rule 4001(c)(1)(B)	JPP, LLC, and/or JPP II, LLC and certain funds or accounts managed by Cyrus Capital Partners, LP and certain other lenders from time to time party thereto	Junior DIP Term Sheet Section “DIP Lenders”

[7]	The Junior DIP Financing remains subject to negotiations; all parties’ rights with respect thereto are reserved in all respects.

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Administrative Agent Bankruptcy Rule 4001(c)(1)(B)	ESL or another financial institution (or institutions) to be determined by ESL	Junior DIP Term Sheet Section “Agents”

Borrowing Limits Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)	Up to an aggregate principal amount of $200,000,000, which amount may be upsized at the sole discretion of the DIP Agent to up to $300,000,000 upon the receipt of additional lender commitments prior to the date of the interim approval of the Junior DIP Financing.	Junior DIP Term Sheet Section “DIP Facility”

Interest Rate Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)	LIBOR + 9.5%	Junior DIP Term Sheet Section “Interest Rate”

Collateral Bankruptcy Rule 4001(c)(1)(B)(i)

The assets as described below (the “DIP Collateral”), which security interests shall have the priority and be fully perfected as described below, in each case to secure the DIP Obligations:

(i) pursuant to Section 364(c)(3), a perfected lien and security interest in all of the Pre-Petition First Lien Collateral, the Pre-Petition L/C Collateral and the Pre-Petition Second Lien Collateral and all proceeds (as defined in the UCC) thereof, which liens and security interests shall be junior to the DIP ABL Liens, the Pre-Petition First Lien Adequate Protection Liens, the Pre-Petition First Lien Security Interests, the Pre-Petition Second Lien Adequate Protection Liens and the Pre-Petition Second Lien Security Interests;

Junior DIP Term Sheet Section “Security/Priority”

(ii) pursuant to section 364(c)(2) a perfected lien and security interest in any other assets, rights, title and interests of any Debtor not currently subject to any lien (other than DIP Liens) and all proceeds (as defined in the UCC) thereof (the “Previously Unencumbered Collateral”), which, for the avoidance of doubt shall not include any Avoidance Claim (as defined below); and which liens and security interests (other than the Specified Asset Liens) shall be junior to the DIP ABL Liens;

(iii) pursuant to section 364(c)(2) a first priority perfected lien and security interest (the “Specified Asset Lien”) in any other assets, rights, title and interests of any Debtor not currently subject to any lien (other than DIP ABL Liens) and all proceeds (as defined in the UCC) thereof, including, without limitation (A) all of the rights, title and interests of any Debtor in specified assets set forth on Schedule 4 to

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the Junior DIP Term Sheet (the “Specified Store Assets”) and (B) all of the rights, title and interests of any Debtor in that certain cause of action identified on Schedule 1 to the Junior DIP Term Sheet (the “Specified Litigation Claim”) (such collateral, collectively, the “Specified Collateral”), which liens and security interests shall be pari passu with the DIP ABL Liens;

(iv) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by an automatically perfected junior security interest and lien on all assets of each Debtor that is subject to valid and perfected security interests in favor of third parties as of the Petition Date (other than the assets described in clauses (i) and (iii) above), which liens and security interests shall be junior to the DIP ABL Liens.

Superpriority Claim Bankruptcy Rule 4001(c)(1)(B)(i), 4001(c)(1)(B)(ii)	Subject to the superpriority administrative expense claim status of the lenders party to the DIP ABL Facility, all obligations of the Debtors to the DIP Lenders shall at all times be entitled to joint and several superpriority administrative expense claim status in the Chapter 11 bankruptcy cases with respect to the DIP Obligations that will, in accordance with Section 364(c)(1) of the Bankruptcy Code, have priority over any and all administrative expenses of and unsecured claims against the Borrowers or the Guarantors now existing or hereafter arising, of any kind or nature whatsoever.	Junior DIP Term Sheet Section “Security/Priority”

Use of DIP Proceeds Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(6)-(a)(7)	The proceeds of the Junior DIP Facility shall be used to fund (i) working capital, (ii) general corporate purposes, (iii) restructuring expenses and professional fees, including the professional fees account and obligations benefitting from the Carve Out (as defined in the Interim Senior DIP Order) (without regard to whether such obligations are provided for in a Budget); provided, however, that no proceeds of the Junior DIP Facility or cash collateral shall be used to, among other things, (x) object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under or the liens and security interests granted under the Junior DIP Facility or (y) investigate, initiate or prosecute any claims and defenses or commence causes of action against the Junior DIP Agent or the Junior DIP Lenders under or relating to the Junior DIP Facility; and provided further, that the; and provided further, that nothing herein shall prevent the use of proceeds of the DIP Facility by the Debtors or restructuring	Junior DIP Term Sheet Section “Use of proceeds”

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committee for any investigation of ESL or its Pre-Petition Indebtedness; and provided further, that if an official creditors’ committee is appointed, then it or its counsel may use up to $100,000 to investigate, for a period of sixty (60) days from the Petition Date, the validity, perfection, priority, extent or enforceability of the liens on the Pre-Petition Indebtedness.

Expenses and Fees Bankruptcy Rule 4001(c)(1)(B)

Undrawn Amount Fee: 0.75%

Extension Fee: 1.25% of the aggregate principal amount of the DIP Facility, such fee shall be fully earned on the first day of the extension, but the payment of such Extension Fees shall be deferred until the Maturity Date

Agency Fee: $100,000

Other fees are as set forth in a Fee Letter that will be provided to the Court and the Office of the United States Trustee prior to the Second Interim Hearing.

Junior DIP Term Sheet Sections “Undrawn Amount Fee”, “Extension Fee” and “Agency Fee”

Maturity Date Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)	The earliest of (i) eight (8) months after the Commencement Date, (ii) twelve (12) months if the Borrowers shall exercise Extension Option and the DIP Agent consents to such extension, or (iii) the Maturity Date under the DIP ABL Facility.	Junior DIP Term Sheet Section “Maturity Date”

Financial Covenants Bankruptcy Rule 4001(c)(1)(B)	Compliance with the Approved Budget, subject to permitted variances as set forth in the DIP Credit Documents.	Junior DIP Term Sheet Section “DIP Budget”

Events of Default Bankruptcy Rule 4001(c)(1)(B), Local Rule 4001-2(a)(ii)

1.  Failure to pay principal and interest when due

2.  Inaccuracy of representations and warranties in any material respect when made or deemed made;

3.  Failure to comply with covenants;

4.  Cross-default to payment defaults on other post-petition or un-stayed indebtedness in excess of $25 million;

5.  Any unstayed or post-petition judgment, subject to exceptions, in excess of $25 million;

6.  The occurrence of certain material ERISA events

7.  Actual or asserted invalidity or impairment of any DIP Credit Document

Junior DIP Term Sheet Section “Events of Default”

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8. Any acceleration of, default or Event of Default under the DIP ABL Facility; 9. Certain bankruptcy matters:

A. (i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) appointment of a trustee, responsible officer or an examiner having powers to operate the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner);

(iii) The entry of an order staying, reversing or vacating the Interim Order, the Final Order, the Cash Management Order or the Employee Order;

(iv) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Debtors;

(v) The entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding;

(vi) The entry of an order in the Chapter 11 Cases charging any of the DIP Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the DIP Credit Parties or Prepetition Credit Parties;

(vii) Without the prior written consent of the DIP Agent and other than in respect of the DIP Facility and the Carve-Out, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (v) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the Junior DIP Lenders under the Junior DIP Facility, (w) permitting the Debtors to obtain financing under Section 364 of the Bankruptcy Code, (x) permitting the Debtors to grant security interests or liens under Section 364 of the Bankruptcy Code, (y) permitting the Debtors to use cash collateral under Section 364 of the Bankruptcy Code, or (z) authorizing the Debtors to take other actions adverse to any Junior DIP

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Credit Party or any Prepetition Credit Party, the Prepetition ABL Credit Agreement or their interest in Prepetition ABL Collateral or the DIP Collateral under Section 364 of the Bankruptcy Code;

(viii) The entry of any order terminating any Debtor’s exclusive right to file a plan of reorganization or the expiration of any Debtor’s exclusive right to file a plan of reorganization;

(ix) any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the DIP Superpriority Claims, except with respect to the Carve-Out and as set forth in the DIP Financing Orders; or

(x) The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any Debtor of similar relief in favor of any one or more of a Debtor’s prepetition creditors, contrary to the terms and conditions of any DIP Financing Order or DIP Loan Documents

10. The making of any payments in respect of prepetition obligations other than certain permitted payments.

11. Failure to satisfy any Case Milestone.

12. Incurrence of prohibited liens.

13.  Noncompliance by any Debtor or any of its affiliates with the terms of the Interim Order, the Final Order, the Cash Management Order or the Employee Order in any material respect or in a manner adverse to the DIP Credit Parties.

14.  Obtaining of court authorization to commence, or commencement of as an adverse party in any suit or other proceeding against any the Junior DIP Junior Agent or any of the Junior DIP Lenders regarding the Junior DIP Facility.

15. Filing of non-compliant plan of reorganization

16.  Entry of an order authorizing the sale of all or substantially all of the assets of the Debtors or its subsidiaries unless (i) such order contemplates repayment in full in cash of the DIP Facility and the Prepetition Facilities upon consummation of the sale or (ii) consummated as part of an Acceptable Plan of Reorganization

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17.  The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the Junior DIP Facility, the Junior DIP Loan Documents, any Prepetition Facility or the Prepetition ABL Credit Agreement or related documents, or the taking of any action by any Debtor to challenge, support or encourage a challenge of any such payments.

18. The Final Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the Junior DIP Collateral.

19.  If the Final Order does not include a waiver, in form and substance satisfactory to the DIP Agent in its sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Debtor after the Petition Date and (C) the doctrine of marshalling.

20.  If, unless otherwise approved by the DIP Agent in its sole and absolute discretion, an order of the Bankruptcy Court shall be entered providing for a change of venue with respect to any of Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days; and

21.  The filing or support of any pleading by any Debtor (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default.

Milestones Bankruptcy Rule 4001(c)(1)(B)(vi)	Substantially similar as Milestones under the DIP ABL Facility.

Carve-Out Bankruptcy Rule 4001(b)(1)(B)(iii)	Same as in the Interim Senior DIP Order.

Challenge Period Bankruptcy Rule 4001(c)(1)(B), 4001(c)(1)(B)(viii)	The Junior DIP Term Sheet does not address the Challenge Period.

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Entities with Interest in Cash Collateral Bankruptcy Rule 4001(b)	DIP ABL Lenders, Pre-Petition First Lien ABL Lenders, Pre-Petition L/C Facility Lenders, Pre- Petition Second Lien Lenders, Pre-Petition Second Lien Cash Pay Noteholders, Pre-Petition Second Lien PIK Noteholders

Waivers/Modification of Automatic Stay Bankruptcy Rule 4001(c)(1)(B)(iv)	The automatic stay under section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lenders and DIP Agent to enforce all of their rights under the DIP Facility.	Junior DIP Term Sheet Section “Waiver/ Modification of Automatic Stay”

Indemnification Bankruptcy Rule 4001(c)(1)(B)(ix)	Debtors jointly and severally agree to indemnify and hold harmless the DIP Lenders and each of their respective Affiliates.	Junior DIP Term Sheet Section “Indemnification”

Cross-Collateralization Local Rule 4001-2(a)(i)(A)	The Junior DIP Term Sheet does not contain such provision.

Provisions Deeming Prepetition Debt to be Postposition Debt Local Rule 4001-2(a)(i)(E)	The Junior DIP Term Sheet does not contain such provision.

Non-Consensual Priming Liens Local Rule 4001-2(a)(i)(G)	The Junior DIP Term Sheet does not contain such provision.

Section 506(c) Waiver Bankruptcy Rule 4001(c)(1)(B)(x); Local Rule 4001- 2(a)(i)(C)	Subject to entry of the Final Order, the Borrowers and Guarantors waive any right of marshaling the DIP Obligations and any right to assert 506(c) surcharge claims against the DIP Lenders	Junior DIP Term Sheet Section “506(c) & Marshalling”

Section 552(b)(1) Waiver Local Rule 4001-2(a)(i)(H)	The Final Order shall include a waiver, in form and substance satisfactory to the DIP Agent in its sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Obligor after the Petition Date and (C) the doctrine of marshalling	Junior DIP Term Sheet Section “Events of Default”

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Prepetition Indebtedness

16. A description of the Debtors’ capital structure is set forth in the Riecker Declaration. A chart setting forth a summary of the outstanding amounts under each facility is attached hereto as Annex 1. As explained in the Riecker Declaration, the Prepetition ABL Facility is secured by a properly perfected first lien on and security interest in, among other things, inventory, credit card receivables, cash, Cash Collateral, and proceeds of pharmacy assets (the “Prepetition ABL Collateral”). The second lien lenders (the “Second Lien Lenders”) have a subordinate lien on a portion of the Prepetition ABL Collateral (excluding cash and pharmacy assets).

17. The Prepetition First Lien Lenders and the Second Lien Lenders are parties to an Intercreditor Agreement, dated as of October 12, 2010 (as amended and restated on September 1, 2016 and as further amended and restated on March 20, 2018, the “Intercreditor Agreement”). Under the Intercreditor Agreement, the Second Lien Lenders have agreed that the Prepetition First Lien Lenders may provide an unlimited amount of the debtor in possession financing as long as the Second Lien Lenders retain their liens on the Prepetition ABL Collateral junior only to (i) the liens of the Prepetition First Lien Lenders, (ii) any adequate protection lien granted to the Prepetition First Lien Lenders, and (iii) any lien on the Prepetition ABL Collateral securing such debtor in possession financing that is senior to or pari passu with the lien of the Prepetition First Lien Lenders.

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Need for DIP Financing

18. Sears enters these chapter 11 cases in dire financial straits. Prior to the Commencement Date, the Company’s primary source of working capital was the Prepetition Revolving Facility under the Prepetition ABL Facilities, which has been and remains subject to a borrowing base formula. As stated in the Meghji Declaration, the Company, in consultation with M-III and other advisors, has determined that the cash on hand and any remaining availability under the ABL Revolver will not be sufficient to support the Debtors’ ongoing operations and expenses in these chapter 11 cases.

19. The Debtors anticipate that one-time chapter 11 expenses, primarily the payment of amounts sought pursuant to the first-day relief and increased demands by vendors, will increase the strains on the Debtors’ free cash during the initial stages of these chapter 11 cases. Furthermore, as provided in the Meghji Declaration, as the Debtors commence going-out-of-business-sales (the “GOB Sales”) and sales of non-core assets under section 363 of the Bankruptcy Code (the “Non-Core Asset Sales”), the proceeds of such sales will lag behind the timing of the Debtors’ ordinary course business and other administrative expenses. At the same time, the savings from the planned store closures will not be realized immediately because the Debtors will need to keep their stores open while the GOB Sales are ongoing. In addition, the Debtors will be required to make interest payments on the DIP ABL Facility and make adequate protection payments to various secured parties. Furthermore, as the GOB Sales progress, the reduction of availability under the borrowing base formula will result in a lower borrowing base, which is another reason why the additional liquidity available under the DIP ABL Facility—which provides for a higher availability formula in comparison to the prepetition Prepetition ABL Facility—is necessary.

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The Debtors’ Need to Access Prepetition Collateral

20. In addition, the Debtors will require access to cash currently subject to the liens of the Prepetition First Lien Lenders. As discussed in greater detail in the Riecker Declaration and the Cash Management Motion, the Debtors operate a centralized cash management system. All of the Debtors’ receipts from operations are concentrated in two main concentration accounts – the Sears Concentration Account and the Kmart Concentration Account, which as of the Commencement Date, are subject to the daily sweep by Bank of America in its capacity as the agent under the Prepetition ABL Facility to pay down the Prepetition ABL Revolving Facility. After the Commencement Date, funds from these accounts will continue to be swept to pay down amounts borrowed under the DIP ABL Facility and the rolled up Prepetition ABL Facility

Efforts to Obtain DIP Financing

21. As explained in the Riecker Declaration, the Debtors faced significant challenges leading to the commencement of the chapter 11 cases. The Company has a highly-levered capital structure and was facing significant liquidity challenges.

22. Due to a number of factors, including (i) the potential for publicity and risk of liquidity further tightening due to immediate vendor contraction and “stop-ship” actions, (ii) the Debtors’ intense focus on out-of-court restructuring efforts that remained a primary focus until very recently, and (iii) the possibility of chapter 11 becoming an unstoppable reality if third parties were contacted given the intense media focus on the Company, the Debtors did not engage in debtor in possession financing discussions until this past week. In hindsight, those concerns about adverse publicity were well-founded, as discussions regarding debtor in possession financing become the subject to media reports and speculation. As such, the proposed debtor in possession financing was prepared on an emergency basis with very little lead time (less than 10 days) to plan and negotiate. Due to the Company’s financial position and the complexity of its prepetition capital structure, the Debtors found limited options to secure an adequate amount of financing on an expedited basis. The Debtors’ advisors believed that unsecured financing would not be a viable option due to the amount of existing secured debt

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relative to the Company’s financial position. Similarly, the Debtors were advised that it would be extremely difficult to obtain committed stand-alone junior secured financing in an amount necessary to fund these cases. Two other options possibly available to the Company that would not have included the Prepetition First Lien Lenders were (1) obtaining priming financing on a non-consensual basis, or (2) a refinancing / “take-out” of the Prepetition ABL Facility with incremental availability. The Debtors concluded, taking into account advice from Lazard and their other advisors that commencing these chapter 11 cases with a priming dispute and litigation over adequate protection, was not an advisable risk for the Debtors to take. The Debtors also determined that, a take-out of a facility of this magnitude was simply not feasible given the timeframe within which the Company had to find postpetition financing and the anticipated cost of such a financing. Given these challenges and the funding need in the interim period, the Debtors concluded that approaching the Prepetition First Lien Lenders about a consensual, first-lien priming debtor-in-possession financing would be the most efficient and cost effective way to proceed on an interim basis.

23. In light of the foregoing, the Company focused its efforts on negotiating the best possible debtor-in-possession financing facility with certain lenders under the Prepetition ABL Facilities to provide the Debtors with necessary debtor-in-possession financing required to help fund these chapter 11 cases.

24. In addition, as provided in the Meghji Declaration, to support the Debtors’ expected cash needs for the chapter 11 cases, the Debtors and their advisors also engaged in negotiations for a junior debtor-in-possession financing facility to be funded by ESL and other lenders. As stated above, the Debtors will seek approval of the Junior DIP Financing at a second interim hearing approximately two weeks after the Commencement Date.

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DIP Financing

25. The terms of the DIP ABL Facility and the proposed Junior DIP Financing are summarized above in the section of this Motion entitled Concise Statements Regarding DIP Financing Pursuant to Bankruptcy Rule 4001(b) and Local Rule 4001-2. This section of the Motion highlights certain specific elements of the DIP Financing and the attendant documents.

26. Expanded ABL Availability. The DIP ABL Facility will provide the Debtors with, on an interim basis, up to $300 million in much needed borrowing capacity, consisting of (i) a revolving asset-based credit facility with aggregate interim commitments of approximately $189 million and (ii) an asset-based term loan in an aggregate initial principal amount of approximately $111 million. The DIP ABL Facility will, among other things, expand the borrowing capacity by increasing the advance rate based on the net orderly liquidation value of eligible inventory from their current effective rate of 80% to an advance rate of 87.5%.

27. DIP and Adequate Protection Liens; Superpriority Claims. The following chart summarizes the order of priority of new liens, replacement liens, prepetition liens and superpriority claims, including those provided as adequate protection to the prepetition secured parties:

ABL Collateral Liens
	Common Collateral	+ Cash and Pharmacy Proceeds
1.	Carve-Out	Yes

2.	Permitted Prior Liens	Yes

3.	DIP ABL Liens	Yes

4.	First Lien Secured Parties Adequate Protection Liens (ABL, TL, and L/C)	Yes

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ABL Collateral Liens

5.	First Lien Secured Parties Adequate Protection Liens (FILO)	Yes

6.	First Lien Secured Parties Adequate Protection Liens (Stand Alone L/C)	Yes

7.	First Lien Secured Parties Prepetition Liens (ABL, TL, L/C, FILO and Stand-Alone L/C)	Yes

8.	Second Lien Secured Parties Adequate Protection Liens	Yes

9.	Second Lien Secured Parties Pre-Petition Liens	No

10.	Junior DIP Liens	Yes

Unencumbered (Specified) Collateral

1.	Carve-Out

2.	DIP ABL Liens pari passu with Junior DIP Liens

3.	First Lien Secured Parties Adequate Protection Liens (ABL, TL and L/C)

4.	First Lien Secured Parties Adequate Protection Liens (FILO)

5.	First Lien Secured Parties Adequate Protection Liens (Stand-Alone L/C)

6.	Second Lien Secured Parties Adequate Protection Liens

Unencumbered Collateral
(other than Specified Collateral)

1.	Carve-Out

2.	DIP ABL Liens

3.	Junior DIP Liens

4.	First Lien Secured Parties Adequate Protection Liens (ABL, TL and Stand-Alone L/C)

5.	First Lien Secured Parties Adequate Protection Liens (FILO)

6.	First Lien Secured Parties Adequate Protection Liens (Stand-Alone L/C)

7.	Second Lien Secured Parties Adequate Protection Liens

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Encumbered Property of DIP Obligors
(other than ABL Prepetition Collateral)

1.	Carve-Out

2.	Non-ABL or Non-2L Liens in existence on the Commencement Date

3.	DIP ABL Liens

4.	Junior DIP Liens

5.	First Lien Secured Parties Adequate Protection Liens (ABL, TL and Stand-Alone L/C)

6.	First Lien Secured Parties Adequate Protection Liens (FILO)

7.	First Lien Secured Parties Adequate Protection Liens (Stand-Alone L/C)

8.	Second Lien Secured Parties Adequate Protection Liens

Superpriority Claims
Order of Priority

1.	Carve-Out

2.	DIP ABL Lenders Claims

3.	Junior DIP Claims

4.	Prepetition First Lien Lenders Adequate Protection Claims (ABL, TL, and L/C)

5.	Prepetition First Lien Lenders’ Adequate Protection Claims (FILO)

6.	Prepetition First Lien Lenders’ Adequate Protection Claims (Stand-Alone L/C)

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28. Treatment of the Stand-Alone L/C Facility. As provided in the Riecker Declaration, the Stand-Alone L/C Facility is provided to that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Stand-Alone L/C Facility Agreement”), among SRAC and Kmart Corp., as borrowers, Sears Holdings, Citibank, N.A., as administrative agent and issuing bank (the “Issuing Bank”), and a syndicate of financial institutions (including JPP, LLC and JPP II, LLC)8, as L/C lenders (collectively, with the Issuing Bank the “Stand- Alone L/C Facility Lenders”). The Stand-Alone L/C Facility Lenders have provided the Company with approximately $271.1 million in letters of credit, which mature on December 28, 2019. The letters of credit issued under the Stand-Alone L/C Facility are posted to guarantee certain workers’ compensation insurance policies and other obligations. The obligations of SRAC and Kmart Corp. under the Stand-Alone L/C Facility are guaranteed by the First Lien Guarantors and constitutes a bank product secured under the Prepetition ABL Loan Documents. In any enforcement action with respect to the First Lien Collateral, proceeds of First Lien Collateral are applied to repay obligations under the Stand-Alone L/C Facility only after all obligations under the First Lien Credit Facility are repaid in full. The Stand-Alone L/C Facility will not be rolled up into the DIP ABL Facility upon the entry of the Final Order. The Issuing Bank will receive adequate protection as summarized above and provided in the Interim Senior DIP Order, and the Debtors’ authorization to extend, renew and continue of letters of credit under the Stand-Alone L/C Facility.

[8]	JPP, LLC and JPP II, LLC are affiliates of ESL.

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29. Budget. To ensure that the proceeds under the DIP ABL Facility are used prudently, the Debtors and the lenders under the DIP ABL Facility have agreed upon a Budget consisting of weekly statements of receipts and disbursements of the Debtors on a consolidated basis for the thirteen (13) weeks commencing with the week hereof. The Budget includes, among other things, the anticipated weekly uses of the proceeds of the DIP ABL Facility for such period, available cash, cash flow, trade payables and ordinary course expenses, and total fees, expenses, and capital expenditures. The Budget is subject to variance testing. A copy of the Budget is attached to the Interim Senior DIP Order. The Debtors believe that the Budget is achievable and will allow the Debtors to operate without the accrual of unpaid administrative expenses and prevent administrative insolvency of these chapter 11 cases, which is further supported by the establishment or a Winddown Account and a Carve-Out Account, as further described below.

30. Winddown Account. The DIP ABL Term Sheet provides that the Debtors will establish a cash collateral account at Bank of America (the “Winddown Account”) that, prior to the discharge in full of all obligations under the DIP Facility, may only be used to pay winddown costs of the Debtors at the discretion of the Debtors following entry of the Final Order. The Winddown Account will be funded with the first $200 million of proceeds from the sale of unencumbered collateral.

31. Carve-Out Account. All amounts included in the Carve-Out will be senior to the liens and superpriority claims.

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32. Store Rationalization and Sale Process. To save as many of their stores and preserve as many jobs as possible, the Debtors have developed the following detailed plan to guide their path forward in these chapter 11 cases (the “Go Forward Plan”). Pursuant to this Go Forward Plan, the Debtors have determined to quickly rationalize their store footprint in accordance with a detailed plan (the “Store Footprint Plan”) while also implementing the following key actions:

Initial Store Rationalization

•

On the Petition Date, the Debtors will file a motion to approve procedures (the “GOB Procedures”) to complete certain store closings in accordance with the Store Footprint Plan (the “Initial Store Rationalization”) and will seek an order approving the GOB Procedures for the Initial Store Rationalization within eight (8) days following the Commencement Date.

•

The Initial Store Rationalization will start no later than eight (8) days following the Petition Date and a material portion of the Initial Store Rationalization will be underway within 21 days of the Commencement Date.

•

The Debtors will file a motion no later than seven (7) days after the Commencement Date and will obtain an order from the Bankruptcy Court no later than thirty (30) days after the Commencement Date authorizing the rejection of any leases associated with stores included in the Initial Store Rationalization.

Secondary Store Rationalization

•	The Debtors will undertake a detailed review and analysis of the profitability of a further group of stores identified in the Store Footprint Plan over the next several weeks.

•

No later than November 1, 2018, the Debtors will file a notice, pursuant to the GOB Procedures, to commence a second round of store rationalizations in accordance with the Store Footprint Plan (the “Secondary Store Rationalization” and, together with the Initial Store Rationalization, the “Store Rationalizations”).

•	The Debtors will obtain court approval of, and commence a material portion of, the Secondary Store Rationalization no later than November 15, 2018.

•

The Debtors will file a motion no later than November 20, 2018 and will obtain an order from the Bankruptcy Court no later than December 15, 2018 authorizing the rejection of any leases associated with stores included in the Secondary Store Rationalization.

Going Concern Sale Process

•

Pursuant to the Go Forward Plan, while the Store Rationalizations are in process the Debtors will pursue the going-concern sale (the “Going Concern Sale Process”) of a group of stores identified in the Store Footprint Plan (the “Go Forward Stores”).

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•

Given the cash-burn associated with the continued operation of the Debtors’ businesses, the Debtors must, by December 15, 2018, obtain and find acceptable a non-contingent and fully-financed (with committed financing containing customary limited conditionality consistent with acquisition financing commitments (e.g., SunGard-style certain funds provision)) stalking horse bid for the sale of the Go Forward Stores that is reasonably acceptable to the Agents.

•

The Debtors will file a motion requesting approval of bidding procedures and the selection of a stalking horse bid, if any, for the sale of the Go Forward Stores pursuant to section 363 of the Bankruptcy Code no later than December 27, 2018, and will obtain an order of the Bankruptcy Court approving such motion no later than January 14, 2019.

•

An auction for the sale of the Go Forward Stores (and potentially certain other assets) will be conducted, or the stalking horse bidder, if any, will be named as the winning bidder to the extent no other higher and better offers for the Go Forward Stores are received, no later than February 2, 2019.

•

The Debtors will obtain on order approving the sale of the Go Forward Stores pursuant to section 363 of the Bankruptcy Code no later than February 4, 2019, and will close the sale of the Go Forward Stores by no later than February 8, 2019.

The Relief Requested Should Be Granted

A.	Entry into the DIP Facilities Is an Exercise of the Debtors’ Sound Business Judgment

33. The Court should authorize the Debtors, as an exercise of their sound business judgment, to enter into the DIP ABL Loan Documents, obtain access to the DIP Facilities, and continue using the Cash Collateral. Section 364 of the Bankruptcy Code authorizes a debtor to obtain secured or superpriority financing under certain circumstances discussed in detail below. Courts grant debtors considerable deference in acting in accordance with their business judgment in obtaining postpetition secured credit, so long as the agreement to obtain such credit does not run afoul of the provisions of, and policies underlying, the Bankruptcy Code. See, e.g., In re L.A. Dodgers LLC, 457 B.R. 308, 313 (Bankr. D. Del. 2011) (“[C]ourts will almost always defer to the business judgment of a debtor in the selection of the lender.”); In re Barbara K. Enters., Inc., No. 08-11474 (MG), 2008 WL 2439649, at *14 (Bankr. S.D.N.Y. June 16, 2008) (explaining that courts defer to a debtor’s business judgment “so long as a request for financing does not ‘leverage the bankruptcy process’ and unfairly cede control of

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the reorganization to one party in interest.”); In re Trans World Airlines, Inc., 163 B.R. 964, 974 (Bankr. D. Del. 1994) (approving a postpetition loan and receivables facility because such facility “reflect[ed] sound and prudent business judgment”); In re Ames Dep’t Stores, Inc., 115 B.R. 34, 40 (Bankr. S.D.N.Y. 1990) (“[C]ases consistently reflect that the court’s discretion under section 364 [of the Bankruptcy Code] is to be utilized on grounds that permit [a debtor’s] reasonable business judgment to be exercised so long as the financing agreement does not contain terms that leverage the bankruptcy process and powers or its purpose is not so much to benefit the estate as it is to benefit a party-in-interest.”); In re Farmland Indus., Inc., 294 B.R. 855, 881 (Bankr. W.D. Mo. 2003) (noting that approval of postpetition financing requires, inter alia, an exercise of “sound and reasonable business judgment.”).

34. Bankruptcy courts generally will not second-guess a debtor’s business decisions when those decisions involve “a business judgment made in good faith, upon a reasonable basis, and within the scope of [its] authority under the [Bankruptcy] Code.” In re Curlew Valley Assoc.’s, 14 B.R. 506, 513-514 (Bankr. D. Utah. Oct 8, 1981) (noting that courts should not second guess a debtor’s business decision when that decision involves “a business judgment made in good faith, upon a reasonable basis, and within the scope of [the debtor’s] authority under the [Bankruptcy] Code”). To determine whether the business judgment test is met, “the court ‘is required to examine whether a reasonable business person would make a similar decision under similar circumstances.’” In re Dura Auto. Sys. Inc., No. 06-11202 (KJC), 2007 WL 7728109, at *97 (Bankr. D. Del. Aug. 15, 2007) (citation omitted).

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35. In determining whether the Debtors have exercised sound business judgment in entering into the applicable DIP ABL Loan Documents, the Court should consider the economic terms of the DIP ABL Facility and the Junior DIP Financing under the totality of circumstances. See Hr’g Tr. at 734-35:24, In re Lyondell Chem. Co., No. 09-10023 (Bankr. S.D.N.Y. February 27, 2009) (recognizing that “the terms that are now available for DIP financing in the current economic environment aren’t as desirable” as in the past); In re Elingsen McLean Oil Co., Inc., 65 B.R. 358, 365 n.7 (W.D. Mich. 1986) (recognizing a debtor may have to enter into “hard” bargains to acquire funds for its reorganization). Moreover, the Court may appropriately take into consideration non-economic benefits to the Debtors offered under the proposed postpetition facility. For example, in In re ION Media Networks, Inc., the Bankruptcy Court for the Southern District of New York held that:

Although all parties, including the Debtors and the Committee, are naturally motivated to obtain financing on the best possible terms, a business decision to obtain credit from a particular lender is almost never based purely on economic terms. Relevant features of the financing must be evaluated, including non-economic elements such as the timing and certainty of closing, the impact on creditor constituencies and the likelihood of a successful reorganization. This is particularly true in a bankruptcy setting where cooperation and established allegiances with creditor groups can be a vital part of building support for a restructuring that ultimately may lead to a confirmable reorganization plan. That which helps foster consensus may be preferable to a notionally better transaction that carries the risk of promoting unwanted conflict.

No. 09-13125 (JMP), 2009 WL 2902568, at *4 (Bankr. S.D.N.Y. July 6, 2009).

36. The Debtors’ decision to enter into the DIP Facilities is an exercise of their sound business judgment. As further discussed in the Aebersold Declaration, the DIP ABL Financing was a product of intense, arm’s length negotiations under the circumstances that left little time to consider the alternatives. Likewise, the prospect that any lender would provide financing to the Debtors on a junior is remote at best. The Debtors and their advisors determined that the DIP Financing was the best available under the circumstances and the best option for the Debtors to avoid liquidation. Accordingly, the Court should authorize the Debtors’ entry into the DIP Documents as a reasonable exercise of their business judgment.

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B.	Debtors Should Be Authorized to Grant Liens and Superpriority Claims

37. The Debtors propose to obtain DIP Financing by providing security interests and liens as set forth in the DIP ABL Loan Documents and described above. The Debtors satisfy the requirements for relief under section 364 of the Bankruptcy Code, which authorizes a debtor to incur secured or superpriority debt under certain circumstances. Specifically, section 364(c) of the Bankruptcy Code provides that:

If the trustee is unable to obtain unsecured credit allowable under section 503(b)(1) of this title as an administrative expense, the court, after notice and a hearing, may authorize the obtaining of credit or the incurring of debt:

(1) with priority over any or all administrative expenses of the kind specified in section 503(b) or 507(b) of this title;

(2) secured by a lien on property of the estate that is not otherwise subject to a lien; or

(3) secured by a junior lien on property of the estate that is subject to a lien [.]

11 U.S.C. § 364(c).

38. To satisfy the requirements of section 364(c) of the Bankruptcy Code, a debtor need only demonstrate “by a good faith effort that credit was not available” to the debtor on an unsecured or administrative expense basis. See In re Crouse Grp., Inc., 71 B.R. 544, 549 (Bankr. E.D. Pa. 1987) (secured credit under section 364(c) of the Bankruptcy Code is authorized, after notice and hearing, upon showing that unsecured credit cannot be obtained); Bray v. Shenandoah Fed. Savs. & Loan Ass’n (In re Snowshoe Co.), 789 F.2d 1085, 1088 (4th Cir. 1986). “The statute imposes no duty to seek credit from every possible lender before concluding that such credit is unavailable.” Id.; see also Pearl-Phil GMT (Far East) Ltd. v.

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Caldor Corp., 266 B.R. 575, 584 (S.D.N.Y. 2001) (superpriority administrative expenses authorized where debtor could not obtain credit as an administrative expense). When few lenders are likely to be able and willing to extend the necessary credit to a debtor, “it would be unrealistic and unnecessary to require [the debtor] to conduct such an exhaustive search for financing.” In re Sky Valley, Inc., 100 B.R. 107, 113 (Bankr. N.D. Ga. 1988), aff’d sub nom., Anchor Savs. Bank FSB v. Sky Valley, Inc., 99 B.R. 117, 120 n. 4 (N.D. Ga. 1989); see also In re Snowshoe Co., 789 F.2d 1085, 1088 (4th Cir. 1986) (demonstrating that credit was unavailable absent the senior lien by establishment of unsuccessful contact with other financial institutions in the geographic area); In re Stanley Hotel, Inc., 15 B.R. 660, 663 (D. Colo. 1981) (bankruptcy court’s finding that two national banks refused to grant unsecured loans was sufficient to support conclusion that section 364 requirement was met); In re Ames Dep’t Stores, 115 B.R. at 40 (approving financing facility and holding that debtor made reasonable efforts to satisfy standards of section 364(c) where it approached four lending institutions, was rejected by two, and selected most favorable of two offers it received).

39. Courts have articulated a three-part test to determine whether a debtor is entitled to financing under section 364(c) of the Bankruptcy Code. Specifically, courts look to whether:

a.	the debtor is unable to obtain unsecured credit under section 364(b) of the Bankruptcy Code, i.e., by allowing a lender only an administrative claim;

b.	the credit transaction is necessary to preserve the assets of the estate; and

c.	the terms of the transaction are fair, reasonable, and adequate, given the circumstances of the debtor-borrower and proposed lenders.

See In re Aqua Assocs., 123 B.R. 192, 195–96 (Bankr. E.D. Pa. 1991); In re Ames Dep’t Stores, 115 B.R. 34, 37–40 (Bankr. S.D.N.Y. 1990); see also In re St. Mary Hosp., 86 B.R. 393, 401-02 (Bankr. E.D. Pa. 1988); Crouse Grp., 71 B.R. at 549.

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40. Furthermore, in the event that a debtor is unable to obtain unsecured credit allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code, section 364(c) provides that a court “may authorize the obtaining of credit or the incurring of debt (1) with priority over any or all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code; (2) secured by a lien on property of the estate that is not otherwise subject to a lien; or (3) secured by a junior lien on property of the estate that is subject to a lien.”

41. As stated in the Aebersold Declaration, the efforts to obtain unsecured financing given Sears’ high leverage would have been futile. Therefore, approving a superpriority claims in favor of the DIP Lenders is reasonable and appropriate.

42. Moreover, the DIP ABL Loan Documents provide for liens on previously unencumbered assets of the Debtors and the junior liens on otherwise encumbered assets outside of the Prepetition ABL Facility collateral pool. Such liens are appropriate under section 364(c) and should be approved.

43. Furthermore, section 364(d) provides that a debtor may obtain credit secured by a senior or equal lien on property of the estate already subject to a lien, after notice and a hearing, where the debtor is “unable to obtain such credit otherwise” and “there is adequate protection of the interest of the holder of the lien on the property of the estate on which such senior or equal lien is proposed to be granted.” 11 U.S.C. § 364(d)(1). Support by the secured creditors to priming obviates the need to show adequate protection. See Anchor Savs. Bank FSB v. Sky Valley, Inc., 99 B.R. 117, 122 (N.D. Ga. 1989) (“[B]y tacitly consenting to the superpriority lien, those [undersecured] creditors relieved the debtor of having to demonstrate that they were adequately protected.”). Accordingly, the Debtors may incur “priming” liens under the DIP ABL Facility because (a) Required Lenders under the Prepetition ABL Facilities support the priming or (b) the Prepetition Secured Parties’ interests in collateral are adequately protected.

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44. As described above, the Required Lenders support the priming of their prepetition liens in exchange for an adequate protection package. Therefore, the Debtors submit that the requirement of section 364 of the Bankruptcy Code is satisfied.

C.	Interests of Prepetition Secured Parties Are Adequately Protected

45. Parties with an interest in cash collateral are entitled to adequate protection. See 11 U.S.C. § 363(e). Adequate protection may be provided in various forms, including payment of adequate protection fees, payment of interest, or granting of replacement liens or administrative claims. What constitutes adequate protection is decided on a case-by-case basis. See, e.g., In re Mosello, 195 B.R. 277, 289 (Bankr. S.D.N.Y. 1996) (“the determination of adequate protection is a fact specific inquiry . . . left to the vagaries of each case”); In re Realty Sw. Assocs., 140 B.R. 360 (Bankr. S.D.N.Y. 1992); In re Beker Indus. Corp., 58 B.R. 725, 736 (Bankr. S.D.N.Y. 1986) (the application of adequate protection “is left to the vagaries of each case, but its focus is protection of the secured creditor from diminution in the value of its collateral during the reorganization process”) (citation omitted). The critical purpose of adequate protection is to guard against the diminution of a secured creditor’s collateral during the period when such collateral is being used by the debtor in possession. See 495 Cent. Park, 136 B.R. at 631 (“The goal of adequate protection is to safeguard the secured creditor from diminution in the value of its interest during the chapter 11 reorganization.”); In re Beker Indus. Corp., 58 B.R. 725, 736 (Bankr. S.D.N.Y. 1986); In re Hubbard Power & Light, 202 B.R. 680, 685 (Bankr. E.D.N.Y. 1996).

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46. The adequate protection, as described above, provided to the Prepetition First Lien Lenders and the Second Lien Lenders, appropriately safeguards the Prepetition First Lien Lenders and the Second Lien Lenders, as applicable, from the diminution in the value of their interests in the Cash Collateral, and, as such, is fair and reasonable and satisfies the requirements of section 364 of the Bankruptcy Code.

D. Debtors Should Be Authorized to Use Cash Collateral

47. For the reasons set forth herein, the Debtors require use of cash collateral for working capital and fund their chapter 11 cases. Section 363(c) of the Bankruptcy Code governs a debtor’s use of a secured creditor’s cash collateral. Section 363(c) provides, in pertinent part, that:

The trustee may not use, sell, or lease cash collateral . . . unless—

(A) each entity that has an interest in such cash collateral consents; or

(B) the court, after notice and a hearing, authorizes such use, sale, or lease in accordance with the provisions of this section [363].

11 U.S.C. § 363(c)(2).

48. Further, section 363(e) provides that “on request of an entity that has an interest in property . . . proposed to be used, sold or leased, by the trustee, the court, with or without a hearing, shall prohibit or condition such use, sale, or lease as is necessary to provide adequate protection of such interest.” 11 U.S.C. § 363(e). Further, section 362(d)(1) of the Bankruptcy Code provides for adequate protection of interests in property due to the imposition of the automatic stay. See In re Cont’l Airlines, 91 F.3d 553, 556 (3d Cir. 1996) (en banc). While section 361 of the Bankruptcy Code provides examples of forms of adequate protection, such as granting replacement liens and administrative claims, courts decide what constitutes sufficient adequate protection on a case-by-case basis. In re Swedeland Dev. Grp., Inc., 16 F.3d 552, 564 (3d Cir. 1994); In re Satcon Tech. Corp., No. 12-12869 (KG), 2012 WL 6091160, at *6

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(Bankr. D. Del. Dec. 7, 2012); In re N.J. Affordable Homes Corp., No. 05-60442 (DHS), 2006 WL 2128624, at *14 (Bankr. D.N.J. June 29, 2006); In re Columbia Gas Sys., Inc., Nos. 91-803, 91-804, 1992 WL 79323, at *2 (Bankr. D. Del. Feb. 18, 1992); see also In re Dynaco Corp., 162 B.R. 389, 394 (Bankr. D.N.H. 1993) (citing 2 Collier on Bankruptcy ¶ 361.01[1] at 361–66 (15th ed. 1993) (explaining that adequate protection can take many forms and “must be determined based upon equitable considerations arising from the particular facts of each proceeding”)).

49. The Debtors have satisfied the requirements of sections 363(c)(2) and (e), and should be authorized to use the Cash Collateral. All parties with an interest in cash collateral have consented to the Debtors’ use thereof on the terms and conditions set forth in the proposed orders.

E.	Debtors Should Be Authorized to Pay the Fees Due Under the DIP ABL Loan Documents

50. As set forth in the Aebersold Declaration, the terms of the DIP ABL Loan Documents, including the fees imposed thereunder, constitute the best terms on which the Debtors could obtain the postpetition financing necessary to maintain their ongoing business operations and fund their chapter 11 cases. Paying these fees in order to obtain the DIP ABL Facility is in the best interests of the Debtors’ estates.

F.	Debtors’ Proposed Roll Up of the Prepetition ABL Facility Should Be Approved

51. As set forth above, the DIP ABL Loan Documents provide that upon the entry of the Final Order, all extensions of credit and term loans (other than the FILO Term Loan and bank products constituting the Stand Alone L/C Facility) outstanding under the Prepetition ABL Facility held by lenders who have agreed to participate in the new incremental DIP loans will be rolled up and become obligations under the DIP ABL Facility. The ABL Roll Up is a material component of the structure of the DIP ABL Facility and was required by the DIP ABL Lenders as a condition to their commitment to provide the DIP ABL Facility.

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52. Thus, the Debtors have determined that repayment of the Prepetition ABL Lenders’ prepetition claims as part of the DIP ABL Facility is necessary to obtain access to the liquidity necessary to preserve the value of their businesses for the benefit of the Debtors’ estates.

53. Recognizing exigent circumstances like those described above, courts in this district, as well as elsewhere, have approved repayments of prepetition debt (often referred to as a “roll-up”) funded by debtor-in-possession financing proceeds in recent chapter 11 cases on an interim basis. See, e.g., In re Avaya Inc., No. 17-10089 (SMB) (Bankr. S.D.N.Y. Jan. 23, 2017) (approving interim roll-up of $50 million); In re Aéropostale, Inc., No. 16-11275 (Bankr. S.D.N.Y. May 6, 2016) (approving interim roll up of $78 million); In re Chassix Holdings, Inc., No. 15-10578 (MEW) (Bankr. S.D.N.Y. Mar. 13, 2015) (approving interim roll up of $135 million); In re United Retail Grp, Inc., No. 12-10405 (SMB) (Bankr. S.D.N.Y. Feb. 3, 2012) (approving interim roll up of $11.5 million); In re Uno Rest. Holdings Corp., No. 10-10209 (MG) (Bankr. S.D.N.Y. Feb. 18, 2010) (approving interim roll up of $33.9 million); In re Lyondell Chem. Co., No. 09-10023 (REG) (Bankr. S.D.N.Y. Jan. 6, 2009) (approving interim roll up of $2.1 billion.

54. Indeed, the repayment or “roll-up” of prepetition debt also has been approved in several recent retail cases. In re The Bon-Ton Stores, Inc., No. 18-10248 (Bankr. D. Del. Feb. 6, 2018) (approving in interim order the “roll-up” of all outstanding prepetition revolving obligations); In re Charming Charlie Holdings Inc., No. 17-12906 (Bankr. D. Del. Dec. 13, 2017) (approving in interim order the “roll-up” of all outstanding prepetition revolving

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obligations); In re The Gymboree Corp., No. 17-32968 (Bankr. E.D. Va. Jun. 12, 2017) (approving in interim order the “roll-up” of all outstanding prepetition revolving obligations); In re rue21, inc., No. 17-22045 (Bankr. W.D. Pa. May 18, 2017) (approving in interim order the “roll-up” of all outstanding prepetition revolving obligations); In re American Apparel, Inc., No. 15-12055 (Bankr. D. Del. Oct. 6, 2015) (approving in interim order the repayment in full of all outstanding amounts under the prepetition revolving credit agreement).

55. The ABL Roll Up will not harm the Debtors’ estates or any other party-in-interest. The Prepetition First Lien Lenders are oversecured and therefore repaying such creditor in full as a postpetition loan will not harm the Debtors’ estates or other creditors. The repayment of the rolled-up obligations merely affects the timing, not the amount or certainty, of the Prepetition First Lien Lenders’ recovery. In addition, based on the Debtors’ valuation, the additional collateral being provided on account of the rolled up loan is not expect to be utilized to satisfy the Prepetition First Lien Lenders’ loans. Furthermore, because the Debtors are seeking the approval of the ABL Roll Up only on the final basis, it remains subject to review by a creditors committee or another party-in-interest with requisite standing. Consistent with this authority, the Debtors respectfully submit that the Court should approve the Debtors’ decision to enter into the DIP Facilities, including the ABL Roll Up.

G.	Carve Out Is Appropriate

56. The liens granted pursuant to the DIP Facilities, replacement liens and the superpriority claims of all secured lenders are subject to the Carve Out. The Carve Out is similar to other terms created for professional fees that have been found to be reasonable and necessary to ensure that a debtor’s estate and any statutory committee can retain assistance from counsel. See In re Ames Dep’t Stores, 115 B.R. at 40–41; In re Halcón Res. Corp., No. 16-11724 (BLS) (Bankr. D. Del. Aug. 19, 2016) [Docket No. 130]; In re American Apparel, Inc., No. 15-12055

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(BLS) (Bankr. D. Del. Nov. 2, 2015) [Docket No. 248]; In re Reichold Holdings US, Inc., No. 14-12237 (MFW) (Bankr. D. Del. Oct. 2, 2014) [Docket No. 54]; In re Aéropostale, Inc., No. 16-11275 (SHL) (Bankr. S.D.N.Y. May 6, 2016) [Docket No. 99]; In re Bear Island Paper Co., LLC, No. 10-31202 (DOT) (Bankr. E.D. Va. Feb. 26, 2010) [Docket No. 66]; In re The Great Atl. & Pac. Tea Co., Inc., No. 10-24549 (RDD) (Bankr. S.D.N.Y. Dec. 13, 2010) [Docket No. 43].

57. Without the Carve Out, the Debtors’ estates may be deprived of possible rights and powers because the services for which professionals may be paid in these cases is restricted. In re Ames Dep’t Stores, 115 B.R. at 38 (observing that courts insist on carve outs for professionals representing parties-in-interest because “[a]bsent such protection, the collective rights and expectations of all parties-in-interest are sorely prejudiced”).

H.	The DIP ABL Lenders and the Junior DIP Lenders Should Be Deemed Good Faith Lenders under Section 364(e)

58. Section 364(e) of the Bankruptcy Code protects a good faith lender’s right to collect on loans extended to a debtor, and its right in any lien securing those loans, even if the authority of the debtor to obtain such loans or grant such liens is later reversed or modified on appeal. Section 364(e) provides that:

The reversal or modification on appeal of an authorization under this section [364 of the Bankruptcy Code] to obtain credit or incur debt, or of a grant under this section of a priority or a lien, does not affect the validity of any debt so incurred, or any priority or lien so granted, to an entity that extended such credit in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and the incurring of such debt, or the granting of such priority or lien, were stayed pending appeal.

11 U.S.C. § 364(e).

59. As explained in detail herein and in the Aebersold Declaration, the DIP ABL Facility is a result of the Debtors’ reasonable and informed determination that the DIP ABL

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Lenders offered the most favorable terms under the circumstances. All negotiations of the DIP ABL Facility were conducted in good faith and at arms’ length. The terms and conditions of the DIP ABL Loan Documents are fair and reasonable, and the proceeds of the DIP Facilities will be used only for purposes that are permissible under the Bankruptcy Code, and in accordance with the DIP Orders and the DIP ABL Loan Documents. Further, no consideration is being provided to any party to the DIP ABL Loan Documents other than as described herein and in the Aebersold Declaration. Accordingly, the Court should find that the DIP ABL Lenders and the Junior DIP Lenders are “good faith” lenders within the meaning of section 364(e) of the Bankruptcy Code, and are entitled to all of the protections afforded by that section.

I.	Modification of the Automatic Stay Is Warranted

60. The relief requested contemplates a modification of the automatic stay to permit the DIP Lenders to exercise remedies in accordance with the applicable DIP Documents. Stay modifications of this kind are ordinary and standard features of postpetition financing facilities and, in the Debtors’ business judgment, are appropriate under the present circumstances. See, e.g., In re The Great Atl. & Pac. Tea Co., Inc., Case No. 15-23007 (RDD) (Bankr. S.D.N.Y. July 21, 2015) [Docket No. 88]; In re Chassix Holdings, Inc., Case No. 15-10578 (MW) (Bankr. S.D.N.Y. Mar. 13, 2015) [Docket No. 67]; In re The Reader’s Digest Assoc., Case No. 09-23529 (RDD) (Bankr. S.D.N.Y. Aug. 26, 2009) [Docket No. 26]; In re Lear Corp., Case No. 09-14326 (ALG) (Bankr. S.D.N.Y. July 7, 2009) [Docket No. 59].

J.	Debtors Require Immediate Access to Cash Collateral and DIP Financing

61. The Court may grant interim relief in respect of a motion filed pursuant to section 363(c) or 364 of the Bankruptcy Code where, as here, interim relief is “necessary to avoid immediate and irreparable harm to the estate pending a final hearing.” Fed. R. Bankr. P. 4001(b)(2), (c)(2). In examining requests for interim relief under this rule, courts generally apply the same business judgment standard applicable to other business decisions. See In re Ames Dep’t Stores, 115 B.R. at 36.

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62. As stated in the Meghji Declaration, the Debtors would suffer immediate and irreparable harm if the authority to borrow under the DIP ABL Facility is not granted on an interim basis promptly after the Commencement Date. In addition, it is a condition precedent to the effectiveness of the DIP ABL Term Sheet and to provide the incremental loans and incremental revolving commitments under the DIP ABL Facility that the Interim Senior DIP Order be entered within three (3) business days of the Commencement Date. The Debtors have insufficient cash to fund operations without immediate access to the DIP ABL Facility or Cash Collateral. The Company’s businesses depend on the continued flow of liquidity in order to purchase inventory, pay wages and satisfy other operating expenses.

K.	Request for Second Interim Hearing and Final Hearing

63. In accordance with Bankruptcy Rules 4001(b)(2) and 4001(c)(2), the Debtors request that the Court set a date no later than November 20, 2018 as a final hearing for consideration of entry of the Final DIP Order and a second interim hearing to consider the Junior DIP Financing. Prior to the Final Hearing, the Debtors intend to market the DIP Financing in good faith and negotiate and execute the final DIP Financing on the best available terms, in sound exercise of their business judgment. The Debtors request that they be authorized to serve a copy of the signed Interim Senior DIP Order, which fixes the time and date for the filing of objections, if any, by first class mail upon the notice parties listed below. The Debtors further request that the Court consider such notice of the Final Hearing to be sufficient notice under Bankruptcy Rule 4001(c)(2).

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Notice

64. Notice of this Motion has been provided to (i) the Office of the United States Trustee for Region 2; (ii) the holders of the twenty (20) largest unsecured claims against the Debtors (on a consolidated basis); (iii) counsel for Bank of America, N.A., as administrative agent under the First Lien Credit Facility and the DIP ABL Agent; (iv) counsel for Citibank, N.A., as administrative agent under the Stand-Alone L/C Facility; (v) counsel for JPP, LLC, as administrative agent under the Second Lien Credit Facility, the IP/Ground Lease Term Loan, and the Consolidated Secured Loan Facility; (vi) counsel for Computershare Trust Company N.A., as indenture trustee for the Second Lien PIK Notes, the Holdings Unsecured PIK Notes, and the Holdings Unsecured Notes; (vii) counsel for Wilmington Trust, National Association, as indenture trustee for the Second Lien Notes; (viii) counsel for The Bank of New York Mellon Trust Company, N.A., as successor trustee for the SRAC Unsecured PIK Notes, the SRAC Unsecured Notes, and the SRAC Medium Term Notes; (ix) the Pension Benefit Guaranty Corporation; (x) the Unions; (xi) the Securities and Exchange Commission; (xii) the Internal Revenue Service; and (xiii) the United States Attorney’s Office for the Southern District of New York. The Debtors submit that, in view of the facts and circumstances, such notice is sufficient and no other or further notice need be provided.

65. No previous request for the relief sought herein has been made by the Debtors to this or any other Court.

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WHEREFORE the Debtors respectfully request entry of interim and final orders granting the relief requested herein and such other and further relief as is just.

Dated: October 15, 2018

     New York, New York

/s/ Ray C. Schrock P.C.
WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Ray C. Schrock, P.C.
Jacqueline Marcus
Garrett A. Fail
Sunny Singh

Proposed Attorneys for Debtors and Debtors in Possession

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Annex 1

Prepetition Indebtedness

Second Lien Credit Facility
Second Lien Term Loan	$315 million
Second Lien Line of Credit Loans	$570 million
Sub-Total	$885 million
Second Lien Notes
Second Lien PIK Notes	$175 million
Second Lien Notes	$89 million
Other Secured Loans
Sparrow Term Loan	$129 million
Sparrow Mezzanine Term Loan	$513 million
IP/Ground Lease Term Loan	$241 million
Consolidated Real Estate Loan
Secured Note A	$108 million
Secured Note B	$723 million
Unsecured Notes
Sears Holdings Unsecured PIK Notes	$223 million
Sears Holdings Unsecured Notes	$411 million
SRAC Unsecured PIK Notes	$102 million
SRAC Unsecured Notes	$186 million
Intercompany Notes
KCD Asset-Backed Notes	$900 million
SRAC Medium Term Notes	$2.3 billion

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Exhibit A

Interim Senior DIP Order

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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------------------------------------------------------------	x
In re	:
	:	Chapter 11
SEARS HOLDINGS CORPORATION, et al.,	:
	:	Case No. 18-______ (RDD)
:
Debtors. [1]	:	(Jointly Administered)
-------------------------------------------------------------------------------------------------------	x

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO (A) OBTAIN

POST-PETITION FINANCING, (B) GRANT SENIOR SECURED PRIMING LIENS

AND SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS, AND (C) UTILIZE

CASH COLLATERAL; (II) GRANTING ADEQUATE PROTECTION TO THE

PREPETITION SECURED PARTIES; (III) MODIFYING THE AUTOMATIC STAY;

(IV) SCHEDULING FINAL HEARING; AND (V) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of Sears Holdings Corporation (“Holdings”) and its affiliated debtors, as debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking entry of an interim order (this “Interim Order”) and a final order (the “Final Order” and, together with the Interim Order, the “DIP Orders”) providing for, among other things, the following relief:

1

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Sears Holdings Corporation (0798); Kmart Holding Corporation (3116); Kmart Operations LLC (6546); Sears Operations LLC (4331); Sears, Roebuck and Co. (0680); ServiceLive Inc. (6774); A&E Factory Service, LLC (6695); A&E Home Delivery, LLC (0205); A&E Lawn & Garden, LLC (5028); A&E Signature Service, LLC (0204); FBA Holdings Inc. (6537); Innovel Solutions, Inc. (7180); Kmart Corporation (9500); MaxServ, Inc. (7626); Private Brands, Ltd. (4022); Sears Development Co. (6028); Sears Holdings Management Corporation (2148); Sears Home & Business Franchises, Inc. (6742); Sears Home Improvement Products, Inc. (8591); Sears Insurance Services, L.L.C. (7182); Sears Procurement Services, Inc. (2859); Sears Protection Company (1250); Sears Protection Company (PR) Inc. (4861); Sears Roebuck Acceptance Corp. (0535); Sears, Roebuck de Puerto Rico, Inc. (3626); SYW Relay LLC (1870); Wally Labs LLC (None); Big Beaver of Florida Development, LLC (None); California Builder Appliances, Inc. (6327); Florida Builder Appliances, Inc. (9133); KBL Holding Inc. (1295); KLC, Inc. (0839); Kmart of Michigan, Inc. (1696); Kmart of Washington LLC (8898); Kmart Stores of Illinois LLC (8897); Kmart Stores of Texas LLC (8915); MyGofer LLC (5531); Sears Brands Business Unit Corporation (4658); Sears Holdings Publishing Company, LLC. (5554); Sears Protection Company (Florida), L.L.C. (4239); SHC Desert Springs, LLC (None); SOE, Inc. (9616); StarWest, LLC (5379); STI Merchandising, Inc. (0188); Troy Coolidge No. 13, LLC (None); BlueLight.com, Inc. (7034); Sears Brands, L.L.C. (4664); Sears Buying Services, Inc. (6533); Kmart.com LLC (9022); and Sears Brands Management Corporation (5365). The location of the Debtors’ corporate headquarters is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

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(i)

authorizing Sears Roebuck Acceptance Corp., a Delaware corporation, (“SRAC”), and Kmart Corporation, a Michigan corporation (“Kmart”, and together with SRAC, the “DIP ABL Borrowers”) to borrow, and each of the other Debtors, to guarantee (in such capacity, the “DIP ABL Loan Guarantors” and, together the with the DIP ABL Borrowers, the “DIP ABL Loan Parties”), a senior secured superpriority priming non-amortizing debtor-in-possession asset-based credit facility (the “DIP ABL Facility”), in an aggregate principal amount of up to $1,830,378,380 billion on the terms and conditions set forth in the DIP ABL Term Sheet, an execution copy of which is attached to the Motion as Exhibit B (the “DIP ABL Term Sheet”) pending entry of the Final Order, and, from and after the Final Closing Date (as defined DIP ABL Term Sheet), a credit agreement in the form to be filed prior to the Final Hearing (the “DIP ABL Credit Agreement”), among the Debtors, Bank of America, N.A., as administrative agent (in such capacity, the “DIP ABL Administrative Agent”), Bank of America, N.A. and Wells Fargo Bank, National Association, each as a co-collateral agent (each in such capacity, a “DIP ABL Co-Collateral Agent”, and together with the DIP ABL Administrative Agent, the “DIP ABL Agents”), the revolving lenders from time to time party thereto (the “DIP ABL Revolving Lenders”), and the term lenders from time to time party thereto (the “DIP ABL Term Lenders”, and together with the DIP ABL Revolving Lenders, the “DIP ABL Lenders” and, together with the DIP ABL Agents and the DIP ABL Cash Management/Bank Product Providers (as defined below), the “DIP ABL Credit Parties”), allocated and made available to the DIP ABL Borrowers as follows:

(a)

upon entry of this Interim Order, subject to the terms and conditions set forth in the DIP ABL Term Sheet and this Interim Order, (x) an asset-based revolving credit facility with aggregate initial commitments of $188,110,759 (such commitments, the “Incremental DIP ABL Revolving Commitments,” the advances made pursuant thereto, the “Incremental DIP ABL Revolving Advances,” and such facility, the “Incremental DIP ABL Revolver”), including (i) a $50 million letter of credit subfacility made available upon entry of the Interim Order (the “Incremental DIP ABL L/C Subfacility”), and (ii) a $25 million discretionary swingline subfacility (the “Incremental DIP ABL Swingline Subfacility”, the Incremental DIP ABL Revolving Advances, together with the obligations under the Incremental DIP ABL L/C Subfacility and the Incremental DIP ABL Swingline Subfacility, the “Incremental DIP ABL Revolving Extensions of Credit”), and (y) an asset-based term loan facility in an aggregate initial principal amount of $111,889,241 (the “Incremental DIP ABL Term Loan”, and together with the Incremental DIP ABL Revolving Extensions of Credit”, the “Incremental DIP ABL Obligations”);

(b)

upon entry of the Final Order, subject to the terms and conditions set forth in the DIP ABL Term Sheet, the DIP ABL Loan Documents (as defined below), and the Final Order, a roll up of (i) all of the Prepetition ABL Revolving Extensions of Credit (as defined below) beneficially owned by the DIP ABL Revolving Lenders that have agreed to participate in the

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Incremental DIP ABL Revolver (the “Roll Up DIP ABL Revolving Lenders”), at 11:59 p.m. (prevailing Eastern time) on November 5, 2018 (the “Roll Up DIP ABL Revolving Extensions of Credit”, and together with the Incremental DIP ABL Revolving Extensions of Credit, the “DIP ABL Revolving Extensions of Credit”; and such loans, the “Roll Up DIP ABL Revolving Advances”, and together with the Incremental DIP ABL Revolving Advances, the “DIP ABL Revolving Advances”, the commitments to make such DIP ABL Revolving Advances, the “DIP ABL Revolving Commitments”), which, with respect to participations in prepetition letters of credit issued under the Prepetition ABL Credit Agreement, such participations shall roll into a letter of credit subfacility (the Incremental DIP ABL L/C Subfacility, together with such rolled up participations, the “DIP ABL L/C Subfacility”) and any prepetition letters of credit shall be deemed issued under the DIP ABL L/C Subfacility, (ii) all of the Prepetition ABL Term Loans (as defined below) beneficially owned by the DIP ABL Term Lenders that have agreed to participate in the Incremental DIP ABL Term Loan (the “Roll Up DIP ABL Term Lenders”, and together with the Roll Up DIP ABL Revolving Lenders, the “Roll Up DIP ABL Lenders”), at 11:59 p.m. (prevailing Eastern time) on November 5, 2018 (the “Roll Up DIP ABL Term Loans”, and together with the Incremental DIP ABL Term Loan, the “DIP ABL Term Loans” and the Roll UP DIP ABL Term Loans together with the Roll Up DIP ABL Revolving Extensions of Credit, the “Roll Up DIP ABL Obligations,” and such transactions, the “ABL Roll Up”, and the Roll Up DIP ABL Obligations, together with the Incremental DIP ABL Obligations and all other obligations under the DIP ABL Loan Documents, the “DIP ABL Obligations”), and (iii) Bank Products (as defined under the Prepetition ABL Credit Agreement other than those under the Prepetition LC Facility Agreement (as defined below)) and Cash Management Obligations (as defined under the Prepetition ABL Credit Agreement);

(ii)

authorizing the DIP ABL Loan Parties to execute, deliver and abide by (x) the DIP ABL Term Sheet pending entry of the Final Order, (y) the DIP ABL Credit Agreement upon entry of the Final Order, and (z) any other agreements, instruments, pledge agreements, guarantees, control agreements and other loan documents related to any of the foregoing (including any security agreements, intellectual property security agreements, notes, blocked account agreements, deposit account control agreements, securities account control agreements, credit card acknowledgements, credit card agreements, collateral access agreements, landlord agreements, warehouse agreements, bailee agreements, carrier agency agreements, customs broker agency agreements, subordination agreements (including any intercompany subordination agreements), and freight forwarder agreements, and all Uniform Commercial Code filings and all filings with the United States Patent and Trademark Office or the United States Copyright Office with respect to the recordation of an interest in the intellectual property of the Debtors) (each of the foregoing, as amended, restated, supplemented, waived,

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and/or modified from time to time prior to the Petition Date, and collectively, with the DIP ABL Term Sheet and the DIP ABL Credit Agreement after entry of the Final Order, the “DIP ABL Loan Documents”), and to perform such other acts as may be necessary or desirable in connection with the DIP ABL Loan Documents;

(iii)

authorizing the DIP ABL Administrative Agent to terminate any of its obligations under the DIP ABL Loan Documents upon the occurrence and continuance of Termination Event (as defined below), which includes an Event of Default (as defined in the DIP ABL Loan Documents);

(iv)

To secure all DIP ABL Obligations and all obligations under any cash management services and bank products, including obligations in respect of the BofA Credit Card Program (as defined in the DIP ABL Term Sheet), but excluding obligations under or in connection with the Prepetition LC Facility Agreement (as defined below) (the “DIP ABL Cash Management/Bank Product Obligations”, and collectively with the DIP ABL Obligations, the “DIP ABL Secured Obligations”) entered into with any DIP ABL Lender, any DIP ABL Agent or any of their respective affiliates as of the Petition Date or at the time of entering into such arrangements (each, a “DIP ABL Cash Management/Bank Product Provider”), granting to the DIP ABL Control Co-Collateral Agent, for itself and for the benefit of all DIP ABL Credit Parties, in accordance with the relative priorities set forth in the DIP Orders, and in each case subject to the Carve-Out (as defined below):

(a)

pursuant to section 364(c)(1), 503(b), and 507(a)(2) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), superpriority allowed administrative priority expense claims in each of the DIP ABL Loan Parties’ Chapter 11 Cases and any Successor Cases (as defined below);

(b)

pursuant to section 364(c)(2) of the Bankruptcy Code, an automatically perfected first priority security interest in and lien on all property of the DIP ABL Loan Parties’ estates that is not subject to a valid and perfected lien on the Petition Date, including, upon entry of the Final Order, the Avoidance Action Proceeds (as defined below);

(c)

pursuant to section 364(c)(3) of the Bankruptcy Code, an automatically perfected junior priority security interest in and lien on all property of the DIP ABL Loan Parties’ estates (other than Prepetition ABL Collateral (as defined below)) that is subject to valid and perfected security interests in favor of third parties as of the Petition Date (as defined below); and

(d)

pursuant to section 364(d) of the Bankruptcy Code, a perfected first priority priming security interest and lien on the Prepetition ABL Collateral, subject only to any Permitted Prior Liens (as defined below);

(v)

authorizing and directing the DIP ABL Loan Parties to pay the principal, interest, fees, expenses and other amounts payable under the DIP ABL Loan Documents as they are earned, due and payable in accordance with the terms of the DIP ABL Loan Documents and the DIP Orders;

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(vi)

authorizing the DIP ABL Loan Parties, solely in accordance with the Approved Budget (as defined below), the DIP ABL Loan Documents and the DIP Orders, to use the Prepetition ABL Collateral, including “Cash Collateral” (as defined in section 363 of the Bankruptcy Code) of the Prepetition Credit Parties;

(vii)

granting adequate protection to the Prepetition Credit Parties (as defined below) for any diminution in value resulting from the imposition of the automatic stay, the DIP ABL Loan Parties’ use, sale, or lease of the Prepetition Collateral and the priming of their respective liens and interests in the Prepetition Collateral (including by the Carve-Out);

(viii)

solely upon entry of the Final Order, the waiver by the DIP ABL Loan Parties of (a) any right to surcharge the DIP ABL Collateral and the Prepetition ABL Collateral pursuant to section 506(c) of the Bankruptcy Code, (b) any rights under the “equities of the case” exception in section 552(b) of the Bankruptcy Code, and (c) the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP ABL Collateral and Prepetition ABL Collateral;

(ix)	vacating and modifying the automatic stay under section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms of the DIP Orders and the DIP ABL Loan Documents; and

(x)

pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2), requesting an initial hearing on the Motion be held before the Bankruptcy Court to consider entry of the Interim Order (the “Interim Hearing”) to authorize on an interim basis (a) borrowing under the DIP ABL Loan Documents in an aggregate amount of up to $300 million and (b) the use of the Prepetition ABL Collateral, including Cash Collateral in accordance with the Approved Budget; and

(xi)	scheduling a final hearing (the “Final Hearing”) to approve the Motion and consider entry of the Final Order.

The Interim Hearing having been held before the Bankruptcy Court on October 15, 2018, pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2), and upon the record made by the DIP ABL Loan Parties at the Interim Hearing and after due deliberation and consideration and sufficient cause appearing therefor:

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THE COURT HEREBY FINDS AND CONCLUDES AS FOLLOWS:2

A. Petition Date. On October 15, 2018 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

B. Joint Administration. On the Petition Date, the Bankruptcy Court entered an order approving the joint administration of the Chapter 11 Cases.

C. Debtors in Possession. The Debtors are continuing in the management and operation of their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

D. Official Committees. No trustee or examiner or official committee of unsecured creditors (a “Creditors’ Committee”) or any other statutory committee has been appointed in these Chapter 11 Cases as of the date of this Interim Order.

E. Jurisdiction and Venue. The Bankruptcy Court has jurisdiction over these proceedings pursuant to 28 U.S.C. §§ 157(b) and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Bankruptcy Court may enter a final order consistent with Article III of the United States Constitution. Venue for the Chapter 11 Cases is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409. The predicates for the relief set forth herein are sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d), 364(e), 503 and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014, and Rule 4001-2 of the Local Bankruptcy Rules for the Southern District of New York (the “Local Bankruptcy Rules”).

[2]

The findings and conclusions set forth herein constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

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F. Notice. Adequate and sufficient notice of the Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and no other further notice of the Motion or the entry of this Interim Order shall be required, except as set forth in paragraph 56 below. The interim relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors’ estates.

G. Debtors’ Stipulations. After consultation with their attorneys and financial advisors, the Debtors, on their behalf and on behalf of their estates, admit, acknowledge, agree, and stipulate to the following (collectively, the “Debtors’ Stipulations”), subject to the provisions of paragraphs 40 and 41 below:

a. Prepetition ABL Credit Facilities. Pursuant to the Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition ABL Credit Agreement” and, together with all Loan Documents (as defined in the Prepetition ABL Credit Agreement), each as has been or may be amended, restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition ABL Documents”), by and among (i) SRAC and Kmart, as borrowers (the “Prepetition ABL Borrowers”), (ii) Holdings, as a guarantor (Holdings, together with the “Subsidiary Guarantors” (as defined in the Prepetition ABL Credit Agreement), the “Prepetition ABL Guarantors” and, together with the Prepetition ABL Borrowers, the “Prepetition ABL Loan Parties”), (iii) the banks, financial institutions and other institutional lenders from time to time party thereto, as lenders (collectively, the “Prepetition ABL Lenders”), (iv) the “Issuing Lenders” (as defined in the Prepetition ABL Credit Agreement) from time to time party thereto (the “Prepetition ABL Issuing Lenders”), (v) Bank of America, N.A., as administrative agent (in such capacity, the “Prepetition ABL

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Administrative Agent”), as a co-collateral agent, and as swingline lender, (vi) Wells Fargo Bank, National Association, as a co-collateral agent (in such capacity, together with Bank of America, N.A. in such capacity, the “Prepetition ABL Co-Collateral Agents”, and together with the Prepetition ABL Administrative Agent, the “Prepetition ABL Agents”, and the Prepetition ABL Agents together with the Prepetition ABL Lenders, the swingline lender the Prepetition ABL Issuing Lenders, and the Prepetition ABL Cash Management/Bank Product Providers (as defined below) and the Prepetition LC Facility Credit Parties (as defined below), the “Prepetition ABL Credit Parties”), and (vii) the other parties from time to time party thereto, the Prepetition ABL Credit Parties provided the Prepetition ABL Loan Parties with a $1.5 billion asset-based revolving credit facility (the “Prepetition ABL Revolving Facility”) including a $1.0 billion letter of credit subfacility (the “Prepetition ABL L/C Subfacility”), a term loan facility in an aggregate original principal amount of $1 billion (the “Prepetition ABL Term Loan Facility”), a term loan facility in an aggregate original principal amount of $750 million (the “Prepetition ABL 2016 Term Loan Facility”), and a “first-in, last-out” facility in an aggregate original principal amount of $125 million (the “Prepetition ABL 2018 FILO Facility,” and the lenders under the Prepetition ABL 2018 FILO Facility, the “2018 FILO Lenders,” and the Prepetition ABL 2018 FILO Facility, together with the Prepetition ABL Revolving Facility, the Prepetition ABL Term Loan Facility, and the Prepetition ABL 2016 Term Loan Facility, the “Prepetition ABL Facilities”).

b. Prepetition ABL Obligations. As of the Petition Date, the aggregate principal amount outstanding under the Prepetition ABL Facilities was $1,530,378,380, comprised of (i) $836,034,649 outstanding amount of all Advances, including Swingline Advances under, and each as defined in, the Prepetition ABL Revolving Facility (the “Prepetition ABL Revolving Advances”); (ii) $123,567,481 million outstanding amount of all

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L/C Obligations under, and as defined in, the Prepetition ABL Revolving Facility (together with the Prepetition ABL Revolving Advances, the “Prepetition ABL Revolving Extensions of Credit”); (iii) $0 outstanding principal amount of term loans under the Prepetition ABL Term Loan Facility; (iv) $570,776,250 outstanding principal amount of term loans under the Prepetition ABL 2016 Term Loan Facility (the “Prepetition ABL Term Loans”); and (v) $125,000,000 outstanding principal amount of the Prepetition ABL 2018 FILO Facility; and together with accrued and unpaid interest, outstanding letters of credit and bankers’ acceptances, any fees, expenses and disbursements (including attorneys’ fees, accountants’ fees, auditor fees, appraisers’ fees and financial advisors’ fees, and related expenses and disbursements), indemnification obligations, guarantee obligations, and other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition ABL Borrowers’ or the Prepetition ABL Guarantors’ obligations pursuant to, or secured by, the Prepetition ABL Documents, cash management services and bank products (the “Prepetition ABL Cash Management/Bank Product Obligations”) entered into with any Prepetition ABL Lender, any Prepetition ABL Agent or any of their respective affiliates (each, a “Prepetition ABL Cash Management/Bank Product Provider”), including all obligations under that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition LC Facility Agreement” and which constitutes a Prepetition ABL Loan Document), among Holdings, the Borrowers, JPP, LLC, JPP II, LLC, Crescent 1, L.P., Canary SC Fund, L.P., CYR Fund, L.P., CMH VI, L.P., and Cyrus Heartland, L.P., as L/C lenders (the “Prepetition LC Lenders”), and Citibank, N.A., as administrative agent and as issuing bank (in such capacity, the “Prepetition LC Facility

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Administrative Agent,” and together with the Prepetition LC Lenders, the “Prepetition LC Facility Credit Parties”), under which, as of the Petition Date, $271 million of letters of credit are outstanding thereunder, and which obligations constitute Bank Products and an Other LC Facility under and as defined in the Prepetition ABL Credit Agreement, and including all “Obligations” as defined in the Prepetition ABL Credit Agreement, and all other amounts that may become allowed or allowable under section 506(b) of the Bankruptcy Code, including interest, fees, prepayment premiums, costs and other charges, (the “Prepetition ABL Obligations”).

c. Prepetition ABL Liens and Prepetition ABL Collateral. Pursuant to the Prepetition ABL Credit Agreement and the other applicable Prepetition ABL Documents, each of the Prepetition ABL Guarantors unconditionally guaranteed, on a joint and several basis, the punctual and complete performance, payment and satisfaction when due and at all times thereafter of all of the Prepetition ABL Obligations. Pursuant to the Prepetition ABL Credit Agreement and the other applicable Prepetition ABL Documents, the Prepetition ABL Borrowers and the Prepetition ABL Guarantors granted to Bank of America, N. A., in its capacity as a Prepetition ABL Co-Collateral Agent and as agent for the other Prepetition ABL Co-Collateral Agent (in such capacity, the “Prepetition ABL Control Co-Collateral Agent”), for the benefit of itself and all of the other Prepetition ABL Credit Parties, a first priority security interest in and continuing lien on (the “Prepetition ABL Liens”) all of the collateral identified in the Prepetition ABL Documents, including, but not limited to, inventory, credit card accounts receivables, pharmacy receivables, prescription lists, deposit accounts, cash and cash equivalents, and proceeds, insurance claims and supporting obligations of the foregoing, together with Cash Collateral, in all cases whether then owned or existing of thereafter acquired (but

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excluding, for the avoidance of doubt, any Cash Collateral posted to the Prepetition LC Facility Agent by the Prepetition LC Lenders under the Prepetition LC Facility Agreement) (collectively, the “Prepetition ABL Collateral”).

d. Agreement Among Lenders. JPP, LLC, JPP II, LLC, GACP II, L.P., and Benefit Street 2018 LLC, as 2018 FILO lenders, ESL Investments, Inc., Wells Fargo Bank, National Association, as a Prepetition ABL Co-Collateral agent, and Bank of America, N.A., as Prepetition ABL Administrative Agent and as a Prepetition ABL Co-Collateral Agent, entered into an Agreement Among Lenders, dated as of March 21, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Agreement Among Lenders”).

e. Validity, Perfection, and Priority of Prepetition ABL Liens and Prepetition ABL Obligations. The Debtors hereby further acknowledge and agree that as of the Petition Date:

(i)

The Prepetition ABL Obligations constitute legal, valid, binding, and non-avoidable obligations of the Prepetition ABL Loan Parties enforceable in accordance with the terms of the Prepetition ABL Documents;

(ii)

The Prepetition ABL Liens on the Prepetition ABL Collateral are valid, binding, enforceable, non-avoidable, and properly perfected and were granted to the Prepetition ABL Control Co-Collateral Agent, for the benefit of itself and all of the other Prepetition ABL Credit Parties for fair consideration and reasonably equivalent value;

(iii)

The Prepetition ABL Liens are senior in priority over any and all other liens on the Prepetition ABL Collateral, subject only to certain liens senior by operation of law or otherwise permitted to be senior under the Prepetition ABL Documents (solely to the extent any such permitted liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition ABL Liens as of the Petition Date) (the “Permitted Prior Liens”);

(iv)

No portion of the Prepetition ABL Liens, the Prepetition ABL Obligations or any payments made to any Prepetition ABL Credit Party or applied to or paid on account of the Prepetition ABL Obligations prior to the Petition Date is subject to any contest, set-off, avoidance, impairment,

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disallowance, recharacterization, reduction, subordination (whether equitable, contractual, or otherwise), recoupment, recovery, rejection, attack, effect, counterclaims, cross-claims, defenses, or any other challenge or claim (as defined in the Bankruptcy Code) of any kind, any cause of action or any other challenge of any nature under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation or otherwise by any person or entity;

(v)

The Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including any Avoidance Actions, against any of the Prepetition ABL Credit Parties (other than ESL Investments, Inc. or any of its affiliates) or any of their respective Representatives;

(vi)

The Debtors have, on behalf of each of their estates and any party that may try to claim by, through, or on behalf of the Debtors’ estates, waived, discharged, and released any right to challenge any of the Prepetition ABL Obligations or the validity, extent and priority of the Prepetition ABL Liens;

(vii)	The Prepetition ABL Obligations constitute allowed, secured claims within the meaning of sections 502 and 506 of the Bankruptcy Code; and

(viii)

The Debtors have been and are in default of their obligations under the Prepetition ABL Documents, including as a result of the Chapter 11 Cases, and an Event of Default (as defined in the Prepetition ABL Credit Agreement) has occurred and is continuing.

f. Prepetition Second Lien 2010 Notes. Pursuant to the Indenture, dated as of October 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien 2010 Indenture” and, together with all notes, agreements and other documents executed or delivered in connection therewith, each as has been or may be amended, restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien 2010 Indenture Documents”, together with the Prepetition Second Lien 2018 Indenture Documents (as defined below), the “Prepetition Second Lien Notes Documents”), by and among (i) Holdings, as issuer (in such capacity, and as issuer of the Prepetition Second Lien Convertible Notes (as defined below), the “Prepetition Second Lien Notes Issuer”), (ii) certain subsidiaries of Holdings, as guarantors (in such capacity, and as guarantors of the Prepetition Second Lien Convertible Notes (as defined

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below), the “Prepetition Second Lien Notes Guarantors”) and (iii) Wilmington Trust, National Association, as trustee (in such capacity, the “Prepetition Second Lien 2010 Indenture Trustee”) and as collateral agent (in such capacity, the “Prepetition Second Lien Collateral Agent”), the Prepetition Second Lien Notes Issuer issued 6 5/8% Senior Secured Notes (as defined in the Prepetition Second Lien 2010 Indenture), due 2018 (together with any Exchange Securities (as defined in the Prepetition Second Lien 2010 Indenture) and any Additional Notes (as defined in the Prepetition Second Lien 2010 Indenture) issued under the Prepetition Second Lien 2010 Indenture, the “Prepetition Second Lien 2010 Notes” and the holders of such Prepetition Second Lien 2010 Notes, the “Prepetition Second Lien 2010 Notes Holders”) and, pursuant to an Offering Memorandum (as defined in the Prepetition Second Lien 2010 Indenture), the Prepetition Second Lien Notes Issuer exchanged some of the Prepetition Second Lien 2010 Notes for the Prepetition Second Lien Convertible Notes (as defined below).

g. Prepetition Second Lien 2010 Notes Obligations. As of the Petition Date, certain principal amounts of the obligations in respect of the Prepetition Second Lien 2010 Notes were allegedly outstanding, together with accrued and unpaid interest, costs, fees and expenses (the “Prepetition Second Lien 2010 Notes Obligations”).

h. Prepetition Second Lien Convertible Notes. Pursuant to the Indenture, dated as of March 20, 2018, (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien 2018 Indenture” and, together with all notes, agreements and other documents executed or delivered in connection therewith, each as has been or may be amended, restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien 2018 Indenture Documents”), by and among (i) the Prepetition Second Lien Notes Issuer, (ii) the

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Prepetition Second Lien Notes Guarantors and (iii) Computershare Trust Company, N.A. as trustee (in such capacity, the “Prepetition Second Lien 2018 Indenture Trustee” and, together with the Prepetition Second Lien 2010 Indenture Trustee, the “Prepetition Second Lien Trustees”, and, the Prepetition Second Lien Trustees, together with the Prepetition Second Lien Credit Agreement Agent and the Prepetition Second Lien Collateral Agent, the “Prepetition Second Lien Agents” and, together with the Prepetition ABL Administrative Agent, and the Prepetition LC Facility Agent, the “Prepetition Agents”), the Prepetition Second Lien Notes Issuer issued 6 5/8% Senior Secured Convertible PIK Toggle Notes due 2019 (as defined in the Prepetition Second Lien 2018 Indenture) (together with any PIK Interest Notes (as defined in the Prepetition Second Lien 2018 Indenture) (or any increase in the principal amount of a Global Note (as defined in the Prepetition Second Lien 2018 Indenture) related to PIK Interest (as defined in the Prepetition Second Lien 2018 Indenture)) and any Additional Notes (as defined in the Prepetition Second Lien 2018 Indenture) issued under the Prepetition Second Lien 2018 Indenture, the “Prepetition Second Lien Convertible Notes” and the holders of such Prepetition Second Lien Convertible Notes, the “Prepetition Second Lien Convertible Notes Holders” and, together with the Prepetition Second Lien 2010 Notes Holders, the “Prepetition Second Lien Notes Holders”).

i. Prepetition Second Lien Convertible Notes Obligations. As of the Petition Date, certain principal amounts of obligations were allegedly outstanding in respect of the Prepetition Second Lien Convertible Notes, together with accrued and unpaid interest, costs, fees and expenses (the “Prepetition Second Lien Convertible Notes Obligations”, together with the Prepetition Second Lien 2010 Notes Obligations, the “Prepetition Second Lien Notes Obligations”).

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j. Prepetition Second Lien Credit Agreement. Pursuant to the Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien Credit Agreement” and, together with all Loan Documents (as defined in the Prepetition Second Lien Credit Agreement) and all other agreements and documents executed or delivered in connection therewith, each as has been or may be amended, restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Second Lien Credit Agreement Documents”), by and among (i) Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers (the “Prepetition Second Lien Credit Agreement Borrowers”), (ii) Holdings and the other Guarantors party thereto (as defined in the Prepetition Second Lien Credit Agreement) (the “Prepetition Second Lien Credit Agreement Guarantors” and, together with the Prepetition Second Lien Credit Agreement Borrowers, the “Prepetition Second Lien Credit Agreement Loan Parties”, and the Prepetition Second Lien Credit Agreement Loan Parties, together with the Prepetition Second Lien Notes Issuer and the Prepetition Second Lien Notes Guarantors, the “Prepetition Second Lien Loan Parties”), (iii) the lenders from time to time party thereto (collectively, the “Prepetition Second Lien Credit Agreement Lenders”), (iv) JPP, LLC, as administrative agent and collateral administrator (in such capacities, the “Prepetition Second Lien Credit Agreement Agent”, together with the Prepetition Second Lien Credit Agreement Lenders and the Prepetition Second Lien Collateral Agent, the “Prepetition Second Lien Credit Agreement Credit Parties” and, the Prepetition Second Lien Credit Agreement Credit Parties, together with the Prepetition Second Lien Trustees and the Prepetition Second Lien Notes Holders, the “Prepetition Second Lien Credit Parties”, and, the Prepetition Second Lien Credit Parties, together with the Prepetition ABL Credit Parties, the “Prepetition Credit Parties”) and

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(vi) the other parties from time to time party thereto, the Prepetition Second Lien Credit Agreement Credit Parties provided the Prepetition Second Lien Credit Agreement Borrowers with a secured term loan (the “Prepetition Second Lien Credit Agreement Term Facility”), and line of credit loans (the “Prepetition Second Lien Credit Agreement Line of Credit Facility” and, collectively with the Prepetition Second Lien Credit Agreement Term Facility, the “Prepetition Second Lien Credit Agreement Facilities”).

k. Prepetition Second Lien Credit Agreement Facilities Obligations. As of the Petition Date, certain principal amounts were allegedly outstanding under the Prepetition Second Lien Credit Agreement Facilities, comprised of (i) certain amounts under the Prepetition Second Lien Credit Agreement Term Facility and (ii) certain amounts under the Prepetition Second Lien Credit Agreement Line of Credit Facility, together with accrued and unpaid interest, outstanding letters of credit and bankers’ acceptances, any fees, expenses and disbursements (including attorneys’ fees, accountants’ fees, auditor fees, appraisers’ fees and financial advisors’ fees, and related expenses and disbursements), treasury, cash management, bank product and derivative obligations, indemnification obligations, guarantee obligations, and other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition Second Lien Credit Agreement Borrowers’ or the Prepetition Second Lien Credit Agreement Guarantors’ obligations pursuant to, or secured by, the Prepetition Second Lien Credit Agreement Documents, including all “Obligations” as defined in the Prepetition Second Lien Credit Agreement, and all other amounts that may become allowable under section 506(b) of the Bankruptcy Code, including interest, fees, prepayment premiums, costs and other charges, the “Prepetition Second Lien Credit Agreement Obligations”, together with the Prepetition Second Lien Notes Obligations, the “Prepetition Second Lien Obligations”, and, together with the Prepetition ABL Obligations, the “Prepetition Obligations”).

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l. Prepetition Second Lien Facilities Liens and Prepetition Second Lien Facility Collateral. Pursuant to the Prepetition Second Lien Notes Documents and the Prepetition Second Lien Credit Agreement Documents (collectively, the “Prepetition Second Lien Credit Documents” and, together with the Prepetition ABL Documents and the Intercreditor Agreement, the “Prepetition Loan Documents”), each of the Prepetition Second Lien Notes Guarantors and the Prepetition Second Lien Credit Agreement Guarantors (collectively, the “Prepetition Second Lien Guarantors”) unconditionally guaranteed, on a joint and several basis, the due and punctual payment of all the Prepetition Second Lien Obligations. Pursuant to the Prepetition Second Lien Credit Documents, the Prepetition Second Lien Notes Guarantors and the Prepetition Second Lien Credit Agreement Credit Parties granted to the Prepetition Second Lien Collateral Agent, for the benefit of itself, all of the Prepetition Second Lien Credit Parties, a second priority security interest in and continuing lien on (the “Prepetition Second Lien Facilities Liens”, and together with the Prepetition ABL Liens, the “Prepetition Liens”) all of the collateral identified in the Prepetition Second Lien Credit Documents, in all cases whether then owned or existing of thereafter acquired (collectively, the “Prepetition Second Lien Collateral,” and together with the Prepetition ABL Collateral, the “Prepetition Collateral,” and the property that constitutes Prepetition ABL Collateral, but which is not Prepetition Second Lien Collateral, the “Specified Non-Prepetition Second Lien Collateral”).

m. Intercreditor Agreement. The Prepetition ABL Agents, for themselves and the other Prepetition ABL Credit Parties, and the Prepetition Second Lien Collateral Agent, for itself and the other Prepetition Second Lien Credit Parties, entered into a Second Amended

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and Restated Intercreditor Agreement, dated as of March 20, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Intercreditor Agreement”).

H. Cash Collateral. The DIP ABL Loan Parties represent that all of the DIP ABL Loan Parties’ cash, including the cash in their deposit accounts, wherever located, whether as original collateral or proceeds of other Prepetition ABL Collateral, constitutes Cash Collateral and is Prepetition ABL Collateral but not Prepetition Second Lien Collateral.

I. Permitted Prior Liens. Nothing herein shall constitute a finding or ruling by this Court that any alleged Permitted Prior Lien is valid, senior, enforceable, prior, perfected, or non-avoidable. Moreover, nothing shall prejudice the rights of any party-in-interest, including, but not limited to the Debtors, the DIP ABL Credit Parties, the Prepetition Credit Parties, or the Creditors’ Committee, to challenge the validity, priority, enforceability, seniority, avoidability, perfection, or extent of any alleged Permitted Prior Lien and/or security interests. For the purposes hereof, the right of a seller of goods to reclaim such goods under section 546(c) of the Bankruptcy Code is not a Permitted Prior Lien and is expressly subject to the Prepetition ABL Liens and DIP ABL Liens (as defined below).

J. Agreement Among Lenders and Intercreditor Agreement. Pursuant to section 510 of the Bankruptcy Code, the Agreement Among Lenders, the Intercreditor Agreement and any other intercreditor or subordination provisions contained in the Prepetition ABL Documents shall (i) remain in full force and effect, (ii) continue to govern the relative priorities, rights, and remedies of, in the case of the Intercreditor Agreement, the Prepetition Credit Parties, and, in the case of the Agreement Among Lenders, the Prepetition ABL Credit Parties (including the relative priorities, rights and remedies of such parties with respect to the

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replacement liens and administrative expense claims and superpriority administrative expense claims granted, or amounts payable, by the Debtors under this Interim Order or otherwise and the modification of the automatic stay), and (iii) not be deemed to be amended, altered, or modified by the terms of this Interim Order or the DIP ABL Loan Documents, unless expressly set forth herein or therein. Solely for purposes of the Intercreditor Agreement, any repayment of the Prepetition ABL Obligations pursuant to this Interim Order shall not be deemed to constitute a “Discharge of ABL Obligations” as such term is used in the Intercreditor Agreement.

K. Findings Regarding DIP Financing and Use of Cash Collateral.

a. Good Cause. Good cause has been shown for the entry of this Interim Order.

b. Request for Post-Petition Financing and Use of Cash Collateral. The DIP ABL Loan Parties have sought authority to enter into the DIP ABL Loan Documents. The DIP ABL Credit Parties shall have no obligation to make or be deemed to have made loans, advances or other extensions of credit under the DIP ABL Facility except to the extent required under the respective DIP ABL Loan Documents and shall have no obligation to waive any conditions required thereunder. The DIP ABL Loan Parties have sought authority to use Cash Collateral on the terms described herein, and in accordance with the Approved Budget, to administer their Chapter 11 Cases and fund their operations.

c. Need for Post-Petition Financing and Use of Cash Collateral. The Debtors’ need to use Cash Collateral and to obtain credit as set forth in the DIP ABL Loan Documents is immediate and critical in order to, among other things, enable the Debtors to continue operations and to administer and preserve the value of their estates. The ability of the Debtors to maintain business relationships, pay employees, protect the value of their assets and

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otherwise finance their operations requires the availability of working capital from the DIP ABL Facility and the use of Cash Collateral, the absence of either of which would immediately and irreparably harm the Debtors, their estates, creditors and other stakeholders, and the possibility for maximizing the value of their businesses. The Debtors do not have sufficient available sources of working capital and financing to operate their business or to maintain their properties in the ordinary course of business without the DIP ABL Facility and continued use of Cash Collateral. Consummation of the financing contemplated by the DIP ABL Loan Documents and the use of the Prepetition ABL Collateral, including Cash Collateral, pursuant to the terms of this Interim Order therefore are in the best interests of the Debtors’ estates.

d. No Credit Available on More Favorable Terms. Given their current financial condition, financing arrangements, and capital structure, despite diligent efforts, the DIP ABL Loan Parties are unable to reasonably obtain post-petition financing from sources other than the DIP ABL Lenders on terms more favorable than those set forth in the DIP ABL Loan Documents. The DIP ABL Loan Parties have been unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The DIP ABL Loan Parties have also been unable to obtain secured credit from other sources: (a) having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a) and 507(b) of the Bankruptcy Code; (b) secured only by a lien on property of the DIP ABL Loan Parties and their estates that is not otherwise subject to a lien; or (c) secured solely by a junior lien on property of the DIP ABL Loan Parties and their estates that is already subject to a lien. Further, the Required Lenders (as defined in the Prepetition ABL Credit Agreement) are supportive of the priming of the Prepetition ABL Liens and to the use of their Cash Collateral only to the extent provided herein and under the DIP ABL Loan Documents. Financing on a

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post-petition basis is not otherwise available without: (x) granting the DIP ABL Control Co-Collateral Agent, for itself and for the benefit of all of the other DIP ABL Credit Parties (i) perfected security interests in and liens on (each as provided herein) all of the DIP ABL Loan Parties’ existing and after-acquired assets with the priorities set forth herein; (ii) superpriority claims; and (iii) the other protections set forth in this Interim Order, and (y) upon entry of the Final Order, providing for the roll up of (i) all of the Prepetition ABL Revolving Extensions of Credit beneficially owned by the applicable DIP ABL Revolving Lenders and (ii) all of the Prepetition ABL Term Loans beneficially owned by the applicable DIP ABL Term Lenders, in each case, upon the terms set forth in the Final Order and in the DIP ABL Credit Agreement.

e. Use of Proceeds; Approved Budget. As a condition to entry into the DIP ABL Loan Documents, the extensions of credit under the DIP ABL Facility and the authorization to use Cash Collateral, the DIP ABL Lenders and Prepetition ABL Agents require, and the DIP ABL Loan Parties have agreed, that proceeds of the DIP ABL Facility and Cash Collateral shall be used in accordance with the terms of the DIP ABL Loan Documents, including the Approved Budget, which shall be subject to (a) such variances as may be permitted by the DIP ABL Loan Documents, (b) this Interim Order, and (c) the Carve-Out. The DIP ABL Loan Parties shall not directly or indirectly pay any expense or other disbursement other than those set forth in the Approved Budget or the Carve-Out. The proceeds of the DIP ABL Facility and Cash Collateral shall be used solely as provided in the DIP ABL Loan Documents and solely in accordance with the Approved Budget (subject to the Carve-Out), including, to the extent provided therein, (i) for the ongoing working capital and general corporate purposes of the DIP ABL Loan Parties, in each case consistent with, subject to, and within the limitations contained in, the Approved Budget; (ii) to pay fees, costs and expenses incurred in connection with the

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transactions contemplated hereby and other administration costs incurred in connection with the Chapter 11 Cases (including all fees, charges and disbursements of all counsel and advisors to the DIP ABL Agents and the DIP ABL Lenders to the extent provided in the DIP ABL Loan Documents) as set forth in the DIP ABL Loan Documents; (iii) payment of other such prepetition obligations as set forth in the Approved Budget, and as approved by the Bankruptcy Court; and (iv) payment of certain adequate protection amounts to the Prepetition ABL Credit Parties as set forth in paragraph 18 hereof.

f. Willingness to Provide Financing. The DIP ABL Lenders have indicated a willingness to provide financing to the DIP ABL Loan Parties, subject to the entry of this Interim Order and conditioned upon entry of the Final Order, including findings that such financing and use of Cash Collateral is essential to the DIP ABL Loan Parties’ estates, that the DIP ABL Lenders are extending credit to the DIP ABL Loan Parties as set forth in the DIP ABL Loan Documents in good faith, that the Prepetition Credit Parties are permitting the use of Cash Collateral in good faith, and that the DIP ABL Credit Parties’ and the Prepetition ABL Credit Parties’ claims, superpriority claims, security interests, liens, rights, and other protections will have the protections provided in section 364(e) of the Bankruptcy Code and will not be affected by any subsequent reversal, modification, vacatur, amendment, reargument or reconsideration of this Interim Order, the Final Order or any other order. As a condition to the entry into the DIP ABL Loan Documents and the extensions of credit under the DIP ABL Facility, the DIP ABL Loan Parties, the DIP ABL Agents, and the other DIP ABL Credit Parties have agreed that proceeds of DIP ABL Collateral and all payments and collections received by the DIP ABL Loan Parties shall be applied solely as set forth in the DIP ABL Loan Documents and the DIP Orders.

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g. Business Judgment and Good Faith Pursuant to Section 364(e). The extension of credit under the DIP ABL Facility and the DIP ABL Loan Documents, and the authorization to use Cash Collateral on the terms set forth herein, is fair, reasonable, and the best available to the DIP ABL Loan Parties under the circumstances, reflect the DIP ABL Loan Parties’ exercise of sound and prudent business judgment, are supported by reasonably equivalent value and consideration, and were entered into at arm’s-length, under no duress, and without undue influence, negligence or violation of public policy or law. The DIP ABL Loan Documents, the DIP ABL Facility and the provisions regarding the use of Cash Collateral were negotiated in good faith and at arm’s length among the DIP ABL Loan Parties, certain of the Prepetition Credit Parties and the DIP ABL Credit Parties, under no duress, and without undue influence, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining the requisite approvals of the DIP ABL Facility, and the use of Cash Collateral, including in respect of the granting of the DIP ABL Liens and the Adequate Protection Liens (as defined below), any challenges or objections to the DIP ABL Facility or the use of Cash Collateral, and all documents related to any and all transactions contemplated by the foregoing. Use of Cash Collateral and any credit to be extended as set forth in this Interim Order and in the DIP ABL Loan Documents shall be deemed to have been so allowed, advanced, made, used or extended in good faith, and for valid business purposes and uses, within the meaning of section 364(e) of the Bankruptcy Code, and the DIP ABL Credit Parties and the Prepetition ABL Credit Parties are therefore entitled to the protections and benefits of section 364(e) of the Bankruptcy Code and this Interim Order, and therefore, the claims, security interests, liens, and other protections granted pursuant to this Interim Order should be preserved to the extent provided for in this Interim Order.

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h. Priming of Prepetition Liens. The priming of the Prepetition Liens on the Prepetition ABL Collateral by the DIP ABL Liens to the extent set forth in the DIP ABL Loan Documents and this Interim Order will enable the DIP ABL Loan Parties to obtain the DIP ABL Facility and to continue to operate their businesses for the benefit of their estates and creditors. The Required Lenders (as defined in the Prepetition ABL Credit Agreement) support such priming liens solely to the extent set forth in the DIP ABL Loan Documents and this Interim Order, subject to receipt of adequate protection of their respective interests in the Prepetition ABL Collateral as set forth herein. The Required Lenders (as defined in the Prepetition ABL Credit Agreement) have acted in good faith in supporting the (i) DIP ABL Loan Parties’ use of the Prepetition ABL Collateral, including Cash Collateral, pursuant to the terms of this Interim Order, (ii) priming of the Prepetition Liens by the DIP ABL Liens on Prepetition ABL Collateral to the extent set forth in the DIP ABL Loan Documents and this Interim Order, and (iii) entry of this Interim Order and the granting of the relief set forth herein, and their reliance on the assurances referred to herein is in good faith.

i. Adequate Protection for Prepetition Credit Parties. The Prepetition Credit Parties are entitled to, and shall receive, adequate protection as set forth in paragraphs 16 through 18 below to the extent of any diminution in value of their interests in the Prepetition ABL Collateral pursuant to sections 361, 362, 363, 364 and 507(b) of the Bankruptcy Code. The adequate protection provided to the Prepetition Credit Parties pursuant to the terms of this Interim Order is necessary and appropriate in light of, among other things, (a) the DIP ABL Loan Parties’ proposed use and sale of the Prepetition ABL Collateral, including Cash Collateral, (b) the granting of priming liens on the Prepetition ABL Collateral in connection with the DIP ABL Facility, (c) the potential decline in the value of the Prepetition ABL Collateral, and (d) the imposition of the automatic stay.

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j. Sections 506(c) and 552(b). In the Final Order, the Debtors will seek a waiver, for the benefit of the DIP ABL Credit Parties and the Prepetition Credit Parties, of (a) the provisions of section 506(c) of the Bankruptcy Code, (b) any “equities of the case” under section 552(b) of the Bankruptcy Code, and (c) the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP ABL Collateral and the Prepetition ABL Collateral in light of (i) the subordination of their liens and superpriority claims, as applicable, to the Carve-Out, (ii) the use of Cash Collateral and the subordination of the Prepetition Obligations, Prepetition Liens, Adequate Protection Claims (as defined below) and Adequate Protection Liens (as defined below) to the Carve-Out, the DIP ABL Liens and the DIP ABL Superpriority Claims (as defined below), as applicable, and (iii) the Approved Budget covering all administrative costs projected by the DIP ABL Loan Parties.

k. Final Hearing. At the Final Hearing, the DIP ABL Loan Parties will seek final approval of the proposed post-petition financing arrangements, use of Cash Collateral and the ABL Roll Up pursuant to the Final Order, which shall be in form and substance acceptable to the DIP ABL Agents in their sole and absolute discretion. Notice of the Final Hearing and Final Order will be provided in accordance with this Interim Order and no further notice, except as provided by this Interim Order, shall be required.

l. Immediate Entry. The DIP ABL Loan Parties have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2) and Local Bankruptcy Rule 4001-2. The authorization granted herein on an interim basis to use the Prepetition ABL Collateral, including Cash Collateral, to enter into the DIP ABL Loan

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Documents, and to borrow under the DIP ABL Facility is necessary to avoid immediate and irreparable harm to the DIP ABL Loan Parties and their estates during the period beginning on the date hereof through and including the earlier to occur of (i) the date of the entry of the Final Order by this Court and (ii) the Termination Date (as defined below). This Court concludes that the entry of this Interim Order is in the best interests of the DIP ABL Loan Parties and their estates and creditors because it will, among other things, allow the DIP ABL Loan Parties to meet payroll and other critical expenses and thereby maximize the value of their estates.

m. Notice. Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors, whether by facsimile, email, overnight courier or hand delivery, to certain parties in interest as set forth in the Motion. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein, and the Interim Hearing constitutes adequate notice thereof and complies with Bankruptcy Rules 4001(b) and (c) and the Local Bankruptcy Rules, and no further notice of the relief granted herein is necessary or required.

Based upon the foregoing findings and conclusions, the Motion and the record before the Bankruptcy Court with respect to the Motion, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED that:

1. Motion Granted. The Motion is granted on an interim basis to the extent set forth herein.

2. Use of Prepetition ABL Collateral Approved. Subject to and consistent with the terms of the DIP ABL Loan Documents, this Interim Order, and the Approved Budget, the DIP ABL Loan Parties are hereby authorized to use the Prepetition ABL Collateral (including Cash Collateral) until the Termination Date to the extent set forth herein; provided,

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however, that during the Remedies Notice Period (as defined herein), the DIP ABL Loan Parties may use Cash Collateral solely to meet payroll obligations (but not severance obligations) and pay expenses that the DIP ABL Agents approve as critical to keeping the DIP ABL Loan Parties’ business operating in accordance with the Approved Budget, or as otherwise agreed by the DIP ABL Agents in their sole and absolute discretion, and the Carve-Out shall be funded following delivery of the Carve-Out Trigger Notice (as defined herein) as provided in paragraph 20 of this Interim Order.

3. Objections Overruled. All objections to and reservations of rights with respect to the interim relief sought in the Motion and to the entry of this Interim Order to the extent not withdrawn or resolved are hereby overruled on the merits in their entirety.

DIP ABL Facility Authorization

4. Authorization of the DIP ABL Loan Documents. The DIP ABL Loan Parties are hereby authorized to execute, issue, deliver, enter into, and adopt, as the case may be, the DIP ABL Loan Documents to be delivered pursuant hereto or thereto or in connection herewith or therewith. The DIP ABL Loan Parties are hereby authorized to borrow money and issue letters of credit under the applicable DIP ABL Loan Documents, on an interim basis in accordance with and subject to the terms and conditions of this Interim Order and the DIP ABL Loan Documents, and to perform all other obligations hereunder and thereunder, provided that until the entry of the Final Order, the DIP ABL Loan Parties are only authorized to borrow an aggregate principal amount of up to $300,000,000.00 under the DIP ABL Facility in the form of Incremental DIP ABL Revolving Extensions of Credit and Incremental DIP ABL Term Loans.

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5. ABL Roll Up. In the Final Order, the Debtors will seek approval of the following transactions: (a) each Roll Up DIP ABL Revolving Lender shall be deemed to have made Roll Up DIP ABL Revolving Extensions of Credit in an amount equal to the amount of the Prepetition ABL Revolving Extensions of Credit beneficially owned by such Roll Up DIP ABL Revolving Lender at 11:59 p.m. Eastern Time on November 5, 2018, which shall reduce such Roll Up DIP ABL Revolving Lender’s Prepetition ABL Revolving Extensions of Credit on a dollar for dollar basis, and which shall with respect to participations in prepetition letters of credit issued under the Prepetition ABL Credit Agreement, result in an increase of the Incremental DIP ABL L/C Subfacility to an approximately $123 million DIP ABL L/C Subfacility, and such prepetition letters of credit shall be deemed issued under the DIP ABL L/C Subfacility, (b) each Roll Up DIP ABL Term Lender shall be deemed to have made Roll Up DIP ABL Term Loans in an amount equal to the amount of the Prepetition ABL Term Loans beneficially owned by such Roll Up DIP ABL Term Lender at 11:59 p.m. Eastern Time on November 5, 2018, which shall reduce such Roll Up DIP ABL Term Lender’s Prepetition ABL Term Loans on a dollar for dollar basis, and (c) Bank Products (as defined under the Prepetition ABL Credit Agreement other than those under the Prepetition LC Facility Agreement) and Cash Management Obligations (as defined under the Prepetition ABL Credit Agreement) shall roll up; provided that the making of the Roll Up DIP ABL Revolving Extensions of Credit and Roll Up DIP ABL Term Loans shall be subject to the reservation of rights of parties in interest in paragraphs 40 and 41 below, and upon expiration of the Challenge Period (as defined below) without a Challenge Proceeding (as defined below) having been brought, or the final resolution of a Challenge Proceeding brought in compliance with the provisions of this Interim Order (where such Challenge Proceeding did not have the effect of successfully impairing any of the Prepetition ABL Revolving Extensions of Credit, the Prepetition ABL Term Loans or the liens securing any of such obligations), the DIP ABL Loan Parties’ ABL Roll Up shall be deemed indefeasible (or, in the event that such a Challenge Proceeding is timely and properly

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commenced in respect of the Prepetition ABL Revolving Extensions of Credit, the Prepetition ABL Term Loans or the liens securing any of such obligations, on the date on which any order entered by the Bankruptcy Court in favor of the applicable Prepetition ABL Credit Party in such Challenge Proceeding becomes final and non-appealable).

6. Authorized Action. In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized to perform all acts, to make, execute and deliver all instruments and documents that may be necessary or required for performance by the DIP ABL Loan Parties under the DIP ABL Loan Documents and the creation and perfection of the DIP ABL Liens described in, provided for and perfected by this Interim Order and the DIP ABL Loan Documents. Subject to paragraph 19, the DIP ABL Loan Parties are hereby authorized to pay, in accordance with this Interim Order, the principal, interest, fees, expenses and other amounts described in the DIP ABL Loan Documents as such become due and without need to obtain further Court approval, including administrative agent fees, underwriting fees, commitment fees, letter of credit fees, and the fees and disbursements of the DIP ABL Agents’ attorneys, advisers, accountants and other consultants. All fees shall be payable in accordance with the DIP ABL Loan Documents.

7. Validity of DIP ABL Secured Obligations. Upon entry of this Interim Order, the DIP ABL Loan Documents shall represent valid, binding and unavoidable obligations of the DIP ABL Loan Parties, enforceable against the DIP ABL Loan Parties and their estates in accordance with their terms, subject to the terms of this Interim Order. The DIP ABL Loan Documents and this Interim Order constitute and evidence the validity and binding effect of the DIP ABL Secured Obligations of the DIP ABL Loan Parties, which DIP ABL Secured Obligations shall be enforceable, jointly and severally, against the DIP ABL Loan Parties, their

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estates and any successors thereto, including any trustee or other estate representative appointed in the Chapter 11 Cases or any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases (each, a “Successor Case”). No obligation, payment, transfer, or grant of a security or other interest to the DIP ABL Control Co-Collateral Agent or any other DIP ABL Credit Party under the DIP ABL Loan Documents or this Interim Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or any applicable law (including under sections 502(d), 544, 548 or 549 of the Bankruptcy Code), or subject to any defense, reduction, set-off, recoupment, claim or counterclaim. The DIP ABL Secured Obligations include all loans and any other indebtedness or obligations, contingent or absolute, now existing or hereafter arising, which may from time to time be or become owing by the DIP ABL Loan Parties to the DIP ABL Credit Parties under the DIP ABL Loan Documents, all DIP ABL Cash Management/Bank Product Obligations, and, in the case of each of the foregoing, including all principal, interest, costs, fees, expenses and other amounts owed in connection therewith or otherwise pursuant to the DIP ABL Loan Documents.

8. No Obligation to Extend Credit. The DIP ABL Credit Parties shall have no obligation to make loans or advances under the DIP ABL Facility unless and until the conditions precedent to the closing and the making of such extensions of credit under the DIP ABL Loan Documents, including the conditions precedent set forth opposite the heading “Conditions Precedent to the Initial Closing” in the DIP ABL Term Sheet, have been satisfied in full or waived in accordance with the terms of the DIP ABL Loan Documents (such date, the “Initial Closing Date”), which date shall occur on or before the earlier of (a) October 19, 2018, and (b) three (3) business days after the entry of this Interim Order.

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9. Use of DIP ABL Facility Proceeds. From and after the Petition Date, the DIP ABL Loan Parties are authorized, subject to the satisfaction of the terms and conditions set forth in the DIP ABL Loan Documents, to use proceeds of extensions of credit under the DIP ABL Facility only for the purposes specifically set forth in this Interim Order and the DIP ABL Loan Documents (i) for the ongoing working capital and general corporate purposes of the DIP ABL Loan Parties, in each case consistent with, subject to, and within the limitations contained in, the Approved Budget; and (ii) to pay fees, costs and expenses incurred in connection with the transactions contemplated hereby and other administration costs incurred in connection with the Chapter 11 Cases (including all fees, charges and disbursements of all counsel and advisors to the DIP ABL Agents and the DIP ABL Lenders).

10. No DIP ABL Credit Party shall have any obligation or responsibility to monitor any Debtor’s use of the DIP ABL Facility, and each DIP ABL Credit Party may rely upon each Debtor’s representations that the amount of debtor-in-possession financing requested at any time, and the use thereof, are in accordance with the requirements of this Interim Order, the DIP ABL Loan Documents, and Bankruptcy Rule 4001(c)(2).

11. DIP ABL Superpriority Claim. Subject to the Carve-Out, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP ABL Secured Obligations shall constitute allowed administrative expense claims against each of the DIP ABL Loan Parties’ estates, jointly and severally, with priority over any and all administrative expenses, including any superpriority claims associated with any other postpetition financing facility, all Adequate Protection Claims and, to the fullest extent permitted under the Bankruptcy Code, all other claims against the DIP ABL Loan Parties, now existing or hereafter arising, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy,

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or attachment (the “DIP ABL Superpriority Claim”), which DIP ABL Superpriority Claims shall be payable from and have recourse to all prepetition and post-petition property of the DIP ABL Loan Parties and their estates and all proceeds thereof, subject only to liens secured thereby and the Carve-Out. The DIP ABL Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise.

DIP ABL Liens and DIP ABL Collateral.

12. Effective immediately upon entry of this Interim Order and as more fully set forth in the DIP ABL Loan Documents, as security for the full and prompt performance and payment when due (whether at the stated maturity, by acceleration or otherwise) of the DIP ABL Secured Obligations, the DIP ABL Control Co-Collateral Agent is hereby granted, for itself and for the benefit of all of the DIP ABL Credit Parties, continuing valid, binding, enforceable, non-avoidable, automatically and properly perfected, post-petition security interests in and liens (the “DIP ABL Liens”) on all DIP ABL Collateral nunc pro tunc to the Petition Date without the necessity of the execution by the DIP ABL Loan Parties (or recordation or other filing or notice) of security agreements, control agreements, pledge agreements, copyright security agreements, trademark security agreements, patent security agreements, financing statements, mortgages, schedules or other similar documents, or the possession or control by the DIP ABL Agents or any other DIP ABL Credit Party of any DIP ABL Collateral. The term “DIP ABL Collateral” means Prepetition ABL Collateral and all other assets of the DIP ABL Loan Parties, whether now owned or hereafter acquired, and all proceeds thereof, including all deposit accounts, securities accounts, cash and cash equivalents of the DIP ABL Loan Parties; provided the DIP ABL Liens extend only to the proceeds of leased real property and are not direct liens on the Debtors’ leases of real property unless such liens are expressly permitted pursuant to the

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underlying lease documents; provided, however, the Final Order may provide for the grant of liens on real property leases. In the proposed Final Order, the Debtors will request that all of the proceeds (the “Avoidance Action Proceeds”) of the DIP ABL Loan Parties’ claims and causes of action arising under sections 502(d), 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state law (the “Avoidance Actions”) shall also constitute DIP ABL Collateral.

Priority of DIP ABL Liens

13. The DIP ABL Liens on the DIP ABL Collateral shall in each case be subject to the Carve-Out and otherwise have the following priority:

(a)

pursuant to section 364(c)(2) of the Bankruptcy Code, first priority liens on and security interests in all DIP ABL Collateral that is not otherwise subject to a valid, perfected and non-avoidable security interest or lien as of the Petition Date (collectively, the “Prepetition Unencumbered Assets”);

(b)

pursuant to section 364(c)(3) of the Bankruptcy Code, junior liens on and security interests in all DIP ABL Collateral (other than Prepetition ABL Collateral) that is not subject to Prepetition ABL Liens but is subject to valid and perfected security interests in favor of third parties as of the Petition Date (the “Prepetition Encumbered DIP ABL Collateral”); and

(c)

pursuant to section 364(d) of the Bankruptcy Code, first priority priming security interests and liens on the Prepetition ABL Collateral of each Debtor on which the Prepetition ABL Lenders held a first priority security interest and lien (such liens and security interests, the “DIP ABL Priming Liens”), in each case to the extent that such Prepetition ABL Collateral is subject to Prepetition ABL Liens (collectively, the “Primed Liens”) and such DIP ABL Priming Liens shall be (x) senior in all respects to the interests in such property of the Prepetition ABL Credit Parties under the Prepetition ABL Credit Agreement and the other “secured parties” referred to therein, (y) senior to the Adequate Protection Liens, and (z) subject to Permitted Prior Liens.

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14. Notwithstanding anything to the contrary herein, the following table sets forth the relative priorities of the Carve-Out, Permitted Prior Liens, DIP ABL Liens, Adequate Protection Liens, and the Prepetition Liens on the DIP ABL Collateral upon effectiveness of this Interim Order:

Prepetition ABL Collateral	Prepetition Encumbered DIP ABL Collateral	Prepetition Unencumbered Assets
Carve-Out	Carve-Out	Carve-Out

Permitted Prior Liens	All valid and perfected security interests in favor of third parties as of the Petition Date	DIP ABL Liens

DIP ABL Liens	DIP ABL Liens	Prepetition ABL Facilities Adequate Protection Liens

Prepetition ABL Facilities Adequate Protection Liens	Prepetition ABL Facilities Adequate Protection Liens	2018 FILO Adequate Protection Liens

2018 FILO Adequate Protection Liens	2018 FILO Adequate Protection Liens	Prepetition LC Facility Adequate Protection Liens

Prepetition LC Facility Adequate Protection Liens	Prepetition LC Facility Adequate Protection Liens	Prepetition Second Lien Adequate Protection Liens

Prepetition ABL Liens	Prepetition Second Lien Adequate Protection Liens

Prepetition Second Lien Adequate Protection Liens

Prepetition Second Lien Facilities Liens (except on Specified Non-Prepetition Second Lien Collateral)

15. Treatment of DIP ABL Liens. Other than as set forth herein, the DIP ABL Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereafter granted in the Chapter 11 Cases or any Successor Case. The DIP ABL Liens shall be valid and enforceable against any trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Case, upon the conversion of any of the Chapter 11 Cases to

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a case under chapter 7 of the Bankruptcy Code (or in any other Successor Case), and/or upon the dismissal of any of the Chapter 11 Cases or any Successor Case. No lien or interest avoided and preserved for the benefit of the DIP ABL Loan Parties’ estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP ABL Liens.

Adequate Protection

16. Adequate Protection Liens.

(a) Prepetition ABL Adequate Protection Liens. Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition ABL Credit Parties (other than the 2018 FILO Lenders and the Prepetition LC Facility Credit Parties) in the Prepetition ABL Collateral, including Cash Collateral, against any diminution in value resulting from the DIP ABL Loan Parties’ use, sale or lease (or other decline in value) of such collateral, the imposition of the automatic stay, the priming of the Prepetition ABL Liens and the subordination to the Carve-Out (collectively, “ABL Diminution in Value”), the DIP ABL Loan Parties hereby grant to the Prepetition ABL Control Co-Collateral Agent on behalf of itself and all of the other Prepetition ABL Credit Parties (other than the 2018 FILO Lenders and the Prepetition LC Facility Credit Parties) to the extent of any ABL Diminution in Value a valid and perfected replacement and additional security interest in, and liens on (the “Prepetition ABL Facilities Adequate Protection Liens”) all DIP ABL Collateral. The Prepetition ABL Facilities Adequate Protection Liens are and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date (without the necessity of the execution by the DIP ABL Loan Parties of control agreements, security agreements, pledge agreements, financing statements, or other agreements) and shall (i) solely with respect to the Prepetition ABL Collateral, be subject and subordinate only to the Carve-Out, the Permitted Prior Liens and the DIP ABL Liens, (ii) solely with respect to the Prepetition Encumbered DIP ABL Collateral,

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be subject to the Carve-Out, valid and perfected security interests in favor of third parties as of the Petition Date, and the DIP ABL Liens, and (iii) solely with respect to Prepetition Unencumbered Assets, subject to the Carve-Out and the DIP ABL Liens and (iv) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP ABL Collateral.

(b) Prepetition 2018 FILO Adequate Protection Liens. Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as adequate protection of the interests of the 2018 FILO Lenders in the Prepetition ABL Collateral, including Cash Collateral, against any ABL Diminution in Value, the DIP ABL Loan Parties hereby grant to the Prepetition ABL Control Co-Collateral Agent, on behalf of the 2018 FILO Lenders to the extent of any ABL Diminution in Value, a valid and perfected replacement and additional security interest in, and liens on (the “2018 FILO Adequate Protection Liens”) all DIP ABL Collateral. The 2018 FILO Adequate Protection Liens are and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date (without the necessity of the execution by the DIP ABL Loan Parties of control agreements, security agreements, pledge agreements, financing statements, or other agreements) and shall (i) solely with respect to the Prepetition ABL Collateral, be subject and subordinate only to the Carve-Out, the Permitted Prior Liens, the DIP ABL Liens, and the Prepetition ABL Facilities Adequate Protection Liens, (ii) solely with respect to the Prepetition Encumbered DIP ABL Collateral, be subject to the Carve-Out, valid and perfected security interests in favor of third parties as of the Petition Date, the DIP ABL Liens and the Prepetition ABL Facilities Adequate Protection Liens, and (iii) solely with respect to Prepetition Unencumbered Assets, subject to the Carve-Out, the DIP ABL Liens, and the Prepetition ABL Facilities Adequate Protection Liens and (iv) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP ABL Collateral.

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(c) Prepetition LC Facility Adequate Protection Liens. Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition LC Facility Credit Parties in the Prepetition ABL Collateral, including Cash Collateral, against any ABL Diminution in Value, the DIP ABL Loan Parties hereby grant to the Prepetition LC Facility Administrative Agent on behalf of itself and all of the other Prepetition LC Facility Credit Parties to the extent of any ABL Diminution in Value a valid and perfected replacement and additional security interest in, and liens on (the “Prepetition LC Facilities Adequate Protection Liens”) all DIP ABL Collateral. The Prepetition LC Facilities Adequate Protection Liens are and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date (without the necessity of the execution by the DIP ABL Loan Parties of control agreements, security agreements, pledge agreements, financing statements, or other agreements) and shall (i) solely with respect to the Prepetition ABL Collateral, be subject and subordinate only to the Carve-Out, the Permitted Prior Liens, the DIP ABL Liens, the Prepetition ABL Facilities Adequate Protection Liens, and the 2018 FILO Adequate Protection Liens, (ii) solely with respect to the Prepetition Encumbered DIP ABL Collateral, be subject to the Carve-Out, valid and perfected security interests in favor of third parties as of the Petition Date, the DIP ABL Liens, the Prepetition ABL Facilities Adequate Protection Liens and the 2018 FILO Adequate Protection Liens, and (iii) solely with respect to Prepetition Unencumbered Assets, subject to the Carve-Out, the DIP ABL Liens, the Prepetition ABL Facilities Adequate Protection Liens and the 2018 FILO Adequate Protection Liens, and (iv) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP ABL Collateral.

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(d) Second Lien Facilities Adequate Protection Liens. Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition Second Lien Credit Parties in the Prepetition Second Lien Collateral, including Cash Collateral, against any diminution in value resulting from the DIP ABL Loan Parties’ use, sale or lease (or other decline in value) of such collateral, the imposition of the automatic stay, the priming of the Prepetition Second Lien Facilities Liens and the subordination to the Carve-Out (collectively, the “Second Lien Diminution in Value”), the DIP ABL Loan Parties hereby grant to the Prepetition Second Lien Collateral Agent on behalf of itself and the other Prepetition Second Lien Credit Parties to the extent of any Second Lien Diminution in Value, a valid and perfected replacement and additional security interest in, and liens on (the “Prepetition Second Lien Adequate Protection Liens,” and together with the Prepetition ABL Facilities Adequate Protection Liens, the 2018 FILO Adequate Protection Liens, and the Prepetition LC Facility Adequate Protection Liens, the “Adequate Protection Liens”) all DIP ABL Collateral. The Prepetition Second Lien Adequate Protection Liens are and shall be valid, binding, enforceable and fully perfected nunc pro tunc to the Petition Date (without the necessity of the execution by the DIP ABL Loan Parties of mortgages, security agreements, pledge agreements, financing statements, or other agreements) and shall (i) solely with respect to the Prepetition ABL Collateral, be subject and subordinate only to the Carve-Out, the Permitted Prior Liens, the DIP ABL Liens, the Prepetition ABL Facilities Adequate Protection Liens, the 2018 FILO Adequate Protection Liens, the Prepetition LC Facility Adequate Protection Liens and the Prepetition ABL Liens, (ii) solely with respect to the Prepetition Encumbered DIP ABL Collateral, be subject to the Carve-Out, valid and perfected security interests in favor of third parties as of the Petition Date, the DIP ABL Liens the Prepetition ABL Facilities Adequate Protection Liens, the 2018 FILO Adequate Protection Liens, and the Prepetition LC Facility Adequate Protection Liens and (iii) solely with respect to Prepetition Unencumbered Assets,

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subject to the Carve-Out, the DIP ABL Liens, the Prepetition ABL Facilities Adequate Protection Liens, the 2018 FILO Adequate Protection Liens, and the Prepetition LC Facility Adequate Protection Liens and (iv) otherwise be senior to all other security interests in, liens on, or claims against any of the DIP ABL Collateral.

(e) Treatment of Adequate Protection Liens. Other than as set forth herein, the Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Chapter 11 Cases or any Successor Case. The Adequate Protection Liens shall be valid and enforceable against any trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Case, upon the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (or in any other Successor Case), and/or upon the dismissal of any of the Chapter 11 Cases or any Successor Case. The Adequate Protection Liens shall not be subject to sections 510, 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the Prepetition Liens or the Adequate Protection Liens.

17. Adequate Protection Superpriority Claims.

(a) Prepetition ABL Superpriority Claims. Pursuant to section 507(b) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition ABL Credit Parties (other than the 2018 FILO Lenders and the Prepetition LC Facility Credit Parties) in the Prepetition ABL Collateral, including Cash Collateral, the Prepetition ABL Control Co-Collateral Agent, for itself and for the benefit of all of the other Prepetition ABL Credit Parties (other than the 2018 FILO Lenders and the Prepetition LC Facility Credit Parties), is hereby granted an allowed administrative claim against the DIP ABL Loan Parties’ estates under section 503(b)

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of the Bankruptcy Code with superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the “Prepetition ABL Adequate Protection Claims”). Except as set forth herein, the Prepetition ABL Adequate Protection Claims shall have priority over all administrative expense claims and priority general unsecured claims against the DIP ABL Loan Parties or their estates, now existing or hereafter arising, to the fullest extent permitted under the Bankruptcy Code; provided, however, that the Prepetition ABL Adequate Protection Claims shall be junior to (i) the Carve-Out and (ii) the DIP ABL Superpriority Claims.

(b) Prepetition 2018 FILO Superpriority Claims. Pursuant to section 507(b) of the Bankruptcy Code, as adequate protection of the interests of the 2018 FILO Lenders in the Prepetition ABL Collateral, including Cash Collateral, the Prepetition ABL Control Co-Collateral Agent, on behalf of the 2018 FILO Lenders, is hereby granted an allowed administrative claim against the DIP ABL Loan Parties’ estates under section 503(b) of the Bankruptcy Code with superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the “Prepetition 2018 FILO Adequate Protection Claims”). Except as set forth herein, the Prepetition 2018 FILO Adequate Protection Claims shall have priority over all administrative expense claims and priority general unsecured claims against the DIP ABL Loan Parties or their estates, now existing or hereafter arising, to the fullest extent permitted under the Bankruptcy Code; provided, however, that the Prepetition 2018 FILO Adequate Protection Claims shall be junior to (i) the Carve-Out, (ii) the DIP ABL Superpriority Claims, and (iii) the Prepetition ABL Adequate Protection Claims.

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(c) Prepetition LC Facility Superpriority Claims. Pursuant to section 507(b) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition LC Facility Credit Parties in the Prepetition ABL Collateral, including Cash Collateral, the Prepetition LC Facility Administrative Agent, for itself and for the benefit of all of the other Prepetition LC Facility Credit Parties, is hereby granted an allowed administrative claim against the DIP ABL Loan Parties’ estates under section 503(b) of the Bankruptcy Code with superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the “Prepetition LC Facility Adequate Protection Claims”). Except as set forth herein, the Prepetition 2018 LC Facility Adequate Protection Claims shall have priority over all administrative expense claims and priority general unsecured claims against the DIP ABL Loan Parties or their estates, now existing or hereafter arising, to the fullest extent permitted under the Bankruptcy Code; provided, however, that the Prepetition LC Facility Adequate Protection Claims shall be junior to (i) the Carve-Out, (ii) the DIP ABL Superpriority Claims, (iii) the Prepetition ABL Adequate Protection Claims, and (iv) the Prepetition 2018 FILO Adequate Protection Claims.

(d) Second Lien Facilities Superpriority Claims. Pursuant to section 507(b) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition Second Lien Credit Parties in the Prepetition Second Lien Collateral, including Cash Collateral, on behalf of itself and the other Prepetition Second Lien Credit Parties, the Prepetition Second Lien Collateral Agent is hereby granted an allowed administrative claim against the DIP ABL Loan Parties’ estates under section 503(b) of the Bankruptcy Code with superpriority pursuant to section 507(a) and (b) of the Bankruptcy Code (the “Prepetition Second Lien Facilities Adequate Protection Claims,” and together with the Prepetition ABL Adequate Protection Claims, the Prepetition 2018 FILO Adequate Protection Claims, and the Prepetition LC Facility Adequate Protection Claims, the “Adequate Protection Claims”) to the extent that the Prepetition Second Lien Adequate Protection Liens are insufficient to protect the Prepetition Second Lien Credit Parties’ interests in the Prepetition Second Lien Collateral. Except as set forth herein, the

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Prepetition Second Lien Facilities Adequate Protection Claims shall have priority over all administrative expense claims and priority general unsecured claims against the DIP ABL Loan Parties or their estates, now existing or hereafter arising, to the fullest extent permitted under the Bankruptcy Code; provided, however, that the Prepetition Second Lien Facilities Adequate Protection Claim shall be junior to (i) the Carve-Out, (ii) the DIP ABL Superpriority Claims, (iii) the Prepetition ABL Adequate Protection Claims, (iv) the Prepetition LC Facility Adequate Protection Claims, and (v) the Prepetition 2018 FILO Adequate Protection Claims.

18. Additional Adequate Protection.

(a) Prepetition ABL Credit Parties. As additional adequate protection of the Prepetition ABL Credit Parties’ security interests in the Prepetition ABL Collateral, the DIP ABL Loan Parties are authorized and directed to provide adequate protection in the form of (i) current cash reimbursement of reasonable and documented fees and expenses and other disbursements of the Prepetition ABL Administrative Agent, the Prepetition ABL Co-Collateral Agents, and the Prepetition LC Facility Administrative Agent whether incurred before, on or after the Petition Date, including the reasonable documented fees and expenses of its professional advisors subject to the procedures set forth in paragraph 18(e) hereof, Skadden, Arps, Slate, Meagher & Flom LLP, Choate, Hall & Stewart LLP, Davis Polk & Wardwell LLP and Berkeley Research Group, LLC, whether incurred before, on or after the Petition Date; (ii) continued maintenance and insurance of the Prepetition ABL Collateral and the DIP ABL Collateral in amounts and for the risks, and by the entities, as required under the Prepetition ABL Documents, the DIP ABL Loan Documents and this Interim Order; (iii) reporting and information rights equivalent to those granted to the DIP ABL Lenders pursuant to the DIP ABL Loan Documents, the Prepetition ABL Documents and paragraph 21 of this Interim Order; (iv)

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cash payment of post-petition interest on the Prepetition ABL Obligations under the Prepetition ABL Credit Agreement as such interest becomes due and payable at the applicable non-default rate thereunder; and (v) the DIP ABL Borrowers’ daily calculation, reporting and certification to the Prepetition ABL Administrative Agent of, and compliance with, the Maximum Loan to Value (Term/Revolver) Ratio and the Maximum Loan to Value (Prepetition) Ratio (each as defined below).

(b) If on any day the DIP ABL Loan Parties are not in compliance with the Maximum Loan to Value (Term/Revolver) Ratio or the Maximum Loan to Value (Prepetition) Ratio, the DIP ABL Loan Parties shall immediately and irrevocably repay in cash (i) first, DIP ABL Revolving Advances until paid in full, (ii) second, to replace or cash collateralize letters of credit under the DIP ABL Facility, (iii) third, to the DIP ABL Term Loans until paid in full (with a pro rata reduction in DIP ABL Revolving Commitments), and (iv) after the payment in full of the DIP ABL Facility, the Prepetition ABL Obligations, in each case, until the DIP ABL Loan Parties are in compliance with the Maximum Loan to Value (Term/Revolver) Ratio or the Maximum Loan to Value (Prepetition) Ratio, as applicable. In the case of clause (iii), such amounts shall be paid to the Prepetition ABL Administrative Agent and applied in accordance with Section 6.4 of the Collateral and Guarantee Agreement (as defined in the Prepetition ABL Credit Agreement). For the avoidance of doubt, a failure of the DIP ABL Borrowers to deliver to the DIP ABL Administrative Agent or Prepetition ABL Administrative Agent, as applicable, the cash when and in such amounts required in accordance with the immediately preceding sentence shall constitute a Termination Event (as defined below) hereunder, and the DIP ABL Administrative Agent or the Prepetition ABL Agent, as applicable, shall be permitted to exercise all rights and remedies available pursuant to the DIP ABL Loan Documents or Prepetition ABL Documents, as applicable, and this Interim Order subject to the terms of paragraphs 32 and 33.

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(c) The “Maximum Loan to Value (Term/Revolver) Ratio” means that the DIP ABL Loan Parties shall not permit the sum of (a) the outstanding principal amount of Advances (as defined in the Prepetition ABL Credit Agreement), plus (b) the outstanding principal amount of Swingline Advances (as defined in the Prepetition ABL Credit Agreement), plus (c) the amount of L/C Obligations (as defined in the Prepetition ABL Credit Agreement), plus (d) the outstanding principal amount of the outstanding 2016 Term Loans (as defined in the Prepetition ABL Credit Agreement) (the sum of clauses (a) through (d), the “Prepetition Revolving/Term Exposure”), plus (e) Total Extensions of Credit (as defined in the DIP ABL Term Sheet), at any time to exceed 87.5% of the sum of (1) aggregate outstanding Eligible Credit Card Receivables (as defined in the DIP ABL Loan Documents) at such time, plus (2) aggregate Eligible Pharmacy Receivables (as defined in the DIP ABL Loan Documents) at such time, plus (3) aggregate Net Orderly Liquidation Value (as defined in the DIP ABL Loan Documents) of Net Eligible Inventory (as defined in the DIP ABL Loan Documents) at such time, minus (4) Availability Reserves (as defined in the DIP ABL Loan Documents) at such time, minus (5) the Carve-Out Reserve Amount less the current balance of the Carve-Out Account (each as defined below), minus (6) the FILO Reserve (as defined in the DIP ABL Loan Documents).

(d) The “Maximum Loan to Value (Prepetition) Ratio” means that the DIP ABL Loan Parties shall not permit the sum of Prepetition Revolving/Term Exposure, plus the outstanding 2018 FILO Extensions of Credit (as defined in the Prepetition ABL Credit Agreement), plus the Total Extensions of Credit (as defined in the DIP ABL Term Sheet), at any time to exceed 97.5% of the sum of (1) aggregate outstanding Eligible Credit Card Receivables

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(as defined in the DIP ABL Loan Documents) at such time, plus (2) aggregate Eligible Pharmacy Receivables (as defined in the DIP ABL Loan Documents) at such time, plus (3) aggregate Net Orderly Liquidation Value (as defined in the DIP ABL Loan Documents) of Net Eligible Inventory (as defined in the DIP ABL Loan Documents) at such time minus (4) Availability Reserves (as defined in the DIP ABL Loan Documents) at such time, minus (5) the Carve-Out Reserve Amount less the current balance of the Carve-Out Account (each as defined below), minus (6) the FILO Reserve (as defined in the DIP ABL Loan Documents).

(e) Payment of all professional fees and expenses of the DIP ABL Credit Parties, the Prepetition ABL Administrative Agent and the Prepetition LC Facility Administrative Agent addressed in this Interim Order shall not be subject to allowance by the Bankruptcy Court. Notwithstanding the foregoing, at the same time such invoices are delivered to the Debtors, the professionals for the DIP ABL Credit Parties, the Prepetition ABL Administrative Agent and the Prepetition LC Facility Administrative Agent shall deliver a copy of their respective invoices to counsel for any Creditors’ Committee, the U.S. Trustee (as defined below), and the DIP ABL Administrative Agent. The invoices for such fees and expenses shall not be required to comply with any particular format and may be in summary form only and may include redactions. For the avoidance of doubt, the provision of such invoices shall not constitute a waiver of the attorney-client privilege or any benefits of the attorney work product doctrine. The DIP ABL Loan Parties shall pay such invoice within ten (10) calendar days (if no written objection is received within such ten calendar day period) after such professional has delivered such invoice to the DIP ABL Loan Parties, the Creditors’ Committee, the DIP ABL Administrative Agent, and the U.S. Trustee. Any written objections raised by the DIP ABL Loan Parties, the U.S. Trustee, the DIP ABL Administrative Agent or any Creditors’ Committee

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with respect to such invoices within ten (10) calendar days of receipt thereof will be resolved by the Bankruptcy Court (absent prior consensual resolution thereof). Pending such resolution, the undisputed portion of any such invoice shall be promptly paid by the DIP ABL Loan Parties. The fees and expenses subject to the procedures in this paragraph 18(e) shall not be subject to any offset, defense, claim, counterclaim or diminution of any type, kind or nature whatsoever, and shall not be subject to compliance with the U.S. Trustee fee guidelines or the provisions of sections 327, 328, 329, 330 or 331 of the Bankruptcy Code.

19. Costs, Fees, Expenses, and Indemnification.

(a) DIP ABL Credit Parties. The DIP ABL Loan Parties are authorized to pay any and all reasonable and documented expenses of the DIP ABL Agents in connection with the DIP ABL Facility and as provided for in the DIP ABL Loan Documents, whether incurred before, on or after the Petition Date and whether or not the transactions contemplated hereby are consummated or such fees and expenses are set forth in the Approved Budget, including fees and expenses incurred in connection with (i) the preparation, negotiation and execution of the DIP ABL Loan Documents; (ii) the syndication and funding of the DIP ABL Facility; (iii) the creation, perfection or protection of the liens under the DIP ABL Loan Documents (including all search, filing and recording fees); (iv) the on-going administration of the DIP ABL Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto) and the Chapter 11 Cases; (v) the enforcement of the DIP ABL Loan Documents; (vi) any refinancing or restructuring of the DIP ABL Facility; and (vii) any legal proceeding relating to or arising out of the DIP ABL Facility or the other transactions contemplated by the DIP ABL Loan Documents, including the Chapter 11 Cases. Payment of all such professional fees and expenses shall not be subject to allowance by the Bankruptcy Court or to the U.S. Trustee guidelines, but shall be subject to the procedures set forth in paragraph 18(e) herein. Such fees and expenses shall not be subject to any offset, defense, claim, counterclaim or diminution of any type, kind or nature whatsoever.

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(b) Indemnification of DIP ABL Credit Parties. The DIP ABL Credit Parties shall have no liability to any third party relating to the DIP ABL Loan Documents, the DIP ABL Facility and DIP ABL Loan Parties’ use of the financing provided thereunder, and shall not, by virtue of making the DIP loans, extending funds thereunder, or otherwise complying with the DIP ABL Loan Documents, be deemed to be in control of the operations of Debtors, to owe any fiduciary duty to the Debtors, their respective creditors, shareholders, or estates or to be acting as a “responsible person” or managing agent with respect to the operation or management of the Debtors. The Debtors shall, and are hereby authorized to, indemnify and hold harmless the DIP ABL Credit Parties and their respective affiliates and Representatives from and against all losses, liabilities, claims, damages, penalties, actions, judgments, suits, expenses or disbursements of any nature whatsoever arising out of or relating to the DIP ABL Loan Documents, including the syndication of any obligations thereunder, and the DIP ABL Loan Parties’ use of the financing provided thereunder, provided, however, that the foregoing indemnity shall not apply to any actions of any indemnified parties determined in a final non-appealable judgment to constitute fraud or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities.

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Provisions Common to DIP Financing and Use of Cash Collateral Authorizations

20. Carve-Out.

(a) Carve-Out. As used in this Interim Order and the DIP ABL Loan Documents, the “Carve-Out” shall be comprised of the following components:

(i) Clerk and U.S. Trustee Fees. All fees required to be paid to the Clerk of this Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code and 31 U.S.C. § 3717 (collectively, “Clerk and UST Fees”).

(ii) Chapter 7 Trustee Fees. All reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (the “Chapter 7 Trustee Fee Cap”).

(iii) Allowed Professional Fees Incurred Prior to a Carve-Out Trigger Notice. To the extent allowed at any time, whether by interim order, final order, procedural order, or otherwise, all accrued and unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the date of delivery by the DIP ABL Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by this Court prior to or after delivery of a Carve-Out Trigger Notice. For purposes of the Carve-Out, Allowed Professional Fees shall exclude (i) any restructuring, sale, success or similar fee of any Professional Person and (ii) fees and expenses of any third party professionals employed by any individual member of the Creditors’ Committee (collectively, the “Pre-Termination Amount”).

(iv) Allowed Professional Fees Incurred After a Carve-Out Trigger Notice. Allowed Professional Fees of Professional Persons incurred on and after the first business day following delivery by the DIP ABL Administrative Agent of the Carve-Out Trigger Notice shall be subject to an aggregate cap of $20 million (the “Post Trigger Notice Carve-Out Fee Cap”).

(b) Carve-Out Trigger Notice. Upon the occurrence and during the continuance of any Termination Event, the DIP ABL Administrative Agent may deliver a written notice invoking the Post Trigger Notice Carve-Out Fee Cap (the “Carve-Out Trigger Notice”) to the Debtors, the Debtors’ lead restructuring counsel, the U.S. Trustee, and lead counsel for the Creditors’ Committee. The Carve-Out Trigger Notice may be delivered by email (or any other means permitted under the DIP ABL Loan Documents).

(c) Delivery of Weekly Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement (each such statement, a “Weekly Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the preceding week by such Professional Person (through

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Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unpaid fees and expenses incurred through the applicable Calculation Date (collectively, “Estimated Fees and Expenses”) and a statement of the amount of such fees and expenses that have been paid to date by the Debtors from the Carve-Out Account (as defined below). No later than one business day after the delivery of a Carve-Out Trigger Notice, each Professional Person shall deliver one additional statement (the “Final Statement”) to the Debtors setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has already been delivered and concluding on the date of the Carve-Out Trigger Notice.

(d) Failure to Deliver Weekly Fee Estimates. If any Professional Person fails to deliver a Weekly Statement when due (such Professional Person, a “Defaulting Professional Person”), such Professional Person’s entitlement (if any) to any amount of the Carve-Out with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable periods for which such Professional Person failed to deliver a Weekly Statement shall be limited to the aggregate unpaid amount of Allowed Professional Fees for such Professional Person included in the Approved Budget, provided that such Defaulting Professional Person may cure its failure to provide a Weekly Statement so long as a Carve-Out Trigger Notice has not been delivered.

(e) Carve-Out Reserve. The DIP ABL Administrative Agent shall be entitled to maintain at all times a reserve (the “Carve-Out Reserve”) in an amount (the “Carve-Out Reserve Amount”) equal to the sum of the following: (i) estimated amounts for Clerk and UST Fees and the Chapter 7 Trustee Fee Cap, plus (ii) the Post Trigger Notice Carve-Out Fee

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Cap, plus (iii) the aggregate amount of Allowed Professional Fees in the Approved Budget remaining unpaid through the most recent Calculation Date or, if greater, the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors and reported to the DIP ABL Administrative Agent, plus (iv) an amount equal to the Allowed Professional Fees set forth in the Approved Budget for the two-week period occurring after the most recent Calculation Date, plus (v) $22 million less any Permitted Carve-Out Success Fees (as defined below) paid by the Debtors pursuant to an order of the Bankruptcy Court. Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the Petition Date, the Debtors shall deliver to the DIP Agent a report setting forth the Carve-Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the DIP Agent shall be entitled to, but shall not be required to, rely upon such reports in determining the Carve-Out Reserve.

(f) Carve-Out Account. Upon the entry of this Interim Order, the Debtors shall establish a segregated account with the DIP ABL Administrative Agent (the “Carve-Out Account”), which shall be funded in an amount up to the Carve-Out Reserve Amount less (i) the Clerk and UST Fees, (ii) the Chapter 7 Trustee Fee Cap, (iii) the Post Trigger Notice Carve-Out Fee Cap (the “Carve-Out Account Required Balance”) first with cash on hand and any availability or proceeds of any other postpetition financing facility, and if such sources are insufficient to fully fund the Carve-Out Account, with borrowings under the DIP ABL Facility. Amounts in the Carve-Out Account shall be held in trust to pay all amounts included the Carve-Out. On each Friday after the date hereof (or if such day is not a business day, then the next business day), the Debtors shall deposit into the Carve-Out Account an amount sufficient to cause the balance in the Carve-Out Account to equal the Carve-Out Account

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Required Balance. All Allowed Professional Fees of Professional Persons shall be paid to the applicable Professional Person first from the Carve-Out Account in accordance with the order or orders of the Court allowing such Allowed Professional Fees. Notwithstanding anything to the contrary in this or any other Court order, the Carve-Out Account and the amounts on deposit in the Carve-Out Account shall be available and used only to satisfy obligations of Professionals Persons benefitting from the Carve-Out, and, thereafter, as provided in paragraph 20(g)(v). Prior to a Carve-Out Trigger Notice, in no event shall the total balance in the Carve-Out Account ever exceed the Carve-Out Account Required Balance. The failure of the Carve-Out Account to satisfy Professional Fees in full shall not affect the priority of the Carve-Out.

(g) Carve-Out Funding After a Carve-Out Trigger Notice. The following provisions with respect to the Carve-Out Account shall apply only upon delivery of a Carve-Out Trigger Notice:

(i) On the date of the Carve-Out Trigger Notice, the Carve-Out Trigger Notice shall be deemed to constitute a demand to the Debtors to utilize all cash on hand as of such date and any availability or proceeds of any other postpetition financing facility to fund the Carve-Out Account in an amount equal to the full Carve-Out Reserve Amount (to the extent not previously funded into the Carve-Out Account) to be held in trust to pay all amounts included the Carve-Out.

(ii) On or after the date of a Carve-Out Trigger Notice, the DIP ABL Administrative Agent shall not sweep or foreclose on cash of the Debtors (including cash received as a result of the sale or other disposition of any assets) until the Carve-Out Account has been fully funded. To the extent such cash on hand and availability and/or proceeds of any other postpetition financing facility are not sufficient to fully fund the Carve-Out Account, the Carve-Out Trigger Notice shall be deemed to constitute a draw request and notice of borrowing by the Debtors for DIP ABL Revolving Advances under the DIP ABL Loan Documents (on a pro rata basis based on the then outstanding DIP ABL Revolving Commitments) to fully fund the Carve-Out Account. On the first business day after delivery of the Carve-Out Trigger Notice, notwithstanding anything in the DIP ABL Loan Documents to the contrary, including with respect to the existence of a Default (as defined in the DIP ABL Loan Documents) or Event of Default (as defined in the DIP ABL Loan Documents), the failure of the Debtors to satisfy any or all of the conditions precedent for DIP ABL Revolving Advances under the DIP ABL Revolver, any termination of the commitments thereunder following an Event of Default at the direction of the DIP ABL Administrative Agent, each DIP ABL Revolving Lender with an outstanding DIP

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ABL Revolving Commitments (on a pro rata basis based on the then outstanding DIP ABL Revolving Commitments) shall make available to the DIP ABL Administrative Agent such DIP ABL Revolving Lender’s pro rata share with respect to the borrowings required to fully fund the Carve-Out Account in accordance with the DIP ABL Revolver; provided, however, that in no event shall the DIP ABL Credit Parties be required to fund the Carve-Out Account to the extent such funding would cause Capped Excess Availability (as defined in the DIP ABL Loan Documents and determined as if the DIP ABL Revolving Commitments were not terminated due to an Event of Default (as defined in the DIP ABL Loan Documents)) to be less than zero. Any such funding of the Carve-Out shall be added to, and made a part of, the DIP ABL Obligations secured by the DIP ABL Collateral and shall otherwise be entitled to the protections granted under this Interim Order, the DIP ABL Loan Documents, the Bankruptcy Code, and applicable law.

(iii) In no event shall the DIP ABL Administrative Agent or the DIP ABL Lenders be required to (x) extend DIP ABL Revolving Advances to fund the Carve-Out other than pursuant to this paragraph 20(g), (y) extend DIP ABL Revolving Advances pursuant to a deemed draw and borrowing pursuant this paragraph in an aggregate amount exceeding the Carve-Out Reserve Amount, or (z) pay in the aggregate more than the Carve-Out Reserve Amount for all fees and expenses included in the Carve-Out.

(iv) All funds in the Carve-Out Account shall be used first to pay the obligations set forth in the definition of the Carve-Out set forth above until paid in full. All payments and reimbursements made from the Carve-Out Account shall permanently reduce the Carve-Out on a dollar-for-dollar basis.

(v) To the extent any funds remain in the Carve-Out Account after payment of all amounts included in the Carve-Out, such funds shall first be used to pay the DIP ABL Administrative Agent for the benefit of the DIP ABL Lenders, unless the DIP ABL Obligations have been indefeasibly paid in full, in cash, all commitments under the DIP ABL Facility have been terminated, and all Letters of Credit (as defined in the DIP ABL Loan Documents) have been cancelled (or all such Letters of Credit have been fully cash collateralized or otherwise backstopped to the satisfaction of the DIP ABL Administrative Agent in its sole and absolute discretion), in which case any such excess shall next be paid to the Prepetition Credit Parties in accordance with their rights and priorities under this Interim Order.

(h) Carve-Out Limitations. For purposes of the Carve-Out, (i) any success, restructuring, sale or other similar fees shall not be included except for such fees in an aggregate amount up to $12 million that become Allowed Professional Fees of Lazard Freres & Co. LLC and/or M-III Advisory Partners, LP (the “Permitted Carve-Out Success Fees”) or any other success, restructuring, sale or other similar fees agreed to by the DIP ABL Agents in their sole and absolute discretion and (ii) Allowed Professional Fees shall exclude fees and expenses

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of any third party professionals employed by any individual member of the Creditors’ Committee. Further notwithstanding anything to the contrary herein, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the DIP ABL Credit Parties, Prepetition ABL Credit Parties,3 or any Representatives of any of the foregoing, or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP ABL Loan Documents or, the Prepetition ABL Loan Documents, including, in each case for lender liability or pursuant to sections 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP ABL Credit Parties or the Prepetition ABL Credit Parties under the DIP ABL Loan Documents, the Prepetition ABL Loan Documents or this Interim Order; (c) attempts to prevent, hinder or otherwise delay any of the DIP ABL Credit Parties’ or the Prepetition ABL Credit Parties’ assertion, enforcement or realization upon any of the Prepetition Collateral or DIP ABL Collateral in accordance with the DIP ABL Loan Documents, the Prepetition ABL Loan Documents, and the Interim Order other than to seek a determination that a Termination Event has not occurred or is not continuing; (d) paying any amount on account of any claims arising before the commencement of the Chapter 11 Cases unless such payments are specifically approved by an order of the Bankruptcy Court; (e) any success, completion, back-end or similar

[3]

Notwithstanding anything to the contrary in this Interim Order, the DIP ABL Loan Documents, or the Prepetition Loan Documents, but subject to the Approved Budget, the Company, acting through the Restructuring Committee and Restructuring Subcommittee, as applicable, of the Board of Directors of Holdings, shall not be prohibited from investigating or pursuing any estate causes of action against ESL Investments, Inc., in any capacity, or any of its affiliates, or from funding such actions from the proceeds of the DIP ABL Loans or the Carve Out.

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fees other than the Permitted Carve-Out Success Fees or any other success, restructuring, sale or other similar fees agreed to by the DIP ABL Agents in their sole and absolute discretion; and/or (f) anything else prohibited by the DIP ABL Loan Documents, the Prepetition ABL Loan Documents or any order of the Bankruptcy Court, as applicable. In no way shall the Carve-Out, the Carve-Out Account, the Approved Budget or any of the forgoing be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Bankruptcy Court at any time (whether by interim order, final order or otherwise).

(i) No Direct Obligation to Pay Allowed Fees; No Waiver of Right to Object to Fees. Other than the funding of the Carve-Out with the proceeds of the DIP ABL Facility as provided herein and in the DIP ABL Loan Documents, the DIP ABL Credit Parties shall not be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with these Chapter 11 Cases, any Successor Cases, or otherwise. Nothing in this Interim Order or otherwise shall be construed: (i) to obligate the DIP ABL Credit Parties or the Prepetition ABL Credit Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement, other than the Carve-Out Reserve Amount; (ii) as consent to the allowance of any fees and expenses of Professional Persons; or (iii) to affect the rights of the DIP ABL Credit Parties, the Prepetition ABL Credit Parties or any other party-in-interest to object to the allowance and payment of such fees and expenses.

(j) Payment of Compensation. The Debtors shall be permitted to pay fees and expenses allowed and payable by order of the Court (that has not been vacated or stayed, unless the stay has been vacated) under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable from the Carve-Out Reserve Account. Such payments prior to a Carve-Out Trigger Notice shall not reduce the Post Trigger Notice Carve-Out Fee Cap.

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21. Budget and Borrowing Base Reporting; Budget Compliance

(a) The DIP ABL Loan Parties shall deliver to the DIP ABL Agents and the DIP ABL Lenders: (i) an initial cash flow forecast together with accompanying schedules supporting line items in such forecast (such as roll-forward of inventory sales and receipts, roll-forward of merchandise and other payables and other documentation which may be requested by the DIP ABL Agents) (a “Budget”) for the 13-week period ending after the Initial Closing Date, dated as of a date not more than one (1) business day prior to the Initial Closing Date, which shall be subject to the approval of the Joint Lead Arrangers (as defined in the DIP ABL Loan Documents) in their sole and absolute discretion (once so approved, and subject to any update as may be approved by the ABL DIP Agents in their sole and absolute discretion, the “Approved Initial Budget”), attached hereto as Exhibit A, (ii) on October 31, 2018 and every Wednesday thereafter, a Budget for the immediately following consecutive 13 weeks (each, a “Rolling Budget”), (iii) on each Wednesday beginning October 31, 2018, reports detailing operating and financial performance (the “Weekly Flash Reporting Package”) which shall include cash flow performance for the previous week together with accompanying schedules supporting line items included in the weekly cash flow results (such as roll-forward) of inventory sales and receipts, roll-forward of merchandise and other payables of each DIP ABL Loan Party as of the end of the prior week, in each case, in reasonable detail, (iv) other customary information and documents, including approval rights with respect thereto, to be set forth in the DIP ABL Loan Documents, and (v) other information as may be reasonably requested by the DIP ABL Agents. The DIP ABL Loan Parties shall be required to comply with such Approved Initial Budget, including having made all scheduled payments to the Prepetition ABL Credit Parties and the DIP ABL Credit Parties, as applicable, and when required, subject to the Permitted Variance (as defined below).

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(b) The DIP ABL Loan Parties shall deliver to the DIP ABL Administrative Agent a borrowing base certificate presenting the DIP ABL Borrowers’ computation of the DIP Borrowing Base (as defined in the DIP ABL Loan Documents) as of the last business day of each week (including appropriate supporting data therefor) (a “Borrowing Base Certificate”) promptly, but in no event later than the Tuesday following the end of each week. The initial Borrowing Base Certificate shall be delivered as a condition precedent to the Initial Closing Date and dated as of a date not more than one (1) business day prior to the Initial Closing Date. In connection with any material asset sale, the DIP ABL Loan Parties shall deliver to the DIP ABL Administrative Agent a pro forma Borrowing Base Certificate giving effect to such sale at least three (3) business days prior to the closing of such sale. In addition, not later than the tenth (10th) day of each month, commencing with the first full month immediately following the Petition Date, an updated inventory appraisal shall be delivered to the DIP ABL Administrative Agent.

(c) The DIP ABL Loan Parties shall also provide a qualitative and quantitative budget variance report/reconciliation (the “Budget Variance Report”) for delivery to the DIP ABL Agents by Wednesday of every week for the most recently ended four-week period included in the Approved Initial Budget (the “Testing Period”) showing by line item actual cash receipts, disbursements, and inventory receipts for each four week period, in comparable form and substance to what has been provided to the DIP ABL Agents prior to the Initial Closing Date, noting therein all the variance, on a cumulative basis, of the DIP ABL Borrowers’ total net

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cash flow excluding proceeds from asset sales, except for proceeds from the sale of inventory, and also excluding financing related items (the “Net Cash Flow”) for such four week period in the Approved Initial Budget, and shall include explanations for any material variance for such four week period. The Borrowers will supplement the Weekly Flash Reporting Package and the Budget Variance Report from time to time upon the request of the DIP ABL Agents.

(d) The DIP ABL Loan Parties shall be required to comply with each Approved Budget in all material respects, including having made all scheduled payments to the DIP ABL Credit Parties and the Prepetition ABL Credit Parties, as applicable, as and when required, subject to the following (the “Permitted Variance”): the Borrowers’ Net Cash Flow shall not be less than the Net Cash Flow set forth in the Approved Initial Budget minus the Applicable Variance Percentage of the absolute value of the Net Cash Flow set forth in the Approved Initial Budget; provided, however, to the extent any amounts owed to professionals and vendors are permitted to be paid in accordance with the foregoing covenant but are not actually paid during the subject period, such amounts may be paid during a subsequent period. “Applicable Variance Percentage” shall mean, from the Initial Closing Date until November 10, 2018, 20%; from November 24, 2018 until the Termination Date, 15%. Such covenant shall be tested on Saturday each second week (commencing on November 10, 2018) (but shall be reported each week) on a cumulative basis from the Petition Date until the fourth (4th) week after the Petition Date and then on a rolling four (4) week basis, pursuant to the Budget Variance Report delivered by the DIP ABL Borrowers to the DIP ABL Agents.

(e) The DIP ABL Loan Parties shall arrange for a weekly conference call with the DIP ABL Agents and their professional advisors discussing and analyzing cash flow and related forecasts for the prior week, the financial condition, liquidity and results of operations of each of the DIP ABL Loan Parties, status of the Chapter 11 Cases and progress in achieving the Case Milestones set forth in the DIP ABL Loan Documents.

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22. Winddown Account. After entry of the Final Order, upon the consummation of any sales of Prepetition Unencumbered Assets, the DIP ABL Loan Parties shall deposit the first $200 million of net cash proceeds in respect of such sales into the Winddown Account. “Winddown Account” shall mean a cash collateral account at Bank of America, N.A. that, prior to the discharge in full of all obligations under the DIP ABL Facility, may only be used to pay winddown costs of the DIP ABL Loan Parties at the discretion of the DIP ABL Loan Parties following entry of the Final Order.

23. Modification of DIP ABL Loan Documents. The DIP ABL Loan Parties and the DIP ABL Agents are hereby authorized, subject to the DIP ABL Loan Documents, to implement, in accordance with the terms of the respective DIP ABL Loan Documents, any amendments, waivers, consents or other modifications to or under the DIP ABL Loan Documents (including any change in the number or composition of the DIP ABL Lenders) without further order of this Court unless such amendment, waiver, consent or other modification (a) restricts, limits or prohibits any payments required pursuant to paragraph 18 of this Interim Order, or (b) shortens the maturity or the scheduled termination date thereunder.

24. Right to Credit Bid. Subject to Section 363(k) of the Bankruptcy Code, the DIP ABL Agent and the Prepetition ABL Administrative Agent (subject to obtaining any required consent or direction of the requisite number or percentage of the Prepetition ABL Credit Parties) shall have the right to “credit bid” up to the full allowed amount of their respective claims and outstanding obligations in connection with any sale of all or any portion of the DIP ABL Collateral, including any sale occurring pursuant to section 363 of the Bankruptcy Code or

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included as part of a restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii) of the Bankruptcy Code or a sale or disposition by a chapter 7 trustee for any Debtor under section 725 of the Bankruptcy Code or otherwise. For the avoidance of doubt, any such credit bid for all or any portion of the DIP ABL Collateral must, upon closing of such sale transaction, provide for payment in full of all senior security interests in and liens on all of the DIP ABL Collateral being acquired in such sale transaction, absent waiver by the DIP ABL Agents or the Prepetition ABL Administrative Agent, as applicable.

25. Automatic Perfection of DIP ABL Liens and Adequate Protection Liens.

(a) This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of all liens granted herein, including the DIP ABL Liens and the Adequate Protection Liens, without the necessity of filing or recording financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction, taking possession of or control over cash, deposit accounts, securities, or other assets, or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement, customs broker agreement or freight forwarding agreement) to validate or perfect (in accordance with applicable non-bankruptcy law) the DIP ABL Liens and the Adequate Protection Liens, or to entitle the DIP ABL Credit Parties or the Prepetition Credit Parties to the priorities granted herein.

(b) Notwithstanding the foregoing, the DIP ABL Agents and the Prepetition Agents each are hereby authorized, but not required, to file or record (and to execute in the name of the DIP ABL Loan Parties, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction, take possession of or

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control over cash, deposit accounts, securities, or other assets, or take any other action, as they may elect, in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP ABL Agents or the Prepetition Agents (as applicable) choose, in their sole discretion, to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, take possession of or control over any cash, deposit accounts, securities, or other assets, or otherwise confirm perfection of the liens and security interests granted to the DIP ABL Control Co-Collateral Agent and the Prepetition ABL Control Co-Collateral Agent, respectively, hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination (subject to the priorities set forth in this Interim Order) immediately upon entry of this Interim Order.

(c) The DIP ABL Loan Parties are authorized to execute and deliver promptly upon demand to the DIP ABL Agents or the Prepetition Agents all such financing statements, mortgages, control agreements, notices and other documents as the DIP ABL Agents or the Prepetition Agents may reasonably request. The DIP ABL Loan Parties are authorized to, and shall, execute and deliver to the DIP ABL Agents and the Prepetition Agents such agreements, financing statements, mortgages, instruments and other documents as the DIP ABL Agents or the Prepetition Agents may reasonably request to evidence, confirm, validate, or perfect the DIP ABL Liens or the Adequate Protection Liens; and the failure by the DIP ABL Loan Parties to execute or deliver any documentation relating to the DIP ABL Liens or the Adequate Protection Liens shall in no way affect the validity, enforceability, nonavoidability, perfection, or priority of such liens.

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(d) As set forth in the DIP ABL Term Sheet, Wells Fargo Bank, National Association has appointed Bank of America, N.A., in its capacity as a DIP ABL Co-Collateral Agent, as agent to the DIP ABL Co-Collateral Agents for purposes of filing financing statements, mortgages, control agreements, notices and other documents, in connection with the perfection of a security interest in the DIP ABL Collateral which was granted for the benefit of the DIP ABL Credit Parties (the “DIP ABL Control Co-Collateral Agent”). Each Debtor acknowledges that any and all actions to be taken by the DIP ABL Co-Collateral Agents under this Interim Order, the Final Order, the DIP ABL Term Sheet, and the DIP ABL Loan Documents, may be taken individually by the DIP ABL Control Co-Collateral Agent, and all such actions shall have the full force and effect as though taken jointly by both of the DIP ABL Co-Collateral Agents. The financing statements described above may describe the DIP ABL Collateral in the same manner as described herein, in the DIP ABL Term Sheet and in the DIP ABL Credit Agreement, or may contain an indication or description of the DIP ABL Collateral that describes such property in any other manner as the DIP ABL Control Co-Collateral Agent may determine is necessary, advisable or prudent, including describing such property as “all assets and all personal property whether now owned or hereafter acquired” of the applicable Debtor or words of similar effect.

(e) The DIP ABL Agents and the Prepetition Agents, each in their discretion, may file a photocopy of this Interim Order as a financing statement or other notice of lien or similar instrument, with any filing or recording office or with any registry of deeds or similar office, and accordingly, each officer is authorized to accept and record the photocopy of this Interim Order, in addition to or in lieu of such financing statements, notices of lien or similar instrument. Each Debtor is authorized to execute and deliver to the DIP ABL Agents or Prepetition Agents, mortgages in recordable form with respect to any real estate constituting DIP ABL Collateral and identified by any of the DIP ABL Agents or Prepetition Agents on terms reasonably satisfactory to the DIP ABL Agents or Prepetition Agents, as applicable.

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26. Other Automatic Perfection Matters. To the extent that any Prepetition Agent is the secured party under any account control agreements, listed as loss payee or additional insured under any of the DIP ABL Loan Parties’ insurance policies, or is the secured party under any Prepetition Loan Document, each of the DIP ABL Agents, for itself and on behalf of the DIP ABL Credit Parties is also deemed to be the secured party under such account control agreements, loss payee or additional insured under the DIP ABL Loan Parties’ insurance policies, and the secured party under each such Prepetition Loan Document (in any such case with the same priority of liens and claims thereunder relative to the priority of (a) the DIP ABL Liens, and (b) the Prepetition Liens and Adequate Protection Liens, in each case, as set forth in this Interim Order), and shall have all rights and powers in each case attendant to that position (including rights of enforcement but subject in all respects to the terms of this Interim Order), and shall act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim Order and the DIP ABL Loan Documents. The Prepetition ABL Control Co-Collateral Agent or the Prepetition Second Lien Collateral Agent, as applicable, shall serve as agent for the DIP ABL Agents for purposes of perfecting the DIP ABL Agents’ security interests in and liens on all DIP ABL Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.

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27. Proceeds of Subsequent Financing. If any of the DIP ABL Loan Parties, any trustee, any examiner with enlarged powers, any responsible officer or any other estate representative subsequently appointed in any of the Chapter 11 Cases or any Successor Case, shall obtain credit or incur debt in breach of the DIP ABL Loan Documents, at any time prior to the repayment in full in cash of all DIP ABL Secured Obligations, or all Prepetition ABL Obligations, including subsequent to the confirmation of any plan of reorganization or liquidation with respect to the DIP ABL Loan Parties and the DIP ABL Loan Parties’ estates, then all cash proceeds derived from such credit or debt shall immediately be turned over to the DIP ABL Agents, or if the DIP ABL Secured Obligations have been paid in full in cash, to the Prepetition ABL Administrative Agent, to be applied in accordance with this Interim Order and the DIP ABL Loan Documents, the Prepetition ABL Loan Documents and the Prepetition Loan Documents, as applicable.

28. Maintenance and Disposition of DIP ABL Collateral / Cash Management. Until the indefeasible payment in full in cash of all DIP ABL Secured Obligations, and the termination of the obligation of the DIP ABL Credit Parties to extend credit under the DIP ABL Facility, the DIP ABL Loan Parties shall (a) maintain and insure the DIP ABL Collateral in amounts, for the risks, and by the entities as required under the DIP ABL Loan Documents, (b) except as set forth in this paragraph 28, maintain their cash management system as in effect as of the Petition Date, (i) subject to the DIP ABL Loan Documents; (ii) subject to the Cash Management Order,4 as may be modified, with the prior written consent of the DIP ABL Agents by any order that may be entered by this Court; and (iii) in a manner which, in any event, shall be satisfactory to the DIP ABL Agents. Other than as expressly required pursuant to the DIP ABL Loan Documents, the Cash Management Order or this Interim

[4]

“Cash Management Order” means an interim or final order granting the Motion Of Debtors For Authority To (I) Continue Using Existing Cash Management System, Bank Accounts, And Business Forms, (II) Implement Ordinary Course Changes To Cash Management System, (III) Continue Intercompany Transactions, And (IV) Provide Administrative Expense Priority For Postpetition Intercompany Claims And Related Relief.

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Order, no modifications to the DIP ABL Loan Parties’ cash management system existing as of the Petition Date may be made without the prior approval of the DIP ABL Agents. Further, the DIP ABL Loan Parties shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP ABL Collateral or Prepetition ABL Collateral other than in the ordinary course of business without the prior consent of the DIP ABL Agents and Prepetition ABL Agents, as applicable (and no consent shall be implied, from any other action, inaction or acquiescence by the DIP ABL Agents or Prepetition ABL Agents, or from any order of this Court), except as otherwise provided for in the DIP ABL Loan Documents or otherwise ordered by the Bankruptcy Court.

29. Bank Products and Cash Management Services. From and after the date of the entry of the Interim Order, and consistent with this Interim Order and the DIP ABL Loan Documents in all respects, any DIP/ABL Cash Management/Bank Products Provider shall be deemed a Secured Party (as defined in the DIP ABL Loan Documents) and a DIP ABL Credit Party with respect to any claims related to such Bank Products and Cash Management Services to the extent provided for under the DIP ABL Loan Documents, and any such Bank Products and Cash Management Services shall constitute a DIP Secured Obligation. From and after the date of the entry of the Interim Order, the DIP ABL Loan Parties are authorized to request the continuation of letters of credit issued under the Prepetition LC Facility Agreement that are outstanding as of the Petition Date (but no new letters of credit), subject to and in accordance with the terms of the Prepetition LC Facility Agreement. Claims of the Prepetition LC Credit Parties under the Prepetition LC Facility Agreement shall continue to be secured by the Prepetition ABL Liens in the Prepetition ABL Collateral.

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30. Application of Proceeds of Collateral, Payments and Collections. After repayment in full in cash of all DIP ABL Secured Obligations and all Prepetition ABL Obligations, any remaining proceeds of the DIP ABL Collateral shall be applied to the DIP ABL Loan Parties’ remaining outstanding and unpaid obligations, in a manner consistent with the Bankruptcy Code and, except as may be otherwise ordered in one or more orders of this Court, in accordance with the rights and priorities set forth in this Interim Order.

31. Case Milestones. The DIP ABL Loan Parties shall comply with the case milestones set forth on Annex E in the DIP ABL Term Sheet or otherwise set forth in the DIP ABL Loan Documents (as may be amended from time to time in accordance with the DIP ABL Loan Documents, the “Case Milestones”). For the avoidance of doubt, the failure of the DIP ABL Loan Parties to comply with any of the Case Milestones shall (a) constitute an Event of Default under the DIP ABL Loan Documents and this Interim Order; (b) subject to the expiration of the Remedies Notice Period (as defined below), result in the automatic termination of the DIP ABL Loan Parties’ authority to use Cash Collateral under this Interim Order; and (c) permit the DIP ABL Administrative Agent, subject to paragraph 33, to exercise the rights and remedies provided for in this Interim Order and the DIP ABL Loan Documents.

32. Termination Event. The occurrence of (a) any Event of Default (as defined in the DIP ABL Loan Documents), or (b) the failure of the DIP ABL Loan Parties to perform, in any respect, any of the terms, provisions, conditions, covenants or obligations under this Interim Order are each referred to herein as a “Termination Event.”

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33. Rights and Remedies Following a Termination Event.

(a) Termination. Immediately upon the occurrence and during the continuation of a Termination Event, with no further action of this Court, the DIP ABL Administrative Agent may (or at the direction of the Required Lenders (as defined in the DIP ABL Loan Documents) shall), notify the DIP ABL Loan Parties in writing that a Termination Event has occurred and is continuing (such notice, a “Termination Notice,” and the date of any such notice, the “Termination Notice Date”).

(b) Notice of Termination. Any Termination Notice shall be given by electronic mail (or other electronic means) to counsel to the Debtors, counsel to any Creditors’ Committee (if any), the U.S. Trustee, and counsel to each of the Prepetition Agents. The Remedies Notice Period shall commence on the Termination Notice Date and shall expire five (5) business days after the Termination Notice Date (the “Remedies Notice Period” and the date of the expiration of the Remedies Notice Period, the “Termination Date”).

(c) Without limiting the rights and remedies of the DIP ABL Agents and the other DIP ABL Credit Parties under the DIP ABL Loan Documents, the DIP ABL Administrative Agent may, at its option, and/or shall, upon the direction of the Required Lenders (as defined in the DIP ABL Loan Documents), as applicable, immediately upon the occurrence of and during the continuation of a Termination Event following the issuance of a Termination Notice, inter alia, without notice and unless the Bankruptcy Court orders otherwise, declare (a) subject to expiration of the Remedies Notice Period, all obligations owing under the applicable DIP ABL Loan Documents to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the DIP ABL Loan Parties, (b) the termination, reduction or restriction of any further commitment to extend credit to the DIP ABL Loan Parties to the extent any such commitment remains, (c) terminate the DIP ABL Facility and the applicable DIP ABL Loan Documents as to any future liability or obligation of the DIP ABL Agents, any DIP ABL Lender, or any other DIP ABL Credit Party,

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but without affecting any of the liens or the obligations and/or (d), declare a termination, reduction or restriction on the ability of the DIP ABL Loan Parties to use any Cash Collateral and exercise all other rights and remedies provided in the DIP ABL Loan Documents and applicable law, including to require the DIP ABL Loan Parties to cash collateralize any letters of credit outstanding under the DIP ABL Facility in accordance with the DIP ABL Loan Documents (any of the actions set forth in the foregoing (a), (b), (c) and (d), a “Termination”);.

(d) During the Remedies Notice Period, the DIP ABL Loan Parties shall be entitled to seek an emergency hearing with this Court for the purpose of contesting a Termination, provided that the sole issue that may be raised before the Bankruptcy Court at any such emergency hearing is whether a Termination Event has occurred and/or is continuing. During the Remedies Notice Period, the DIP ABL Loan Parties may continue to use the DIP ABL Collateral, including Cash Collateral, solely to meet payroll obligations (excluding any severance obligations) and pay expenses that the DIP ABL Agents approve as critical to keeping the DIP ABL Loan Parties’ business operating in accordance with the Approved Budget, or as otherwise agreed by the DIP ABL Administrative Agent in its sole and absolute discretion and it being understood that none of the DIP ABL Credit Parties shall have any obligation to make an extension of credit under the DIP ABL Facility, or otherwise to fund the Carve-Out Account. Upon expiration of the Remedies Notice Period, the DIP ABL Credit Parties or, upon payment in full of the DIP ABL Secured Obligations the Prepetition ABL Credit Parties, shall be permitted to exercise all remedies set forth herein, in the DIP ABL Loan Documents or the Prepetition ABL Documents, as applicable, and as otherwise available at law without further order of or application or motion to the Bankruptcy Court. Upon the occurrence and during the continuation of a Termination Event and the expiration of the Remedies Notice Period, the DIP ABL

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Administrative Agent, or upon payment in full of the DIP ABL Secured Obligations, the Prepetition ABL Administrative Agent, and any liquidator or other professional acting on their behalf will have the right to access and utilize, on a royalty-free basis, any trade names, trademarks, copyrights or other intellectual property and any warehouse, distribution centers, store or other locations that the DIP ABL Loan Parties have a right to occupy to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the DIP ABL Collateral, including pursuant to any Court approved sale process. Notwithstanding the foregoing, the DIP ABL Agents’ or Prepetition ABL Agents’ exercise of remedies pursuant to this paragraph with respect to real property leases shall be subject to: (i) any agreement in writing between any of the DIP ABL Agents or the Prepetition ABL Agents, as applicable, and any applicable landlord, (ii) pre-existing rights of any of the DIP ABL Agents or any of the Prepetition ABL Agents, as applicable, and any applicable landlord under applicable non-bankruptcy law, (iii) consent of the applicable landlord, or (iv) further order of the Court following notice and a hearing.

34. Modification of Automatic Stay. The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including to (a) permit the DIP ABL Loan Parties to grant the DIP ABL Liens, the DIP ABL Superpriority Claims, the Adequate Protection Liens and the Adequate Protection Claims; (b) permit the DIP ABL Agents, the Prepetition LC Facility Agent, or the Prepetition ABL Agents, as applicable, to take any actions permitted hereunder, including but not limited to the actions set forth in paragraph 26 hereof; and (c) authorize the DIP ABL Loan Parties to pay, and the DIP ABL Credit Parties and the Prepetition ABL Credit Parties to retain and apply, payments made in accordance with this Interim Order.

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35. Good Faith.

(a) Good Faith Under Section 364 of the Bankruptcy Code. The DIP ABL Credit Parties have acted in good faith in connection with this Interim Order and their reliance on this Interim Order is in good faith. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of the Bankruptcy Court, or any other court, the DIP ABL Credit Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code. Any such modification, amendment or vacatur shall not affect the validity and enforceability of the DIP ABL Secured Obligations, or any lien, claim or priority authorized or created hereby. Any liens or claims granted to the DIP ABL Credit Parties hereunder arising prior to the effective date of any such modification, amendment or vacatur of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein.

(b) Prepetition ABL Credit Parties. The Prepetition ABL Credit Parties have acted in good faith in connection with this Interim Order and their reliance on this Interim Order is in good faith. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of the Bankruptcy Court, or any other court, the Prepetition ABL Credit Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code. Any such modification, amendment or vacatur shall not affect the validity and enforceability of the Prepetition ABL Obligations, or any lien, claim or priority authorized or

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created hereby. Any liens or claims granted to the Prepetition ABL Credit Parties hereunder arising prior to the effective date of any such modification, amendment or vacatur of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein.

36. Proofs of Claim. Any order entered by the Bankruptcy Court establishing a bar date for any claims (including administrative claims) in any of the Chapter 11 Cases or any Successor Case shall not apply to any DIP ABL Credit Party or any Prepetition ABL Credit Party (for purposes of this paragraph 36, in their respective capacities as such). The DIP ABL Credit Parties and the Prepetition ABL Credit Parties shall not be required to file proofs of claim or requests for approval of administrative expenses authorized by this Interim Order in any of the Chapter 11 Cases or any Successor Case, and the provisions of this Interim Order, and, upon the entry thereof, the Final Order, relating to the amount of the DIP ABL Secured Obligations, the Prepetition ABL Obligations, the Adequate Protection Claims, the Adequate Protection Liens, any adequate protection payments pursuant to this Interim Order, the Prepetition ABL Liens, the DIP ABL Liens and the DIP ABL Superpriority Claims shall constitute a sufficient and timely filed proof of claim and/or administrative expense request in respect of such obligations and such secured status. For the avoidance of doubt, subject to the reservation of rights set forth in paragraphs 40 and 41 hereof, the books and records of the DIP ABL Agents, the Prepetition ABL Administrative Agent and the Prepetition LC Facility Administrative Agent and each of their respective successors and assigns shall be deemed conclusive as to the amount of the claims of each such party. However, in order to facilitate the processing of claims, to ease the burden upon the Bankruptcy Court and to reduce an unnecessary expense to the DIP ABL Loan Parties’ estates, the Prepetition ABL Administrative Agent is authorized, but not directed or required, to

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file in the DIP ABL Loan Parties’ lead chapter 11 case, a single, master proof of claim on behalf of themselves and the Prepetition ABL Credit Parties on account of any and all of their respective claims arising under the Prepetition ABL Documents, as applicable, and hereunder (the “Master Proof of Claim”) against each of the DIP ABL Loan Parties. Upon the filing of the Master Proof of Claim against each of the DIP ABL Loan Parties, the Prepetition ABL Administrative Agent, and the Prepetition ABL Credit Parties, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claim of any type or nature whatsoever with respect to the Prepetition ABL Documents, and the claim of each Prepetition ABL Credit Party (and each of its respective successors and assigns) named in the Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each case of these Chapter 11 Cases. The Prepetition ABL Administrative Agent shall not be required to identify whether any Prepetition ABL Credit Party acquired its claim from another party and the identity of any such party or to amend the Master Proof of Claim to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The provisions of this paragraph 36 and the Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of any Prepetition ABL Credit Party (or its successor in interest) to vote separately on any plan proposed in any of the DIP ABL Loan Parties’ Chapter 11 Cases. The Prepetition ABL Administrative Agent shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the DIP ABL Loan Parties to the Prepetition ABL Credit Parties, as applicable, which instruments, agreements or other documents will be provided upon written request to counsel to the Prepetition ABL Administrative Agent.

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37. Rights of Access and Information. Without limiting the rights of access and information afforded the DIP ABL Credit Parties under the DIP ABL Loan Documents, the DIP ABL Loan Parties shall be, and hereby are, required to afford Representatives, agents and/or employees of the DIP ABL Agents reasonable access to: (a) the DIP ABL Loan Parties’ premises, (b) knowledgeable officers of the DIP ABL Loan Parties, (c) the DIP ABL Loan Parties’ books and records, and (d) the DIP ABL Loan Parties’ properties and other collateral of any Debtor against whom such parties are granted DIP ABL Liens, DIP ABL Superpriority Claims, Adequate Protection Liens, or Adequate Protection Claims under this Interim Order and the DIP ABL Loan Parties shall reasonably cooperate, consult with, and provide to such persons all such information as may be reasonably requested. Without limiting any other rights or remedies of the DIP ABL Agents or the other DIP ABL Credit Parties, or otherwise available at law or in equity, and subject to the terms of the DIP ABL Loan Documents, upon three (3) business days’ written notice to counsel to the DIP ABL Loan Parties and any landlord, lienholder, licensor, or other third party owner of any leased or licensed premises or intellectual property, after the expiration of the Remedies Notice Period, that a Termination Event has occurred and is continuing, the DIP ABL Agents, (i) may, unless otherwise expressly provided in any separate agreement by and between the applicable landlord or licensor and the DIP ABL Agents (the terms of which shall be reasonably acceptable to the parties thereto), enter upon any leased or licensed premises of the DIP ABL Loan Parties for the purpose of exercising any remedy with respect to DIP ABL Collateral located thereon, and (ii) shall be entitled to all of the DIP ABL Loan Parties’ rights and privileges as lessee or licensee under the applicable license and to use any and all trademarks, trade names, copyrights, licenses, patents, or any other similar assets of the DIP ABL Loan Parties, which are owned by or subject to a lien of any third party

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and which are used by DIP ABL Loan Parties in their businesses, in either the case of (i) or (ii), without interference from lienholders or licensors thereunder; provided, however, that the DIP ABL Agents (on behalf of the applicable DIP ABL Lenders) shall pay only rent and additional rent, fees, royalties, or other monetary obligations of the DIP ABL Loan Parties that accrue during the period of such occupancy or actual use by DIP ABL Agents calculated on a per diem basis. Nothing herein shall require the DIP ABL Loan Parties, the DIP ABL Agents or the other DIP ABL Credit Parties, to assume any lease or license under Bankruptcy Code section 365(a) as a precondition to the rights afforded to the DIP ABL Agents and the other DIP ABL Credit Parties herein. Nothing shall prevent the rights of a landlord to object to the relief being sought in this subparagraph subject to the Final Hearing. Notwithstanding the foregoing, the DIP ABL Agents’ exercise of its remedies pursuant to this paragraph with respect to real property leases shall be subject to: (i) any agreement in writing between any of the DIP ABL Agents or the Prepetition ABL Agents, as applicable, and any applicable landlord, (ii) pre-existing rights of any of the DIP ABL Agents or any of the Prepetition ABL Agents, as applicable, and any applicable landlord under applicable non-bankruptcy law, (iii) consent of the applicable landlord, or (iv) further order of the Court following notice and a hearing.

38. Intercompany Obligations. To the extent any Debtor owes any intercompany obligation or indebtedness to any other Debtor or any direct or indirect subsidiary of any Debtor (the “Intercompany Obligations”), such Intercompany Obligations shall, subject to the reservation of rights set forth in paragraphs 40 and 41 hereof, be subordinated to the DIP ABL Secured Obligations, and the guarantees (if any) thereof, until the DIP ABL Secured Obligations are indefeasibly repaid in full in cash. For the avoidance of doubt, any reference in this Interim Order to payment (or repayment) in full shall mean: (a) indefeasible repayment of all

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outstanding obligations in full in cash, (b) termination or expiration of all commitments under any applicable DIP ABL Loan Documents or Prepetition ABL Loan Documents and termination or expiration of any other commitment of any DIP ABL Credit Parties or Prepetition ABL Credit Parties to make extensions of credit to any of the DIP ABL Loan Parties under any such DIP ABL Loan Documents or Prepetition ABL Loan Documents, respectively, (c) all letters of credit issued or deemed issued under the DIP ABL Loan Documents have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full in cash (or other arrangements with respect thereto satisfactory to the DIP ABL Agents in their sole discretion shall have been made), and (d) solely with respect to the Prepetition ABL Obligations (i) if no Challenge Proceeding has been timely and properly commenced with respect to the prepetition obligations subject to the ABL Roll Up, the expiration of the Challenge Period, or (ii) the date on which any order entered by the Bankruptcy Court in favor of the applicable secured party in such Challenge Proceeding becomes final and non-appealable. For the avoidance of doubt, any Intercompany Obligations shall be subordinated to the DIP ABL Secured Obligations and the Adequate Protection Claims.

39. Prohibited Use of DIP ABL Facility, DIP ABL Collateral, Cash Collateral, Carve-Out, etc. Notwithstanding anything herein, prior to indefeasible payment in full in cash of the DIP ABL Secured Obligations and the Prepetition ABL Obligations, except as otherwise expressly provided in this Interim Order, the DIP ABL Facility, the DIP ABL Collateral, the Cash Collateral, the Prepetition ABL Collateral, proceeds of any of the foregoing, and the Carve-Out may not be used:

(a)

for the payment of interest and principal with respect to Prepetition Obligations or any other prepetition indebtedness of the Debtors, except for: (i) the Carve-Out; (ii) prepetition employee wages, benefits and related employee taxes as of the Petition Date; (iii) prepetition sales, use

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and real property taxes; (iv) prepetition amounts due in respect of insurance financings, premiums and brokerage fees; (v) payment of certain expenses (which expenses shall include fees and expenses of professionals) of the Prepetition ABL Agents and the Prepetition ABL Credit Parties (solely as required under the Prepetition Loan Documents); (vi) other “first day” interim and final orders permitting payment of prepetition claims, in the case of (ii) through (vi) pursuant to an order or orders of the Bankruptcy Court in form and substance acceptable to the DIP ABL Agents in their sole and absolute discretion and subject to and in accordance with the Approved Budget; (vii) the ABL Roll Up; and (viii) other indebtedness to the extent authorized by the Bankruptcy Court and set forth in the Approved Budget;

(b)

subject to this Interim Order in connection with or to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation or threatened litigation (including any investigation in connection with such litigation or threatened litigation) of any type adverse to the rights, remedies, claims or defenses of the DIP ABL Credit Parties[5] or the Joint Lead Arrangers under the DIP ABL Loan Documents or the Prepetition ABL Credit Parties under the Prepetition ABL Loan Documents, this Interim Order, including for the payment of any services rendered by the professionals retained by the Debtors or the Creditors’ Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (A) invalidating, setting aside, avoiding, challenging, or subordinating, in whole or in part, the DIP ABL Secured Obligations, DIP ABL Liens, the Prepetition ABL Obligations, the Prepetition ABL Liens, the Adequate Protection Claims, the Adequate Protection Liens, or any adequate protection payments pursuant to this Interim Order; (B) for monetary, injunctive, declarative or other affirmative relief against the DIP ABL Credit Parties or the Prepetition ABL Credit Parties or their respective collateral; or (C) preventing, hindering or otherwise delaying the exercise by the DIP ABL Credit Parties or the Prepetition ABL Credit Parties of any rights and remedies under this Interim Order, the DIP ABL Loan Documents, the Prepetition ABL Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the Bankruptcy Court or otherwise) by the DIP ABL Credit Parties or the Prepetition ABL Credit Parties upon any of their respective collateral;

[5]	For the purposes of this paragraph 39, the Prepetition ABL Credit Parties do not include ESL Investments, Inc. in any capacity or any of its affiliates.

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(c)

to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, without prior written consent of the DIP ABL Agents, unless otherwise set forth in the Approved Budget;

(d)

to pay any fees or similar amounts to any person who has proposed or may propose to purchase interests of the Debtors (including so-called “topping fees,” “exit fees” and other similar amounts) without prior written consent by the DIP ABL Agents, unless otherwise included in the Approved Budget;

(e)

to object to, contest, or interfere with, in any way, the DIP ABL Credit Parties’ or the Prepetition ABL Credit Parties’ enforcement or realization upon any of the Prepetition ABL Collateral or DIP ABL Collateral once a Termination Event has occurred, except as provided for in this Interim Order, or seek to prevent the DIP ABL Credit Parties or the Prepetition ABL Credit Parties from credit bidding in connection with any proposed plan of reorganization or liquidation or any proposed transaction pursuant to section 363 of the Bankruptcy Code;

(f)

to use or seek to use Cash Collateral while the DIP ABL Secured Obligations, the Prepetition ABL Obligations and/or any of the DIP ABL Credit Parties’ commitments under the DIP ABL Loan Documents remain outstanding, without the consent of the DIP ABL Agents, or the Prepetition ABL Administrative Agent, as applicable, other than during the Remedies Notice Period during which period the DIP ABL Loan Parties may only use Cash Collateral in accordance with the terms of this Interim Order;

(g)

to use or seek to use any insurance or tax refund proceeds constituting DIP ABL Collateral or Prepetition ABL Collateral other than solely in accordance with the Approved Budget and the DIP ABL Loan Documents;

(h)	to incur indebtedness other than in accordance with the Approved Budget or the DIP ABL Loan Documents without the prior consent of the DIP ABL Agent;

(i)

to object to or challenge in any way the claims, liens, or interests held by or on behalf of the DIP ABL Credit Parties or the Prepetition ABL Credit Parties; provided, however, that, if a Creditors’ Committee is appointed, not more than $100,000 in the aggregate of proceeds of the Carve-Out, any Cash Collateral, or any proceeds of the DIP ABL Facility or the DIP ABL Collateral may be used by such Creditors’ Committee for purposes of investigating such claims, liens, or interests of the Prepetition ABL Credit Parties pursuant to paragraphs 40 and 41 (but not to litigate any of the foregoing);

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(j)	to assert, commence, prosecute or support any claims or causes of action whatsoever, including any Avoidance Action, against the DIP ABL Credit Parties or the Prepetition ABL Credit Parties;

(k)

to prosecute an objection to, contest in any manner, or raise any defenses to, the validity, extent, amount, perfection, priority, or enforceability of, or seek equitable relief from, any of the DIP ABL Secured Obligations, the DIP ABL Liens, the Prepetition ABL Obligations, the Prepetition ABL Liens, the DIP ABL Superpriority Claims, the Adequate Protection Claims, the Adequate Protection Liens, any adequate protection payments pursuant to this Interim Order or any other rights or interests of the DIP ABL Credit Parties or the Prepetition ABL Credit Parties;

(l)

to sell or otherwise dispose of the DIP ABL Collateral or the Prepetition ABL Collateral other than as contemplated by the DIP ABL Loan Documents or the Prepetition ABL Loan Documents, as applicable; or

(m)	for any purpose otherwise limited by the DIP ABL Loan Documents or the Prepetition ABL Loan Documents, as applicable.

40. Reservation of Certain Third-Party Rights and Bar of Challenges and Claims. The stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, shall be binding on the Debtors and any successors thereto in all circumstances. The Debtors’ Stipulations shall be binding on the Debtors’ estates and each other party in interest, including any Creditors’ Committee, unless, and solely to the extent that (a) any such party in interest, including any statutory or non-statutory committees appointed or formed in these Chapter 11 Cases (including any Creditors’ Committee), and any other person or entity acting or seeking to act on behalf of the Debtors’ estates, including any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors, with standing and requisite authority, has timely commenced an adversary proceeding (subject to the limitations set forth in paragraphs 40 and 41 hereof) against the Prepetition ABL Credit Parties or their respective subsidiaries, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case in their respective capacity as such (the

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“Representatives”) in connection with any matter related to the Prepetition ABL Loan Documents or the Prepetition ABL Collateral (a “Challenge Proceeding”) by no later than on or before each of a period of 60 days after the appointment of the Creditors’ Committee (the “Challenge Period”); and (b) there is a final and non-appealable order in favor of the plaintiff in any such timely filed Challenge Proceeding. Upon the expiration of the Challenge Period, without the filing of a Challenge Proceeding.

(a)

any and all such Challenge Proceedings and objections by any party (including any Creditors’ Committee, any chapter 11 trustee, and/or any examiner or other estate representative appointed in the Chapter 11 Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed in any Successor Case), shall be deemed to be forever waived, released and barred,

(b)

all matters not subject to the Challenge Proceedings, including all findings, the Debtors’ Stipulations, all waivers, releases, affirmations and other stipulations as to the priority, extent, and validity as to the Prepetition ABL Credit Parties’ claims, liens, and interests shall be of full force and effect and forever binding upon the Debtors, the Debtors’ estates and all creditors, interest holders, and other parties in interest in the Chapter 11 Cases and any Successor Case;

(c)

any and all prepetition claims or causes of action against the Prepetition ABL Credit Parties, as applicable, relating in any way to the Debtors or the Prepetition ABL Loan Documents, as applicable, shall be forever waived and released by the Debtors, the Debtors’ estates, all creditors, interest holders and other parties in interest in the Chapter 11 Cases and any Successor Case;

(d)

to the extent not theretofore repaid, the Prepetition ABL Obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, reduction, defense or avoidance, for all purposes in these Chapter 11 Cases or any Successor Case;

(e)

the Prepetition ABL Liens on the Prepetition ABL Collateral shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected, not subject to defense, counterclaim, recharacterization, subordination or avoidance; and

(f)

the obligations under the Prepetition ABL Loan Documents and the Prepetition ABL Facility Liens on the Prepetition ABL Collateral shall not be subject to any other or further challenge by the Debtors, the Creditors’ Committee or any other party in interest, each of whom shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including any successor thereto (including any estate representative or a chapter 7 or chapter 11 trustee and/or examiner appointed or elected for any of the Debtors with respect thereto).

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41. If any Challenge Proceeding is timely commenced, the admissions and stipulations contained in this Interim Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive (as provided in this paragraph) on the Debtors, the Creditors’ Committee, and any other person or entity, except as to any such findings and admissions that were expressly and successfully challenged (pursuant to a final, non-appealable order) in such Challenge Proceeding. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Creditors’ Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including claims and defenses with respect to the Prepetition ABL Loan Documents and the Prepetition ABL Liens on the Prepetition ABL Collateral. Notwithstanding anything to the contrary in this Interim Order, the DIP ABL Loan Documents, or the Prepetition Loan Documents, but subject to the Approved Budget, the Restructuring Committee and Restructuring Subcommittee, as applicable, of the Board of Directors of Holdings shall not be prohibited from investigating or pursuing any estate causes of action against ESL Investments, Inc., in any capacity, or any of its affiliates, or from funding such actions from the proceeds of the DIP ABL Loans or the Carve Out.

42. No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, or incidental beneficiary.

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43. Limitations on Charging Expenses. In the Final Order, the Debtors will request that no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any Successor Cases at any time shall be charged against the DIP ABL Credit Parties or the DIP ABL Collateral or the Prepetition ABL Credit Parties or the Prepetition ABL Collateral (including Cash Collateral) pursuant to sections 105 or 506(c) of the Bankruptcy Code or any other legal or equitable doctrine (including unjust enrichment) or any similar principle of law, without the prior written consent of each of the DIP ABL Agents, any DIP ABL Credit Party, and/or any Prepetition ABL Credit Party, as applicable, and no such consent shall be implied from this Interim Order or any other action, inaction, or acquiescence by any such agents or lenders.

44. Section 552(b). In the Final Order, the Debtors will request that the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP ABL Credit Parties or the Prepetition ABL Credit Parties, with respect to proceeds, products, offspring or profits of any of the Prepetition ABL Collateral or the DIP ABL Collateral.

45. No Marshaling/Applications of Proceeds. In the Final Order, the Debtors will request that neither the DIP ABL Credit Parties nor the Prepetition ABL Credit Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP ABL Collateral or the Prepetition ABL Collateral.

46. Discharge Waiver. The Debtors expressly stipulate, and the Bankruptcy Court finds and adjudicates that, none of the DIP ABL Secured Obligations, the DIP ABL Superpriority Claims, the DIP ABL Liens, the Adequate Protection Claims, the Adequate Protection Liens, or any adequate protection payment obligations pursuant to this Interim Order, shall be discharged by the entry of an order confirming any plan of reorganization, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless the DIP ABL Secured Obligations and the Adequate Protection Claims have been indefeasibly paid in full in cash on or before the effective date of a confirmed plan of reorganization.

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47. Rights Preserved. Other than as expressly set forth in this Interim Order, any other rights, claims or privileges (whether legal, equitable or otherwise) of the DIP ABL Credit Parties and the Prepetition Credit Parties are preserved. Nothing contained herein shall be deemed to prevent the Prepetition Credit Parties from requesting additional adequate protection or from arguing that the adequate protection granted herein does in fact adequately protect the Prepetition Credit Parties against any post-petition diminution in value of the Prepetition Collateral.

48. Release. In the Final Order, the Debtors will seek approval of the following: subject to paragraphs 40 and 41 and as further set forth in the DIP ABL Loan Documents, the Debtors, on behalf of themselves and their estates (including any successor trustee or other estate representative in these Chapter 11 Cases or any Successor Case) and any party acting by, through, or under any of the Debtors or any of their estates, hereby stipulate and agree that they forever and irrevocably (a) release, discharge, waive, and acquit the current or future DIP ABL Agents and other current or future DIP ABL Credit Parties, the Joint Lead Arrangers (as defined in the DIP ABL Loan Documents), the current or future Prepetition ABL Administrative Agent, Prepetition LC Facility Administrative Agent and other current or future Prepetition ABL Credit Parties and each of their respective participants and each of their respective affiliates, and each of their respective Representatives, from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness, and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known,

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unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, arising out of, in connection with, or relating to the DIP ABL Facility, the DIP ABL Loan Documents, the Prepetition ABL Facility, the Prepetition ABL Loan Documents, or the transactions and relationships contemplated hereunder or thereunder, including (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, perfection, or avoidability of the liens or secured claims of the DIP ABL Agents, the other DIP ABL Credit Parties, the Prepetition ABL Agents, the Prepetition LC Facility Agent and the other Prepetition ABL Credit Parties; and (b) waive any and all defenses (including offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability, and nonavoidability of the DIP ABL Secured Obligations, the DIP ABL Liens, the DIP ABL Superpriority Claims, the Prepetition ABL Obligations, the Prepetition ABL Liens, the Adequate Protection Claims, the Adequate Protection Liens, and any adequate protection payment obligations pursuant to this Interim Order, provided, however, that the foregoing release shall not release any claims for fraud or willful misconduct, provided, further that ESL Investments, Inc., in any capacity, and each of its affiliates shall not be entitled to a release pursuant to this paragraph. For the avoidance of doubt, the foregoing release shall not constitute a release of any rights arising under the DIP ABL Loan Documents.

49. No Waiver by Failure to Seek Relief. The failure or delay of the DIP ABL Credit Parties or the Prepetition Credit Parties to seek relief or otherwise exercise their respective rights and remedies under this Interim Order, the Prepetition Loan Documents, the DIP ABL Loan Documents, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP ABL Credit Parties or the Prepetition Credit Parties.

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50. Binding Effect of Interim Order. Immediately upon entry by the Bankruptcy Court (notwithstanding any applicable Bankruptcy Rules or any other law or rule to the contrary), the terms and provisions of this Interim Order, including the liens granted herein shall, nunc pro tunc to the Petition Date, become valid and binding upon and inure to the benefit of the Debtors, the DIP ABL Credit Parties, and the Prepetition ABL Credit Parties, and their respective successors and assigns. To the extent there is any applicable stay of this Interim Order, it is hereby waived.

51. No Modification of Interim Order. The Debtors irrevocably waive the right to seek and shall not seek or consent, directly or indirectly without the prior written consent of the DIP ABL Agents and the Prepetition ABL Agents, which consent of the DIP ABL Agents or Prepetition ABL Agents may be refused in their sole and absolute discretion: (a) any modification, stay, vacatur or amendment to this Interim Order; (b) a priority claim for any administrative expense or unsecured claim against the Debtors to the fullest extent permitted under the Bankruptcy Code in the Chapter 11 Cases or any Successor Case, equal or superior to the Adequate Protection Claims, other than the Carve-Out and the DIP ABL Superpriority Claim; (c) any order allowing use of Cash Collateral constituting DIP ABL Collateral other than this Interim Order and the Final Order; (d) any lien on any of the DIP ABL Collateral, with priority equal or superior to the Adequate Protection Liens (other than the Permitted Prior Liens and the DIP ABL Liens). The Debtors irrevocably waive any right to seek any amendment, modification or extension of this Interim Order without the prior written consent of the DIP ABL Agents and the Prepetition ABL Agents, as applicable, and no such consent shall be implied by any other action, inaction or acquiescence of the Prepetition ABL Credit Parties or the DIP ABL Credit Parties.

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52. Interim Order Controls. In the event of any inconsistency between the terms and conditions of the DIP ABL Loan Documents or this Interim Order, the provisions of this Interim Order shall govern and control.

53. Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in the Chapter 11 Cases; (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (c) dismissing any of the Chapter 11 Cases or any Successor Case; or (d) pursuant to which the Bankruptcy Court abstains from hearing the Chapter 11 Cases or any Successor Case. The terms and provisions of this Interim Order, including the claims, liens, security interests and other protections granted to the Prepetition Credit Parties and the DIP ABL Credit Parties pursuant to this Interim Order and/or the Prepetition Loan Documents (other than as modified hereby), notwithstanding the entry of any such order, shall continue in the Chapter 11 Cases, in any Successor Case, or following dismissal of any of the Chapter 11 Cases or any Successor Case, and shall maintain their priority as provided by this Interim Order until all DIP ABL Secured Obligations, all Prepetition ABL Obligations, all Prepetition Second Lien Obligations, all Adequate Protection Claims, and any adequate protection payment obligations pursuant to this Interim Order, have been paid in full.

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54. Preservation of Rights Granted Under this Interim Order.

(a) Except as expressly provided herein or in the DIP ABL Loan Documents, no claim (to the fullest extent permitted under the Bankruptcy Code) or lien having a priority senior to or pari passu with that granted by this Interim Order to the DIP ABL Credit Parties shall be granted while any portion of the DIP ABL Secured Obligations remain outstanding, and the DIP ABL Liens shall not be subject to or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or subordinate to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.

(b) Unless all DIP ABL Secured Obligations and Prepetition ABL Obligations shall have been indefeasibly paid in full in cash, the Debtors shall not seek, and it shall constitute an Event of Default under the DIP ABL Loan Documents and shall terminate the right of the DIP ABL Loan Parties to use Cash Collateral if any of the Debtors seek, or if there is entered (i) any stay, vacatur, rescission, modification, amendment, or extension of this Interim Order or the Final Order without the prior written consent of the DIP ABL Agents, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP ABL Agents; (ii) an order converting any of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or dismissing any of these Chapter 11 Cases; (iii) unless otherwise approved by the DIP ABL Agents, an order granting a change of venue with respect to these Chapter 11 Cases or any related adversary proceeding, which order shall not be reversed or vacated within ten (10) days; or (iv) any other order granting adequate protection or authorizing the use of Cash Collateral without the prior written consent of the DIP ABL Agents and the Prepetition ABL Agents, and no such consent shall be implied by any other action, inaction, or acquiescence by any of the DIP ABL Agents and the Prepetition ABL Agents. If an order dismissing or converting any of these Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, (x) the DIP ABL Superpriority Claims, Adequate Protection Claims and other administrative

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claims granted under this Interim Order, the DIP ABL Liens, and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP ABL Secured Obligations, all Prepetition Obligations, all Adequate Protection Claims, and any adequate protection payment obligations pursuant to this Interim Order shall have been paid and satisfied in full (and that such DIP ABL Superpriority Claims, Adequate Protection Claims, the other administrative claims granted under this Interim Order, the DIP ABL Liens and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest), and (y) this Court shall retain jurisdiction, to the extent it has jurisdiction, notwithstanding such dismissal or conversion, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.

(c) If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect (i) the validity, priority or enforceability of any DIP ABL Secured Obligations, the Adequate Protection Claims, or any adequate protection payment obligations pursuant to this Interim Order incurred prior to the actual receipt of written notice by the DIP ABL Agents or the Prepetition Agents, as applicable, of the effective date of such reversal, stay, modification or vacatur, or (ii) the validity, priority, or enforceability of the DIP ABL Liens or the Adequate Protection Liens. Notwithstanding any such reversal, stay, modification or vacatur, any use of DIP ABL Collateral and Prepetition ABL Collateral (including Cash Collateral), any DIP ABL Secured Obligations, any Adequate Protection Claims, or any adequate protection payment obligations pursuant to the Interim Order incurred by the DIP ABL Loan Parties to the DIP ABL Agents, the other DIP ABL Credit Parties, the Prepetition ABL Agents, and/or the Prepetition ABL Credit Parties, as the case may be, prior to the actual receipt of written notice by the DIP ABL Agents

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and/or the Prepetition ABL Agents, as the case may be, of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the DIP ABL Credit Parties and the Prepetition ABL Credit Parties shall be entitled to all of the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Interim Order, and pursuant to the DIP ABL Loan Documents with respect to all such uses of the DIP ABL Collateral (including the Cash Collateral), all DIP ABL Secured Obligations, all Adequate Protection Claims, and all adequate protection payment obligations pursuant to this Interim Order.

55. Final Hearing. The Final Hearing to consider entry of the Final Order and approval of the DIP ABL Facility on a final basis is scheduled for November [•], 2018 at [•] Eastern Time before the Honorable Robert D. Drain, United States Bankruptcy Judge, the United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601.

56. Notice of Final Hearing: Within three (3) business days of the date of entry of this Interim Order, the Debtors shall serve, by United States mail, first-class postage prepaid, a copy of the Motion and this Interim Order upon: (i) the Office of the United States Trustee for Region 2; (ii) the holders of the twenty (20) largest unsecured claims against the Debtors (on a consolidated basis); (iii) counsel for Bank of America, N.A., as administrative agent under the Prepetition ABL Facility and the DIP ABL Agent; (iv) counsel for Citibank, N.A., as administrative agent under the Prepetition LC Facility; (v) counsel for JPP, LLC, as administrative agent under the Prepetition Second Lien Credit Agreement, the IP/Ground Lease Term Loan, and the Consolidated Secured Loan Facility; (vi) counsel for Computershare Trust Company N.A., as Prepetition Second Lien 2018 Indenture Trustee and as indenture trustee

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under the Prepetition Second Lien Convertible Notes; (vii) counsel for Wilmington Trust, National Association, as Prepetition Second Lien 2010 Indenture Trustee; (viii) counsel for The Bank of New York Mellon Trust Company, N.A., as successor trustee for the SRAC Unsecured PIK Notes, the SRAC Unsecured Notes, and the SRAC Medium Term Notes; (ix) the Pension Benefit Guaranty Corporation; (x) the Unions; (xi) the Securities and Exchange Commission; (xii) the Internal Revenue Service; and (xiii) the United States Attorney’s Office for the Southern District of New York.

57. Objection Deadline. Objections, if any, to the relief sought in the Motion with respect to entry of the Final Order shall be in writing, shall set forth with particularity the grounds for such objections or other statement of position, shall be filed with the clerk of the Bankruptcy Court, and served upon: (a) proposed counsel to the Debtors; (b) the U.S. Trustee; (c) proposed counsel to the Creditors’ Committee; (d) counsel to the DIP ABL Agents; (e) counsel to the Prepetition ABL Administrative Agent; and (f) counsel to the Prepetition Second Lien Agents, so that such objections are filed with the Bankruptcy Court and received by said parties on or before 4:00 p.m. Eastern Time on [•], 2018.

58. Retention of Jurisdiction. The Bankruptcy Court shall retain jurisdiction to enforce this Interim Order according to its terms to the fullest extent permitted by applicable law.

Dated: , 2018 White Plains, New York
Robert D. Drain
United States Bankruptcy Judge

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Exhibit A

Approved Initial Budget

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Project Blue

Week Cash Flow Forecast—13 Week DIP Model

($ in Millions)

Month	FY18 P9			FY18 P10				FY18 P11					FY18 P12	Total
Forecast / Actual Week Ending Fiscal Week	Forecast 10/20/18 Week 37	Forecast 10/27/18 Week 38	Forecast 11/3/18 Week 39	Forecast 11/10/18 Week 40	Forecast 11/17/18 Week 41	Forecast 11/24/18 Week 42	Forecast 12/1/18 Week 43	Forecast 12/8/18 Week 44	Forecast 12/15/18 Week 45	Forecast 12/22/18 Week 46	Forecast 12/29/18 Week 47	Forecast 1/5/19 Week 48	Forecast 1/12/19 Week 49	13 Weeks Through 1/12/19
Post-Petition Week	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13
Forecast Week	Week 37	Week 38	Week 39	Week 40	Week 41	Week 42	Week 43	Week 44	Week 45	Week 46	Week 47	Week 48	Week 49	Total
I. OPERATING CASH FLOW
Total Operating Receipts	$160.6	$165.8	$199.5	$181.5	$184.1	$248.7	$316.0	$204.1	$226.1	$220.2	$241.1	$285.4	$192.3	$2,825.6
Operating Disbursements
Merchandise Vendors	64.7	77.9	80.0	74.3	61.0	79.0	80.9	45.2	55.0	87.8	80.0	53.6	54.3	893.7
Payroll, Taxes, and Benefits	47.5	30.9	73.8	32.0	61.1	32.6	74.3	40.3	41.9	34.0	46.3	33.2	43.1	590.9
Occupancy[1]	—	—	—	30.6	3.4	—	—	25.5	8.5	—	—	—	29.5	97.5
Other Operating Disbursements	77.9	81.5	65.2	77.2	64.1	73.0	89.7	82.5	71.9	80.3	74.2	72.5	78.8	988.8

Total Operating Disbursements	190.1	190.2	219.0	214.2	189.6	184.6	244.9	193.5	177.3	202.2	200.5	159.2	205.6	2,570.9

Total Operating Cash Flow	($29.5)	($24.4)	($19.5)	($32.7)	($5.5)	$64.1	$71.1	$10.6	$48.8	$18.1	$40.7	$126.2	($13.4)	$254.6

II. NON-OPERATING CASH FLOWS
Non-Operating Receipts	$0.0	$0.0	$2.3	$0.0	$0.0	$0.0	$2.8	$0.0	$0.0	$0.0	$0.0	$1.8	$8.9	$15.8
Non-Operating Disbursements
Capex	1.4	1.7	1.1	1.7	1.2	1.1	1.1	1.1	1.4	1.0	0.9	1.1	1.1	15.7
Interest on 1L & Cascade	3.7	3.6	3.7	3.8	3.9	3.9	3.9	3.9	3.9	3.8	3.8	3.7	3.8	49.4

Total Non-Operating Disbursements	5.1	5.4	4.9	5.5	5.1	5.0	4.9	4.9	5.2	4.9	4.7	4.8	4.9	65.1

Total Business Cash Flow	($34.6)	($29.8)	($22.0)	($38.2)	($10.6)	$59.2	$69.0	$5.7	$43.6	$13.2	$36.0	$123.2	($9.3)	$205.3

Total Other Non-Operating Disbursements	53.8	12.5	18.8	11.7	13.7	11.7	11.7	11.3	23.7	1.5	1.5	5.7	6.3	184.0

Net Cash Flow Before Financing	($88.4)	($42.3)	($40.8)	($49.9)	($24.3)	$47.5	$57.2	($5.6)	$19.9	$11.7	$34.5	$117.5	($15.6)	$21.4

III. LIQUIDITY
Beginning Cash Balance	$86.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$86.0
Net Cash Flows Before Financing	(88.4)	(42.3)	(40.8)	(49.9)	(24.3)	47.5	57.2	(5.6)	19.9	11.7	34.5	117.5	(15.6)	21.4
ABL Revolver Draws / (Paydowns)	(109.5)	42.3	(71.1)	49.9	0.0	(23.1)	(151.3)	0.0	(14.3)	(11.7)	(34.5)	(117.5)	(94.1)	(534.9)
Sr. DIP Term Loan Proceeds	111.9	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	111.9
Sr. DIP Revolver Draws / (Paydowns)	0.0	0.0	0.0	0.0	24.3	(24.3)	0.0	5.6	(5.6)	0.0	0.0	0.0	15.6	15.6
Jr. DIP Term Loan Proceeds	0.0	0.0	111.9	0.0	0.0	0.0	94.1	0.0	0.0	0.0	0.0	0.0	94.1	300.0

Ending Cash Balance	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Beginning ABL Principal Balance[2]	$1,531.0	$1,421.5	$1,463.8	$1,392.8	$1,442.7	$1,442.7	$1,419.6	$1,268.3	$1,268.3	$1,254.0	$1,242.3	$1,207.8	$1,090.2	$1,531.0
Revolver Draws / (Paydowns)	(109.5)	42.3	(71.1)	49.9	0.0	(23.1)	(151.3)	0.0	(14.3)	(11.7)	(34.5)	(117.5)	(94.1)	(534.9)

Ending ABL Principal Balance	$1,421.5	$1,463.8	$1,392.8	$1,442.7	$1,442.7	$1,419.6	$1,268.3	$1,268.3	$1,254.0	$1,242.3	$1,207.8	$1,090.2	$996.2	$996.2
Total Outstanding 1L—Ending[3]	$1,533.4	$1,575.7	$1,504.7	$1,554.6	$1,578.9	$1,531.5	$1,380.2	$1,385.8	$1,365.9	$1,354.2	$1,319.7	$1,202.1	$1,123.7
Line Cap[4]	$1,811.8	$1,817.1	$1,817.4	$1,785.9	$1,762.0	$1,686.2	$1,617.5	$1,560.8	$1,504.5	$1,453.1	$1,415.8	$1,335.5	$1,208.8

Net Availability	$278.4	$241.3	$312.7	$231.3	$183.0	$154.7	$237.3	$175.1	$138.6	$99.0	$96.1	$133.4	$85.1

Footnotes

1.	Excludes rent on rejected leases
2.	Starting balance consists of $571mm Term Loan, $837mm Revolving Credit Facility, and $124mm LC
3.	Includes Sr. DIP Term Loan, Sr. DIP Revolver, Term Loan, Revolving Credit Facility, and Normal Course LC
4.	Adjusted Borrowing Base calculated using Revised Formula

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Exhibit B

DIP ABL Term Sheet

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$1,830,000,000 Billion Senior Secured Superpriority Priming Debtor-In-Possession

Asset-Based Credit Facility

Summary of Terms and Conditions1

October 15, 2018

Set forth below is a summary of certain key terms for a proposed senior secured superpriority priming post-petition debtor-in-possession asset-based credit facility. This summary of proposed terms and conditions (the “Term Sheet”) shall be a binding agreement with respect to the New Money Loans (as defined below) but does not purport to summarize all the terms, conditions, representations and other provisions with respect to the Final DIP Facility, which will be set forth in the DIP Loan Documents (as defined below).

The obligations of the Initial Lenders to provide financing pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages to this Term Sheet by each of the parties hereto and shall be subject to the terms and conditions set forth herein.

Borrowers:	SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), and KMART CORPORATION, a Michigan corporation (“Kmart Corp”, and together with SRAC, the “Borrowers”), in each case as debtors and debtors-in-possession in cases (including any cases filed by domestic or international subsidiaries or controlled affiliates of any Borrower that are jointly administered with the cases of the Borrowers, the “Chapter 11 Cases”) under chapter 11 or any other chapter of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:	The obligations of the Borrowers under the DIP Facility (as defined below) (the “DIP Obligations”) and under any cash management services or bank products entered into with a Lender, any Agent or any of their respective affiliates as of the Initial Closing Date (as defined below) or at the time of entering into such arrangements (the “Cash Management/Bank Product Obligations”, and collectively with the DIP Obligations, the “Secured Obligations”), shall be guaranteed, jointly and severally on a senior secured priming basis, by Sears Holdings Corporation, a Delaware corporation (“Holdings”) and each of the “Subsidiary Guarantors” under and as defined in the Prepetition ABL Credit Agreement (as defined below), and all other affiliates of Holdings that have commenced Chapter 11 Cases (the “Debtors”) (other than SRC Sparrow 1 LLC, a Delaware limited liability company, SRC Sparrow 2 LLC, a Delaware limited liability company, SRC O.P. LLC, a Delaware limited liability company, SRC Facilities LLC, a Delaware limited liability company, and SRC Real Estate (TX) LLC, a Delaware limited liability company, collectively, the “Sparrow Entities”), in each case as debtors and debtors-in-possession in the Chapter 11 Cases (collectively with Holdings, the “Guarantors,” and together with the Borrowers, the “Loan Parties”).

[1]	Capitalized terms used herein but not defined herein are given the meanings assigned to them in the Prepetition ABL Credit Agreement (as defined herein).

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Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Control Co-Collateral Agent (as defined below) under the caption Appointment of Agents, Etc., for the ratable benefit of the DIP Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due of the DIP Obligations.

The date of commencement of the Chapter 11 Cases is referred to herein as the “Petition Date”.

Joint Lead Arrangers and Book Runners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Wells Fargo Bank, National Association (“Wells Fargo”) and Citibank, N.A. (“Citibank”; collectively with MLPFS and Wells Fargo in such capacities, the “Joint Lead Arrangers”), with MLPFS acting as lead left arranger in all marketing materials.

Administrative Agent:	Bank of America (in such capacity, the “Agent”).

Co-Collateral Agents:	Bank of America and Wells Fargo Bank (each in such capacity, a “Co- Collateral Agent,” and together with the Agent, the “Agents”).

Lenders:	On the Initial Closing Date, Bank of America, Wells Fargo and Citibank (each in such capacity, an “Initial Lender”) and, on and as of the Final Closing Date (as defined below), each Prepetition Lender that chooses to roll up its prepetition extensions of credit as set forth herein. No Person that is an Affiliate of Holdings or any of its subsidiaries may be a Lender under the DIP Facility.

Prepetition ABL Credit Agreement; Prepetition ABL Guarantee and Collateral Agreement; Prepetition Second Lien Facilities:	“Prepetition ABL Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Holdings, the Borrowers, the banks, financial institutions and other institutional lenders from time to time party thereto (collectively, the “Prepetition Lenders”), the Issuing Lenders (as defined therein) from time to time party thereto (the “Prepetition Issuing Lenders”), and Bank of America, as administrative agent (in such capacity, the “Prepetition Administrative Agent”), as a co-collateral agent, and as swingline lender, Wells Fargo Bank, National Association, as a co-collateral agent (together with Bank of America in such capacity, the “Prepetition Co-Collateral Agents,” and together with the Prepetition Lenders, the Prepetition Administrative Agent, and the Prepetition Issuing Lenders, the “Prepetition Credit Parties”), and the other parties from time to time party thereto, providing for a $1,500,000,000 asset-based revolving credit facility (the “Prepetition Revolving Facility”), a term loan facility in an aggregate original principal amount of $1,000,000,000 (the “Prepetition Term Loan Facility”), a term loan facility in an aggregate original principal amount of $750,000,000 (the “Prepetition 2016 Term Loan Facility”; and the loans thereunder, the “Prepetition 2016 Term Loans”), and a “first-in, last-out” facility in an original principal amount of $125,000,000 (the “Prepetition 2018 FILO Facility,” and collectively with the Prepetition Revolving Facility, the Prepetition Term Loan Facility and the Prepetition 2016 Term Loan Facility, the “Prepetition Facilities”). As of the date hereof, the Prepetition Term Loan Facility has been paid in full, the outstanding principal amount of the Prepetition

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2016 Term Loan Facility is $570,776,250, the outstanding principal amount of the Prepetition 2018 FILO Facility is $125,000,000, and the Total Extensions of Credit (as defined below) under the Prepetition Revolving Facility are $959,602,130.

“Prepetition L/C Facility” shall mean that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date), by and among Holdings, the Borrowers, as borrowers, the L/C lenders from time to time party thereto, and Citibank, N.A., as administrative agent and as issuing bank.

“Prepetition Second Lien Facilities” shall mean:

(i) that certain Second Lien Credit Agreement dated as of September 1, 2016 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Second Lien Credit Agreement”) by and among Holdings, the Borrowers, as borrowers, and the lenders from time to time party thereto;

(ii) that certain Indenture dated as of October 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Second Lien Cash Notes Indenture”) by and among Holdings, certain guarantors from time to time party thereto, and Wilmington Trust, National Association, as successor trustee and collateral agent thereunder; and

(iii) that certain Indenture dated as of March 20, 2018 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Second Lien PIK Notes Indenture”) by and among Holdings, certain guarantors from time to time party thereto, and Computershare Trust Company, N.A., as trustee thereunder; the secured parties under the Prepetition Second Lien Facilities, the “Prepetition Second Lien Secured Parties.”

Prepetition Security Documents:	“Prepetition ABL Guarantee and Collateral Agreement” shall mean the Third Amended and Restated Guarantee and Collateral Agreement, dated as of July 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Holdings, each Borrower, each Subsidiary of Holdings from time to time party thereto, and each Prepetition Co-Collateral Agent.

The term “Prepetition Second Lien Security Agreement” means that certain Amended and Restated Security Agreement dated as of March 20, 2018 by and among Holdings, certain guarantors from time to time party thereto, in favor of Wilmington Trust, National Association, in its capacity as collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

Prepetition Collateral:	The collateral securing the “Obligations” under and as defined in the Prepetition ABL Credit Agreement, including, but not limited to, “cash collateral” (as defined in Section 363 of the Bankruptcy Code), is referred to herein as the “Prepetition ABL Collateral.”

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“Prepetition Second Lien Collateral” means, collectively, Collateral (as defined in the Prepetition Second Lien Security Agreement).

DIP Facility:	Each Lender will make loans to the Borrowers pursuant to an up to $1,830,378,380 secured superpriority priming debtor-in-possession asset-based facility (which shall be denominated in U.S. dollars) (the “DIP Facility”) consisting of:

(i) subject to the terms and conditions set forth in this Term Sheet and the Interim Order (as defined below):

(a) new money asset-based term loans in an aggregate principal amount of $111,889,241 (the “Incremental DIP Term Loans”) to be made available to the Borrowers by the Initial Lenders in one draw on the Initial Closing Date; and

(b) a new money asset-based revolving credit facility to be made available to the Borrowers by the Lenders during the period commencing on the date the funds in the Disbursement Account (as defined below) have been reduced to zero (the “Revolver Availability Date”) and ending on the Termination Date (as defined below) with aggregate revolving commitments of $188,110,759 (the “Incremental DIP Revolving Facility”; the revolving loans thereunder, “Incremental DIP Revolving Loans,” and the commitments thereunder, the “Incremental DIP Revolving Commitments”; the Incremental DIP Revolving Loans and the Incremental DIP Term Loans, collectively, the “New Money Loans”); and

(ii) subject to the terms and conditions set forth in this Term Sheet, the DIP Loan Documents, the Final Order, and subject to the entry of the Final Order:

(a) the total amount of Revolving Extensions of Credit which the lenders under the Prepetition Revolving Facility (the “Prepetition Revolving Lenders”) roll up into loans and participations in letters of credit under the DIP Facility (such loans, the “Rolled-Up Revolving Loans”; the Rolled-Up Revolving Loans collectively with the Incremental DIP Revolving Loans, the “DIP Revolving Loans”);

(b) amounts outstanding under the Prepetition 2016 Term Loan Facility (the “Prepetition 2016 Term Lenders”) elect to roll up into loans under the DIP Facility (such loans, the “Rolled-Up Term Loans”, the Rolled-Up Term Loans collectively with the Incremental DIP Term Loans, the “DIP Term Loan”; the Rolled-Up Term Loans together with the Rolled-Up Revolving Loans, the “Rolled-Up Loans”; and the Rolled-Up Loans together with the New Money Loans, the “DIP Loans”); in each case on the terms and conditions further described below. After the Roll Up on the Final Closing Date, all DIP Revolving Loans shall consist of one class of loans with identical terms and the DIP Term Loan shall consist of one class of loans with identical terms; and

(c) in addition to (a) and (b) above, Bank Products (other than Bank Products constituting the Prepetition L/C Facility) and Cash Management Obligations owed to a Lender shall roll up on the Final Closing Date.

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The terms governing the borrowing, reborrowing, repayment, interest and other mechanics of the New Money Loans and the Incremental DIP Revolving Commitments shall be as set forth in Articles II and III of the Prepetition ABL Credit Agreement. In addition, the provisions of Section 2.15 of the Prepetition ABL Credit Agreement shall apply to the New Money Loans as if set forth herein, mutatis mutandis.

After giving effect to the New Money Loans and the Rolled-Up Loans (and assuming all Prepetition Credit Parties participate), the DIP Facility will be a $1,830,378,380 total facility consisting of DIP Revolving Commitments of $1,147,712,889 and a DIP Term Loan of $682,665,491.

Syndication of the New Money Loans; Roll Up:	Syndication of the New Money Loans. During the period between the entry of the Interim Order and the date that all of the terms and conditions precedent set forth opposite the heading “Conditions Precedent to the DIP Credit Agreement” below have been satisfied or waived by the Joint Lead Arrangers and the Rolled-Up Loans become effective (such later date, the “Final Closing Date”), the Joint Lead Arrangers shall use their commercially reasonable efforts to syndicate:

(i) the Incremental DIP Revolving Commitments to the Prepetition Revolving Lenders by offering each such Prepetition Revolving Lender the ability to participate in the Incremental DIP Revolving Commitments on a pro rata basis based on the Revolving Extensions of Credit of such Prepetition Revolving Lender under the Prepetition Revolving Facility; and

(ii) the Incremental DIP Term Loans to Prepetition 2016 Term Lenders by offering each such Prepetition 2016 Term Lender the ability to participate in the Incremental DIP Term Loans on a pro rata basis based on the outstanding principal amount of the Prepetition 2016 Term Loans held by such Prepetition 2016 Term Lender under the Prepetition 2016 Term Loan Facility.

Assistance with Syndication. Until the Final Closing Date, each Loan Party shall actively assist the Joint Lead Arrangers in achieving a syndication of the New Money Loans that is reasonably satisfactory to the Joint Lead Arrangers and the Loan Parties. Such assistance shall include each of Holdings and the Borrowers (a) providing and causing its officers and advisors to provide the Joint Lead Arrangers upon their written request with all information reasonably deemed necessary by the Joint Lead Arrangers to complete syndication of the New Money Loans, (b) assisting in the preparation of customary confidential information memoranda and other materials reasonably requested by the Joint Lead Arrangers to be used in connection with the syndication of the New Money Loans (collectively with any additional summary of terms prepared for distribution to Lenders, the “Information Materials”) and providing a customary letter authorizing the dissemination by the Joint Lead Arrangers of the Information Materials, (c) using its reasonable best efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from its existing banking relationships, and (d) otherwise assisting the Joint Lead Arrangers in their syndication efforts, including by making its officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Loan Parties, as appropriate, at one or more meetings of prospective Lenders. It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication of the New Money Loans.

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Roll-Up of Prepetition Lenders (the “Roll Up”). On the date of the Final Order and subject to the conditions set forth herein and in the DIP Loan Documents:

(i) each Prepetition Revolving Lender that elects to participate in the Incremental DIP Revolving Commitments (which participation shall be to the full extent of such Prepetition Revolving Lender’s pro rata share of the Incremental DIP Revolving Commitments) shall have its Revolving Extensions of Credit rolled up into Rolled-Up Revolving Loans; and

(ii) each Prepetition 2016 Term Lender that elects to participate in the Incremental DIP Term Loans (which participation shall be to the full extent of such Prepetition 2016 Term Lender’s pro rata share of the Incremental DIP Term Loans) shall have its Prepetition 2016 Term Loans rolled up into Rolled- Up Term Loans.

DIP Revolving Facility. The commitments of any Lender to make DIP Revolving Loans and Rolled-Up Revolving Loans (the “DIP Revolving Commitments”) will be equal to such Lender’s Incremental DIP Revolving Commitments plus the amount of Rolled-Up Revolving Loans. The DIP Revolving Commitments may be repaid and reborrowed subject to the terms and conditions set forth herein, in the DIP Loan Documents (subject to the Documentation Principles) and in the DIP Financing Orders (the “DIP Revolving Facility”). The DIP Revolving Facility will include “Permitted Overadvances” on terms consistent with the Prepetition ABL Credit Agreement.

Letter of Credit Subfacility:	The DIP Revolving Facility shall include a subfacility for letters of credit (the “Incremental Letters of Credit”) in an aggregate face amount of up to $50,000,000. Subject to the approval of the Bankruptcy Court, letters of credit outstanding under the Prepetition ABL Credit Agreement as of the Petition Date shall be deemed to be issued under the DIP Facility. The Initial Lenders hereby irrevocably agree to accept and purchase participations in the Incremental Letters of Credit pursuant to Section 3.04 of Prepetition ABL Credit Facility as if set forth herein, mutatis mutandis. To the extent any participations in letters of credit under the Prepetition ABL Credit Facility are not rolled into the DIP Facility, the Lenders and the Borrowers shall negotiate in good faith appropriate provisions to eliminate the fronting exposure of the Issuing Lenders with respect to such non-rolled up participations in letters of credit.

Letters of Credit shall be issued by Bank of America and Wells Fargo (each an “Issuing Lender”). The Letter of Credit Subfacility shall be available in U.S. dollars.

The Letter of Credit Subfacility shall be on substantially the same terms as the Letter of Credit subfacility in the Existing ABL Credit Agreement, subject to the Documentation Principles (as defined below).

Unless the context otherwise requires, references herein to the Lenders shall include the Issuing Lenders.

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“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged pursuant in accordance with the DIP Loan Documents.

Swingline Loan Subfacility:	The DIP Facility shall include a subfacility in an aggregate amount of up to $25,000,000 available, in the sole and absolute discretion of Bank of America (in such capacity, the “Swingline Lender”), for swingline loans (“Swingline Loans”) upon same-day notice. Any such swingline borrowings shall reduce Capped Excess Availability under the DIP Facility on a dollar-for-dollar basis.

The Swingline Loan Subfacility shall be on substantially the same terms and conditions as the Swingline Loan subfacility in the Existing ABL Credit Agreement, subject to the Documentation Principles.

Termination Date:	The DIP Facility will mature, and the commitments thereunder shall terminate, on the date (the “Termination Date”) that is the earliest of:

(a) 12 months after the Petition Date, (b) 36 days after the Petition Date (or such later date as the Agents may approve in writing in their sole and absolute discretion) if the Final Order (as defined below) has not been approved by the Bankruptcy Court prior to the expiration of such period, (c) 43 days after the entry of the Interim Order if the Final Closing Date has not occurred, (d) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (e) the consummation of a sale of all or substantially all of the Prepetition ABL Collateral, (f) the acceleration of the DIP Loans and the termination of the DIP Revolving Commitments in accordance with the DIP Loan Documents and (g) the “termination date” (or any similar term) occurs under the Junior DIP.

“Final Order” shall mean an order of the Bankruptcy Court authorizing and approving the DIP Facility on a final basis in form and substance satisfactory to the Agents in their sole and absolute discretion.

Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise), the Agents, Issuing Lenders, and Lenders shall be entitled to immediate payment of all obligations under the DIP Facility and to enforce the remedies provided for under the DIP Loan Documents or under applicable law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

Purpose:	Borrowings under the DIP Facility and Letters of Credit shall be used by the Borrowers for operating, working capital and other general corporate purposes of the Loan Parties, in each case consistent with, subject to, and within the limitations contained in, the Budget (as defined below), including to pay fees,

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costs and expenses incurred in connection with the transactions contemplated hereby and other administration costs incurred in connection with the Chapter 11 Cases; provided, however, that no proceeds of the DIP Facility or cash collateral shall be used to, among other things, (x) object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under or the liens and security interests granted under the DIP Facility or in connection with the Prepetition ABL Credit Agreement and any Debt thereunder or (y) investigate, initiate or prosecute any claims and defenses or commence causes of action against the Agents, the Joint Lead Arrangers or the Lenders under or relating to the DIP Facility or the Prepetition ABL Credit Agreement; and provided further, that if an official creditors’ committee (the “Committee”) is appointed, then it or its counsel may use up to $100,000 to investigate, for a sixty (60) day period from the date of the appointment of the Committee, the validity, perfection, priority, extent or enforceability of the liens securing the obligations under the Prepetition ABL Credit Agreement.

DIP Loan Documents:	The definitive documentation evidencing the DIP Facility, including, without limitation, this Term Sheet, the credit agreement (the “DIP Credit Agreement”) and all definitive guaranty, collateral, security, and other credit documentation (together with the Budget and the DIP Financing Orders (each as defined below), the “DIP Loan Documents”) shall be in form and substance satisfactory to the Joint Lead Arrangers in their sole and absolute discretion.

The DIP Credit Agreement shall be based upon the Prepetition ABL Credit Agreement with such changes that are necessary or desirable in the sole and absolute discretion of the Joint Lead Arrangers to reflect (i) the terms set forth herein (subject to the Junior DIP Modifications), (ii) a usual and customary (as determined by the Joint Lead Arrangers) retail debtor-in-possession financing arranged by any of the Joint Lead Arrangers, (iii) changes necessary to reflect the terms of the Interim Order and the Final Order, (iv) material reductions in or elimination of baskets, thresholds and carve outs in negative covenants and further limitations on certain activities and rights including, without limitation, the rights of affiliates and (v) such other changes that are required by the Joint Lead Arrangers in their sole and absolute discretion (the “Documentation Principles”).

Potential Junior DIP:	In the event the Bankruptcy Court enters an order approving the Junior DIP on an interim or final basis, then the terms of this Term Sheet and the DIP Loan Documents shall be revised to permit the Junior DIP and to make changes implementing the following: (i) that the proceeds of the Junior DIP Term Loans shall be deposited directly into the Disbursement Account and after such funding, there shall be no drawing of DIP Revolving Loans until the funds in the Disbursement Account are depleted, (ii) the Junior DIP Facility will have pari passu liens on three specified properties and one commercial tort claim on Annex C hereto, and junior liens on all other DIP Collateral (as defined below); (iii) the funding of the Winddown Account will be adjusted to reflect the impact of the pari passu liens securing the Junior DIP; (iv) the Store Footprint Plan may be adjusted and (v) such other changes as the Joint Lead Arrangers and the Loan Parties shall mutually agree including, without limitation, allocation of funding of the Carve-Out (as defined in the Interim Order) ((i) – (v), the “Junior DIP Modifications). Each Junior DIP Modification shall be satisfactory to the Joint Lead Arrangers in their sole and absolute discretion.

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“Store Footprint Plan” means a schedule of store footprint changes prepared by the Borrowers including, without limitation, dates of commencement and completion of sales and store closings.

“Junior DIP” means a junior term loan debtor-in-possession facility in an aggregate principal amount of up to $300,000,000 (the “Junior DIP Term Loans”) provided by ESL Investments, Inc. or its affiliates on terms and conditions (including without limitation, amount and timing of initial funding) acceptable to the Joint Lead Arrangers in their sole and absolute discretion.

DIP Borrowing Base; Availability:	Incremental DIP Term Loans. The full amount of the Incremental DIP Term Loans shall be available to the Borrowers in one draw on the Initial Closing Date on the terms and conditions set forth herein, in the Financing Orders and in the DIP Loan Documents. Proceeds of the Incremental DIP Term Loans shall be deposited into a segregated account (the “Disbursement Account”) of the Borrower. Funds in such loan proceeds account shall be fully utilized prior to any Borrowings under the DIP Revolving Facility.

DIP Revolving Facility. Each Revolving Lender severally agrees, on the terms and conditions set forth herein and in the other DIP Loan Documents, to make revolving advances (“Advances”) to the Borrowers from time to time on any Business Day commencing on the Revolver Availability Date until the Termination Date, in an aggregate amount at any one time outstanding not to exceed, when added to such Revolving Lender’s Revolving Extensions of Credit, the Line Cap.

The Total Extensions of Credit (as defined below) at any time shall not exceed the Line Cap (as defined below) at such time.

“Availability Reserves” means “Availability Reserves” as defined in the Prepetition ABL Credit Agreement plus such additional reserves as either Agent shall deem necessary or appropriate for debtor-in-possession facilities of this type in the Agent’s Permitted Discretion.

“Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate Revolving Extensions of Credit of such Lender and (b) the outstanding principal amount of the DIP Term Loan held by such Lender.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Advances held by such Revolving Lender then outstanding, (b) such Revolving Lender’s percentage of the aggregate principal amount of Swingline Advances then outstanding and (c) such Revolving Lender’s percentage of the L/C Obligations then outstanding.

“Total Extensions of Credit” means at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

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“Line Cap” shall mean, at any time, the lesser of the aggregate DIP Revolving Commitments at such time and the DIP Borrowing Base (as defined below) at such time.

“DIP Borrowing Base” shall mean:

(x) prior to the Final Closing Date, the result of (a) $150,000,000, plus (b) 7.5% of the Net Orderly Liquidation Value of Net Eligible Inventory at such time, minus (c) 100% of the then Availability Reserves, minus (d) the Borrowing Base Carve-Out Reserve (as defined below); and

(y) from and after the Final Closing Date, the result of (a) 87.5% of the aggregate outstanding Eligible Credit Card Accounts Receivable at such time, plus (b) 87.5% of the Eligible Pharmacy Receivables at such time plus (c) (i) 87.5% of the Net Orderly Liquidation Value of Net Eligible Inventory (other than Eligible Inventory at a Store being closed or identified to be closed) at such time and (ii) 87.5% of the Store Closing Net Orderly Liquidation Value of Net Eligible Inventory at a Store being closed or identified to be closed during the closing period, minus (d) 100% of the then Availability Reserves, minus (e) the Borrowing Base Carve-Out Reserve, minus (f) exposure under the Prepetition ABL Credit Agreement, minus (g) the FILO Reserve under the Prepetition ABL Credit Agreement; it being understood that the Agent may, in its Permitted Discretion, adjust Eligible Inventory, Availability Reserves and Inventory Reserves used in computing the DIP Borrowing Base.

“Borrowing Base Carve-Out Reserve” shall mean the Carve-Out Reserve Amount (as defined in the Interim Order) less the current balance of the Carve- Out Account (as defined in the Interim Order).

“Capped Excess Availability” shall mean, at any time, an amount equal to (a) the Line Cap at such time, minus (b) Total Extensions of Credit at such time.

“Store Closing Net Orderly Liquidation Value” means the Net Orderly Liquidation Value of Net Eligible Inventory associated with stores that are closing or that are identified to be closing as determined by the Agents in consultation with Berkeley Research Group, LLC (“BRG”) and the appraiser or liquidator as appropriate.

Eligible Inventory at Closed Stores:	For purposes of calculating the DIP Borrowing Base from and after the Final Closing Date, clause (f) (inventory at Closed Stores) of the definition of Eligible Inventory shall be disregarded.

Borrowing Base Certificates; Pro Forma Borrowing Base Certificates:	The DIP Borrowing Base shall be computed and reported weekly (as of the last business day of each week), and a borrowing base certificate (a “Borrowing Base Certificate”) presenting the Borrowers’ computation of the DIP Borrowing Base (including appropriate supporting data therefor) will be delivered to the Agent promptly, but in no event later than the Tuesday following the end of each week.

In connection with any material asset sale, a pro forma Borrowing Base Certificate giving effect to such sale shall be delivered at least 3 Business days prior to the closing of such sale.

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DIP Budget:	The Borrowers shall deliver to the Agents and the Lenders 13-week cash flow forecasts together with accompanying schedules supporting line items included in such 13-week cash flow (such as rollforward of inventory sales and receipts, rollforward of merchandise and other payables and other documentation which may be requested by the Agents) on a rolling 13-week basis (each, a “Budget”). The initial Budget shall be approved by the Joint Lead Arrangers in their sole and absolute discretion (as the same shall be either reaffirmed or revised pursuant to the “Budget” section of the Case Milestones set forth on Annex E hereto, the “Approved Initial Budget”). The Loan Parties shall be required to comply with such Approved Initial Budget, subject to the Permitted Variance (as defined below).

The Borrowers shall deliver to the Agents and the Lenders each of the following: (a) on each Wednesday beginning October 31, 2018, a 13-week cash flow forecast delivered every week for the immediately following consecutive 13 weeks (each, a “Rolling Budget”), (b) on each Wednesday beginning October 31, 2018, reports detailing operating and financial performance (the “Weekly Flash Reporting Package”) which shall include cash flow performance compared to the Budget for the previous week together with accompanying schedules supporting line items included in the weekly cash flow results (such as rollforward of inventory sales and receipts, rollforward of merchandise and other payables of each Loan Party as of the end of the prior week, in each case, in reasonable detail) and (c) other information as may be reasonably requested by the Agents. The Agents and the Lenders shall also be entitled to receive on a timely basis other customary information and documents, including reasonable approval rights with respect thereto, to be set forth in the DIP Loan Documents.

The Borrowers shall also provide a budget variance report/reconciliation (the “Budget Variance Report”) by Wednesday of each week for any prior four week period included in the Approved Initial Budget (each, a “Testing Period”) (i) showing by line item actual cash receipts, disbursements and inventory receipts for each week, in a comparable form to what has been provided to the Agents prior to the Initial Closing Date, noting therein the variance, on a cumulative basis, of the Borrowers’ total net cash flow, excluding proceeds from asset sales, except for proceeds from the sale of inventory, and also excluding financing related items (the “Net Cash Flow”) for such four week period relative to the Approved Initial Budget, and shall include explanations for any material variance for such four week period. The Borrowers shall arrange for weekly (unless waived by the Agents in their sole and absolute discretion) conference calls with the Agents and BRG discussing and analyzing cash flow and related forecast for the prior week, the financial condition, liquidity, and results of operations of each of the Loan Parties, status of the Chapter 11 Cases and progress in achieving the Case Milestones.

The Borrowers will supplement the Weekly Flash Reporting Package and the Budget Variance Report from time to time upon the request of the Agents.

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The Loan Parties shall be required to comply with Approved Initial Budget, including having made all scheduled payments to the Prepetition Lenders and the DIP Lenders, as applicable, and when required, subject to the following (the “Permitted Variance”): the Borrowers’ Net Cash Flow shall not be less than the Net Cash Flow set forth in the Approved Initial Budget minus the Applicable Variance Percentage of the absolute value of the Net Cash Flow set forth in the Approved Initial Budget; provided, however, to the extent any amounts owed to professionals are permitted to be paid in accordance with the foregoing covenant but are not actually paid during the subject period, such amounts may be paid during a subsequent period. Such covenant shall be tested on Saturday each second week (commencing on November 10, 2018) (but shall be reported each week) on a cumulative basis from the Petition Date until the fourth (4th) week after the Petition Date and then on a rolling four (4) week basis, pursuant to the Budget Variance Report delivered by the Borrowers to the Agents.

“Applicable Variance Percentage” shall mean, from the Initial Closing Date until November 10, 2018, 20%; from November 24, 2018 until the Termination Date, 15%.

The DIP Credit Agreement will contain a mechanism to update the Approved Initial Budget from time to time with the consent of the Agents.

Cash Management; Cash Dominion:	The Loan Parties shall operate their cash management system in a manner that is the same as or substantially similar to its pre-petition cash management system, in compliance Section 6.01(m) of the Prepetition ABL Credit Agreement, including delivery of notices (subject to the Documentation Principles, provided that any changes from such pre-petition cash management system must be acceptable to the Co-Collateral Agents in their reasonable discretion).

The Loan Parties shall be subject to full cash dominion at all times, consistent with the provisions of Section 6.01(m) of the Existing ABL Credit Agreement and the Documentation Principles.

Each Borrower hereby authorizes the Agent to charge the loan account to pay any amount due hereunder or the other DIP Loan Documents and the Borrowers shall be deemed to have requested a base rate Revolving Loan to make such payment.

Interest Rates and Fees:	As set forth on Annex A attached hereto.

Mandatory Prepayments:	The Borrowers shall repay the outstanding DIP Loans: (a) in amounts equal to 100% of the net proceeds of insurance and condemnation recoveries with respect to DIP Collateral;

(b) in amounts equal to 100% of the net proceeds from asset sales of DIP Collateral (other than the sale of Prepetition Unencumbered Assets, inventory in the ordinary course of business and intercompany transfers among Loan Parties), including, for the avoidance of doubt, all net cash proceeds received by the Loan Parties in respect of asset sales by subsidiaries whose equity constitutes DIP Collateral;

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(c) in amounts equal to 100% of the net proceeds from asset sales of DIP Collateral constituting Prepetition Unencumbered Assets, which shall be applied first to the Winddown Account until the Winddown Account is funded in the amount of $200,000,000 and second to a new cash collateral account established with Bank of America for the benefit of the Lenders on terms and conditions satisfactory to the Agents in their sole discretion; provided, that the Loan Parties waive their right to seek to use the funds in such cash collateral account (with or without the consent of the DIP Agents) as Cash Collateral or otherwise;

(d) in amounts equal to 100% of the net proceeds of any issuance of equity securities or from any capital contribution (other than any such issuance or contribution solely between Loan Parties);

(e) in amounts equal to 100% of the net proceeds of the issuance or incurrence of indebtedness (other than indebtedness permitted under the DIP Loan Documents (including the Junior DIP (as defined below), if any);

(f) on the date of delivery of any Borrowing Base Certificate, if the Total Extensions of Credit exceed the Line Cap, the Borrowers shall prepay Advances in an amount equal to such excess, provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Agent, provided further that if, after the prepayment of any Advances and the cash collateralization of L/C Obligations under this clause (f) the Total Extensions of Credit exceed the Line Cap, the Borrowers shall prepay the DIP Term Loan in an amount equal to such excess (with a pro rata reduction in the DIP Revolving Commitments);

(g) on any day the Borrowers are not in compliance with the Term/Revolver Loan to Value Ratio, until the Borrowers are in compliance with such ratio; and

(h) on any day the Borrowers are not in compliance with the Prepetition Loan to Value Ratio, until the Borrowers are in compliance with such ratio.

Mandatory Prepayments made pursuant to clauses (a), (b), (d), (e) above shall be applied as follows: first, to Advances until paid in full; provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such new proceeds (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such net proceeds, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Agent and second, to the Disbursement Account.

Mandatory Prepayments made pursuant to clauses (g) – (h) above shall be applied as follows: first, to Advances until paid in full, second to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Agent, third to the DIP Term

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Loan until paid in full (with a pro rata reduction in the DIP Revolving Commitments); and fourth after payment in full of the DIP Facility, the secured obligations under the Prepetition ABL Credit Agreement in accordance with the post-default payment waterfall in the Prepetition Collateral and Guarantee Agreement.

“Winddown Account” shall mean a cash collateral account at Bank of America that, prior to the discharge in full of all obligations under the DIP Facility, may only be used to pay winddown costs of the Loan Parties at the discretion of the Borrowers following entry of the Final Order.

Voluntary Prepayments and DIP Revolving Commitment Reductions:	Voluntary reductions of the unutilized portion of the DIP Revolving Commitments and voluntary prepayments of DIP Loans (in the case of DIP Term Loans, with a pro rata reduction in the DIP Revolving Commitments) will be permitted at any time without premium or penalty upon at least 3 Business Days’ prior notice (or 1 business day in the case of a voluntary prepayment of Base Rate loans), subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Rate borrowings other than on the last day of the relevant interest period and subject to breakage costs, if applicable, (ii) prepayment of borrowings as necessary so that Total Extensions of Credit do not exceed the Line Cap after giving effect to such DIP Revolving Commitment reduction, and (iii) each partial reduction being in a minimum amount consistent with the Prepetition ABL Credit Agreement.

DIP Financing Orders:	The Bankruptcy Court shall enter an interim order (such order, the “Interim Order”, and together with the Final Order, the “DIP Financing Orders”), substantially in the form and substance set forth on Annex G hereto in the case of the Interim Order or otherwise satisfactory to the Joint Lead Arrangers in their sole and absolute discretion, which order shall have been entered not later than three (3) Business Days following the Petition Date (or such later date as the Agent may agree in its sole and absolute discretion), (i) authorizing and approving the DIP Facility in the amounts and on terms and conditions set forth herein, (ii) the granting of the superpriority claims and liens and other liens referred to below opposite the heading “Security and Priority” below, (iii) granting adequate protection to the secured parties under the Prepetition ABL Credit Agreement as set forth in this Term Sheet and the Interim Order and acceptable to the Prepetition Administrative Agent in its sole and absolute discretion, and (iv) shall require the Borrowers to comply with Term/Revolver Loan to Value Ratio and the Prepetition Loan to Value Ratio and the reporting and prepayment provisions related thereto (the “LTV Provisions”). The Bankruptcy Court shall enter the Final Order in form and substance satisfactory to the Agents in their sole and absolute discretion, on terms substantially similar to the Interim Order or as otherwise set forth herein. The failure to so comply shall constitute a default under the DIP Financing Orders.

The DIP Financing Orders shall not be vacated, reversed, modified, amended or stayed in any respect without the prior written consent of Bank of America, in its capacities as Agent and Prepetition Administrative Agent.

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Initial Closing Date:	The date on which the Incremental DIP Term Loans are funded and all of the terms and conditions precedent set forth opposite the heading “Conditions Precedent to the Initial Closing” below have been satisfied or waived by the Joint Lead Arrangers (the “Initial Closing Date”), which date shall occur on or before the earlier of (a) October 19, 2018 and (b) 3 Business Days after the entry of the Interim Order.

Conditions Precedent to the Initial Closing:

The effectiveness of this Term Sheet and the obligations of the Initial Lenders to fund their Incremental DIP Term Loans and to provide their Incremental Revolving Commitments, shall be subject to the following conditions precedent:

A. This Term Sheet and the fee letter of even date herewith between Holdings, the Borrowers and the Joint Lead Arrangers (the “Fee Letter”) shall have been executed and delivered by each party thereto.

B. The Borrowers shall have delivered a borrowing notice to the Agent.

C. The Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor-in-possession in the Chapter 11 Cases. In addition, the Joint Lead Arrangers shall have received drafts of all of the “first day” pleadings, proposed orders and other filings by the Debtors for the Chapter 11 Cases, in each case, in form and substance satisfactory to the Joint Lead Arrangers in their sole and absolute discretion as practicably in advance of the Petition Date as possible for the Joint Lead Arrangers’ counsel to review, analyze, and provide comment regarding the same, including, but not limited to, (i) the Interim Order and motion and related documents filed seeking approval thereof, (ii) the motion and order (the “Cash Management Order”) authorizing the Debtors to maintain their cash management systems and (iii) the motion and order (the “Employee Order”) authorizing and directing the Debtors to pay certain reimbursable employee expenses, and all such orders shall have been entered by the Bankruptcy Court in form and substance satisfactory to the Joint Lead Arrangers in their sole and absolute discretion and remain in effect.

D. The Joint Lead Arrangers shall have received a signed copy of the Interim Order, which Interim Order shall not have been vacated, reversed, modified, amended or stayed in any respect.

E.  No trustee, responsible officer or examiner having powers related to operation of the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or elected with respect to the Loan Parties, any of their subsidiaries, or any of their respective properties, or any Loan Party or its subsidiaries shall have applied for, consented to, or acquiesced in, any such appointment, with respect to the Loan Parties, any of their subsidiaries or their respective properties.

F.  All reasonable and documented out-of-pocket costs, fees, and expenses (including, without limitation, reasonable and documented legal fees and expenses) set forth in the DIP Loan Documents or otherwise required to be paid to any Agent, any Joint Lead Arranger or any Lender on or before the Initial Closing Date shall have been paid.

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G. The Joint Lead Arrangers shall have approved the Approved Initial Budget.

H. The Joint Lead Arrangers shall have received and be satisfied, in their sole and absolute discretion, with (i) a cash flow forecast for the 13-week period ending after the Initial Closing Date dated as of a date not more than 1 Business Days prior to the Initial Closing Date, (ii) a Borrowing Base Certificate dated as of a date not more than 1 Business Days prior to the Initial Closing Date and (iii) a Store Footprint Plan dated as of a date not more than 1 Business Days prior to the Initial Closing Date.

I.   The Joint Lead Arrangers shall have received customary closing deliverables consistent with the Prepetition ABL Credit Agreement, including but not limited to resolutions, good standing certificates in each Loan Party’s jurisdiction of formation (to the extent such concept is applicable), incumbency certificates, organizational documents and lien searches, all in form and substance reasonably satisfactory to the Agents and the Joint Lead Arrangers.

J.   Since the Petition Date, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code by any of the Loan Parties or their subsidiaries and the commencement of the Chapter 11 Cases) that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their obligations under the DIP Loan Documents or (c) the validity or enforceability of the DIP Loan Documents or the rights and remedies of the Agent, the Co-Collateral Agents or the Lenders under any DIP Loan Document (including, but not limited to, the enforceability or priority of any Liens granted to any Co-Collateral Agent under the DIP Loan Documents) (any of the foregoing being a “Material Adverse Effect”).

K. There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that could reasonably be expected to have a Material Adverse Effect.

L. Upon entry of the Interim Order, the entry into this Term Sheet shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently.

M.   The Co-Collateral Agents, for the benefit of the Agents, the Issuing Lenders, the Lenders and the providers of cash management services and bank products (collectively, the “DIP Credit Parties”) upon entry of the Interim Order shall have the valid and perfected liens on the security interests in the DIP Collateral of the Loan Parties contemplated by the terms set forth opposite the heading “Security and Priority” below and the Loan Parties shall have authorized the Agents to file uniform commercial code financing statements.

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N. The Agent shall have received any requested environmental review reports to the extent previously prepared and readily available to the Loan Parties.

O. The Borrowers shall have paid the fees payable pursuant to the Fee Letter.

P.  The Joint Lead Arrangers shall be satisfied in their sole and absolute discretion with all cash management and cash dominion arrangements effective with respect to the DIP Facility, and all automated clearing house (ACH) obligations shall have been settled and reduced to zero prior to the Petition Date.

Conditions Precedent to Final Closing Date:	The effectiveness of the Credit Agreement shall be subject to the satisfaction (or waiver by the Agent) of the conditions set forth above across from the caption “Conditions Precedent to Initial Funding” above and such other conditions as are customary for facilities of this type and acceptable to the Agent in its sole and absolute discretion, including, without limitation, the following conditions:

A. The Joint Lead Arrangers shall have received customary closing deliverables, including but not limited to resolutions, good standing certificates in each Loan Party’s jurisdiction of formation (to the extent such concept is applicable), incumbency certificates, organizational documents, title insurance policies (to the extent in the possession of and readily available to the Loan Parties) and lien searches, all in form and substance reasonably satisfactory to the Agents and the Joint Lead Arrangers.

B. The Joint Lead Arrangers shall have received flood insurance certificates and related endorsements to the extent requested by the Agents.

C. The Joint Lead Arrangers shall have a winddown budget, monthly projections, consisting of income statement, balance sheet and cash flow statements, of the Loan Parties through the end of Holdings’ fiscal year, shall have been delivered to the Agents not later than 15 days after the Petition Date.

D. The Joint Lead Arrangers shall have received customary opinions of counsel.

E.  The Agents shall have received endorsements naming the Co-Collateral Agents, on behalf of the DIP Credit Parties, as an additional insured and lender loss payee, as applicable, under all insurance policies required to be maintained with respect to the DIP Collateral pursuant to the terms of the DIP Loan Documents.

F.  Each Agent, each Issuing Lender and each Lender shall have received “know your customer” and similar information (including information required by regulatory authorities under the 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”)).

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G. The retention by the Loan Parties prior to the Final Closing Date of one or more liquidation consultants and an independent, nationally recognized, professional retail inventory liquidation firm that provides full liquidation services on a fee basis, which liquidation consultants and liquidation firm shall be acceptable to the Agents in their sole and absolute discretion pursuant to contracts acceptable to the Agents in their sole and absolute discretion.

Conditions Precedent to Each Loan and Letter of Credit:	Each extension of credit or issuance of a Letter of Credit shall be subject to the satisfaction (or waiver by the Agent) of conditions customary for facilities of this type and acceptable to the Agent in its sole and absolute discretion, including without limitation the following conditions: (i) there shall exist no default or Event of Default (as defined below) hereunder or under the DIP Loan Documents nor would a Default or Event of Default result therefrom, (ii) the representations and warranties of the Loan Parties herein or in any DIP Loan Document and in any other certificate or document delivered in connection herewith or therewith shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such extension of credit or issuance, (iii) such extension of credit or issuance shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (iv) such extension of credit or issuance shall not result in Total Extensions of Credit exceeding the Line Cap or a violation of the LTV Provisions, (v) such extension of credit or issuance shall not result in the aggregate outstandings under any DIP Facility exceeding the amount authorized for such DIP Facility by the Interim Order or the Final Order, as applicable, (vi) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as expressly permitted by the DIP Loan Documents, modified or amended in any adverse manner to any DIP Credit Party or Prepetition Credit Party and (vii) in the case of the DIP Revolving Loans, the Disbursement Account shall have been reduced to zero.

Representations and Warranties:	The representations and warranties set forth on Annex B hereto shall be true and correct on the Initial Closing Date. The representations and warranties to be set forth in the DIP Credit Agreement shall be substantially consistent therewith.

Affirmative Covenants:	Until the Final Closing Date, the Loan Parties shall comply with the affirmative covenants as set forth in the Prepetition ABL Credit Agreement, this Term Sheet and the DIP Financing Orders.

The DIP Credit Agreement will contain such affirmative covenants as are satisfactory to the Joint Lead Arrangers in their sole and absolute discretion, including, without limitation:

A. Notice of defaults, material litigation events, material adverse effect, ERISA events and other material events.

B. Compliance with laws, Etc.

C. Payment of taxes and other claims.

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D. Maintenance of certain insurance, insurance certificates and endorsements.

E. Preservation and maintenance of existence, business and properties.

F. Inspection rights; access rights of and cooperation with BRG.

G. Keeping of books.

H. Maintenance of Properties, Etc.

I. Transactions with Affiliates.

J. Further assurances.

K. Collateral monitoring and review.

L. Landlord waivers, access agreements and customs broker agreements.

M. Cash management (subject to full cash dominion at all times).

N. Liens on non-collateral assets.

O. Physical inventories.

P. Letters of credit.

Q. Litigation and other notices.

R. Provision of additional collateral, guarantees and mortgages.

S.  Continued retention of a Chief Restructuring Officer, restructuring advisor and a financial advisors reasonably satisfactory to the Agents in their reasonable discretion; it being understood and agreed that Moshin Y. Meghji and Miii Partners are acceptable to the Agents.

T.  Delivery to the Agent of copies of all formal proposals, letters of interest, letters of intent, bids, agreements, and any final proposed definitive documentation for the sale of any or all of the Loan Parties’ assets (other than sales of inventory in the ordinary course of business) or for any investment pursuant to which additional capital is to be received by the Loan Parties.

U. Upon request by the Agents, delivery of a status report and updated information relating to any sale permitted under the DIP Loan Documents promptly upon such request and in form and substance acceptable to the Agents in their reasonable discretion.

V. Irrevocable waiver of any right, pursuant to section 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any lien of equal or greater priority than the DIP Liens (as defined below), or to approve a claim of equal or greater priority than the DIP Superpriority Claims other than as expressly set forth in a DIP Financing Order.

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W. The Disbursement Account shall be funded on the Initial Closing Date with the proceeds of the Incremental DIP Term Loan.

X. Compliance with the Go Forward Plan attached as Annex D hereto.

Negative Covenants:	Until the Final Closing Date, the Loan Parties will not create any lien, incur any debt, merge or consolidate with any person, make any investments (other than intercompany investments between Loan Parties), make any restricted payments, grant any negative pledge, or allow any restrictions on subsidiary distributions in each case without the written consent of the Joint Lead Arrangers.

The DIP Credit Agreement will contain such negative covenants as are satisfactory to the Joint Lead Arrangers in their sole and absolute discretion, including, without limitation:

A. Limitations on liens on any asset of any Loan Party.

B. Limitations on fundamental changes.

C. Limitations on acquisitions.

D. Limitations on restricted payments.

E. Limitations on negative pledges.

F. Limitations on clauses restricting subsidiary distributions.

G. Limitations on accounting changes.

H. Limitations on dispositions (including sale and leaseback transactions).

I.   Limitations on payment, modification and subordination of indebtedness, except, in the case of prepetition debt, pursuant to (x) the DIP Financing Orders, the Cash Management Order, Employee Order or any other substantive order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agents in their sole and absolute discretion, or (y) any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance reasonably satisfactory to the Agents.

J. Limitations on investments.

K. Limitations on store closings.

L. Limitations on debt.

M. Limitations on amendment to material documents.

N. Limitations on transactions with affiliates.

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O. [Reserved.]

P. Limitations on payment of other superpriority claims.

Q. Limitations relating to return of inventory to any creditor under Section 546(c) of the Bankruptcy Code or permitted setoff or recoupment against prepetition indebtedness.

R. Prohibitions on incurrence of any superpriority administrative claim which is pari passu with or senior to any claims of the Agent or the Lenders except as permitted by the DIP Financing Orders.

S.  Prohibitions on seeking, consenting to, or permitting to exist any Bankruptcy Court order granting authority to take any action that is inconsistent with the DIP Loan Documents, the Interim Order, or the Final Order.

T. Compliance with the LTV Provisions.

Maximum Loan to Value (Prepetition Term/Revolver):	The Borrowers shall not permit the sum of (a) the outstanding principal amount of Advances under the Prepetition ABL Credit Agreement, plus (b) the outstanding principal amount of Swingline Advances under the Prepetition ABL Credit Agreement, plus (c) the amount of L/C Obligations under the Prepetition ABL Credit Agreement plus (d) the outstanding principal amount of outstanding 2016 Term Loans under the Prepetition ABL Credit Agreement (the sum of clauses (a) through (d), the “Prepetition Revolver/Term Exposure”), plus Total Extensions of Credit at any time to exceed 87.5% of the sum of (1) aggregate outstanding Eligible Credit Card Receivables at such time, plus (2) aggregate Eligible Pharmacy Receivables at such time, plus (3) aggregate Net Orderly Liquidation Value of Net Eligible Inventory at such time, minus (4) Availability Reserves at such time, minus (5) the Borrowing Base Carve-Out Reserve minus (6) the prepetition FILO Reserve (the “Maximum Loan to Value (Term/Revolver)” and such calculation, the “Term/Revolver Loan to Value Ratio”).

Maximum Loan to Value (Prepetition):	The Borrowers shall not permit the sum of Prepetition Revolver/Term Exposure, plus the outstanding 2018 FILO Extensions of Credit under the Prepetition ABL Credit Agreement, plus Total Extensions of Credit, at any time to exceed 97.5% of the sum of (1) aggregate outstanding Eligible Credit Card Receivables at such time, plus (2) aggregate Eligible Pharmacy Receivables at such time, plus (3) aggregate Net Orderly Liquidation Value of Net Eligible Inventory at such time minus (4) Availability Reserves at such time, minus (5) the Borrowing Base Carve-Out Reserve minus (6) the prepetition FILO Reserve (the “Maximum Loan to Value (Prepetition)” and such calculation, the “Prepetition Loan to Value Ratio”).

Financial Covenant:	Compliance with the Approved Budget, subject to Permitted Variance as set forth in herein.

Financial Reporting Requirements:

Consistent with the Documentation Principles, including, without limitation:

(i) monthly unaudited consolidated financial statements of Holdings and its subsidiaries within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month, certified by Holdings’ chief financial officer;

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(ii) quarterly unaudited consolidated financial statements of Holdings and its subsidiaries within 45 days of quarter-end for the first 3 fiscal quarters of the fiscal year, certified by Holdings’ chief financial officer, accompanied by a customary management’s discussion and analysis;

(iii) annual audited consolidated financial statements of Holdings and its subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by an independent certified public accountant reasonably acceptable to the Agent in its reasonable discretion, accompanied by a customary management’s discussion and analysis;

(iv) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission;

(v) the weekly Rolling Budget and Weekly Flash Reporting Package;

(vi) Budget Variance Report;

(vii) provide the Agent daily certificates containing the calculations of the Term/Revolver Loan to Value Ratio and the Prepetition Loan to Value Ratio for such day;

(viii) such other information as any Joint Lead Arranger may request from time to time; and

(ix) monthly projections consistent with the 13 week cash flow forecast as reflected in the approved Initial Budget by October 19, 2018.

The Borrowers shall also provide the Agent with Borrowing Base Certificates as set forth opposite the heading “Borrowing Base Certificates; Pro Forma Borrowing Base Certificates”.

Other Reporting Requirements; Appraisals:	Consistent with the Documentation Principles, and including, without limitation, a requirement to provide monthly updates to appraisals and a requirement to comply with the provisions set forth opposite the heading “DIP Budget” above. The Borrowers authorize the Agents to discuss all inventory valuations and request updated appraisals with an appraiser as frequently as they deem necessary or appropriate.

The Co-Collateral Agents shall have the right, at the sole expense of the Loan Parties, to engage real estate appraisers.

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Events of Default:	Without limitation of the Events of Default to be set forth in the DIP Loan Documents, each of the following shall be an Event of Default hereunder and under the DIP Loan Documents (each, an “Event of Default”):

A. Failure to pay (i) principal, (ii) interest or fees or (iii) within 3 days after the same becomes due and payable, any other amount.

B. Representations and warranties (including, without limitation, the representations and warranties made in this Term Sheet) incorrect in any material respect when made or deemed made.

C. Failure to comply with covenants (including, without limitation, the Go Forward Plan, Case Milestones, the LTV Provisions, and strict adherence to and compliance with the Budget, subject to Permitted Variance).

D. Cross-default to payment defaults on other post-petition or unstayed indebtedness in excess of $25,000,000 of the Loan Parties, or any other default or event of default with respect to any such indebtedness if the effect is to accelerate or permit acceleration, and cross-default and cross-acceleration to any such indebtedness.

E. Any unstayed or post-petition judgment in excess of $25,000,000.

F.  The occurrence of certain material ERISA events; provided that for the purposes of this Term Sheet, the provisions of Section 7.01(h) of the Prepetition ABL Credit Agreement shall be incorporated herein by reference.

G. Actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any DIP Loan Document or any “Loan Document” under and as defined in the Prepetition ABL Credit Agreement (including the failure of any lien to remain perfected).

H. (i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by a Loan Party or an affiliate thereof of a motion or other pleading seeking entry of such an order;

(ii) A trustee, responsible officer or an examiner having powers related to operation of the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, a Debtor applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Agents in their sole and absolute discretion;

(iii) The entry of an order staying, reversing or vacating the Interim Order, the Final Order, the Cash Management Order or the Employee Order or modifying or amending the Interim Order, Final Order, Cash Management Order or the Employee Order other than in form and substance satisfactory to the Agents in their sole and absolute discretion, or the filing by a Debtor of an application, motion or other pleading seeking entry of such an order;

(iv) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties;

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(v) The entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any assets of the Loan Parties in excess of $25,000,000;

(vi) The entry of an order in the Chapter 11 Cases charging any of the DIP Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the DIP Credit Parties or Prepetition Credit Parties or the commencement of other actions by any Loan Party or affiliate thereof that challenges the rights and remedies of any of the DIP Credit Parties under the DIP Facility or Prepetition Credit Parties under the Prepetition ABL Credit Agreement in any of the Chapter 11 Cases or in a manner inconsistent with the DIP Loan Documents;

(vii) Without the prior written consent of the Agent and other than in respect of the DIP Facility and the Carve-Out, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (v) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the DIP Credit Parties under the DIP Facility, (w) permitting the Debtors to obtain financing under Section 364 of the Bankruptcy Code, (x) permitting the Debtors to grant security interests or liens under Section 364 of the Bankruptcy Code, (y) permitting the Debtors to use cash collateral under Section 364 of the Bankruptcy Code, or (z) authorizing the Debtors to take other actions adverse to any DIP Credit Party or any Prepetition Credit Party or their rights and remedies under the DIP Loan Documents, the Prepetition ABL Credit Agreement or their interest in Prepetition ABL Collateral or the DIP Collateral under Section 364 of the Bankruptcy Code;

(viii) The entry of any order terminating any Debtor’s exclusive right to file a plan of reorganization or the expiration of any Debtor’s exclusive right to file a plan of reorganization;

(ix) There shall arise any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the DIP Superpriority Claims, except with respect to the Carve-Out and as set forth in the DIP Financing Orders; or

(x) The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any Loan Party of similar relief in favor of any one or more of a Loan Party’s prepetition creditors, contrary to the terms and conditions of any DIP Financing Order or DIP Loan Documents.

I.   The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by the Cash Management Order or any other substantive order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agent in its sole and absolute discretion, (iii) as permitted by any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agents in their sole and absolute discretion, or (iv) as otherwise agreed to in writing by the Agents.

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J. [Reserved].

K. [Reserved].

L.  Other than with respect to the Carve-Out and the liens provided for in the DIP Facility, and the DIP Financing Orders, the Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any claim or lien which is pari passu with or senior to any liens under the Prepetition ABL Credit Agreement, the adequate protection liens and adequate protection obligations granted under the DIP Financing Orders.

M. [Reserved].

N. Noncompliance by any Loan Party or any of its affiliates with the terms of the Interim Order, the Final Order, the Cash Management Order or the Employee Order in any material respect or in a manner adverse to the DIP Credit Parties.

O. The Loan Parties or any of their subsidiaries (or any direct or indirect parent of any Loan Party), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist, acquiesce to, or otherwise participate as an adverse party in any suit or other proceeding against any Agent, any Issuing Lender or any of the Lenders regarding the DIP Facility or the Prepetition Credit Parties regarding the Prepetition Facilities.

P.  A plan of reorganization shall be filed by the Debtors, or confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization (as defined below), or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (i) does not provide for termination of the unused commitments under the DIP Facility and payment in full in cash of the Loan Parties’ obligations under the DIP Facility, (ii) does not provide for release and exculpatory provisions relating to the Agents, the Joint Lead Arrangers and the Lenders that are satisfactory to the Agent in its sole and absolute discretion and (iii) is not otherwise reasonably satisfactory to the Agent in its sole and absolute discretion, or any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

Q. The Bankruptcy Court shall enter an order authorizing the sale of all or substantially all of the assets of the Debtors or its subsidiaries unless (i) such order contemplates repayment in full in cash of the DIP Facility and the Prepetition Facilities upon consummation of the sale or (ii) consummated as part of an Acceptable Plan of Reorganization.

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R. The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the DIP Facility, the DIP Loan Documents, any Prepetition Facility or the Prepetition ABL Credit Agreement or related documents, or the taking of any action by any Loan Party to challenge, support or encourage a challenge of any such payments.

S. The Final Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the DIP Collateral.

T.  If the Final Order does not include a waiver, in form and substance satisfactory to the Agent in its sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Loan Party after the Petition Date and (C) the doctrine of marshalling.

U. If, unless otherwise approved by the Agent in its sole and absolute discretion, an order of the Bankruptcy Court shall be entered providing for a change of venue with respect to any of Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days.

V. The filing or support of any pleading by any Loan Party (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default.

Remedies	Upon the occurrence of an Event of Default hereunder or under any other DIP Loan Document, the Agent in its reasonable discretion, on behalf of the Lenders, may (and at the direction of the Required Lenders, shall) take any or all of the following actions:

(i) declare the Revolving Commitment of each Revolving Lender to be terminated, whereupon the same shall forthwith terminate;

(ii) declare the Advances and the DIP Term Loan, all interest thereon and all other amounts payable under this Term Sheet and the other Loan Documents (including all amounts of the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, the DIP Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) declare interest on the DIP Obligations to accrue at the default rate set forth in this Term Sheet, whereupon the interest on the DIP Obligations shall automatically accrue at the default rate;

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(iv) subject to the Remedies Notice Period (as defined in the Interim Order), (i) enter upon any premises on or in which any of the DIP Collateral may be located and take possession of the DIP Collateral or complete processing, manufacturing and repair of all or any portion of the DIP Collateral, (ii) collect, foreclose, receive, appropriate, setoff and realize upon any and all DIP Collateral, (iii) remove any DIP Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (iv) exercise its unqualified right to credit bid up to the full amount of the outstanding DIP Obligations (including any accrued interest) in any sale of the DIP Collateral (or any part thereof), which credit bid may incorporate a credit bid of the Prepetition ABL Facilities (including any accrued interest), without the need for further Court order authorizing the same, and whether such sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under Section 725 of the Bankruptcy Code, or otherwise;

(v) take whatever other commercially reasonable action the Agent or the Required Lenders may deem necessary or desirable for the protection of the interests of the Secured Parties (including, subject to the Remedies Notice Period, in respect of the DIP Collateral);

(vi) exercise all rights and remedies available to it (whether as a secured creditor or otherwise) under the DIP Facility, this Term Sheet, the DIP Loan Documents, the Interim Order, the Final DIP Order or applicable law (including, subject to the Remedies Notice Period, in respect of the DIP Collateral);

(vii) declare the termination of the DIP Loan Documents as to any future liability or obligation of the Agents, the Issuing Lenders and the Lenders, but without affecting any of the DIP Liens or the liabilities or obligations of any Loan Party;

(viii) declare a termination, reduction or restriction on the ability of the Loan Parties to use any Cash Collateral; and/or

(ix) subject to the Remedies Notice Period, with respect to any Event of Default arising out of the failure of the Loan Parties to complete any material step in the Going Concern Sale Process (as defined in the DIP Motion), direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Obligor to assume and assign any lease or executory contract included in the Collateral to the Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code).

All rights, remedies and powers granted to the Agents hereunder and under the DIP Loan Documents or the Interim Order or Final DIP Order, as applicable, are cumulative, not exclusive and enforceable, in such Agent’s discretion, alternatively, successively, or concurrently.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Debtor or any other obligor under this Term Sheet or any of the DIP Loan Documents or the Interim Order or Final DIP Order, as applicable (including the exercise of any right of

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setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to the guaranties or any DIP Collateral or any other property of any such Debtor, without the prior written consent of the Agent. The provisions of this paragraph are for the sole benefit of the Lenders and the Agent and shall not afford any right to, or constitute a defense available to, any Debtor.

Case Milestones:	The Loan Parties shall comply with the Case Milestones in accordance with the applicable timing referred to on such Annex E (or such later dates as approved by the Agents), in each case on terms and conditions, and subject to documentation (including, without limitation, motions and orders) in form and substance acceptable to the Agents in their sole and absolute discretion.

Carve-Out	As defined in the Interim Order.

Security and Priority:	The Secured Obligations, including all obligations of each Guarantor in respect of its guarantee of all of the foregoing, shall, subject to the Carve-Out, at all times:

(a) pursuant to Sections 364(c)(1), 503(b), and 507(a)(2) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status in the Chapter 11 Case of such Loan Party, with priority over all other allowed chapter 11 and chapter 7 administrative expense claims now existing or hereinafter arising, of any kind whatsoever, including expenses of a chapter 11 and chapter 7 trustee (the “DIP Superpriority Claims”);

(b) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by an automatically perfected first priority security interest and lien on all unencumbered assets of the Loan Parties that are not subject to a valid and perfected lien on the Petition Date (the “Prepetition Unencumbered Assets”);

(c) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by an automatically perfected junior security interest and lien on all assets of each Loan Party (other than Prepetition ABL Collateral) that is subject to valid and perfected security interests in favor of third parties as of the Petition Date; and

(d) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the Prepetition ABL Collateral of each Loan Party on which the Prepetition Lenders held a first priority security interest and lien and the Prepetition Second Lien Secured Parties held a second priority security interest and lien (such liens and security interests, the “Priming Liens”), in each case to the extent that such Prepetition ABL Collateral is subject to existing liens that secure the obligations of the applicable Loan Party, including under the Prepetition ABL Credit Agreement and the Prepetition Second Lien Facilities (collectively, the “Primed Liens”) and such Priming Liens (x) shall be senior in all respects to the interests in such property of the Prepetition Lenders under the Prepetition ABL Credit Agreement and the other “secured parties” referred to therein (collectively, the “Prepetition ABL Credit Agreement Primed Parties”), and of the Prepetition Second Lien Secured Parties under the Prepetition Second Lien Facilities (collectively, the

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“Prepetition Second Lien Primed Parties”), (y) shall also be senior to any liens granted to provide adequate protection in respect of any of the Primed Liens, and (z) subject to valid, perfected and unavoidable liens (other than Primed Liens) in favor of third parties that were in existence immediately prior to the Petition Date and permitted under the Prepetition ABL Credit Agreement (“Permitted Prior Liens”).

All of the liens described above shall be effective and automatically perfected upon entry of the Interim Order.

In addition, the Loan Parties hereby grant to the Control Co-Collateral Agent, for the benefit of the DIP Credit Parties a security interest in all of their respective rights, title and interests in the DIP Collateral whether now or hereafter acquired, which security interest shall have the priority and be fully perfected as described above, in each case to secure the DIP Obligations.

“DIP Collateral” shall mean the Prepetition ABL Collateral and all other assets of the Loan Parties, whether now owned or hereafter acquired, and all proceeds thereof, including, without limitation, any claims and causes of action of the Loan Parties of any kind or nature (including proceeds of any actions for preferences, fraudulent conveyances, and other avoidance power claims under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code) and all deposit accounts, securities accounts, cash and cash equivalents of the Loan Parties.

“DIP Liens” shall mean the liens granted on the DIP Collateral to secure the DIP Facility.

Each Loan Party authorizes the Control Co-Collateral Agent to file financing statements with respect to the Collateral in such form and in such offices as the Agents may determine appropriate in their sole and absolute discretion. Any such financing statement or amendment may describe the DIP Collateral in the same manner as described in any security agreement or pledge agreement to be entered into by the parties in connection herewith, or may contain an indication or description of collateral that describes such property in any other manner as the Agents may determine, in their sole and absolute discretion, is necessary, advisable or prudent to ensure the perfection of its security interest in the DIP Collateral, including describing such property as “all assets (or all personal property), whether now owned or hereafter acquired” or words of similar meaning.

Lien Priority Chart:

Prepetition ABL Collateral	Encumbered Property That Is Not Prepetition ABL Collateral	Prepetition Unencumbered Property
Carve-Out	Carve-Out	Carve-Out

Permitted Prior Liens	All liens in existence	DIP Liens
as of the Petition Date

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DIP Liens	DIP Liens	Prepetition Facilities Adequate Protection Liens

Prepetition Facilities Adequate Protection Liens	Prepetition Facilities Adequate Protection Liens	2018 FILO Adequate Protection Liens

2018 FILO Adequate Protection Liens	2018 FILO Adequate Protection Liens	Prepetition L/C Facility Adequate Protection Liens

Prepetition L/C Facility Adequate Protection Liens	Prepetition L/C Facility Adequate Protection Liens	Prepetition Second Lien Adequate Protection Liens

Prepetition Facilities Liens	Prepetition Second Lien Adequate Protection Liens

Prepetition Second Lien Adequate Protection Liens

Prepetition Second Lien Facilities Liens (except on Specified Non-Prepetition Second Lien Collateral)

“Specified Non-Prepetition Second Lien Collateral” means the property that constitutes Prepetition ABL Collateral, but which is not Prepetition Second Lien Collateral.

Adequate Protection for Prepetition Liens:	Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Prepetition ABL Credit Agreement Primed Parties (other than the 2018 FILO Lenders) will be entitled to receive the following adequate protection for any diminution in value of their interests in the Prepetition ABL Collateral, as a result of the sale, lease or use by the Loan Parties (or other decline in value) thereof, including as a result of the priming of their security interests in and liens on the Prepetition ABL Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code:

(i) subject to the Carve-Out and the DIP Superpriority Claims, a superpriority administrative expense claim as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the DIP Superpriority Claims (the “Prepetition ABL Superpriority Claim”);

(ii) subject to the Carve-Out, replacement liens on all Prepetition ABL Collateral, which liens shall be junior only to the DIP Liens and Permitted Prior Liens, and senior to any other liens;

(iii) subject to the Carve-Out, the DIP Liens and any other liens (if any), new liens on all DIP Collateral to the extent not constituting Prepetition ABL Collateral (clauses (ii) and (iii) the “Prepetition ABL Adequate Protection Liens”);

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(iv) (x) upon entry of the Interim Order, payment in cash of all accrued and unpaid interest and letters of credit, unused commitment and other fees under the Prepetition ABL Credit Agreement as of the Petition Date at the applicable rate(s) provided for under the Prepetition ABL Credit Agreement and (y) thereafter, monthly in arrears, payment in cash of all interest and letters of credit, unused commitment and other fees that accrue on and after the Petition Date at the non-default rate provided for under the Prepetition ABL Credit Agreement;

(v) upon entry of the Interim Order and thereafter, payment in cash of all accrued and unpaid fees and expenses of the Prepetition Agent, the Prepetition Co-Collateral Agents, and the Prepetition Lenders to the extent provided for in the Prepetition ABL Credit Agreement, including reasonable and documented legal and other professional fees and expenses;

(vi) compliance with any repayment requirements imposed by the LTV Provisions; and

(vi) reporting, information, and rights to access collateral substantially similar to those granted to the Agents and the Joint Lead Arrangers pursuant to the DIP Loan Documents.

Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the 2018 FILO Lenders will be entitled to receive the following adequate protection for any diminution in value of their interests in the Prepetition ABL Collateral, as a result of the sale, lease or use by the Loan Parties (or other decline in value) thereof, including as a result of the priming of their security interests in and liens on the Prepetition ABL Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code:

(i) subject to the Carve-Out, the DIP Superpriority Claims and the Prepetition ABL Superpriority Claim, a superpriority administrative expense claim as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the Prepetition ABL Superpriority Claims;

(ii) subject to the Carve-Out and any Permitted Prior Liens, replacement liens on all Prepetition ABL Collateral, which liens shall be junior only to the DIP Liens, Permitted Prior Liens and the Prepetition ABL Adequate Protection Liens, and senior to any other liens;

(iii) subject to the Carve-Out, the DIP Liens, the Prepetition ABL Adequate Protection Liens, and any other liens (if any), new liens on all DIP Collateral to the extent not constituting Prepetition ABL Collateral (clauses (ii) and (iii), the “2018 FILO Adequate Protection Liens”);

(iv) upon entry of the Interim Order and thereafter, payment in cash of all accrued and unpaid fees and expenses of the Prepetition Agent, the Prepetition Co-Collateral Agents, and the Prepetition Lenders to the extent provided for in the Prepetition ABL Credit Agreement, including reasonable and documented legal and other professional fees and expenses solely to the extent applicable to their capacity as a Prepetition Credit Parties; and

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(v) compliance with any repayment requirements imposed by the LTV Provisions.

Section 506(c)/552(b) Waiver:	The Final Order shall provide that the Debtors (and any successors thereto or any representatives thereof, including any trustees appointed in the Chapter 11 Cases) shall be deemed to have waived any rights or benefits of section 506(c) of the Bankruptcy Code with respect to the Prepetition Credit Parties, the Prepetition ABL Collateral, DIP Credit Parties and the DIP Collateral.

The Final Order shall provide that the liens securing the extensions of credit under the DIP Facility shall not be subject to an assertion by the Debtors of the “equities of the case” exception of section 552 of the Bankruptcy Code.

No Marshaling	The Agents, the Issuing Lenders, the Lenders, and the Prepetition Credit Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition ABL Collateral.

Limitation on Challenges	The Interim Order and Final Order shall contain stipulations by the Debtors to the validity and priority of the liens securing the Prepetition ABL Credit Agreement and the outstanding amounts of the Prepetition ABL Credit Agreement, which stipulation shall be binding on the Debtors’ estates and all parties in interest, including, without limitation, all committees.

Appointment of Agents; Etc.:	Each Initial Lender hereby irrevocably designates and appoints (i) Bank of America as Agent, and (ii) Bank of America and Wells Fargo as Co-Collateral Agents, under this Term Sheet and the DIP Loan Documents, and each such Initial Lender irrevocably authorizes the Agent and the Co-Collateral Agents, in such capacity, to take such action on its behalf under the provisions of this Term Sheet and the DIP Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent and the Co-Collateral Agents, as applicable, by the terms of this Term Sheet and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

Wells Fargo Bank, National Association hereby irrevocably appoints Bank of America, N.A., in its capacity as a Co-Collateral Agent, as agent to the Agents for purposes of filing financing statements, mortgages, control agreements, notices and other documents, in connection with the perfection of a security interest in the DIP Collateral that is granted for the benefit of the DIP Credit Parties (the “Control Co-Collateral Agent”). Each Debtor acknowledges that any and all actions to be taken by the Co-Collateral Agents under the DIP Financings Order, this Term Sheet, and the other DIP Loan Documents, may be taken individually by the Control Co-Collateral Agent, and all such actions shall have the full force and effect as though taken jointly by both Agents.

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Exculpatory Provisions. Neither any Agent nor any Joint Lead Arranger nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Term Sheet or any DIP Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Term Sheet or any DIP Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Term Sheet or any DIP Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Term Sheet or any DIP Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. Neither the Agents nor any Joint Lead Arranger shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Term Sheet or any DIP Loan Document, or to inspect the properties, books or records of any Loan Party.

The Lenders agree to indemnify the Agent and each Co-Collateral Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective pro rata shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the DIP Facility, this Term Sheet, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Agent’s or any Co-Collateral Agent’s gross negligence or willful misconduct.

Reliance. The Agent and Co-Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent and Co- Collateral Agents shall be fully justified in failing or refusing to take any action under this Term Sheet or other DIP Loan Document unless they shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Term Sheet or the DIP Credit Agreement, the Supermajority Lenders or all Lenders) as they deem appropriate or they shall first be indemnified to its

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satisfaction by the Lenders against any and all liability and expense that may be incurred by them by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Term Sheet and the other DIP Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances.

Expenses and Indemnification:	Without regard to whether the DIP Facility and related DIP Loan Documents are executed and transactions related thereto and described therein are consummated, the Borrowers and each Guarantor hereby agree to jointly and severally pay or reimburse the Agents and the Joint Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by the Agents and the Joint Lead Arrangers (including, without limitation, the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, Choate Hall & Stewart LLP and BRG and the other counsel, appraisers, advisors and consultants of the foregoing parties) in connection with (i) the preparation, negotiation and execution of this Term Sheet and the DIP Loan Documents; (ii) the syndication and funding of the DIP Loans and any issuance of Letters of Credit; (iii) the creation, perfection or protection of the liens under the DIP Loan Documents (including all search, filing and recording fees); (iv) the on-going administration of the DIP Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); and (v) the Chapter 11 Cases (including the preparation therefor).

The Borrowers and each Guarantor further agrees to jointly and severally pay or reimburse each Agent, the Joint Lead Arrangers and the Lenders for all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and expenses (in the case of the Lenders, limited to one counsel for the Lenders in connection with the enforcement of or protection of its rights hereunder), incurred by each such Person in connection with (i) the enforcement of the DIP Loan Documents, the DIP Financing Orders and the Cash Management Order; (ii) any refinancing or restructuring of the DIP Facility in the nature of a “work-out”; and (iii) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the DIP Loan Documents, the DIP Financing Orders or the Cash Management Order.

Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Co-Collateral Agent, the Joint Lead Arrangers, each Issuing Lender and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Term Sheet, the DIP Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit or the

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proceeds of the Advances, and (ii) the actual or alleged presence of Hazardous Materials on any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Such indemnity shall be effective whether or not any investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Co-Collateral Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Term Sheet, the DIP Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the Letters of Credit or the proceeds of the DIP Facility.

Assignments and Participations:	As set forth in the Prepetition ABL Credit Agreement subject to Documentation Principles.

Required Lenders:	Lenders holding greater than 50% of DIP Loan commitments or exposure under the DIP Facility (the “Required Lenders”). Defaulting lenders shall not be included in the calculation of Required Lenders.

Amendments:	Required Lenders, except for amendments customarily requiring approval by affected Lenders, supermajority lenders (which shall be the Lenders holding greater than 66 2/3% of the outstanding Revolving Exposure and DIP Term Loans (or, if the DIP Revolving Commitments have been terminated, Total Extensions of Credit) including, without limitation, amendments with respect to the DIP Borrowing Base (or component definitions thereof) or the LTV Provisions, or all lenders, including, without limitation, amendments with respect to advance rates or reductions in the rates of interest payable under the DIP Facility.

Miscellaneous:	The DIP Loan Documents will include (i) yield protection and LIBOR fallback provisions, (ii) beneficial ownership provisions, (iii) waivers of consequential damages and jury trial, and (iv) agency, set-off and sharing language, in each case consistent with the Documentation Principles.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York and, to the extent applicable, the Bankruptcy Code.

Counsel to Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

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Counsel to Wells Fargo as Co- Collateral Agent:	Choate Hall & Stewart LLP

Financial Advisors to the Agent:	Berkeley Research Group, LLC

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BANK OF AMERICA, N.A., as Agent and Co-Collateral Agent and Initial Lender

By:	/s/ Elizabeth A. Ratto
Name:	Elizabeth A. Ratto
Title:	Managing Director

[DIP Facility Term Sheet]

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CITIBANK, N.A., as Initial Lender

By:	/s/ David Smith
Name:	David Smith
Title:	Vice President

[DIP Facility Term Sheet]

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Collateral Agent and Initial Lender

By:	/s/ Keith Vercauteren
Name:	Keith Vercauteren
Title:	Senior Managing Director

[DIP Facility Term Sheet]

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IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed by their respective officers thereunto duly authorized, as of this 15th day of October, 2018.

HOLDINGS:

SEARS HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

BORROWERS:

SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

KMART CORPORATION, a Michigan corporation

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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GUARANTORS:

A&E FACTORY SERVICE, LLC

A&E HOME DELIVERY, LLC

A&E LAWN & GARDEN, LLC

A&E SIGNATURE SERVICE, LLC

PRIVATE BRANDS, LTD.

SEARS BRANDS MANAGEMENT CORPORATION

SEARS PROTECTION COMPANY

SEARS PROTECTION COMPANY (FLORIDA), L.L.C.

SEARS, ROEBUCK DE PUERTO RICO, INC.

KLC, INC.

KMART OF MICHIGAN, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

CALIFORNIA BUILDER APPLIANCES, INC. FLORIDA BUILDER APPLIANCES, INC. KMART HOLDING CORPORATION KMART OPERATIONS LLC SEARS OPERATIONS LLC SEARS, ROEBUCK AND CO.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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SEARS HOLDING MANAGEMENT CORPORATION SEARS HOME IMPROVEMENT PRODUCTS, INC. SOE, INC. STARWEST, LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

KMART OF WASHINGTON LLC KMART STORES OF ILLINOIS LLC KMART STORES OF TEXAS LLC MYGOFER LLC By: Kmart Corporation, its Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

KMART.COM LLC By: BlueLight.com, Inc., its Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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FBA HOLDINGS INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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INNOVEL SOLUTIONS, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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MAXSERV, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS DEVELOPMENT CO.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

[DIP Facility Term Sheet]

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BIG BEAVER OF FLORIDA DEVELOPMENT, LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

[DIP Facility Term Sheet]

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KBL HOLDING INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS BRANDS BUSINESS UNIT CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SHC DESERT SPRINGS, LLC By: Kmart Corporation, its Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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STI MERCHANDISING, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

[DIP Facility Term Sheet]

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TROY COOLIDGE NO. 13, LLC By: Kmart Corporation, its Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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BLUELIGHT.COM, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS BRANDS, L.L.C.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS BUYING SERVICES, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

[DIP Facility Term Sheet]

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SERVICELIVE, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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SEARS HOME & BUSINESS FRANCHISES, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS HOLDINGS PUBLISHING COMPANY, LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS PROCUREMENT SERVICES, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SEARS PROTECTION COMPANY (PR) INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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SYW RELAY LLC By: Sears, Roebuck and Co., its Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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SEARS INSURANCE SERVICES, L.L.C.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[DIP Facility Term Sheet]

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WALLY LABS LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[DIP Facility Term Sheet]

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ANNEX A

$1,830,000,000 Billion Senior Secured Superpriority Priming Debtor-In-Possession

Asset-Based Revolving Credit Facility

Interest Rates And Fees

Interest Rates:	Revolver: Eurodollar Rate plus 4.50% or the Base Rate plus 3.50%.

DIP Term Loan: Eurodollar Rate plus 8.00% or the Base Rate plus 7.00%;

provided that until the Final Closing Date, all Extensions of Credit shall bear interest at the Base Rate plus the applicable margin set forth above.

Default Interest:	The applicable interest rate (after giving effect to the margin) plus 2% per annum with respect to the principal amount of all DIP Loans, the face amount of all Letters of Credit, and all other DIP Obligations outstanding during the existence of any Event of Default (whether or not acceleration or demand for payment has been made), and including, to the extent permitted by applicable law, all past due interest.

Payment of Interest:	Each Borrower shall pay interest on the unpaid principal amount of each Advance or DIP Term Loan Borrowing made to it and owing to each Lender from the date of such Advance or DIP Term Loan Borrowing until such principal amount shall be paid in full:

(i) in the case of Base Rate Advances, in arrears monthly on the 5th day subsequent to the last day of each month, on the Final Closing Date and on the date such Base Rate Advance shall be converted or paid in full; and

(ii) in the case of Eurodollar Rate Advances, in arrears on the last day of the applicable Interest Period, on the Final Closing Date and on the date such Eurodollar Rate Advance shall be converted or paid in full. The Borrowers may select Interest Periods of two weeks of one month.

Unused Commitment Fees:	The Borrowers shall pay a commitment fee of 0.75% per annum on the average daily unused portion of the DIP Facility, calculated based upon the actual number of days elapsed over a 360-day year, payable monthly in arrears.

Letter of Credit Fees:	A per annum fee equal to the margin applicable to the Eurodollar Rate in effect at such time, which will accrue on the aggregate face amount of outstanding Letters of Credit, payable monthly in arrears; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time.

Such fees shall be distributed to the Lenders pro rata in accordance with their DIP Revolving Commitments, with exceptions for defaulting lenders.

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In addition, the Borrowers shall pay to each Issuing Lender, for its own account, (a) a fronting fee in an amount not to exceed 0.125% of the aggregate face amount of the outstanding Letters of Credit (provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time), payable on the terms set forth in the DIP Loan Documents, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary negotiation, issuance, amendment and administration fees, and other fees incurred in connection with effecting payment thereunder.

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Annex B

Representations and Warranties

The DIP Loan Documents will contain representations and warranties customary for transactions of this nature, including those related to real property and leased premises, insurance, licenses, USA PATRIOT Act and the following (subject to certain exceptions, qualifications and carve outs to be set forth in the applicable DIP Loan Documents):

(a) Organization; Requisite Power and Authority. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is an EEA Financial Institution (to be defined in the DIP Credit Agreement in a manner consistent with market practice).

(b) Due Authorization; No Conflict. Upon entry of the Interim Order (and the Final Order, when applicable), the execution, delivery and performance by each Loan Party of the DIP Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(c) Government Approvals; Consents. Except the entry of the Interim Order (and Final Order, when applicable), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any DIP Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.

(d) Due Execution. Each DIP Loan Document has been duly executed and delivered by each Loan Party party thereto. Upon entry of the Interim Order (and the Final Order, when applicable), this Term Sheet constitutes, and each other DIP Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with the respective terms and the Interim Order (and the Final Order, when applicable), subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Litigation. Other than the Chapter 11 Cases, there is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.

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(f) Margin Stock. Following application of the proceeds of each Advance and the issuance of each Letter of Credit, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(g) Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h) Taxes. All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all Taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b) of the Pre-Petition ABL Credit Agreement, provided that, neither the Loan Parties or any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and become enforceable against its other creditors or (ii) if such non-payments, either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of Taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(i) Information; Accuracy. All written factual information (including the Initial Budget and each Rolling Budget) heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent, any Co-Collateral Agent or any Lender and the Lenders for purposes of or in connection with this Term Sheet or any other DIP Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(j) Collateral. (i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Inventory (as defined by the Uniform Commercial Code), Credit Card Account Receivable, DC or Related Intellectual Property is subject to any Lien except the DIP Liens and certain permitted liens existing on the date hereof.

(k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

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(l) ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination of a Single Employer Plan has occurred. No Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification.

Except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.

(m) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(n) Insurance Matters. The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) of the Pre-Petition ABL Credit Agreement, this Term Sheet and the DIP Loan Documents. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) of the Pre-Petition ABL Credit Agreement is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

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(o) [Reserved]

(p) Equity Interests. As of the date of this Term Sheet: (1) there are no outstanding rights to purchase any equity interests in any Subsidiary of a Loan Party, and (2) the copies of the organization and governing documents of each Loan Party and each amendment hereto provided to the Lenders are true and correct copies of each such document, each of which is valid and in full force and effect.

(q) Labor. As of the date of this Term Sheet, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters.

(r) Certain Employment Matters. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. No Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of the ESL Investments, Inc. and any of its Affiliates other than a Loan Party. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the DIP Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) WARN Act. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and is in excess of $100,000 individually or $750,000 in the aggregate for all such liabilities.

(t) Brokerage Fees. No broker or finder brought about the obtaining, making or closing of the Advances or transactions contemplated by the DIP Loan Documents, and, other than amounts payable pursuant to this Term Sheet and the DIP Loan Documents, no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

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(u) Financial Statements. The consolidated balance sheet of Holdings and its Subsidiaries as at February 3, 2018, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(v) Material Adverse Effect. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(w) Limitations on Certain Transactions. No Loan Party has any obligation to ESL Investments, Inc. or any of its Affiliates other than a Loan Party, with respect to any consulting, management or similar fee; provided, that, for the avoidance of doubt, the foregoing shall not apply to (i) any arrangement disclosed in Holdings’ annual report on form 10-K for the fiscal year ended February 3, 2018; (ii) any employment arrangement between any Loan Party and an individual Person who is also an employee of ESL Investments, Inc. and any of its Affiliates other than a Loan Party, so long as such employment arrangements are (x) on terms that are fair and reasonable and comparable to terms provided to employees in comparable positions for companies of a comparable size and no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an employee of ESL Investments, Inc. and any of its Affiliates other than a Loan Party and (y) in the case of any officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) or director of Holdings, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 10.0% of Holdings’ equity interests or any Person that ranks in the top five in compensation among all employees of the Loan Parties, approved by a majority of disinterested members of the board of directors of Holdings in good faith; or (iii) any obligation arising from any financial advisory, financing or underwriting services or other investment banking activities provided by ESL Investments, Inc. and any of its Affiliates other than a Loan Party, so long as (x) such services directly relate to and are provided in conjunction with an acquisition or divestiture or other specific transaction conducted outside the ordinary course of business, (y) such services are on terms that are fair and reasonable and comparable to terms provided by independent financial advisory, financing or underwriting service provider or other investment banking service providers and (z) compensation for such services are approved by a majority of disinterested members of the board of directors of Holdings in good faith.

(x) PATRIOT Act; Anti-Corruption. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No part of the proceeds of any credit extensions will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(y) Pension Plan Matters. None of Holdings, the Borrowers, any of their respective Subsidiaries, nor ESL Investments, Inc. and any of its Affiliates other than a Loan Party or Significant Holder is an Affiliate of the SRAC Holdings Pension Plan. The SRAC Holdings Pension Plan qualifies as an Eligible Assignee pursuant to the definition thereof (without giving effect to clause (c) of such definition).

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(z) Sanctions; OFAC. None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (aa), a “Person”) that is, or is owned or controlled by Persons that are (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Iran, North Korea, Sudan and Syria). The Loan Parties will not, directly or, to their knowledge, indirectly, use the proceeds of any credit extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.

(aa) Interim and Final Orders.

(i) The Interim Order or, at all times after its entry by the Bankruptcy Court, the Final Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed, modified or amended in any manner without the reasonable written consent of the Agents;

(ii) Upon the occurrence of the Termination Date (whether by acceleration or otherwise), the Agent shall, subject to the provisions of the “Events of Default” section in the Term Sheet and the applicable provisions of the applicable Interim or Final Order, be entitled to immediate payment of such obligations, and to enforcement of the remedies provided for under the DIP Credit Documents in accordance with the terms thereof and such Interim or Final Order, as applicable, without further application to or order by the Bankruptcy Court.

(iii) If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of such Interim or Final Order, the extension of credit or the performance by any Obligor of any of its obligations under any of the DIP Loan Documents shall be the subject of a presently effective stay pending appeal. The Debtors, the Agents and the Lenders shall be entitled to rely in good faith upon the Interim or Final Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Debtors, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with the DIP Loan Documents notwithstanding any such objection or appeal, unless the relevant Interim or Final Order has been stayed by a court of competent jurisdiction.

(bb) Security Interest. Upon entry of each of the Interim Order (and the Final Order, when applicable) each such DIP Order shall be effective to create in favor of the Co-Collateral Agents, for the benefit of the Lenders, a legal, valid enforceable and perfected security interest in the DIP Collateral and proceeds thereof, as and to the extent contemplated by each such DIP order, as described in this Term Sheet and the other DIP Credit Documents.

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(cc) Appointment of Trustee or Examiner; Liquidation. No order has been entered in any of the Chapter 11 Cases (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (c) to convert any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Chapter 11 Cases.

(dd) No other Insolvency Proceeding. Other than the Chapter 11 Cases, none of the Loan Parties is a debtor in any Insolvency Proceeding.

(ee) Superpriority Claims; Liens. Upon the entry of each of the Interim Order and the Final Order, each such Interim or Final Order and the DIP Loan Documents is sufficient to provide the superpriority claims and security interests and DIP Liens on the DIP Collateral of the Loan Parties described in, and with the priority provided in, the DIP Loan Documents.

(ff) Sparrow Entities. Since August 4, 2018, no Loan Party has transferred any assets to any Sparrow Entity or KCD IP, LLC other than as reported in filings with the SEC made prior to the date hereof.

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ANNEX C

SPECIFIED PARI PASSU COLLATERAL

	STORE NUMBER	STREET ADDRESS	CITY	STATE
1.	7777	TO BE PROVIDED TO AGENTS	NEW YORK	NY

2.	7749	TO BE PROVIDED TO AGENTS	NEW YORK	NY

3.	9423	TO BE PROVIDED TO AGENTS	BRIDGEHAMPTON	NY

4. Any direct or indirect claim, cause of action, or right to payment of any Loan Party or of any of the successors of any such Loan Party in respect of (i) anti-trust claims or other claims against any of Visa Inc., Mastercard Inc., JPMorgan Chase & Co, Citigroup N.A., Bank of America N.A., or any of their respective affiliates in relation to certain practices with respect to merchant processing fees and merchant processing agreements and (ii) any settlement with respect to the foregoing, including without limitation any direct or indirect settlement with any such financial institution or other person.

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ANNEX D

Go Forward Plan

1. Store Rationalization and Sale Process. To save as many of their stores and preserve as many jobs as possible, the Debtors have developed the following detailed plan to guide their path forward in these Chapter 11 Cases (the “Go Forward Plan”). Pursuant to this Go Forward Plan, the Debtors have determined to quickly rationalize their store footprint in accordance with a detailed plan (the “Store Footprint Plan”) while also implementing the following key actions:

Initial Store Rationalization

•

On the Petition Date, the Debtors will file a motion to approve procedures (the “GOB Procedures”) to complete certain store closings in accordance with the Store Footprint Plan (the “Initial Store Rationalization”) and will seek an order approving the GOB Procedures for the Initial Store Rationalization within eight (8) days following the Commencement Date.

•

The Initial Store Rationalization will start no later than eight (8) days following the Petition Date and a material portion of the Initial Store Rationalization will be underway within 21 days of the Commencement Date.

•

The Debtors will file a motion no later than seven (7) days after the Commencement Date and will obtain an order from the Bankruptcy Court no later than thirty (30) days after the Commencement Date authorizing the rejection of any leases associated with stores included in the Initial Store Rationalization.

Secondary Store Rationalization

•	The Debtors will undertake a detailed review and analysis of the profitability of a further group of stores identified in the Store Footprint Plan over the next several weeks.

•

No later than November 1, 2018, the Debtors will file a notice, pursuant to the GOB Procedures, to commence a second round of store rationalizations in accordance with the Store Footprint Plan (the “Secondary Store Rationalization” and, together with the Initial Store Rationalization, the “Store Rationalizations”).

•	The Debtors will obtain court approval of, and commence a material portion of, the Secondary Store Rationalization no later than November 15, 2018.

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•

The Debtors will file a motion no later than November 20, 2018 and will obtain an order from the Bankruptcy Court no later than December 15, 2018 authorizing the rejection of any leases associated with stores included in the Secondary Store Rationalization.

Going Concern Sale Process

•

Pursuant to the Go Forward Plan, while the Store Rationalizations are in process the Debtors will pursue the going-concern sale (the “Going Concern Sale Process”) of a group of stores identified in the Store Footprint Plan (the “Go Forward Stores”).

•

Given the cash-burn associated with the continued operation of the Debtors’ businesses, the Debtors must, by December 15, 2018, obtain and find acceptable a non-contingent and fully-financed (with committed financing containing customary limited conditionality consistent with acquisition financing commitments (e.g., SunGard-style certain funds provision)) stalking horse bid for the sale of the Go Forward Stores that is reasonably acceptable to the Agents.

•

The Debtors will file a motion requesting approval of bidding procedures and the selection of a stalking horse bid for the sale of the Go Forward Stores pursuant to section 363 of the Bankruptcy Code no later than December 27, 2018, and will obtain an order of the Bankruptcy Court approving such motion no later than January 14, 2019.

•

An auction for the sale of the Go Forward Stores (and potentially certain other assets) will be conducted, or the stalking horse bidder, if any, will be named as the winning bidder to the extent no other higher and better offers for the Go Forward Stores are received, no later than February 2, 2019.

•

The Debtors will obtain on order approving the sale of the Go Forward Stores pursuant to section 363 of the Bankruptcy Code no later than February 4, 2019, and will close the going-concern sale of the Go Forward Stores by no later than February 8, 2019.

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ANNEX E

Case Milestones

DIP Loan

(i) Not later than the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking approval of the DIP Facility, this Term Sheet, the DIP Loans, and all fees, expenses, indemnification, and other obligations contemplated thereunder.

(ii) Not later than 3 days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order.

(iii) Not later than November 6, 2018, finalize DIP Credit Agreement and authorize posting to Prepetition ABL Lenders.

(iv) Not later than November 20, 2018, the Bankruptcy Court shall have entered the Final Order.

(v) Not later than November 27, 2018, the Final Closing Date shall have occurred.

Lease Assumption / Rejection

(vi) Not later than 30 days following the Petition Date, the Debtors shall have filed a motion requesting, and not later than 45 days following the Petition Date, shall have obtained, an order of the Bankruptcy Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall extend 210 days after the Petition Date.

Inventory Appraisals

(viii) Not later than the 10th day of every month commencing with the first full month immediately following the Petition Date, an updated inventory appraisal shall be delivered to the Agent.

Budget

(ix) On or before November 21, 2018, the Joint Lead Arrangers have (i) reaffirmed their approval, based on then current information, of the Approved Initial Budget or (ii) the Loan Parties have adopted a revised budget acceptable to the Joint Lead Arrangers in their sole and absolute discretion.

Plan and Disclosure Statement

(x) Not later than February 18, 2019, the Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement with respect thereto.

(xi) Not later than March 25, 2019, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan of Reorganization.

(xii) Not later than April 29, 2019, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

(xiii) Not later than May 14, 2019, such Acceptable Plan of Reorganization shall become effective.

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“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Chapter 11 Cases that (i) provides for the termination of the DIP Revolving Commitments and the payment in full in cash and full discharge of the DIP Obligations at emergence, (ii) contains releases and other exculpatory provisions for the DIP Credit Parties, Prepetition Credit Parties, the Joint Lead Arrangers and each of their respective affiliates in form and substance satisfactory to the Agent in its sole and absolute discretion and (iii) is otherwise in form and substance reasonably satisfactory to the Agent with respect to any provision that may adversely affect the DIP Credit Parties and/or the Prepetition Credit Parties.

E-2

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ANNEX G

Interim Order

See attached

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Exhibit C

Junior DIP Term Sheet

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SEARS HOLDINGS CORPORATION (“HOLDINGS”)

SUMMARY OF TERMS OF

DIP FACILITY

This summary of principal terms and conditions (this “Term Sheet”) outlines certain terms of the proposed emergency debtor-in-possession financing facility referred to below. [This Term Sheet is not an indicative term sheet and is intended for discussion purposes only in order to facilitate discussions on the optimal structure for the transactions described herein. This Term Sheet is not an offer or commitment of any kind to arrange, underwrite or provide any form of financing and does not create any legally binding obligation on ESL Investments, Inc., its affiliates (collectively, “ESL”) or any other person.]1 ESL’s obligation, if any, to provide financing pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages for this Term Sheet by each of the parties hereto and shall be subject to the terms and conditions set forth herein.

Borrowers:	SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), and KMART CORPORATION, a Michigan corporation (“Kmart Corp”, and together with SRAC, the “Borrowers”), in each case as debtors and debtors-in-possession in cases (including any cases filed by domestic or international subsidiaries or controlled affiliates of any Borrower that are jointly administered with the cases of the Borrowers, the “Chapter 11 Cases”) under chapter 11 or any other chapter of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:	Holdings and each affiliate of Holdings that is a guarantor under the DIP ABL Documents (collectively, the “Guarantors”, and together with the Borrowers, the “Obligors” or “Debtors”) will guarantee (the “Guarantee”) all obligations under the DIP Facility (as defined below).

Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the DIP Agent (as defined below), for the ratable benefit of the DIP Agent and the DIP Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due of the obligors under this DIP Facility (as defined below).

[1]	NTD: Bracketed language to be deleted prior to the execution of this term sheet.

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Purpose/Use of Proceeds:	The proceeds of this DIP Facility shall be used to fund (i) working capital, (ii) general corporate purposes, (iii) restructuring expenses and professional fees, including the Professional Fees Account (as defined below) and obligations benefitting from the Carve Out (as defined below) (without regard to whether such obligations are provided for in a Budget); provided, however, that no proceeds of the DIP Facility or cash collateral shall be used to, among other things, (x) object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under or the liens and security interests granted under the DIP Facility or in connection with the Pre-Petition Indebtedness (as defined below) or (y) investigate, initiate or prosecute any claims and defenses or commence causes of action against the DIP Agent (as defined below) or the DIP Lenders (as defined below) relating to the DIP Facility; and provided further, that nothing herein shall prevent the use of proceeds of the DIP Facility by the Debtors or restructuring committee for any investigation of ESL or its Pre-Petition Indebtedness, and provided further, that if an official creditors’ committee (the “Committee”) is appointed, then it or its counsel may use up to $[100,000] to investigate, for a period of sixty (60) days from the Petition Date, the validity, perfection, priority, extent or enforceability of the liens on the Pre-Petition Indebtedness.

Agents:	ESL or another financial institution (or institutions) to be determined by ESL, serving in separate capacities as administrative agent and collateral agent (in such capacities, together with their successors in such capacities, the “DIP Agent”).

DIP Lenders:	JPP, LLC (“JPP I”) and/or JPP II, LLC (“JPP II”, together with JPP, individually or collectively, as the context may require, together with their respective successors, “JPP”) and certain funds or accounts managed by Cyrus Capital Partners, LP (“Cyrus”) as the initial lenders, and other financial institutions, if any, to be determined by ESL (collectively with ESL, the “DIP Lenders”); provided, however, that, before the Final Order Entry Date the Borrowers may market the junior debtor-in possession facility to other financial institutions proceeds of which shall pay in full, in cash, all DIP Obligations without premium or penalty (subject to the funding protection provision).

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Pre-Petition Secured Debt Documents:	(i) That certain Third Amended and Restated Credit Agreement dated as of July 21, 2015 (as amended, supplemented or otherwise modified from time to time, the “Pre-Petition First Lien Credit Agreement”) by and among Holdings, Sears Roebuck Acceptance Corp. (“SRAC”) and KMART Corporation (“KMART”), as borrowers, and the lenders from time to time party thereto;

(ii) that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, supplemented or otherwise modified from time to time, the “Pre-Petition L/C Agreement”) by and among Holdings, SRAC and KMART, as borrowers, and the lenders from time to time party thereto.

(iii) that certain Second Lien Credit Agreement dated as of September 1, 2016 (as amended, supplemented or otherwise modified from time to time, the “Pre-Petition Second Lien Credit Agreement”) by and among Holdings, SRAC and KMART, as borrowers and the lenders from time to time party thereto;

(iv) that certain Indenture dated as of October 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Pre-Petition Second Lien Cash Notes Indenture”) by and among Holdings, certain guarantors from time to time party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent thereunder; and

(v) that certain Indenture dated as of March 20, 2018 (as amended, supplemented or otherwise modified from time to time, the “Pre-Petition Second Lien PIK Notes Indenture”, and together with the Pre-Petition Second Lien Credit Agreement and the Pre-Petition Second Lien Cash Notes Indenture, the “Pre-Petition Second Lien Documents”) by and among Holdings, certain guarantors from time to time party thereto, and Computershare Trust Company, N.A., as trustee thereunder.

“Prepetition Secured Debt Documents” shall mean, collectively, the Pre-Petition First Lien Credit Agreement, the Pre-Petition L/C Agreement and the Pre-Petition Second Lien Documents.

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Pre-Petition Indebtedness:	The term “Pre-Petition Indebtedness” means, collectively, the Pre-Petition First Lien Secured Indebtedness (as defined below), the Pre-Petition L/C Indebtedness (as defined below) and the Pre-Petition Second Lien Indebtedness (as defined below).

The term “Pre-Petition First Lien Indebtedness” means, collectively, any indebtedness owed to the lenders under the Pre-Petition First Lien Credit Agreement.

The term “Pre-Petition L/C Indebtedness” means, collectively any indebtedness owed to the lenders under the Pre-Petition L/C Agreement.

The term “Pre-Petition Second Lien Indebtedness” shall means collectively, any indebtedness owed to the lenders and noteholders under the (i) the Pre-Petition Second Lien Credit Agreement, (ii) the Pre-Petition Second Lien Cash Notes Indenture and (iii) the Pre- Petition Second Lien PIK Notes Indenture.

Prepetition Security Documents	The term “Pre-Petition Security Documents” means, collectively, the Pre-Petition First Lien Guaranty (as defined below) and the Collateral Agreement and the Pre-Petition Second-Lien Security Agreement (as defined below).

The term “Pre-Petition First Lien Guaranty and Collateral Agreement” means that certain Third Amended and Restated Guarantee and Collateral Agreement dated as of July 21, 2015, for the benefit of the Pre-Petition First Lien Lenders, as amended, amended and restated, supplemented, or otherwise modified from time to time.

The term “Pre-Petition Second-Lien Security Agreement” means that certain Amended and Restated Security Agreement dated as of March 20, 2018 by and among Holdings and Kmart Holding Corporation, SRAC, Sears Operations LLC, Kmart Operations LLC, Kmart of Washington LLC, Kmart Stores of Illinois LLC, KLC, Inc., Kmart of Michigan, Kmart Stores of Texas LLC, Kmart.com LLC, MyGofer LLC, A&E Home Delivery, LLC, A&E Lawn & Garden, LLC, A&E Signature Service, LLC, A&E Factory Service, LLC, California Builder Appliances, Inc., Florida Builder Appliances, Inc., Private Brands, Ltd., Sears Home Improvement Products, Inc., Sears, Roebuck de Puerto

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Rico, Inc., SOE, Inc., Sears Protection Company, Sears Roebuck and Co., Sears Protection Company (Florida), L.L.C., Sears Holding Management Corporation, and StarWest, LLC., in favor of Wilmington Trust, National Association, in its capacity as collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

Prepetition Collateral:	The term “Pre-Petition Collateral” means, collectively, the Pre-Petition First Lien Collateral and the Pre-Petition Second-Lien Collateral.

The term “Pre-Petition First Lien Collateral” means, collectively, Collateral (as defined in the Pre-Petition First Lien Guaranty and Collateral Agreement) in existence on the Petition Date and all products and proceeds thereof securing the obligations (the “Pre- Petition First Lien Obligations”) of the Borrowers and the other Obligors under (i) the Pre-Petition First Lien Credit Agreement and (ii) the Pre-Petition First Lien Guaranty and Collateral Agreement. The liens and security interests in the Pre-Petition First Lien Collateral are referred to herein as the “Pre-Petition First Lien Security Interests”.

The term “Pre-Petition L/C Collateral” means, collectively, Collateral (as defined in the Pre-Petition First Lien Guaranty and Collateral Agreement) in existence on the Petition Date and all products and proceeds thereof securing the obligations (the “Pre- Petition L/C Obligations”) of the Borrowers and the other Obligors under the Pre-Petition L/C Agreement. The liens and security interests in the Pre-Petition L/C Collateral are referred to herein as the “Pre-Petition L/C Security Interests”.

The term “Pre-Petition Second Lien Collateral” means, collectively, Collateral (as defined in the Pre- Petition Second Lien Security Agreement) in existence on the Petition Date and all products and proceeds thereof securing the obligations (the “Pre-Petition Second Lien Obligations”) of the Borrowers and the other Obligors under (i) the Pre-Petition Second Lien Credit Agreement, (ii) the Pre-Petition Second Lien Cash Notes Indenture and (iii) the Pre-Petition Second Lien PIK Notes Indenture. The liens and security interests in the Pre-Petition Second Lien Collateral are referred to herein as the “Pre-Petition Second Lien Security Interests”.

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DIP Facility:	A secured debtor-in-possession multiple draw term loan facility (the “DIP Facility”), up to an aggregate principal amount of $200,000,000, which amount may be upsized at the sole discretion of the DIP Agent to up to $300,000,000 upon the receipt of additional lender commitments prior to the date of the Interim Order (the “DIP Loans”), to be made available to the Borrowers after the DIP Facility Approval Date in accordance with the Budget (as defined below) and the final DIP documentation (all obligations of Borrowers and Guarantors hereunder, the “DIP Obligations”); provided, however, that (i) no more than $111,889,241 aggregate principal amount of the DIP Loans (the “Interim DIP Loans”) shall be funded by the DIP Lenders prior to the Final Order Entry Date (as defined below), which Interim DIP Loans shall be funded in a single draw on the Initial Closing Date (subject to the satisfaction of the conditions precedent set forth in this Term Sheet and the DIP Credit Documents) and (ii) no more than $188,110,759 aggregate principal amount of the DIP Loans (the “Subsequent DIP Loans”) shall be funded by the DIP Lenders, which Subsequent DIP Loans shall be funded in two equal draws of $94,055,379.50, (a)on November 30, 2018 and (b) on the earlier of (i) January 2, 2018 and (ii) the date when Obligors’ available cash is less than $50,000,000 (subject in each case to the satisfaction of the conditions set forth in this Term Sheet and the DIP Credit Documents). DIP Loans that are repaid or prepaid may not be re-borrowed.

DIP Budget:	The Borrowers shall deliver to the DIP Agent and the DIP Lenders 13-week cash flow forecasts together with accompanying schedules supporting line items included in such 13-week cash flow (such as rollforward of inventory sales and receipts, rollforward of merchandise and other payables and other documentation which may be requested by the DIP Agent) on a rolling 13-week basis (each, a “Budget”). The initial Budget shall be approved by the DIP Agent in its sole and absolute discretion (the “Approved Initial Budget”). The Obligors shall be required to comply with such Approved Initial Budget, subject to the Permitted Variance (as defined below).

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The Borrowers shall deliver to the DIP Agent and the DIP Lenders each of the following: (a) on each Wednesday beginning October 31, 2018, a 13-week cash flow forecast delivered every week for the immediately following consecutive 13 weeks to be approved by the DIP Agent in its sole and absolute discretion (each, a “Rolling Budget”, and together with the Approved Initial Budget, the “Approved Budget”), (b) on each Wednesday beginning October 31, 2018, reports detailing operating and financial performance (the “Weekly Flash Reporting Package”) which shall include cash flow performance for the previous week together with accompanying schedules supporting line items included in the weekly cash flow results (such as rollforward of inventory sales and receipts, rollforward of merchandise and other payables of each Loan Party as of the end of the prior week, in each case, in reasonable detail) and (c) other information as may be reasonably requested by the DIP Agent. The DIP Agent and the DIP Lenders shall also be entitled to receive on a timely basis other customary information and documents, including reasonable approval rights with respect thereto, to be set forth in the DIP Loan Documents.

The Borrowers shall also provide a budget variance report/reconciliation (the “Budget Variance Report”) by Wednesday of each week for any prior four week period included in the Approved Budget (each, a “Testing Period”) (i) showing by line item actual cash receipts, disbursements and inventory receipts for each week, in a comparable form to what has been provided to the DIP Agent prior to the Initial Closing Date, noting therein the variance, on a cumulative basis, of the Borrowers’ total net cash flow, excluding proceeds from asset sales, except for proceeds from the sale of inventory, and also excluding financing related items (the “Net Cash Flow”) for such four week period relative to the Approved Budget, and shall include explanations for any material variance for such four week period. The Borrowers shall arrange for weekly (unless waived by the DIP Agent in its sole and absolute discretion) conference calls with the DIP Agent and Berkeley Research Group, LLC (“BRG”) discussing and analyzing cash flow and related forecast for the prior week, the financial condition, liquidity, and results of operations of each of the Obligors, status of the Chapter 11 Cases and progress in achieving the milestones set forth on Annex D hereto.

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The Borrowers will supplement the Weekly Flash Reporting Package and the Budget Variance Report from time to time upon the request of the DIP Agent.

The Obligors shall be required to comply with Approved Budget, including having made all scheduled payments to the Prepetition DIP Lenders and the DIP Lenders, as applicable, and when required, subject to the following (the “Permitted Variance”): the Borrowers’ Net Cash Flow shall not be less than the Net Cash Flow set forth in the Approved Budget minus the Applicable Variance Percentage of the absolute value of the Net Cash Flow set forth in the Approved Budget; provided, however, to the extent any amounts owed to professionals and vendors are permitted to be paid in accordance with the foregoing covenant but are not actually paid during the subject period, such amounts may be paid during a subsequent period. Such covenant shall be tested on Saturday each second week (commencing on November 10, 2018) (but shall be reported each week) on a cumulative basis from the Petition Date until the fourth (4th) week after the Petition Date and then on a rolling four (4) week basis, pursuant to the Budget Variance Report delivered by the Borrowers to the DIP Agent.

“Applicable Variance Percentage” shall mean, from the Initial Closing Date until November 10, 2018, 20%; from November 24, 2018 until the Termination Date, 15%.

Availability:	During the period (“Interim Period”) commencing on the date (the “DIP Facility Approval Date”) of the Bankruptcy Court’s entry of the interim order in form and substance reasonably acceptable to the DIP Agent and substantially in the form attached as Annex A hereto approving the DIP Facility (the “Interim Order”) and ending on the date (“Final Order Entry Date”) of the Bankruptcy Court’s entry of the final order in form and substance acceptable to the DIP Agent (the “Final Order”), the Interim DIP Loans shall be available to the Borrower, subject to (i) delivery by the Obligors of the DIP Budget and (ii) compliance with the terms, conditions and covenants set forth in this Term Sheet.

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On the Final Order Entry Date, the full remaining amount of the DIP Loans under the DIP Facility (the “Full Availability”) may be borrowed in accordance with the Budget in one or more draws pursuant to the definitive DIP Credit Documents.

Maturity Date:	The earlier of (i) (A) eight (8) months after the date that Seller files for chapter 11 (the “Petition Date”) or (B) twelve (12) months if the Extension Option is exercised, (ii) the maturity date under the DIP ABL Facility (as of the date hereof) (iii) the effective date (the “Plan Date”) of the Chapter 11 plan of the Obligors (the “Plan”), (iv) the date on which a sale of all or substantially all of the DIP Collateral (as defined below) is consummated pursuant to a 363 sale or otherwise and (v) the date the DIP Facility is accelerated upon an Event of Default (as defined below) or otherwise (the “Maturity Date”).

Extension Option:	The Borrower shall have a single extension option of four (4) months (the “Extension Option”), provided that (i) no default or Event of Default shall have occurred and be continuing and (ii) the DIP Agent shall have consented to such extension.

Closing Date:	As promptly as practicable after the entry of the Interim Order, but no later than three (3) business days after such entry (the “Initial Closing Date”).

Amortization:	None.

Interest Rate:	After the funding of any DIP Loans, the interest rate for any such funded DIP Loans shall be a rate equal to LIBOR + 9.5%.

Interest Payments:	Interest shall be payable in arrears on a monthly basis on the first day of each calendar month.

Default Interest:	During the continuance of an Event of Default under the DIP Facility, loans will bear interest at an additional 2.00% per annum.

Upfront Fee:	(i) An amount equal to 3.0% of the aggregate principal amount of the Interim DIP Loans, which amount shall be due and payable on the Initial Closing Date and (ii) an amount equal to 3.0% of the aggregate principal amount of the DIP Facility (less the Interim DIP Loans) which amount shall be due and payable on the Final Order Entry Date.

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Undrawn Amounts Fee:	From and after the Initial Closing Date, a non-refundable undrawn amounts fee will accrue at the rate of 0.75% per annum on the daily average undrawn portion of the DIP Facility, due quarterly in arrears, but payment deferred until the Maturity Date.

Extension Fee:	1.25% of the aggregate principal amount of the DIP Facility, such fee shall be fully earned on the first day of each extension, but the payment of such Extension Fees shall be deferred until the Maturity Date.

Agency Fees:	The Borrowers shall pay an annual administrative fee of $100,000, which fee shall be earned by, and payable to, the DIP Agent, in equal installments, monthly in advance, beginning on the Initial Closing Date, so long as the DIP Facility is in effect.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions, including but not limited to the following:

Unless otherwise waived by the applicable DIP Lender in writing, the Obligors shall pay to each DIP Lender, upon the request of such DIP Lender, such amount as shall be sufficient (in the reasonable opinion of such DIP Lender) to compensate each DIP Lender for any loss, cost or expense (excluding the loss of any anticipated profits, but including any such loss, cost or expense arising from the liquidation or reemployment of funds obtained by such DIP Lender to fund its Loan, or for fees payable to terminate the deposits from which such funds were obtained) that such DIP Lender determines is attributable to:

(i) any voluntary or mandatory prepayment (including as a result of an acceleration due to an Event of Default) of the DIP Facility made by an Obligor for any reason on a date other than a scheduled payment date;

(ii) the failure by the Borrowers to borrow any DIP Loan from any DIP Lender for any reason on the Initial Closing Date in accordance with the irrevocable notice of borrowing delivered by such Borrowers to the DIP Agent; or

(iii) any failure to prepay the DIP Facility (or any portion thereof) in accordance with an irrevocable notice of prepayment delivered by any Obligor to the DIP Agent pursuant to the DIP Credit Documents.

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Security / Priority:	Subject to the Carve Out (as defined below):

(a) the Obligors hereby grant to DIP Lenders a security interest in all of their respective rights, title and interests in each of the assets as described below (the “DIP Collateral”), which security interests shall have the priority and be fully perfected as described below, in each case to secure the DIP Obligations:

(i) pursuant to Section 364(c)(3), a perfected lien and security interest in all of the Pre-Petition First Lien Collateral, the Pre-Petition L/C Collateral and the Pre- Petition Second Lien Collateral and all proceeds (as defined in the UCC) thereof, which liens and security interests shall be junior to the DIP ABL Liens (as defined below), the Pre-Petition First Lien Adequate Protection Liens, the Pre-Petition First Lien Security Interests, the Pre-Petition Second Lien Adequate Protection Liens and the Pre-Petition Second Lien Security Interests;

(ii) pursuant to section 364(c)(2) a perfected lien and security interest in any other assets, rights, title and interests of any Obligor not currently subject to any lien (other than DIP Liens) and all proceeds (as defined in the UCC) thereof (the “Previously Unencumbered Collateral”), which, for the avoidance of doubt shall not include any Avoidance Claim (as defined below); and which liens and security interests (other than the Specified Asset Liens) shall be junior to the DIP ABL Liens.

(iii) pursuant to section 364(c)(2) a first priority perfected lien and security interest (the “Specified Asset Lien”) in any other assets, rights, title and interests of any Obligor not currently subject to any lien (other than DIP ABL Liens) and all proceeds (as defined in the UCC) thereof, including, without limitation (A) all of the rights, title and interests of any Obligor in the assets set forth on Schedule 3 hereto (the “Specified Store Assets”) and (B) all of the rights, title and interests of any Obligor in that certain cause of action identified on Schedule 1 hereto (the “Specified Litigation Claim”) (such collateral, collectively, the “Specified Collateral”), which liens and security interests shall be pari passu with the DIP ABL Liens;

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(iv) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by an automatically perfected junior security interest and lien on all assets of each Obligor that is subject to valid and perfected security interests in favor of third parties as of the Petition Date (other than the assets described in clauses (i) and (iii) above), which liens and security interests shall be junior to the DIP ABL Liens.

in each case, subject only to certain permitted liens as may be agreed among the Borrowers and the DIP Lenders (collectively “DIP Liens”); and

(b) subject to the superpriority administrative expense claim status of the lenders party to the DIP ABL Facility (as defined below), all obligations of the Obligors to the DIP Lenders shall at all times be entitled to joint and several superpriority administrative expense claim status in the Chapter 11 bankruptcy cases (each such case, individually, a “Case” and collectively, the “Cases”) with respect to the DIP Obligations that will, in accordance with Section 364(c)(1) of the Bankruptcy Code, have priority over any and all administrative expenses of and unsecured claims against the Borrowers or the Guarantors now existing or hereafter arising, of any kind or nature whatsoever.

As used herein, “Avoidance Claim” means any and all claims or causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code and any proceeds therefrom.

“D&O Claim” means any and all claims or causes of action against current or former directors and officers of any Borrower or Guarantor, including without limitation, any claim for or relating to a breach of fiduciary duty by any such director or officer.

“DIP ABL Facility” means a secured debtor-in-possession asset-based credit facility, up to an aggregate principal amount of $1.875 billion (all obligations of borrowers and guarantors thereunder, the “DIP ABL Obligations”).

“DIP ABL Documents” means (i) that certain debtor-in-possession credit agreement by and among Holdings, certain affiliates of Holdings as borrowers, certain guarantors from time to time party thereto, certain lenders form time to time party thereto and (ii) certain other loan documents executed pursuant thereto.

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“DIP ABL Liens” means pursuant to Section 364(c)(3), a perfected lien and security interest in all of the Pre-Petition First Lien Collateral and the Pre-Petition L/C Collateral and all proceeds (as defined in the UCC) thereof, which liens and security interests shall be seniot to the DIP Liens.

“Designated Liens” means certain liens over the Specified Designated Real Estate (as defined below) that were originally pledged to secure certain obligations under the Real Estate Loan Agreement (as defined below), which liens are required to have been released on or prior to the date hereof pursuant to the Real Estate Loan Agreement.

Carve Out:	As set forth on Annex B attached hereto.

Professional Fees Account[2]:	As set forth on Annex B attached hereto.

Adequate Protection:	All holders of Pre-Petition First Lien Indebtedness shall receive adequate protection liens (the “Pre-Petition First Lien Adequate Protection Liens”) and adequate protection claims to secure the amount of any diminution in value of the Pre-Petition First Lien Collateral. As an additional means of adequate protection, and to the extent provided under that certain interim order approving the DIP ABL Facility (“DIP ABL Interim Order”) and any order approving the use of cash collateral by the Obligors (a “Cash Collateral Order”) all holders of the Pre-Petition First Lien Indebtedness and the Pre-Petition L/C Indebtedness shall receive (i) cash payments for interest at the contract, non-default rate, (ii) reasonable fees and expenses of the applicable administrative agent or collateral agent under such Pre-Petition First Lien Indebtedness when due in accordance with the applicable documentation (iii) reasonable fees and expenses of the lenders under the Pre-Petition L/C Indebtedness when due in accordance with the applicable documentation (iv) those certain adequate protection liens and adequate protection claims granted to the lenders under the Pre-Petition First Lien Indebtedness pursuant to that certain DIP ABL Interim Order and that certain Cash Collateral Order (v) and any other adequate protection as set forth in that certain DIP ABL interim order and DIP ABL final order.

[2]	NTD: Allocation of Professional Fees Account between senior and Junior DIP Facilities TBD.

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All holders of Pre-Petition Second Lien Indebtedness shall receive adequate protection liens (the “Pre-Petition Second Lien Adequate Protection Liens”) and adequate protection claims to secure the amount of any diminution in value of the Pre-Petition Second Lien Collateral, which shall be junior and subordinate only to the Carve Out, the DIP ABL Liens, the adequate protection liens of the holders of Pre-Petition First Lien Indebtedness, and the DIP Liens as and to the extent expressly provided in the Interim Order, but shall be senior in priority to the Pre-Petition Second Lien Security Interests. Furthermore, during the term of the DIP Facility, interest in respect of the Pre-Petition Second Lien Indebtedness shall continue to accrue at the default rate set forth in the Pre-Petition Second-Lien Credit Agreement.

Waiver/Modification of Automatic Stay:	The automatic stay under section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lenders and DIP Agent to enforce all of their rights under the DIP Facility.

506(c) & Marshalling:	Subject to entry of the Final Order, the Borrowers and Guarantors waive any right of marshaling the DIP Obligations and any right to assert 506(c) surcharge claims against the DIP Lenders.

Voluntary Prepayments:	The DIP Facility may be voluntarily reduced or terminated, and the DIP Loans may be voluntarily re-paid, in whole or in part, without premium or penalty, at any time, upon two (2) business days’ notice to the DIP Agent by the Borrower, subject to payment of any breakage costs.

Mandatory Repayments and Adequate Protection Payments:	Mandatory repayments customary for facilities of this nature, including, without limitation, the events listed below, shall be required and applied to borrowings under the DIP Facility until paid in full (subject to certain exceptions and basket amounts (including certain accrued but not yet paid liabilities) to be negotiated in the definitive DIP Facility agreement and other loan documents, including without limitation, the Acceptable Intercreditor Agreement (as defined below) (collectively, the “DIP Loan Documents”, and together with the Interim Order and the Final Order, the “DIP Credit Documents”):

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Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the disposition of any property or assets (net of amounts required to repay related senior liens) of the Obligors;

provided, that, (I) 100% of the net cash proceeds from the disposition of any Previously Unencumbered Collateral (other than Specified Collateral) shall be applied (A) first, to fund the Winddown Account, until the Winddown Account Funding Condition has been satisfied, (B) second, to fund the Cash Collateral Account in an amount equal to any amounts required to repay related senior liens (net of amounts required to be applied in accordance with clause A here), which amounts shall be held by the account bank for the exclusive benefit of the applicable secured party and shall be distributed to such secured parties upon and in accordance with an order by the Bankruptcy Court and (C) third, to fund the Cash Collateral Account in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any Previously Unencumbered Collateral (other than Specified Collateral) (net of amounts required to be applied in accordance with clauses (A) and B) hereof), which amounts shall be held by the account bank for the exclusive benefit of the DIP Lenders and shall be distributed to such DIP Lenders upon and in accordance with an order by the Bankruptcy Court; and

(II) (A) 100% of the DIP Lender’s Fixed Pro Rata Share of the net cash proceeds from the disposition of any Specified Collateral shall be deposited into that certain Pari Passu Collateral Account and (B) 100% of the DIP ABL lender’s Fixed Pro Rata Share of the net cash proceeds from the disposition of Specified Collateral shall be deposited (i) first into the Winddown Account, until the Winddown Account Funding Condition has been satisfied and (ii) second, to fund the Cash Collateral Account in an amount equal to any amounts required to repay the DIP ABL Facility (net of amounts required to be applied in accordance with clause (i) hereof), which amounts shall be held by the account bank for the exclusive benefit of the applicable secured party and shall be distributed to such secured parties upon and in accordance with an order by the Bankruptcy Court.

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Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss or damage of any property or assets of any Obligor, other than net cash proceeds that are applied to restoration of a property or are required to be applied to repayment of senior liens.

provided that, 100% of the net cash proceeds of insurance paid on account of any loss or damage of any Previously Unencumbered Collateral shall be applied in accordance with the waterfall set forth in the paragraph on “Asset Sales” above.

“Cash Collateral Account” shall mean that certain escrow account at [Bank of America] which shall hold, for the benefit of each of the secured parties under the DIP Facility, the ABL DIP Facility and the Pre-Petition Indebtedness, certain amounts distributed to such secured parties in accordance with lien priorities and in accordance with this Term Sheet and the other DIP Credit Documents, subject to the entry of a Final Order by the Bankruptcy Court.

“Pari Passu Collateral Account” shall mean that certain escrow account at an account bank to be determined by the DIP Agent in its sole discretion which shall hold for the sole benefit of the DIP Agent and the DIP Lenders certain amounts distributed to such DIP parties in accordance with this Term Sheet and the other DIP Credit Documents, subject to the entry of a Final Order by the Bankruptcy Court.

“Winddown Account” shall mean a cash collateral account at Bank of America that, prior to the discharge in full of all obligations under the DIP Facility, may only be used to pay winddown costs of the Obligors at the discretion of the Obligors following entry of the Final Order in connection with the liquidation of the whole enterprise.

“Winddown Account Funding Condition” shall be satisfied when the aggregate amount of cash deposited into the Winddown Account shall be equal to $200,000,000.

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Representations and Warranties:	The representations and warranties set forth on Annex C hereto shall be true and correct on the Initial Closing Date. The representations and warranties to be set forth in the DIP Credit Agreement shall be substantially consistent therewith

Affirmative Covenants	Customary and appropriate affirmative covenants for financings of this kind, including but not limited to the following:

A. Notice of defaults, material litigation events, material adverse effect, ERISA events and other material events.

B. Compliance with laws, Etc.

C. Payment of taxes and other claims.

D. Maintenance of certain insurance, insurance certificates and endorsements.

E. Preservation and maintenance of existence, business and properties.

F. Inspection rights; access rights of and cooperation with DIP Agent.

G. Keeping of books.

H. Maintenance of Properties, Etc.

I. Transactions with Affiliates.

J. Further assurances.

K. Collateral monitoring and review.

L. Landlord waivers, access agreements and customs broker agreements.

M. Cash management (subject to full cash dominion at all times).

N. Liens on non-collateral assets.

O. Physical inventories.

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P. Letters of credit.

Q. Litigation and other notices.

R. Provision of additional collateral, guarantees and mortgages.

S.  Continued retention of a Chief Restructuring Officer, restructuring advisor and a financial advisor s reasonably satisfactory to the DIP Agent in their reasonable discretion; it being understood and agreed that Moshin Y. Meghji and Miii Partners are acceptable to the DIP Agent.

T.  Delivery to the DIP Agent of copies of all formal proposals, letters of interest, letters of intent, bids, agreements, and any final proposed definitive documentation for the sale of any or all of the Obligors’ assets (other than sales of inventory in the ordinary course of business) or for any investment pursuant to which additional capital is to be received by the Obligors.

U. Upon request by the DIP Agent, delivery of a status report and updated information relating to any sale permitted under the DIP Loan Documents promptly upon such request and in form and substance acceptable to the DIP Agent in its reasonable discretion.

V. Irrevocable waiver of any right, pursuant to section 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any lien of equal or greater priority than the DIP Liens (as defined below), or to approve a claim of equal or greater priority than the DIP Facility superpriority claims other than as expressly set forth in the Interim Order or Final Order.

W. Compliance with the Go Forward Plan (as defined in the motion seeking approval for the DIP Facility (the “DIP Motion”).

The Disbursement Account shall be funded on the Initial Closing Date with the proceeds of the Interim DIP Loans.

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Negative Covenants:	Customary and appropriate negative covenants for financings of this kind, including but not limited to the following:

A. Limitations on liens on any asset of any Obligor.

B. Limitations on fundamental changes.

C. Limitations on acquisitions.

D. Limitations on restricted payments.

E. Limitations on negative pledges.

F. Limitations on clauses restricting subsidiary distributions.

G. Limitations on accounting changes.

H. Limitations on dispositions (including sale and leaseback transactions).

I.   Limitations on payment, modification and subordination of indebtedness, except, in the case of prepetition debt, pursuant to (x) the Interim Order, the Final Order, the Cash Management Order, Employee Order or any other substantive order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the DIP Agent in its reasonable discretion, or (y) any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance reasonably satisfactory to the DIP Agent.

J. Limitations on investments.

K. Limitations on store closings.

L. Limitations on debt.

M. Limitations on amendment to material documents.

N. Limitations on transactions with affiliates.

Limitationson payment of other superpriority claims.

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Financial Covenants:	Compliance with the Approved Budget, subject to permitted variances as set forth in the DIP Credit Documents.

Financial Reporting:	Certain customary financial reporting requirements consistent for financings of this type, including, without limitation:

(i) monthly unaudited consolidated financial statements of Holdings and its subsidiaries within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month, certified by Holdings’ chief financial officer;

(ii) quarterly unaudited consolidated financial statements of Holdings and its subsidiaries within 45 days of quarter-end for the first 3 fiscal quarters of the fiscal year, certified by Holdings’ chief financial officer, accompanied by a customary management’s discussion and analysis;

(iii) annual audited consolidated financial statements of Holdings and its subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by an independent certified public accountant reasonably acceptable to the Agent in its reasonable discretion, accompanied by a customary management’s discussion and analysis;

(iv) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission;

(v) the weekly Rolling Budget;

(vi) Budget Variance Report;

(vii) [Reserved].

(viii) such other information as any DIP Agent may request from time to time.

Certain Milestones:	The DIP Credit Documents shall require compliance with the case milestones set forth on Annex D in accordance with the applicable timing referred to on such Annex D (or such later dates as approved by the DIP Agent), in each case on terms and conditions, and subject to documentation (including, without limitation, motions and orders) in form and substance acceptable to the DIP Agent in its sole and absolute discretion.

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Credit Bidding Procedures:	Each DIP Lender shall have the right to credit bid up to the full amount of such DIP Lender’s pro rata share of the DIP Obligations in a sale pursuant to a plan of reorganization or pursuant to section 363 of the Bankruptcy Code in accordance with the Acceptable Intercreditor Agreement and the bidding procedures order approved by the Bankruptcy Court, which order shall be acceptable to the DIP Agent in its sole discretion; provided that (i) any such credit bid in respect of Previously Unencumbered Collateral (other than the Specified Collateral) shall in each case be accompanied by a Qualifying Cash Bid by such DIP Lender and (ii) any such credit bid in respect of Specified Collateral shall in each case be accompanied by a Proportionate Cash Bid by such DIP Lender.

“Fixed Pro Rata Ratio” shall mean the ratio of the New Money DIP Commitments to the New Money DIP ABL Commitments determined as of the date of the Final Order.

“New Money DIP Commitments” shall mean the aggregate amount of loan commitments under the DIP Facility.

“New Money DIP ABL Commitments” shall mean the aggregate amount of loan commitments under the DIP ABL Facility, other than loan commitments in respect of rolled-up pre-petition indebtedness.

“New Money DIP ABL Obligations” shall mean the aggregate principal amount of outstanding obligations under the DIP ABL Facility (other than obligations in respect of rolled-up pre-petition indebtedness).

“Proportionate Cash Bid” shall mean, with respect to any credit bid, a cash bid in an amount such that the ratio of the amount of the credit bid to the cash bid is equal to the Fixed Pro Rata Ratio.

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Disposition of Stores:

(i) Unrestricted Store Dispositions

The stores set forth on Schedule 4 hereto (the “Unrestricted Stores”) shall not be subject to the restrictions set forth in the paragraph immediately below “Restricted Store Dispositions.”

(ii) Restricted Store Dispositions
Provided that ESL shall have executed a Going Concern Bid on or prior to December 15, 2018, the Obligors shall not dispose of, pledge, encumber, transfer or assign their rights, title and interest in (and shall not reject any of the leases with respect to) any of the stores set forth on Schedule 5 hereto (the “Restricted Stores”) on or prior to [February 4, 2019]. For the avoidance of doubt, each Specified Store Asset shall at all times be deemed to be a Restricted Store.

(iii) Designated Stores
On or prior to [November 15, 2018], the Obligors shall not dispose of, pledge, encumber, transfer or assign their rights, title and interest in (and shall not reject any of the leases with respect to) any of the stores set forth on Schedule 6 hereto (the “Designated Stores”).

provided that, or prior to [November 15, 2018], the DIP Agent shall have the right (in its sole discretion) to designate any Designated Stores as a Restricted Store, upon written notice to the Borrowers, in which case such Designated Store shall be a Restricted Store for all purposes hereunder.

Events of Default:	Events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind (each an “Event of Default”), including, without limitation:

1. Failure to pay (i) principal, (ii) interest or fees or (iii) within 3 days after the same becomes due and payable, any other amount;

2. Representations and warranties (including, without limitation, the representations and warranties made in this Term Sheet) incorrect in any material respect when made or deemed made;

3. Failure to comply with covenants (including, without limitation, the Case Milestones, and strict adherence to and compliance with the Budget, subject to any permitted variances);

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4.  Cross-default to payment defaults on other post-petition or un-stayed indebtedness in excess of $25 million of the Obligors, or any other default or event of default with respect to any such indebtedness if the effect is to accelerate or permit acceleration, and cross-default and cross-acceleration to any such indebtedness;

5. Any unstayed or post-petition judgment, subject to exceptions, in excess of $25 million;

6. The occurrence of certain material ERISA events

7. Actual or asserted (by any Obligor or any affiliate thereof) invalidity or impairment of any DIP Credit Document (including the failure of any lien to remain perfected)

8. Any acceleration of, default or Event of Default under the DIP ABL Facility;

9. Certain bankruptcy matters:

(i) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by a Obligor or an affiliate thereof of a motion or other pleading seeking entry of such an order;

(ii) A trustee, responsible officer or an examiner having powers to operate the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, an Obligor applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the DIP Agent in its sole and absolute discretion;

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(iii) The entry of an order staying, reversing or vacating the Interim Order, the Final Order, the Cash Management Order or the Employee Order or modifying or amending the Interim Order, Final Order, Cash Management Order or the Employee Order other than in form and substance satisfactory to the DIP Agent in their sole and absolute discretion, or the filing by an Obligor of an application, motion or other pleading seeking entry of such an order;

(iv) The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Obligors;

(v) The entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any assets of the Obligors in excess of $25 million;

(vi) The entry of an order in the Chapter 11 Cases charging any of the DIP Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the DIP Credit Parties or Prepetition Credit Parties or the commencement of other actions by any Obligor or affiliate thereof that challenges the rights and remedies of the DIP Agent or any DIP Lender under the DIP Facility in any of the Chapter 11 Cases or in a manner inconsistent with the DIP Credit Documents;

(vii) Without the prior written consent of the DIP Agent and other than in respect of the DIP Facility and the Carve-Out, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (v) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the DIP Lenders under the DIP Facility, (w) permitting the Obligors to obtain financing under Section 364 of the Bankruptcy Code, (x) permitting the Obligors to grant security interests or liens under Section 364 of the Bankruptcy Code, (y) permitting the Obligors to use cash collateral under Section 364 of the Bankruptcy Code, or (z) authorizing the Obligors to take other actions adverse to any DIP Credit Party or any Prepetition Credit Party or their rights and remedies under the DIP Loan Documents, the Prepetition ABL Credit Agreement or their interest in Prepetition ABL Collateral or the DIP Collateral under Section 364 of the Bankruptcy Code;

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(viii) The entry of any order terminating any Obligor’s exclusive right to file a plan of reorganization or the expiration of any Obligor’s exclusive right to file a plan of reorganization;

(ix) There shall arise any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the DIP Superpriority Claims, except with respect to the Carve-Out and as set forth in the DIP Financing Orders; or

(x) The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any Obligor of similar relief in favor of any one or more of a Obligor’s prepetition creditors, contrary to the terms and conditions of any DIP Financing Order or DIP Loan Documents

10.  The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by the Cash Management Order or any other substantive order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the DIP Agent in its sole and absolute discretion, (iii) as permitted by any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the DIP Agent in its sole and absolute discretion, or (iv) as otherwise agreed to in writing by the DIP Agent.

11. Failure to satisfy any Case Milestone.

12.  Other than with respect to the Carve-Out and the liens provided for in the DIP Facility, and the DIP Financing Orders, the Obligors shall create or incur, or the Bankruptcy Court enters an order granting, any claim or lien which is pari passu with or senior to any liens under the Prepetition ABL Credit Agreement, the adequate protection liens and adequate protection obligations granted under the DIP Financing Orders.

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13.  Noncompliance by any Obligor or any of its affiliates with the terms of the Interim Order, the Final Order, the Cash Management Order or the Employee Order in any material respect or in a manner adverse to the DIP Credit Parties.

14.  The Obligors or any of their subsidiaries (or any direct or indirect parent of any Obligor), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist, acquiesce to, or otherwise participate as an adverse party in any suit or other proceeding against any the DIP Agent or any of the DIP Lenders regarding the DIP Facility.

15.  A plan of reorganization shall be filed by the Obligors, or confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization (as defined below), or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (i) does not provide for termination of the unused commitments under the DIP Facility and payment in full in cash of the Obligors’ obligations under the DIP Facility, (ii) does not provide for release and exculpatory provisions relating to the DIP Agent, and the Lenders that are satisfactory to the DIP Agent in its sole and absolute discretion and (iii) is not otherwise reasonably satisfactory to the DIP Agent in its sole and absolute discretion, or any of the Obligors or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order

16.  The Bankruptcy Court shall enter an order authorizing the sale of all or substantially all of the assets of the Obligors or its subsidiaries unless (i) such order contemplates repayment in full in cash of the DIP Facility and the Prepetition Facilities upon consummation of the sale or (ii) consummated as part of an Acceptable Plan of Reorganization

17.  The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the DIP Facility, the DIP Loan Documents, any Prepetition Facility or the Prepetition ABL Credit Agreement or related documents, or the taking of any action by any Obligor to challenge, support or encourage a challenge of any such payments.

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18. The Final Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the DIP Collateral.

19.  If the Final Order does not include a waiver, in form and substance satisfactory to the DIP Agent in its sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Obligor after the Petition Date and (C) the doctrine of marshalling.

20.  If, unless otherwise approved by the DIP Agent in its sole and absolute discretion, an order of the Bankruptcy Court shall be entered providing for a change of venue with respect to any of Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days.

21.  The filing or support of any pleading by any Obligor (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default; and

22. [Reserved].

23. [Reserved].

24. [Reserved].

25.  On or prior to November 1, 2018, ESL shall have obtained binding commitments with respect to the aggregate principal amount of the loans under this DIP Facility, which amount shall be no greater than $300 million.

Upon the occurrence of an Event of Default, the DIP Agent, on behalf of the DIP Lenders may (and at the direction of the Requisite Lenders, shall) exercise all rights and remedies provided for in the DIP Credit

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Documents (which shall include the right to lease or license any assets), and may declare (a) the termination, reduction or restriction of any further commitment to the extent any such commitment remains; (b) all obligations to be immediately due and payable and (c) the termination of the DIP Credit Documents as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Liens or the liability or obligations of any Obligor;

provided that, with respect to the enforcement of the DIP Liens or exercise of any other rights or remedies with respect to the DIP Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the DIP Collateral), the DIP Agent shall provide the Obligor with at least five (5) business days’ written notice prior to taking the action contemplated thereby;

provided, further, that no notice shall be required for any exercise of rights or remedies (i) to block or limit withdrawals from any bank accounts that are a part of the DIP Collateral (including, without limitation, by sending any control activation notices to depositary banks pursuant to any control agreement, subject to the proviso below), and (ii) in the event the obligations under the DIP Facility have not been repaid in full in cash on the Maturity Date. Each Obligor hereby grants to the DIP Agent, effective upon the occurrence and during the continuance of an Event of Default, an irremovable, non-exclusive, worldwide, fully assignable and sublicenseable, license, under all applicable Intellectual Property rights, to commercialize and exploit any Intellectual Property included in the DIP Collateral, for the purpose of enabling the DIP Agent to exercise all rights and remedies provided for it in the DIP Credit Documents;

provided, further, that until the indefeasible payment in full, in cash, other than contingent indemnification claim that have not yet been asserted (“Payment in Full”) of the DIP ABL Obligations and the Pre-Petition First Lien Obligations, the DIP Agent will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any DIP Collateral subject to the liens granted pursuant to the Pre-Petition First Lien Guaranty and Collateral Agreement or commence or join with any Person in commencing, or filing a petition for, any action or proceeding with respect to such rights or

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remedies (including any such enforcement or exercise in any foreclosure action or proceeding or any action in the Cases); provided that, notwithstanding anything contained in this Term Sheet or the DIP Credit Documents to the contrary, (x) in no event shall the DIP Lenders or the DIP Agent be prevented from making any filing that may be required to toll the running of any applicable statute of limitations or to preserve its rights to make a claim against the Obligors and (y) nothing hereunder shall obligate the DIP Lenders to fund advances under this Term Sheet or the DIP Credit Documents upon the occurrence or continuation of an Event of Default under such documents.

All rights, remedies and powers granted to the DIP Agent hereunder and under the DIP Credit Documents or the Interim Order or Final Order, as applicable, are cumulative, not exclusive and enforceable, in the DIP’s discretion, alternatively, successively, or concurrently.

Each DIP Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Obligor or any other obligor under this Term Sheet or any of the DIP Credit Documents or the Interim Order or Final Order, as applicable (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to the guaranties or any DIP Collateral or any other property of any such Obligor, without the prior written consent of the DIP Agent. The provisions of this paragraph are for the sole benefit of the DIP Lenders and the DIP Agent and shall not afford any right to, or constitute a defense available to, any Obligor.

Interim Funding Conditions:	The obligation of the DIP Lenders to make the Interim DIP Loans (the “Interim Funding”) shall be subject to the satisfaction (or waiver by the DIP Agent) of the following conditions (the “Interim Funding Conditions”):

(a) The Borrowers shall have delivered a fully executed Term Sheet;

(b) The Borrowers shall have delivered a borrowing notice to the DIP Agent;

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(c)   The Petition Date shall have occurred, and each Obligor shall be a debtor and a debtor-in-possession in the Chapter 11 Cases. In addition, the Obligors shall have received drafts of all of the “first day” pleadings, proposed orders and other filings by the debtors for the Chapter 11 Cases, in each case, in form and substance satisfactory to the DIP Agent in its sole and absolute discretion as practicably in advance of the Petition Date as possible for the DIP Agent’s counsel to review, analyze, and provide comment regarding the same, including, but not limited to, (i) the Interim Order and motion and related documents filed seeking approval thereof, (ii) the motion and order (the “Cash Management Order”) authorizing the Obligors to maintain their cash management systems and (iii) the motion and order (the “Employee Order”) authorizing and directing the Obligors to pay certain reimbursable employee expenses, and all such orders shall have been entered by the Bankruptcy Court in form and substance satisfactory to the DIP Agent in its sole and absolute discretion and remain in effect.

(d) The DIP Agent shall have received a signed copy of the Interim Order, which Interim Order shall not have been vacated, reversed, modified, amended or stayed in any respect.

(e)   No trustee, responsible officer or examiner having powers to operate the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or elected with respect to the Obligors, any of their subsidiaries, or any of their respective properties, or any Obligor or its subsidiaries shall have applied for, consented to, or acquiesced in, any such appointment, with respect to the Obligors, any of their subsidiaries or their respective properties.

(f)   All reasonable and documented out-of-pocket costs, fees, and expenses (including, without limitation, reasonable and documented legal fees and expenses) set forth in the DIP Credit Documents or otherwise required to be paid to the DIP Agent or any DIP Lender on or before the Initial Closing Date shall have been paid.

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(g) The DIP Agent shall have approved the initial Budget.

(h)   The DIP Agent shall have received and be satisfied, in its sole and absolute discretion, with (i) monthly projections (which shall consist of an income statement only) through Holdings’ fiscal year end dated as of a date not more than 1 Business Days prior to the Initial Closing Date, (ii) a cash flow forecast for the 13-week period ending after the Initial Closing Date dated as of a date not more than 1 Business Days prior to the Initial Closing Date, (iii) a Store Footprint Plan dated as of a date not more than 1 Business Days prior to the Initial Closing Date.

(i) The DIP Agent shall have received customary closing deliverables consistent with the Prepetition First Lien Credit Agreement, including but not limited to resolutions, good standing certificates in each Obligor’s jurisdiction of formation (to the extent such concept is applicable), incumbency certificates, organizational documents, title insurance policies (to the extent in the possession of and readily available to the Obligors) and lien searches, all in form and substance reasonably satisfactory to the DIP Agent.

(j) Since the Petition Date, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code by any of the Obligors or their subsidiaries and the commencement of the Chapter 11 Cases) that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its subsidiaries taken as a whole, or (b) the ability of the Obligors taken as a whole to perform their obligations under the DIP Credit Documents or

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(c) the validity or enforceability of the DIP Credit Documents or the rights and remedies of the DIP Agent or the DIP Lenders under any DIP Credit Document (including, but not limited to, the enforceability or priority of any Liens granted to any DIP Agent under the DIP Credit Documents) (any of the foregoing being a “Material Adverse Effect”).

(k)   There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that could reasonably be expected to have a Material Adverse Effect.

(l) Upon entry of the Interim Order, the entry into this Term Sheet shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently.

(m) [Reserved].

(n)   The DIP Agent, for the benefit of the DIP Agent and the DIP Lenders upon entry of the Interim Order shall have the valid and perfected liens on the security interests in the DIP Collateral of the Obligors contemplated by the terms set forth opposite the heading “Security and Priority” below and the Obligors shall have authorized the DIP Agent to file uniform commercial code financing statements.

(o) The DIP Agent shall have received any requested environmental review reports to the extent previously prepared and readily available to the Obligors.

(p) [Reserved].

(q) [Reserved].

(r) [Reserved].

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(s) [Reserved].[3]

(t) [Reserved].[4]

(u)   no material adverse effect shall have occurred to the DIP Agent’s rights and remedies under the DIP Loan Documents and the DIP Orders (other than for the Chapter 11 Cases and events or circumstances resulting from the commencement of the Chapter 11 Cases) as of the Petition Date;

(v) [Reserved].[5]

(w) [Reserved].[6]

(x) the DIP Agent shall have received satisfactory evidence that there are no liens, encumbrances, mortgages or other security interests in the Designated Real Estate; and

(y)   the DIP Agent shall have entered into an acceptable intercreditor arrangement (“Acceptable Intercreditor Agreement”) with the agent for the DIP ABL Facility and the Debtors including, without limitation, agreement on the rights of DIP Lenders to credit bid and agreement on an acceptable store footprint plan; and

(z)   the Debtors and the DIP ABL Facility agent and lenders shall have entered into modifications to the DIP ABL Facility documentation to reflect the impact of the pari passu DIP Liens and the Acceptable Intercreditor Agreement, which modifications are acceptable to the DIP Agent in its sole and absolute discretion.

Subsequent Funding Conditions:	The obligation of the DIP Lenders to advance the DIP Loans (other than with respect to any Interim DIP Loan) shall be subject to the satisfaction (or waiver by the DIP Agent) of the following conditions (the “Subsequent Funding Conditions”):

[3]	NTD: Inconsistent with DIP ABL Term Sheet.
[4]	NTD: Payment of fees covered in clause (f) above.
[5]	NTD: Covered in clause (i) above.
[6]	NTD: Covered in clause (n) above.

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(a) the DIP Agent shall have received executed copies of the DIP Loan Documents in form and substance reasonably satisfactory to the DIP Agent;

(b) the Final Order, in form and substance reasonably satisfactory to the DIP Agent in its reasonable discretion, shall have been entered and be in full force and effect and shall not have been (i) vacated, reversed, or stayed, or (ii) amended or modified except as otherwise agreed to in writing by the DIP Agent in its reasonable discretion.

(c) the DIP Agent shall have received a signed copy of the Final Order;

(d) payment from the DIP Loan Proceeds of all reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, reasonable and documented legal fees and expenses) set forth in the DIP Credit Documents or otherwise required to be paid or reimbursed to the DIP Agent and the DIP Lenders on or before such date shall have been paid;

(e) the DIP Agent shall have received copies of all proposed pleadings and orders in the Chapter 11 Cases, including with respect to “second day” pleadings and orders, with reasonably sufficient time for review and comment by the DIP Agent, and the relief requested by the Obligors in the first and second day orders and pleadings shall be reasonably acceptable in form and substance to the DIP Agent;

(f) the DIP Agent shall have received, in form and substance reasonably satisfactory to the DIP Agent, reasonably requested insurance certificates;

(g) the DIP Agent in its reasonable discretion, has approved of the Budget; and

(h) payment from the DIP Facility of any other fees and amounts due under the DIP Credit Documents as of such date.

(i) the DIP Agent shall have received endorsements naming the DIP Agent, on behalf of the DIP Lenders, as an additional insured and lender loss payee , as applicable, under all insurance policies required to be maintained with respect to the DIP Collateral pursuant to the terms of the DIP Loan Documents.

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(j) The DIP Agent and each DIP Lender shall have received “know your customer” and similar information (including information required by regulatory authorities under the 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”)).

(k) The retention by the Obligors prior to the Final Closing Date (as defined in the DIP ABL Documents) of one or more liquidation consultants and an independent, nationally recognized, professional retail inventory liquidation firm that provides full liquidation services on a fee basis, which liquidation consultants and liquidation firm shall be acceptable to the DIP Agent in its sole and absolute discretion pursuant to contracts acceptable to the DIP Agent in its sole and absolute discretion.

Conditions Precedent to All Borrowing:	The obligation of the DIP Lenders to make available each borrowing under the DIP Facility shall be subject to the satisfaction (or waiver by the DIP Agent) of the following conditions:

(a) delivery of a borrowing notice three (3) business days prior to funding;

(b) accuracy of representations and warranties in all material respects;

(c) the Obligors’ Chapter 11 case shall not have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(d) no trustee under Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Obligors’ Chapter 11 case;

(e) the absence of any Event of Default;

(f) the DIP Orders shall be in full force and effect, shall not have been reversed, modified, amended, stayed, vacated or subject to a stay pending appeal;

(g) the Obligors shall be in compliance in all material respects with the DIP Orders;

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(h) [Reserved.];

(i) the Obligors shall have paid, without duplication, all other fees due and payable to the DIP Agent and the DIP Lenders hereunder on such date, including without limitation any payments due in accordance with the Adequate Protection provision hereunder then due and payable as referenced herein;

(j) the Obligors shall have delivered or caused to be delivered to the DIP Agent an executed amendment and waiver (the “Borrowing Base Waiver”), in form and substance reasonably acceptable to the DIP Agent, which amendment and waiver shall, among other things, (A) waive the requirements set forth in Section 2(b) of that certain Agreement Among Lenders dated as of March 21, 2018 by and among the 2018 FILO Lenders, ESL Investments, Inc., Bank of America, N.A. as agent and co-collateral agent and Wells Fargo, National Association as co-collateral agent, (B) contain any other specified waivers or amendments as may be required by the DIP Agent and (C) shall have been duly executed by each of the 2018 FILO Lenders (as defined in the Pre-Petition First Lien Credit Agreement), ESL Investments, Inc., and the Required Lenders (as defined in the Pre-Petition First Lien Credit Agreement);

(k) the DIP Agent shall have received satisfactory evidence that there are no liens, encumbrances, mortgages or other security interests in the Designated Real Estate other than the DIP Liens; and

(l) the Obligors hereunder shall have entered into definitive documentation for the DIP ABL Facility on or prior to the Interim Closing Date, and such DIP ABL Facility shall have been confirmed and approved in all respects by the Bankruptcy Court.

Assignments and Participations:	Any DIP Lender may assign all or any part of, its respective share of the DIP Loans to (i) its affiliates (other than natural persons) or (ii) one or more banks, financial institutions or other entities that are eligible assignees[7] (to be defined in the DIP Loan Documents); provided, however, that such DIP Lender shall give the Borrowers advance written notice of such proposed assignment no less than three (3) days prior to the closing of such assignment. Any DIP Lender will also have the right to sell participations, subject to customary limitations on voting rights, in its respective share of the DIP Loans.

[7]	NTD: Obligor to propose a definition for certain ineligible assignees, which shall be limited to certain competitors of Obligor.

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Requisite DIP Lenders:	DIP Lenders holding more than 50% of total DIP Loan commitments or exposure under the DIP Facility (“Requisite DIP Lenders”), except that with respect to matters relating to the principal, interest rates, maturity, borrowing base, release of DIP Collateral or guarantees, and the definition of Requisite DIP Lender shall mean each DIP Lender affected thereby.

Taxes:	All payments on the DIP Loans made by the Obligors shall be made free and clear of, and the DIP Lenders shall be indemnified for, any taxes, imposts, assessments, withholdings or other deductions whatsoever, or shall be grossed-up by the Obligors therefor, subject to customary exceptions for (i) taxes on overall net income and franchise taxes imposed in lieu of income tax, (ii) withholding taxes imposed pursuant to FATCA, and (iii) taxes imposed as a result of a DIP Lender’s failure to provide, upon the Obligors’ request, a duly completed IRS Form W-9 or applicable IRS Form W-8 (or any successor form). For this purpose, “FATCA” shall mean sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), as of the Initial Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or interpretation thereof, or any agreements entered into pursuant to section 1471(b) of the Tax Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities implementing such section of the Tax Code.

Appointment of DIP Agent:	DIP Agent. The DIP Lenders hereby irrevocably designate and appoint ESL as DIP Agent to act on their behalf as administrative agent and as collateral agent under this Term Sheet and the other DIP Credit Documents, and each such DIP Lender irrevocably authorizes the DIP Agent, in such capacity, to take such action on its behalf under the provisions of this Term Sheet and the other DIP Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the DIP Agent, by the terms of this Term Sheet and the other DIP Credit Documents,

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together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Term Sheet and the other DIP Credit Documents, no consent of the DIP Lenders shall be required to amend this Term Sheet and the other DIP Credit Documents to (i) cause additional assets to become DIP Collateral or to add guarantors of the DIP Obligations, or to implement the defaulting lender provisions set forth in the DIP Credit Documents (ii) extend a DIP Loan in accordance with this Term Sheet and/or in accordance with the other DIP Credit Documents and the DIP Agent and the Obligors shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Term Sheet, the DIP Agent shall have no duties or responsibilities, except those expressly set forth in this Term Sheet and the other DIP Credit Documents to which it is a party, or any fiduciary relationship with the DIP Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Term Sheet and the other DIP Credit Documents or otherwise exist against the DIP Agent.

Exculpatory Provisions. The DIP Agent and it’s officers, directors, employees, agents, attorneys-in-fact and affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Term Sheet and the other DIP Credit Documents (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the DIP Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Term Sheet and the other DIP Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the DIP Agent under or in connection with, this Term Sheet and the other DIP Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Term Sheet and the other DIP Credit Documents or for any failure of any Obligor that is a party thereto to perform its obligations hereunder or thereunder. The DIP Agent shall not be under any

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obligation to any DIP Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Term Sheet and the other DIP Credit Documents, or to inspect the properties, books or records of any Obligor.

Indemnities. The DIP Lenders agree to indemnify the DIP Agent in its capacity as such (to the extent not reimbursed by Obligors and without limiting the obligation of Obligors to do so), ratably according to their respective pro rata share of the DIP Loan commitments hereunder in effect on the date on which indemnification is sought under this provision, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such DIP Agent in any way relating to or arising out of this Term Sheet, any of the other DIP Credit Documents or any action taken or omitted by such DIP Agent under or in connection with any of the foregoing; provided that no DIP Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the DIP Agent’s gross negligence or willful misconduct.

Obligors jointly and severally agree to indemnify and hold harmless the DIP Agent and each of its Affiliates and officers, directors, employees, agents and advisors (each, an “ DIP Agent Indemnified Party ”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any DIP Agent Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Term Sheet or the other DIP Credit Documents and (ii) the actual or alleged presence of hazardous materials on any property of any Obligor or any of their Subsidiaries or any environmental action relating in any way to the Obligors or any of their subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such DIP Agent Indemnified

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Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this provision applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Obligor or by any director of a Obligor, equity holder of a Obligor or creditor of a Obligor or an DIP Agent Indemnified Party or any other Person, whether or not any DIP Agent Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Obligors also agree not to assert any claim for special, indirect, consequential or punitive damages against the DIP Agent any of its Affiliates, or any of its directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Term Sheet, the other DIP Credit Documents, any of the transactions contemplated herein.

Reliance. The DIP Agent shall be entitled to rely upon, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Obligors), independent accountants and other experts selected by the DIP Agent. The DIP Agent may deem and treat the payee of any promissory note of any Borrower payable to the order of any Lender evidencing the DIP Loan commitment as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the DIP Agent. The DIP Agent shall be fully justified in failing or refusing to take any action under this Term Sheet or any other DIP Credit Document unless they shall first receive such advice or concurrence of the Requisite DIP Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the DIP Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The DIP Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Term Sheet and the other DIP Credit Documents in accordance with a request of the Requisite DIP Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the DIP Lenders.

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DIP Lender Instruction. The DIP Agent may from time to time request instructions from the DIP Lenders with respect to actions or approvals that the DIP Agent is permitted or required to take or give, and may withhold any such action or approval until the receipt of instructions.

“Person” shall mean any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

Indemnity:	Obligors jointly and severally agree to indemnify and hold harmless the DIP Lenders and each of their respective Affiliates and officers, directors, employees, agents and advisors (each, a “DIP Lender Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any DIP Lender Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Term Sheet, the other DIP Credit Documents, any of the transactions contemplated herein or therein and (ii) the actual or alleged presence of hazardous materials on any property of any Obligor or any of their subsidiaries or any environmental action relating in any way to Obligors or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such DIP Lender Indemnified Party’s bad faith, gross negligence, willful misconduct or material breach of its obligations hereunder or thereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this provision applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Obligor or any director of a Obligor, equity holders of a Obligor or creditor of a Obligor or a DIP Lender Indemnified Party or any other Person, whether or not any DIP Lender Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

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Obligors also agree not to assert any claim for special, indirect, consequential or punitive damages against the DIP Lenders any of their respective Affiliates, or any of its directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Term Sheet, the other DIP Credit Documents, any of the transactions contemplated herein.

Governing Law and Jurisdiction:	Exclusive jurisdiction and venue will be in the federal bankruptcy court where the Cases are pending, with federal and state courts in New York County, New York as back-up jurisdiction; and New York law will govern this Term Sheet and the DIP Loan Documents, except in each case with respect to certain security documents where applicable local jurisdiction or law is necessary for enforceability or perfection.

Administrative Fees and Expenses:	Reimbursement of reasonable fees and expenses of the DIP Lenders and DIP Agent, including, without limitation, of primary counsel, local counsel and financial advisors

Counsel to DIP Lenders:	Cleary Gottlieb Steen & Hamilton LLP

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IN WITNESS WHEREOF, this agreement has been duly executed and delivered by each of the parties hereto as of the date first above written.

ESL INVESTMENTS, INC., as DIP Agent

By:
Name:
Title:

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JPP, LLC, as a DIP Lender

By:
Name:
Title:

JPP II, LLC, as a DIP Lender

By:
Name:
Title:

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[•], as a DIP Lender[8]

By:
Name:
Title:

[8]	NTD: Additional DIP Lenders to be confirmed.

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SEARS ROEBUCK ACCEPTANCE CORP.,[9] as Borrower and Guarantor

By:
Name:
Title:

KMART CORPORATION, as Borrower and Guarantor

By:
Name:
Title:

SEARS HOLDINGS CORPORATION, as Guarantor

By:
Name:
Title:

[9]	NTD: Borrowers and Guarantors to be confirmed by Sears prior to execution.

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Schedule 1

(Specified Litigation Claims)

1.	[Any direct or indirect claim, cause of action, or right to payment of any Obligor or of any of the successors of any such Obligor in respect of (i) anti-trust claims or other claims against any of Visa Inc., Mastercard Inc., JPMorgan Chase & Co, Citigroup N.A., Bank of America N.A., or any of their respective affiliates in relation to certain practices with respect to merchant processing fees and merchant processing agreements and (ii) any settlement with respect to the foregoing, including without limitation any direct or indirect settlement with any such financial institution or other person.][12]

[12]	NTD: Subject to confirmation.

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Schedule 2

(“First Day” Motions)

1. First Day Declaration

2. Motion to Authorize Entry into Postpetition Obligor in Possession Financing and Use of Cash Collateral

3. Cash Management Motion

4. Motion to Approve GOB/Store Closing Procedures

5. Lease Rejection Procedures Motion

6. Omnibus Motion to Reject Leases (including initial list of rejected store leases)

7. Employee Wages Motion

8. Prepetition Taxes Motion

9. Utilities Motion

10. Insurance / Worker’s Comp Motion

11. Critical and Foreign Vendors Motion

12. Shippers and Lienholders Motion

13. Warranty and Customer Programs Motion

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Schedule 310

(Specified Store Properties)

	Store Number	City	State
1.	7777	New York	NY

2.	7749	New York	NY

3.	9423	Bridgehampton	NY

[10]	NTD: Subject to ongoing review and discussion among the parties to the DIP Facility.

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Schedule 411

(Unrestricted Stores)

	Store Number	City	State
1.	1004	Garden City	NY
2.	1006	Ocala	FL
3.	1019	Pleasanton	CA
4.	1052	Saint Paul	MN
5.	1064	Langhorne	PA
6.	1071	Lakewood	CO
7.	1078	Mesa	AZ
8.	1079	Portland	OR
9.	1080	Frisco	TX
10.	1112	Minnetonka	MN
11.	1115	Chattanooga	TN
12.	1131	Centennial	CO
13.	1134	Milford	CT
14.	1137	Austin	TX
15.	1146	Memphis	TN
16.	1151	Tulsa	OK
17.	1169	Chandler	AZ
18.	1193	Waterford	CT
19.	1227	Dallas	TX
20.	1229	Boise	ID
21.	1247	Lubbock	TX
22.	1250	Lincoln Park	MI
23.	1277	San Antonio	TX

[11]	NTD: Subject to ongoing review and discussion among the parties to the DIP Facility.

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24.	1287	Albuquerque	NM
25.	1318	Bakersfield	CA
26.	1357	Austin	TX
27.	1388	Costa Mesa	CA
28.	1390	Ann Arbor	MI
29.	1395	Knoxville	TN
30.	1403	Natick	MA
31.	1405	Fayetteville	NC
32.	1408	Sacramento	CA
33.	1414	Nanuet	NY
34.	1454	Bensalem	PA
35.	1464	Deptford	NJ
36.	1470	Greenwood	IN
37.	1518	Cerritos	CA
38.	1564	Niles	OH
39.	1574	Middletown	NJ
40.	1575	Newport News	VA
41.	1618	Modesto	CA
42.	1646	Pineville	NC
43.	1658	Santa Rosa	CA
44.	1708	Phoenix	AZ
45.	1709	Henderson	NV
46.	1740	Joliet	IL
47.	1790	Louisville	KY
48.	1844	Columbia	MD
49.	1944	Yorktown Heights	NY
50.	1955	Lakeland	FL
51.	1988	El Centro	CA
52.	1998	Montebello	CA
53.	2034	Bowie	MD
54.	2047	Sierra Vista	AZ

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55.	2056	Mary Esther	FL
56.	2078	Yuma	AZ
57.	2119	Salem	OR
58.	2124	Du Bois	PA
59.	2147	Irving	TX
60.	2225	Goldsboro	NC
61.	2245	Melbourne	FL
62.	2298	Merced	CA
63.	2304	Westover	WV
64.	2306	Gadsden	AL
65.	2311	Norman	OK
66.	2330	Puyallup	WA
67.	2335	Clarksville	TN
68.	2341	Casper	WY
69.	2537	Harlingen	TX
70.	2546	Bowling Green	KY
71.	2565	Bradenton	FL
72.	2584	Lakewood	NY
73.	2600	Terre Haute	IN
74.	2617	Victoria	TX
75.	2663	Newington	NH
76.	2805	Panama City	FL
77.	2963	Westminster	MD
78.	3097	Council Bluffs	IA
79.	3133	Bellingham	WA
80.	3239	Kansas City	MO
81.	3251	Indianapolis	IN
82.	3308	Lake Orion	MI
83.	3345	Modesto	CA
84.	3361	Allentown	PA
85.	3393	Glassboro	NJ

52

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86.	3424	Gainesville	FL
87.	3483	Ontario	CA
88.	3600	Schenectady	NY
89.	3654	Oxon Hill	MD
90.	3713	Covington	GA
91.	3793	Miami	FL
92.	3807	Prince Frederick	MD
93.	3808	Statesville	NC
94.	3820	Charlevoix	MI
95.	3823	Jasper	IN
96.	3884	Matamoras	PA
97.	3941	Russell Springs	KY
98.	3945	Delano	CA
99.	3978	Peachtree City	GA
100.	3982	Lemoore	CA
101.	4010	Pittsburgh	PA
102.	4026	St Joseph	MO
103.	4054	New Kensington	PA
104.	4112	Asheville	NC
105.	4123	Niagara Falls	NY
106.	4150	Altoona	PA
107.	4188	Charleston	WV
108.	4215	Kansas City	KS
109.	4257	Cleveland	OH
110.	4297	Moline	IL
111.	4304	Florissant	MO
112.	4433	Quincy	IL
113.	4450	Raleigh	NC
114.	4455	Beaverton	OR
115.	4706	Riverside	CA
116.	4736	Casper	WY

53

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117.	4741	Batavia	NY
118.	7043	Rock Hill	SC
119.	7169	Salina	KS
120.	7209	East Liverpool	OH
121.	7223	Metairie	LA
122.	7229	Grayson	KY
123.	7259	Williamsburg	VA
124.	7274	Mauldin	SC
125.	7415	Springfield	VA
126.	7460	Knoxville	TN
127.	7470	Hummelstown	PA
128.	7471	Placerville	CA
129.	7717	Waynesboro	VA
130.	7746	Carlisle	PA
131.	9222	Cherokee	IA
132.	9309	Webster City	IA
133.	9348	Norridge	IL
134.	9354	Griffith	IN
135.	9392	West Seneca	NY
136.	9409	Phoenixville	PA
137.	9415	Mahopac	NY
138.	9438	Pleasant Hills	PA
139.	9521	Madawaska	ME
140.	9539	Thorndale	PA
141.	9711	Russellville	AR
142.	9761	Visalia	CA

54

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Schedule 512

(Restricted Stores)

	Store Number	City	State
1.	1008	Los Angeles	CA
2.	1018	Los Angeles	CA
3.	1033	N Attleboro	MA
4.	1035	Augusta	GA
5.	1042	Joplin	MO
6.	1048	Pasadena	CA
7.	1055	Coral Springs	FL
8.	1066	Jacksonville	FL
9.	1068	Palmdale	CA
10.	1074	Waldorf	MD
11.	1085	Caguas	PR
12.	1088	Glendale	CA
13.	1098	Clovis	CA
14.	1114	Brooklyn	NY
15.	1125	Miami	FL
16.	1127	Houston	TX
17.	1141	Aurora	CO
18.	1147	Baton Rouge	LA
19.	1165	Concord	NC
20.	1168	North Hollywood	CA
21.	1170	Lansing	MI
22.	1175	Merritt Island	FL
23.	1176	Pasadena	TX

[12]	NTD: Subject to ongoing review and discussion among the parties to the DIP Facility.

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24.	1187	Mesquite	TX
25.	1208	Fresno	CA
26.	1209	Long Beach	CA
27.	1217	Corpus Christi	TX
28.	1228	Sacramento	CA
29.	1248	Hayward	CA
30.	1268	Buena Park	CA
31.	1274	Richmond	VA
32.	1278	Torrance	CA
33.	1285	Orlando	FL
34.	1288	Stockton	CA
35.	1298	Riverside	CA
36.	1300	Oak Brook	IL
37.	1304	Silver Spring	MD
38.	1309	Downey	CA
39.	1317	El Paso	TX
40.	1321	Peoria	IL
41.	1335	Greensboro	NC
42.	1345	Hialeah	FL
43.	1358	Chula Vista	CA
44.	1368	Concord	CA
45.	1374	Bel Air	MD
46.	1377	Houston	TX
47.	1378	Orange	CA
48.	1398	San Bernardino	CA
49.	1407	Beaumont	TX
50.	1410	Canton	OH
51.	1417	Humble	TX
52.	1424	Bethesda	MD
53.	1427	San Antonio	TX
54.	1437	Arlington	TX

56

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55.	1443	Manchester	CT
56.	1456	Oviedo	FL
57.	1460	Livonia	MI
58.	1467	Fort Collins	CO
59.	1485	Orange Park	FL
60.	1488	San Jose	CA
61.	1508	Northridge	CA
62.	1578	Aiea	HI
63.	1595	Greenville	SC
64.	1605	Raleigh	NC
65.	1629	Pharr	TX
66.	1678	Carlsbad	CA
67.	1681	Honolulu	HI
68.	1688	Salinas	CA
69.	1710	North Olmsted	OH
70.	1711	Camp Hill	PA
71.	1733	Yonkers	NY
72.	1738	Kaneohe	HI
73.	1758	Escondido	CA
74.	1764	Rockaway	NJ
75.	1795	Myrtle Beach	SC
76.	1818	Rancho Cucamonga	CA
77.	1820	West Dundee	IL
78.	1831	Thornton	CO
79.	1840	Chicago Ridge	IL
80.	1854	Baltimore	MD
81.	1905	San Juan	PR
82.	1915	Bayamon	PR
83.	1924	Valley Stream	NY
84.	1925	Carolina	PR
85.	1935	Mayaguez	PR

57

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86.	1945	Ponce	PR
87.	2027	Wasilla	AK
88.	2028	Hemet	CA
89.	2029	Union Gap	WA
90.	2036	Jackson	TN
91.	2068	Visalia	CA
92.	2085	Fajardo	PR
93.	2088	Santa Maria	CA
94.	2104	St Clairsville	OH
95.	2105	Burlington	NC
96.	2135	Sebring	FL
97.	2148	Kahului	HI
98.	2175	Greenville	NC
99.	2179	Medford	OR
100.	2183	S Portland	ME
101.	2197	Texas City	TX
102.	2219	Lacey	WA
103.	2238	Yuba City	CA
104.	2247	Laredo	TX
105.	2265	Johnson City	TN
106.	2299	Aberdeen	WA
107.	2309	Silverdale	WA
108.	2329	Kennewick	WA
109.	2355	Hatillo	PR
110.	2385	Naranjito	PR
111.	2388	Hilo	HI
112.	2395	Manassas	VA
113.	2485	Brooksville	FL
114.	2497	Brownsville	TX
115.	2527	Las Cruces	NM
116.	2593	Newburgh	NY

58

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117.	2628	Eureka	CA
118.	2637	Port Arthur	TX
119.	2675	Guayama	PR
120.	2744	Horseheads	NY
121.	2745	Leesburg	FL
122.	2784	Winchester	VA
123.	2829	Victorville	CA
124.	3013	Cleveland	OH
125.	3021	Auburn	ME
126.	3029	Erlanger	KY
127.	3040	Hyannis	MA
128.	3056	Wayne	NJ
129.	3059	St Paul	MN
130.	3086	Chico	CA
131.	3136	Shillington	PA
132.	3142	Tallmadge	OH
133.	3155	Belleville	MI
134.	3172	Hagerstown	MD
135.	3202	Westwood	NJ
136.	3216	Vernon	CT
137.	3223	Fort Walton Beach	FL
138.	3225	Chambersburg	PA
139.	3243	North Canton	OH
140.	3266	Kingston	PA
141.	3268	Wilkes Barre	PA
142.	3269	Lantana	FL
143.	3286	Brunswick	OH
144.	3301	Santa Fe	NM
145.	3317	Boca Raton	FL
146.	3379	Waterford	MI
147.	3390	Williamsport	PA

59

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148.	3405	Minneapolis	MN
149.	3412	Salinas	CA
150.	3415	Buffalo	NY
151.	3484	Elkview	WV
152.	3499	Kearny	NJ
153.	3501	Petaluma	CA
154.	3527	Philadelphia	PA
155.	3529	Pittsburgh	PA
156.	3592	Las Vegas	NV
157.	3597	Holmes	PA
158.	3678	Ramona	CA
159.	3692	Oconomowoc	WI
160.	3707	Lake Havasu City	AZ
161.	3725	Freedom	CA
162.	3737	Doylestown	PA
163.	3744	Kill Devil Hills	NC
164.	3748	Hollister	CA
165.	3750	Waupaca	WI
166.	3798	Hyattsville	MD
167.	3810	Willow Street	PA
168.	3818	Hollywood	FL
169.	3819	Hastings	MI
170.	3829	St Thomas	VI
171.	3839	Corvallis	OR
172.	3841	Marshall	MI
173.	3842	Oakdale	CA
174.	3851	Racine	WI
175.	3853	Guayama	PR
176.	3873	Wilmington	DE
177.	3882	Mayaguez	PR
178.	3888	The Dalles	OR

60

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179.	3896	San German	PR
180.	3911	Columbia	PA
181.	3949	Wind Gap	PA
182.	3954	Walnutport	PA
183.	3963	Elizabethtown	PA
184.	3972	St Croix	VI
185.	3993	Juana Diaz	PR
186.	4016	Greenville	SC
187.	4022	Grand Forks	ND
188.	4034	Mattydale	NY
189.	4057	Fargo	ND
190.	4141	West Columbia	SC
191.	4170	Rapid City	SD
192.	4206	Warren	MI
193.	4272	Bismarck	ND
194.	4349	Redwood City	CA
195.	4353	Minot	ND
196.	4355	St Petersburg	FL
197.	4381	Bridgeview	IL
198.	4389	Mc Allen	TX
199.	4399	Silver Spring	MD
200.	4407	Brockton	MA
201.	4421	North Hollywood	CA
202.	4442	Charleston	WV
203.	4448	Salem	NH
204.	4453	Pueblo	CO
205.	4457	Hayward	CA
206.	4470	West Long Branch	NJ
207.	4478	Trenton	NJ
208.	4490	Guaynabo	PR
209.	4494	Trujillo Alto	PR

61

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210.	4713	Towanda	PA
211.	4725	Key West	FL
212.	4726	Jamestown	NY
213.	4728	Miami	FL
214.	4732	Aguadilla	PR
215.	4751	Tehachapi	CA
216.	4782	Clinton	OK
217.	4807	Bear	DE
218.	4819	Lakeport	CA
219.	4844	Rio Piedras	PR
220.	4857	Desert Hot Springs	CA
221.	4858	Caguas	PR
222.	4871	Farmingville	NY
223.	4893	Ellenton	FL
224.	4928	Queensbury	NY
225.	7006	Twin Falls	ID
226.	7016	Hobbs	NM
227.	7017	Roswell	NM
228.	7030	Kalispell	MT
229.	7031	Menominee	MI
230.	7033	Lewiston	ID
231.	7034	Walla Walla	WA
232.	7035	Farmington	NM
233.	7042	Valparaiso	IN
234.	7048	West Lebanon	NH
235.	7062	Sumter	SC
236.	7068	Midland	MI
237.	7083	New Castle	PA
238.	7098	Concord	CA
239.	7104	Acton	MA
240.	7109	Watertown	CT

62

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241.	7133	Augusta	ME
242.	7139	Jackson	WY
243.	7165	Camarillo	CA
244.	7175	Riverside	CA
245.	7177	Belleville	NJ
246.	7192	Easton	PA
247.	7208	Clemmons	NC
248.	7243	Kokomo	IN
249.	7246	Richmond	IN
250.	7255	Somerset	KY
251.	7294	Vero Beach	FL
252.	7321	Bradenton	FL
253.	7329	Loveland	CO
254.	7372	Leechburg	PA
255.	7374	West Chester	PA
256.	7383	Barberton	OH
257.	7390	Mckinleyville	CA
258.	7397	Grove City	OH
259.	7413	St Croix	VI
260.	7419	Caguas	PR
261.	7446	Cayey	PR
262.	7477	Marietta	OH
263.	7566	Arecibo	PR
264.	7570	Bayamon	PR
265.	7602	Wall Township	NJ
266.	7616	Lexington	SC
267.	7619	Atascadero	CA
268.	7626	Waynesville	NC
269.	7639	Santa Paula	CA
270.	7644	Harrison	OH
271.	7648	Mauston	WI

63

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272.	7649	Ripon	WI
273.	7653	Big Bear Lake	CA
274.	7665	Carolina	PR
275.	7673	Stevensville	MD
276.	7676	Sidney	NY
277.	7677	Wellsville	NY
278.	7699	Lebanon	PA
279.	7705	Tamuning	GU
280.	7713	Edgewater	MD
281.	7741	Ponce	PR
282.	7749	New York	NY
283.	7752	Yauco	PR
284.	7756	Bishop	CA
285.	7767	Charles City	IA
286.	7768	Guaynabo	PR
287.	7777	New York	NY
288.	7783	San Juan	PR
289.	7784	Vega Alta	PR
290.	7788	Bayamon	PR
291.	7793	St Thomas	VI
292.	9030	Peru	IN
293.	9096	Fostoria	OH
294.	9122	Warsaw	IN
295.	9124	Elwood	IN
296.	9153	South Lake Tahoe	CA
297.	9161	Berwick	PA
298.	9220	Algona	IA
299.	9224	Marathon	FL
300.	9255	Palmer	MA
301.	9274	Greenwich	NY
302.	9319	Alliance	NE

64

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303.	9353	Crystal City	MO
304.	9385	Clio	MI
305.	9394	Fajardo	PR
306.	9416	White Plains	NY
307.	9423	Bridgehampton	NY
308.	9463	Somers Point	NJ
309.	9549	Morganton	NC
310.	9551	Paradise	CA
311.	9557	Grayling	MI
312.	9589	Bath	NY
313.	9593	Oscoda	MI
314.	9614	Key Largo	FL
315.	9619	Morehead City	NC
316.	9621	Lebanon	TN
317.	9662	Ephrata	PA
318.	9689	International Falls	MN
319.	9692	Webster	MA
320.	9693	Marine City	MI
321.	9735	Sevierville	TN
322.	9746	Grass Valley	CA
323.	9794	St George	UT
324.	9797	Scotts Valley	CA
325.	1668	Las Vegas	NV
326.	1725	Annapolis	MD
327.	1728	Tucson	AZ
328.	1765	Palm Beach Gardens	FL
329.	3886	Asheville	NC
330.	4113	Erie	PA
331.	7654	Bronx	NY
332.	9608	Auburn	CA
333.	9808	Hamilton	MT

65

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Schedule 6

(Designated Stores)

	Store Number	City	State
1.	1011	Grandville	MI
2.	1015	Vero Beach	FL
3.	1023	Dulles	VA
4.	1024	Falls Church	VA
5.	1027	El Paso	TX
6.	1029	Spokane	WA
7.	1038	Spokane	WA
8.	1041	Omaha	NE
9.	1043	Meriden	CT
10.	1044	Jersey City	NJ
11.	1045	Durham	NC
12.	1065	Glen Allen	VA
13.	1073	Exton	PA
14.	1075	Daytona Beach	FL
15.	1081	Heath	OH
16.	1092	Westland	MI
17.	1094	Hackensack	NJ
18.	1095	Douglasville	GA
19.	1097	San Antonio	TX
20.	1104	Marlborough	MA
21.	1108	Temecula	CA
22.	1110	Portage	MI
23.	1111	Colorado Springs	CO
24.	1120	Dublin	OH
25.	1121	Independence	MO
26.	1130	Janesville	WI

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27.	1133	Leominster	MA
28.	1136	Hoover	AL
29.	1148	Ventura	CA
30.	1149	Whittier	CA
31.	1154	Whitehall	PA
32.	1155	Kennesaw	GA
33.	1161	Wichita	KS
34.	1166	Meridian	MS
35.	1172	Bloomingdale	IL
36.	1182	Saint Peters	MO
37.	1189	West Covina	CA
38.	1192	Muskegon	MI
39.	1195	Ft Lauderdale	FL
40.	1204	Freehold	NJ
41.	1206	N Little Rock	AR
42.	1207	Richardson	TX
43.	1210	Columbus	OH
44.	1216	Memphis	TN
45.	1221	Colorado Springs	CO
46.	1223	Brockton	MA
47.	1224	Harrisburg	PA
48.	1226	Metairie	LA
49.	1243	Hanover	MA
50.	1271	Littleton	CO
51.	1281	Pueblo	CO
52.	1283	Braintree	MA
53.	1284	Alexandria	VA
54.	1297	Hurst	TX
55.	1303	Danbury	CT
56.	1307	Abilene	TX
57.	1313	Nashua	NH

67

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58.	1314	New Brunswick	NJ
59.	1315	Chattanooga	TN
60.	1328	Las Vegas	NV
61.	1333	Poughkeepsie	NY
62.	1337	Plano	TX
63.	1354	Willow Grove	PA
64.	1364	Lake Grove	NY
65.	1365	Miami	FL
66.	1367	Waco	TX
67.	1386	Goodlettsville	TN
68.	1387	Amarillo	TX
69.	1404	Massapequa	NY
70.	1434	Wayne	NJ
71.	1447	Fort Worth	TX
72.	1463	S Burlington	VT
73.	1475	Durham	NC
74.	1484	Reading	PA
75.	1494	Moorestown	NJ
76.	1495	Ft Myers	FL
77.	1570	Schaumburg	IL
78.	1585	Tallahassee	FL
79.	1590	Saginaw	MI
80.	1614	Livingston	NJ
81.	1624	Staten Island	NY
82.	1634	Baltimore	MD
83.	1640	Fairview Heights	IL
84.	1644	Lancaster	PA
85.	1650	Merrillville	IN
86.	1674	White Plains	NY
87.	1684	Woodbridge	NJ
88.	1714	Greensburg	PA

68

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89.	1722	Bloomington	MN
90.	1745	Tampa	FL
91.	1748	Montclair	CA
92.	1754	Gaithersburg	MD
93.	1755	Boynton Beach	FL
94.	1760	Novi	MI
95.	1768	Phoenix	AZ
96.	1773	Salisbury	MD
97.	1775	Pembroke Pines	FL
98.	1788	Richmond	CA
99.	1798	Glendale	AZ
100.	1800	Mishawaka	IN
101.	1804	Barboursville	WV
102.	1810	Cincinnati	OH
103.	1822	Cape Girardeau	MO
104.	1828	Las Vegas	NV
105.	1834	North Wales	PA
106.	1838	Burbank	CA
107.	1853	Wilmington	DE
108.	1868	Moreno Valley	CA
109.	1894	Rochester	NY
110.	1968	Palm Desert	CA
111.	1974	Roanoke	VA
112.	1984	Buffalo	NY
113.	2001	Piqua	OH
114.	2010	Mansfield	OH
115.	2023	Concord	NH
116.	2040	Battle Creek	MI
117.	2049	Everett	WA
118.	2059	Tracy	CA
119.	2074	Stroudsburg	PA

69

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120.	2092	Appleton	WI
121.	2106	Tupelo	MS
122.	2114	Washington	PA
123.	2126	Hot Springs	AR
124.	2138	Santa Barbara	CA
125.	2145	Pt Charlotte	FL
126.	2156	Maryville	TN
127.	2173	Saratoga Springs	NY
128.	2191	Lincoln	NE
129.	2203	Brunswick	ME
130.	2215	Key West	FL
131.	2218	Prescott	AZ
132.	2226	Murfreesboro	TN
133.	2232	Madison	WI
134.	2278	Idaho Falls	ID
135.	2288	Antioch	CA
136.	2290	Michigan City	IN
137.	2315	Jensen Beach	FL
138.	2373	N Dartmouth	MA
139.	2390	Springfield	OH
140.	2421	Grand Island	NE
141.	2422	Sioux City	IA
142.	2435	Charlottesville	VA
143.	2487	Killeen	TX
144.	2494	Altoona	PA
145.	2505	Gainesville	GA
146.	2515	Hickory	NC
147.	2557	Longview	TX
148.	2597	Farmington	NM
149.	2664	Frederick	MD
150.	2683	Watertown	NY

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151.	2694	Fredericksburg	VA
152.	2755	Jacksonville	NC
153.	2774	Cumberland	MD
154.	2807	Rock Hill	SC
155.	2819	Fairbanks	AK
156.	2845	Athens	GA
157.	2885	Port Richey	FL
158.	2990	Rockford	IL
159.	3071	Toms River	NJ
160.	3074	Miami	FL
161.	3088	Kenosha	WI
162.	3127	Temple City	CA
163.	3131	Frederick	MD
164.	3147	Kingsport	TN
165.	3174	Stockton	CA
166.	3175	Hooksett	NH
167.	3235	West Covina	CA
168.	3256	Baltimore	MD
169.	3288	Billerica	MA
170.	3368	Redlands	CA
171.	3371	Chicago	IL
172.	3380	Waterville	ME
173.	3433	Holyoke	MA
174.	3438	Avenel	NJ
175.	3471	Chesapeake	VA
176.	3486	Somerville	MA
177.	3667	Raleigh	NC
178.	3699	Apple Valley	VA
179.	3722	Burlington	WA
180.	3785	Tabb	VA
181.	3828	Temecula	CA

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182.	3834	Burbank	CA
183.	3862	Bohemia	NY
184.	4047	Costa Mesa	CA
185.	4048	Springfield	IL
186.	4064	North Versailles	PA
187.	4147	Spokane	WA
188.	4214	Des Plaines	IL
189.	4351	Rochester	MN
190.	4371	Santa Maria	CA
191.	4395	Cudahy	WI
192.	4810	Metairie	LA
193.	4996	Tucson	AZ
194.	7065	Horseheads	NY
195.	7293	Clifton Heights	PA
196.	7725	Rehoboth Beach	DE
197.	9328	Long Beach	CA
198.	9381	Huntington	NY
199.	9413	West Orange	NJ
200.	9414	Yorktown Heights	NY
201.	9420	Bronx	NY
202.	9520	Gulfport	MS
203.	1007	Brandon	FL
204.	1013	Glen Burnie	MD
205.	1053	Saugus	MA
206.	1139	Tukwila	WA
207.	1171	Springfield	MO
208.	1212	North Riverside	IL
209.	1213	Auburn	MA
210.	1478	San Bruno	CA
211.	1654	Media	PA

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Annex A13

(Form of Interim DIP Order)

[13]	NTD: Subject to ongoing review and discussion among the parties to the DIP Facility.

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Annex B

(Carve Out and Professional Fee Account)

Substantially in the form set forth in the term sheet for the DIP ABL Facility, with adjustments as may be agreed by the Obligors and DIP Agent.

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Annex C

(Representations and Warranties)

The DIP Loan Documents will contain representations and warranties customary for transactions of this nature, including those related to real property and leased premises, insurance, licenses, USA PATRIOT Act and the following (subject to certain exceptions, qualifications and carve outs to be set forth in the applicable DIP Loan Documents):

(a) Organization; Requisite Power and Authority. Each Obligor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution (to be defined in the DIP Credit Agreement in a manner consistent with market practice).

(b) Due Authorization; No Conflict. Upon entry of the Interim Order (and the Final Order, when applicable), the execution, delivery and performance by each Obligor of the DIP Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Obligor’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Obligor or (ii) law or any contractual restriction binding on or affecting any Obligor, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(c) Government Approvals; Consents. Except the entry of the Interim Order (and Final Order, when applicable), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Obligor of any DIP Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.

(d) Due Execution. Each DIP Loan Document has been duly executed and delivered by each Obligor party thereto. Upon entry of the Interim Order (and the Final Order, when applicable), this Term Sheet constitutes, and each other DIP Loan Document will constitute upon execution, the legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with the respective terms and the Interim Order (and the Final Order, when applicable), subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Litigation. Other than the Chapter 11 Cases, there is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.

(f) Margin Stock. Following application of the proceeds of each Advance and the issuance of each Letter of Credit, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

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(g) Investment Company Act. No Obligor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h) Taxes. All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all Taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b) of the Pre-Petition ABL Credit Agreement, provided that, neither the Obligors or any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and become enforceable against its other creditors or (ii) if such non-payments, either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of Taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(i) Information; Accuracy. All written factual information (including the Initial Budget and each Rolling Budget) heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the DIP Agent, any DIP Lender for purposes of or in connection with this Term Sheet or any other DIP Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(j) Collateral. (i) Each Obligor has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Inventory (as defined by the Uniform Commercial Code), Credit Card Account Receivable, DC or Related Intellectual Property is subject to any Lien except the DIP Liens and certain permitted liens existing on the date hereof.

(k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Obligor owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

(l) ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination

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of a Single Employer Plan has occurred. No Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification.

Except as would not reasonably be expected to result in a Material Adverse Effect, the Obligors and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Obligor nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Obligor nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.

(m) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(n) Insurance Matters. The properties of the Obligors are insured as required pursuant to Section 6.01(c) of the Pre-Petition ABL Credit Agreement, this Term Sheet and the DIP Loan Documents. Each insurance policy required to be maintained by the Obligors pursuant to Section 6.01(c) of the Pre-Petition ABL Credit Agreement is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(o) [Reserved]

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(p) Equity Interests. As of the date of this Term Sheet: (1) there are no outstanding rights to purchase any equity interests in any Subsidiary of a Obligor, and (2) the copies of the organization and governing documents of each Obligor and each amendment hereto provided to the Lenders are true and correct copies of each such document, each of which is valid and in full force and effect.

(q) Labor. As of the date of this Term Sheet, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Obligor or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Obligors comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters.

(r) Certain Employment Matters. All payments due from any Obligor and its Subsidiaries, or for which any claim may be made against any Obligor, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Obligor. No Obligor or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Obligor is also an employee of the ESL Investments, Inc. and any of its Affiliates other than a Obligor. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Obligor or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Obligor or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Obligor or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the DIP Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Obligor or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) WARN Act. No Obligor has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and is in excess of $100,000 individually or $750,000 in the aggregate for all such liabilities.

(t) Brokerage Fees. No broker or finder brought about the obtaining, making or closing of the Advances or transactions contemplated by the DIP Loan Documents, and, other than amounts payable pursuant to this Term Sheet and the DIP Loan Documents, no Obligor or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(u) Financial Statements. The consolidated balance sheet of Holdings and its Subsidiaries as at February 3, 2018, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the DIP Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

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(v) Material Adverse Effect. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(w) Limitations on Certain Transactions. No Obligor has any obligation to ESL Investments, Inc. or any of its Affiliates other than a Obligor, with respect to any consulting, management or similar fee; provided, that, for the avoidance of doubt, the foregoing shall not apply to (i) any arrangement disclosed in Holdings’ annual report on form 10-K for the fiscal year ended February 3, 2018; (ii) any employment arrangement between any Obligor and an individual Person who is also an employee of ESL Investments, Inc. and any of its Affiliates other than a Obligor, so long as such employment arrangements are (x) on terms that are fair and reasonable and comparable to terms provided to employees in comparable positions for companies of a comparable size and no less favorable to such Obligor than it would obtain in a comparable arm’s length transaction with a Person that is not an employee of ESL Investments, Inc. and any of its Affiliates other than a Obligor and (y) in the case of any officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) or director of Holdings, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 10.0% of Holdings’ equity interests or any Person that ranks in the top five in compensation among all employees of the Obligors, approved by a majority of disinterested members of the board of directors of Holdings in good faith; or (iii) any obligation arising from any financial advisory, financing or underwriting services or other investment banking activities provided by ESL Investments, Inc. and any of its Affiliates other than a Obligor, so long as (x) such services directly relate to and are provided in conjunction with an acquisition or divestiture or other specific transaction conducted outside the ordinary course of business, (y) such services are on terms that are fair and reasonable and comparable to terms provided by independent financial advisory, financing or underwriting service provider or other investment banking service providers and (z) compensation for such services are approved by a majority of disinterested members of the board of directors of Holdings in good faith.

(x) PATRIOT Act; Anti-Corruption. To the extent applicable, each Obligor is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No part of the proceeds of any credit extensions will be used, directly or, to the Obligors’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(y) Pension Plan Matters. None of Holdings, the Borrowers, any of their respective Subsidiaries, nor ESL Investments, Inc. and any of its Affiliates other than a Obligor or Significant Holder is an Affiliate of the SRAC Holdings Pension Plan. The SRAC Holdings Pension Plan qualifies as an Eligible Assignee pursuant to the definition thereof (without giving effect to clause (c) of such definition).

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(z) Sanctions; OFAC. None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (aa), a “Person”) that is, or is owned or controlled by Persons that are (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Iran, North Korea, Sudan and Syria). The Obligors will not, directly or, to their knowledge, indirectly, use the proceeds of any credit extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.

(aa) Interim and Final Orders.

(i) The Interim Order or, at all times after its entry by the Bankruptcy Court, the Final Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed, modified or amended in any manner without the reasonable written consent of the DIP Agent;

(ii) Upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the DIP Agent shall, subject to the provisions of the “Events of Default” section in the Term Sheet and the applicable provisions of the applicable Interim or Final Order, be entitled to immediate payment of such obligations, and to enforcement of the remedies provided for under the DIP Credit Documents in accordance with the terms thereof and such Interim or Final Order, as applicable, without further application to or order by the Bankruptcy Court.

(iii) If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of such Interim or Final Order, the extension of credit or the performance by any Obligor of any of its obligations under any of the DIP Loan Documents shall be the subject of a presently effective stay pending appeal. The Obligors, the DIP Agent and the Lenders shall be entitled to rely in good faith upon the Interim or Final Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Obligors, the DIP Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with the DIP Loan Documents notwithstanding any such objection or appeal, unless the relevant Interim or Final Order has been stayed by a court of competent jurisdiction.

(bb) Security Interest. Upon entry of each of the Interim Order (and the Final Order, when applicable) each such DIP Order shall be effective to create in favor of the Co-Collateral DIP Agent, for the benefit of the Lenders, a legal, valid enforceable and perfected security interest in the DIP Collateral and proceeds thereof, as and to the extent contemplated by each such DIP order, as described in this Term Sheet and the other DIP Credit Documents.

(cc) Appointment of Trustee or Examiner; Liquidation. No order has been entered in any of the Chapter 11 Cases (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (c) to convert any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Chapter 11 Cases.

(dd) No other Insolvency Proceeding. Other than the Chapter 11 Cases, none of the Obligors is a debtor in any Insolvency Proceeding.

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(ee) Superpriority Claims; Liens. Upon the entry of each of the Interim Order and the Final Order, each such Interim or Final Order and the DIP Loan Documents is sufficient to provide the superpriority claims and security interests and DIP Liens on the DIP Collateral of the Obligors described in, and with the priority provided in, the DIP Loan Documents.

(ff) Sparrow Entities. Since August 4, 2018, no Obligor has transferred any assets to any Sparrow Entity (as defined in the DIP ABL Documents) other than as reported in filings with the SEC made prior to the date hereof.

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Annex D

(Milestones)

(i) [Reserved].

(ii) Not later than 18 days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order, which shall be in form and substance reasonably satisfactory to the DIP Agent in its reasonable discretion and which shall, among other things (i) authorize and approve the DIP Facility on an interim basis on the terms and conditions provided in this term sheet and such other orders and findings as the DIP Agent may require, including, but not limiting to that the DIP Lenders are extending credit to the Borrowers and Guarantors in good faith within the meaning of section 364(e) of the Bankruptcy Code, (ii) include a stipulation of the Debtors that (A) all pre-petition liens granted by the Obligors under or in connection with the Pre-Petition Indebtedness are deemed finally allowed and approved as legal, valid and binding liens that are not subject to any equitable subordination, defense or avoidance and (B) all pre-petition claims against the relevant Debtors under or in connection with the Pre-Petition Indebtedness are deemed allowed as secured claims that are not subject to offset, equitable subordination, reduction, counterclaim or defense, unless in each case any of the foregoing is successfully challenged in an appropriate adversary proceeding or contested matter filed by (x) a person having standing to do so no later than sixty (60) calendar days after the Petition Date, or (y) in the case of the Committee, no later than sixty (60) calendar days after the filing of the notice of appointment of the Committee, (iii) grant the DIP Liens pursuant to section 364 of the Bankruptcy Code as contemplated herein, (iv) subject to entry of the Final Order, prohibit the assertion of claims arising under section 506(c) of the Bankruptcy Code against any or all of the DIP Lenders and ESL, (v) recognize each DIP Lender’s right to credit bid up to the full amount of such DIP Lender’s pro rata share of the DIP Obligations in a sale pursuant to a plan of reorganization or pursuant to section 363 of the Bankruptcy Code.

(iii) [Reserved].

(iv) Not later than November 20, 2018, the Bankruptcy Court shall have entered the Final Order

(v) Not later than November 27, 2018, the Final Closing Date shall have occurred.

(vi) [Reserved].

(vii) [Reserved].

(viii) [Reserved].

(ix) [Reserved].

(x) [Reserved].

(xi) [Reserved].

(xii) [Reserved].

(xiii) [Reserved].

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(xiv) Not later than 30 days following the Petition Date, the Debtors shall have filed a motion requesting, and not later than 45 days following the Petition Date, shall have obtained, an order of the Bankruptcy Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall extend 210 days after the Petition Date.

(xv) [Reserved].

(xvi) [Reserved].

(xvii) Not later than the 10th day of every other month commencing with the first full month immediately following the Petition Date, an updated inventory appraisal shall be delivered to the DIP Agent.

(xviii) Not later than December 15, 2018, the Debtors shall have received a committed, non-contingent and fully-financed (with committed financing containing limited conditionality consistent with acquisition financing commitments) stalking horse bid relating to a sale of all Restricted Stores pursuant to section 363 of the Bankruptcy Code.

(xix) Not later than December 27, 2018, the Debtors shall have filed a motion requesting, and not later than January 10, 2019, shall have obtained, an order of the Bankruptcy Court approving bidding procedures and the selection of a stalking horse bid relating to all Restricted Stores pursuant to section 363 of the Bankruptcy Code, each on terms acceptable to the DIP Agent in its sole and absolute discretion.

(xx) Not later than February 2, 2019, an auction for the Restricted Stores among all qualified bidders shall be conducted and the highest and best bid or combination of bids shall be selected, in consultation with the DIP Agent.

(xxi) Not later than February 4, 2019, the Bankruptcy Court shall have entered an order approving the sale of the Group II Stores acceptable to the DIP Agent in its sole and absolute discretion.

(xxii) Not later than February 8, 2019, the Debtors shall have closed on the sale of the Restricted Stores.

(xxiii) Not later than February 18, 2019, the Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement with respect thereto.

(xxiv) Not later than March 25, 2019, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan of Reorganization.

(xxv) Not later than April 29, 2019, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

(xxvi) Not later than May 14, 2019, such Acceptable Plan of Reorganization shall become effective.

“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Chapter 11 Cases that (i) provides for the termination of the DIP Facility and the payment in full in cash and full discharge of the DIP Obligations at emergence and (ii) is otherwise in form and substance reasonably satisfactory to the DIP Agent.

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